As filed with the Securities and Exchange Commission on January 18, 2005


                                                   Registration No. 333-120206
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -------------------------


                                Amendment No. 2

                                      to
                                   Form S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           -------------------------

                         Provident Senior Living Trust
     (Exact Name of Registrant as Specified in Its Governing Instruments)

                       600 College Road East, Suite 3400
                              Princeton, NJ 08540
                                (609) 720-0825
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                            Darryl W. Copeland, Jr.
                Chairman, Chief Executive Officer and President
                       600 College Road East, Suite 3400
                              Princeton, NJ 08540
                                (609) 720-0825
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)
                           -------------------------

                                  Copies to:

                               J. Gerard Cummins
                                James O'Connor

                        Sidley Austin Brown & Wood LLP

                              787 Seventh Avenue
                              New York, NY 10019
                                (212) 839-5300
                           -------------------------

          Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. |_|

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

The information in this prospectus is not complete and may be changed or supplemented. None of the securities described in this prospectus can be sold by the selling shareholders until the registration statement filed with the 0Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation to buy the securities, in any state where any offer or sale of the securities is not permitted.






                 SUBJECT TO COMPLETION, DATED JANUARY 18, 2005


PROSPECTUS

                               29,266,667 Shares



                               [LOGO] Provident
                             -------------------
                             SENIOR LIVING TRUST





                     Common Shares of Beneficial Interest

         We are a self-administered and self-managed real estate investment trust. We own income-producing senior living properties located in the United States that we lease to experienced senior living operators pursuant to long-term, triple net leases. We expect to qualify as a real estate investment trust, or "REIT," under the Internal Revenue Code of 1986, as amended, for the year ending December 31, 2004.

         This prospectus covers the resale of up to 29,266,667 common shares of beneficial interest that the selling shareholders named in this prospectus may offer for sale from time to time following the effective date of the registration statement of which this prospectus is a part. We are registering these common shares to provide the selling shareholders with registered securities, but this prospectus does not necessarily mean that the selling shareholders will offer or sell these shares. We are filing the registration statement pursuant to contractual obligations that exist between us and certain of the selling shareholders and to register the resale of shares held by certain of our executives.

         We are not offering for sale any common shares in the registration statement of which this prospectus is a part. We will not receive any of the proceeds from sales of our common shares by the selling shareholders, but will incur expenses relating to the registration of these common shares under applicable securities laws.

         No public market currently exists for our common shares, and our common shares are not currently listed on any national exchange or market system. However, our common shares have been sold and may continue to be sold from time to time in private transactions at negotiated prices, and some of those transactions have been reported on The Portal Market, a subsidiary of the NASDAQ Stock Market, Inc.


         We have submitted an application to have our common stock approved for quotation on the Nasdaq National Market System ("Nasdaq") under the symbol "PSLT." After our common shares are quoted on the Nasdaq, the selling shareholders may sell all or a portion of these shares from time to time in market transactions through such stock exchange or through any market on which our common shares are then listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices.


         To assist us in qualifying as a REIT, ownership of our common shares by any person is generally limited to 9.8% of our outstanding common shares.

                              ------------------

         Investing in our common shares involves risks. See "Risk Factors" beginning on page 9 of this prospectus for a discussion of these risks, including, among others:

         o We were organized in March 2004, completed a private placement of our common shares in August 2004, completed the acquisition of all of our properties in the fourth quarter of 2004 and have a limited operating history, which limits your ability to evaluate our business strategy and our growth prospects and increases your investment risk.

         o We are dependent on Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, our current tenants, for all of our revenues. The failure of these tenants to perform their obligations or renew their leases may adversely affect our cash flow and ability to make distributions to shareholders.

         o        We expect to continue to acquire senior living properties.
                  This growth may place significant demands on our management resources.

         o We rely on external sources of capital to fund our growth and future capital needs, and if it is not available, our business, financial condition and results of operations may be significantly harmed.

         o We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our shareholders in the future.

         o If we fail to qualify or remain qualified as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing our net income and the amount of funds available for making distributions to our shareholders.

                              ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ------------------

                 The date of this prospectus is _____________.

         You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy common shares in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.

                               TABLE OF CONTENTS


SUMMARY...........................................................................................................1

RISK FACTORS......................................................................................................9


A WARNING ABOUT FORWARD-LOOKING STATEMENTS.......................................................................26

USE OF PROCEEDS..................................................................................................27

MARKET PRICE OF OUR COMMON SHARES................................................................................27

SELLING SHAREHOLDERS.............................................................................................28

DIVIDEND POLICY AND DISTRIBUTIONS................................................................................29

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION..........................................................30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................32

OUR BUSINESS AND PROPERTIES......................................................................................38

OUR MANAGEMENT AND BOARD OF TRUSTEES.............................................................................57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................66

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES..............................................67

PRINCIPAL SHAREHOLDERS...........................................................................................70

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST.....................................................................72

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS....................................76

PARTNERSHIP AGREEMENT............................................................................................80

SHARES AVAILABLE FOR FUTURE SALE.................................................................................83

FEDERAL INCOME TAX CONSIDERATIONS................................................................................86

ERISA CONSIDERATIONS............................................................................................103

PLAN OF DISTRIBUTION............................................................................................106

LEGAL MATTERS...................................................................................................110

EXPERTS.........................................................................................................110

WHERE YOU CAN FIND MORE INFORMATION ABOUT US....................................................................110



                                    SUMMARY

         The following summary highlights information contained elsewhere in this prospectus but does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes appearing elsewhere in the prospectus, before deciding to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to "the Company," "we," "us" and "our" mean Provident Senior Living Trust, including our operating partnership and other subsidiaries. Certain information concerning the business and operations of our operators is based upon information provided to us by the operators.


         In June 2004, we entered into two stock purchase agreements to acquire 21 senior living properties from Brookdale Living Communities, Inc. and 47 senior living properties from Alterra Healthcare Corporation. We consummated the purchase of all of the Brookdale properties on October 19, 2004, 38 of the 47 Alterra properties in an initial closing on October 21, 2004 (the "Initial Closing Date") and the remaining 9 Alterra properties (the "Phase II Alterra Properties") in a second closing on December 16, 2004. Unless otherwise noted, all information contained in this prospectus assumes that the purchase of the Phase II Alterra Properties was consummated as of the Initial Closing Date.


Our Company


         We are a self-administered and self-managed real estate investment trust, or "REIT," that owns income-producing senior living properties located in the United States. We were formed in March 2004 and completed a private placement of our common shares and units in the Operating Partnership in August 2004 and acquired all of our properties during the fourth quarter of 2004. Our properties are leased to Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, which, according to the American Seniors Housing Association, are two of the industry's largest senior living managers. We currently are one of the largest owners of senior living properties in the United States. We conduct all of our operations, and own all of our properties, through PSLT OP, L.P., our operating partnership (the "Operating Partnership").


         We were formed to capitalize on trends and developments in the senior living industry by acquiring income-producing senior living properties, primarily independent and assisted living properties, located in the United States, that derive substantially all of their revenues from private pay sources. Our properties are leased to experienced operators with substantial senior living expertise pursuant to long-term, triple-net leases containing contractual rent escalations. We seek to acquire properties that provide the opportunity for additional value, current returns to shareholders and geographic diversity. Our primary investment structure is sale-leaseback transactions whereby we purchase a property and lease it back to the seller or another senior living operator over long terms, typically ranging from 10 to 15 years, plus renewal options.

         Our primary objectives are to (i) preserve and enhance shareholder equity value, (ii) provide current income for distribution to shareholders through the ownership of senior living properties leased to experienced operators with substantial expertise in senior living operations, (iii) generate increasing cash flow for the Company and its shareholders through contractual rent increases and additional investments, and (iv) achieve long-term appreciation in the value of our properties.

         We intend to acquire other senior living properties in the future and to fund potential acquisitions with a combination of proceeds from mortgage financing secured by the newly acquired properties, our line of credit and/or future securities offerings. We anticipate that any newly-acquired properties will be freestanding senior living properties located primarily in the United States, and leased to experienced operators. In addition, in the future we may provide financing through mortgage loans made to our owner-operators.

         In making investments, we intend to focus on established senior living operators that meet our standards for quality and experience of management such as Brookdale and Alterra. In evaluating potential investments, we consider such primary factors as:

         o the quality, experience and expertise of management of the operator/manager of the property;

         o the location, construction quality, condition and design of the property;

         o the property's historical, current and forecasted cash flow and its ability to meet operational needs, capital expenditures and lease obligations, while providing an appropriate return on investment to us;

         o the occupancy and demand for similar senior living properties in the same or nearby communities;

         o the proportion of private pay residents, with an emphasis on little or no government reimbursement; and

         o the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the property is located.

         One of our investment strategies is to obtain contractual rent escalations under long-term, non-cancelable, "triple-net" leases, and to obtain security deposits where appropriate. We anticipate that additional security will typically be provided by covenants regarding lease coverage ratios and net worth, and various provisions for cross-default, cross-collateralization and corporate guarantees, when appropriate, and manager replacement provisions.

         Our principal executive offices are located at 600 College Road East, Suite 3400, Princeton, New Jersey 08540. Our telephone number is (609) 720-0825.

Industry Overview

         The senior living industry is highly fragmented and characterized predominantly by numerous local and regional senior living operators. Senior living providers may operate freestanding independent living, assisted living or skilled nursing residences, or communities that feature a combination of senior living options such as continuing care retirement communities, commonly referred to as CCRCs, which typically consist of large independent living campuses with assisted living and skilled nursing sections. The level of care and services offered by providers varies along with the size of communities, number of residents served and design of properties (for example, purpose-built communities or refurbished structures).

         The senior living industry has evolved to meet the growing demand for senior care generated by an aging population demanding new and/or better living alternatives/options. The senior living industry encompasses a broad spectrum of senior living service and care options, which include senior apartments, independent living, assisted living and skilled nursing care. The decision as to which option is chosen is typically made by the resident and/or his or her family members and depends on many factors, including but not limited to location, service and care needs, financial considerations and personal preferences. A senior and/or his or her family members have several care options, including staying in the senior's home and bringing in services when and if needed, moving the senior in with a family member who provides care or moving into a property that provides a combination of services.

         Our current portfolio consists of independent living and assisted living properties. Independent living properties, or congregate communities, provide high levels of privacy to residents and are typically for residents capable of relatively high degrees of independence. An independent living property usually bundles several services as part of a regular monthly charge; for example, a property may offer one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service basis. In some independent living properties, separate parts of the property are dedicated to assisted living or nursing services. Independent living buildings typically are larger than assisted living properties and are frequently multi-story structures. Independent living units are substantially similar to multi-family apartment units. Assisted living properties typically are comprised of one and two bedroom suites that include private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the property on call or at regularly scheduled times.

Our Management Team

         Our senior management team includes Darryl W. Copeland, Jr., our chairman, chief executive officer and president, Charles A. Post, our chief operating officer, William P. Ciorletti, our chief financial officer, and Saul A.
                                      2

Behar, our senior vice president, general counsel and secretary. Messrs. Copeland and Post each have extensive experience in managing, investing in and financing senior and assisted living properties and have served as a director and/or executive officer of both publicly-traded and privately-held senior and assisted living companies. Mr. Copeland has approximately 15 years of experience in the healthcare industry and has been involved in the acquisition, financing, management and/or development of over $2 billion in senior living assets. In addition, Messrs. Ciorletti and Behar have each served in similar capacities for other publicly-traded REITs.

Our Properties


         In June 2004, we entered into two Stock Purchase Agreements to acquire 21 senior living properties from Brookdale Living Communities, Inc. and 47 senior living properties from Alterra Healthcare Corporation for a total purchase price of approximately $983.7 million (including the assumption of approximately $464.1 million of non-recourse and limited recourse property-level debt and draws of $127.0 million from our line of credit).

         In October 2004, we closed on the Brookdale Acquisition by acquiring 100% of the outstanding capital stock of Brookdale Living Communities, the owner of 21 senior living properties. Immediately prior to the closing of the Brookdale Acquisition, Brookdale Living Communities transferred all of its assets, liabilities and personnel, other than the Brookdale Properties and related debt and personal property thereon, to a newly-formed corporation that was subsequently renamed Brookdale Living Communities, Inc. and which continues to operate and manage senior living properties, including the 21 Brookdale Properties acquired by us. The Brookdale Properties are leased to and operated by Brookdale pursuant to long-term triple-net leases.


         During the fourth quarter of 2004, we closed on the Alterra Acquisition by acquiring 100% of the outstanding capital stock of four subsidiaries of Alterra (the "Alterra Subsidiaries"), the owners of an aggregate of 47 senior living properties (the "Alterra Properties"). The Alterra Properties are leased to and operated by Alterra pursuant to long-term triple-net leases.


         As of December 31, 2004, we owned 68 properties in 19 states comprised of approximately 6,819 residential living units which are considered as either independent living units or assisted living units, all of which are leased pursuant to 15-year triple-net leases with renewal options. As of that date, the aggregate 2005 contractual rent expected from our properties was approximately $83.2 million. The following table describes our portfolio as of December 31, 2004:

                                                                           Year 1            Percentage
                                                                         Contractual         of Year 1

                                      No. of                                Rent            Contractual
Tenant                              Properties        No. of Units      (in millions)           Rent
---------------------------------   ----------        ------------      -------------       ------------
Brookdale....................             21               4,474             $60.1(1)            72.2%
Alterra......................             47               2,345             $23.1               27.8%
                                    ----------        ------------      -------------       ------------
    Total....................             68               6,819             $83.2              100.0%
                                    ==========        ============      =============       ============

----------------
(1) Excludes additional rent, if any, that may be received pursuant to the terms of the Brookdale property leases generally as a result of fluctuations in the Company's floating rate debt encumbering the Brookdale Properties. See "Our Business and Properties -- Our Recent Acquisitions -- Our Master Lease Arrangements with Brookdale" for a description of this floating adjustment.

         The Brookdale Properties are large in size (containing an average of 213 units per property) and are designed for middle to upper income residents who desire an upscale residential environment providing the highest level of quality, care and value.

         The Alterra Properties primarily focus on assisted living residents served through three primary residence models (Wynwood, Sterling House and Villas) and residents with cognitive impairments served through two primary residence models (Clare Bridge and Clare Bridge Cottages). The Wynwood models are multi-story residences that accommodate 60 to 100 residents and are designed to serve primarily upper-income frail/elderly individuals in metropolitan and suburban markets. The Sterling House models are apartment-style residences that usually contain 20 to 45 private apartments and are generally located in select suburban communities and in small or medium-sized towns with populations of 10,000 or more persons. The Villas are private apartment-style residences that typically include a bedroom area, private bath, living/dining area, and kitchenettes and are designed to serve upper-income independent individuals in metropolitan and suburban markets. The Clare Bridge dementia residence models are single-story residences accommodating 38 to 52 residents, and are primarily located in metropolitan and suburban markets. The Clare Bridge Cottage is a dementia residence model focused on smaller to medium-sized markets where income levels would not support a more upscale Clare Bridge model. These residences accommodate from 20 to 40 residents.

Our Operators

         Our properties are leased to Brookdale and Alterra and/or their respective subsidiaries or affiliates. We may in the future also enter into sale-leaseback arrangements with and/or provide mortgage financing to other experienced operators of senior living properties that meet our investment criteria.

         Brookdale. Brookdale's management team has been providing senior living services since 1988 and has extensive experience in the senior living and hospitality industries. Brookdale's management team currently operates approximately 69 senior living properties (including the 21 Brookdale Properties acquired by us) in 26 states containing 13,235 units.

         Brookdale's objective is to allow its residents to "age-in-place" by providing them with a continuum of senior independent and assisted living services. The residents in a Brookdale-operated property have the ability to maintain their residency in such property for an extended period of time due to the range of service options available to such residents as their needs change. An individual can move into a Brookdale-operated property while the individual is able to live independently, requiring little or no assistance with the activities of daily living. As the resident ages and requires more assistance with the activities of daily living, the resident is able to receive an enhanced level of services at the Brookdale-operated property and not have to move to another property to receive the level of services required (not including skilled nursing). The ability to allow residents to age-in-place is beneficial to Brookdale's residents as well as their families who are burdened with care option decisions for their elderly relatives.

         In addition to studio, one-bedroom and two-bedroom units, Brookdale provides all residents with basic services, such as meal service, 24-hour emergency response, housekeeping, concierge services, transportation and recreational activities. For residents who require additional supplemental care services, Brookdale provides assistance with activities of daily living. The levels of care provided by Brookdale to residents varies from property to property depending upon the licensing requirements of the state in which the property is located.


         Alterra. According to the American Seniors Housing Association, Alterra is one of the nation's largest managers of assisted living properties for the physically frail/elderly and is the nation's largest operator of freestanding properties for individuals with Alzheimer's disease or other forms of memory loss. Since its founding in 1981, Alterra has sought to maximize the quality of life and dignity of older adults. Headquartered in Milwaukee, Wisconsin, Alterra operates over 304 properties nationwide (including the 47 Alterra Properties acquired by us), totaling approximately 13,286 units in 22 states.

         In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Alterra emerged from bankruptcy in December 2003 when it was acquired and recapitalized by FEBC-ALT Investors LLC, a joint venture that included an affiliate of Fortress Investment Group LLC ("Fortress"). Mr. Copeland, our chairman, chief executive officer and president, was until April 2004 an officer of an affiliate of Fortress.



Private Placement and Credit Facility


         We sold 26,842,290 common shares on August 3, 2004. Of these shares, we sold 20,668,428 shares at $13.95 to Friedman, Billings, Ramsey & Co., Inc. ("FBR"), as initial purchaser. FBR resold 18,876,313 shares to investors at a price of $15.00 per share in transactions not involving registration under the Securities Act. As part of this same offering, we sold 6,173,862 common shares (including 72,000 shares sold to officers and trustees in a directed share program) directly in a private placement in reliance on the exemption from registration provided in

Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, at a price of $15.00 per share. FBR received a fee of $1.05 per share as placement agent in respect of the shares sold in the private placement (except for the shares sold in the directed share program for which no fee was paid). In addition, on August 3, 2004, we sold 1,824,377 Class A units of limited partnership interest in the Operating Partnership (the "Class A Units") to the seller of the Brookdale Properties at a price of $15.00 per unit. FBR received a fee of $1.05 per share as placement agent in respect of the units sold in the units offering. The shares sold to FBR and the shares and units sold by us directly in the private placement and units offering are collectively referred to as the "144A Offering." On October 4, 2004, the holder of the Class A Units tendered all of the outstanding Class A Units for redemption. Pursuant to the terms of the Operating Partnership's partnership agreement, we issued 1,824,377 common shares to such holder in redemption of the Class A Units. Currently, there are no Class A Units outstanding.

         Our net proceeds from the 144A Offering, after the payment of offering expenses, were approximately $399.1 million. We used the net proceeds as of December 31, 2004 as follows:

         o approximately $327.9 million was used to fund the Brookdale Acquisition;

         o approximately $66.2 million was used to fund the Alterra Acquisition; and

         o the remaining balance was reserved for working capital purposes.

         In October 2004, we entered into a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. As of December 31, 2004, the credit facility had an outstanding balance of $123.6 million, all of which was used to fund the purchase price for the Alterra Properties, and bore interest at a rate of 4.48%. The credit facility is secured by mortgages on 38 of the Alterra Properties.

Our Structure


         Through our wholly-owned subsidiary, PSLT GP, LLC ("Provident GP"), we are the sole general partner of the Operating Partnership. We own the general partnership interest and limited partnership units of the Operating Partnership representing approximately 100% of the total partnership interests (exclusive of LTIP Units (as defined herein)) as of December 31, 2004, including the 1% general partnership interest. We conduct all of our business, and hold all of our interests in properties, through the Operating Partnership. As the owner of the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain exceptions set forth in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"). We may from time to time issue units in the Operating Partnership to third parties in connection with acquisitions. Partnership units held by other limited partners will be redeemable for cash or, at our option, common shares on a one-for-one basis. We expect that, when unitholders elect to redeem their units, we will typically redeem the units for common shares. Holders of units will generally receive distributions equivalent to the dividends we pay to holders of our common shares.

         The following diagram summarizes our ownership structure as of the date hereof.



                         --------------------------------------
                        |                                      |
                        |    PROVIDENT SENIOR LIVING TRUST     |
                        |             (The Issuer)             |
                        |                                      |
                         --------------------------------------
                            |                            |
                            |                            |
                         ------------------              |
                        |   PSLT GP, LLC   |             |    99% Limited
                        |   (Provident GP) |             |    Partner(1)
                         ------------------              |
                            |                            |
                            |                            |
                            |    1% General              |
                            |    Partner                 |
                            |                            |
                         --------------------------------------
                        |                                      |
                        |            PSLT OP, L.P.             |
                        |     (The Operating Partnership)      |
                        |                                      |
                         --------------------------------------
                            |                            |
                            |                            |
                 -------------------------     ---------------------------
                |Wholly-owned Subsidiaries|   |Wholly-owned Subsidiaries  |
                |     (47 Properties)     |   |     (21 Properties)       |
                 -------------------------     ---------------------------
                            |                            |
                     Leases |                            |    Leases
                            V                            V
                 -------------------------     ---------------------------
                |        ALTERRA          |   |        BROOKDALE          |
                | (Property Operator)     |   |  (Property Operator)      |
                 -------------------------     ---------------------------




--------
(1) Excludes an aggregate of 353,750 LTIP Units (as defined herein) issued to our executive officers pursuant to the terms of their respective employment agreements and to our non-employee trustees upon their appointment to the Board of Trustees. LTIP Units are entitled to the same distributions of profits as other units in the Operating Partnership, and upon the occurrence of specified events (such as a contribution of property to the Operating Partnership), may become economically equivalent to such units. The diagram also excludes any other awards that we have made or that we may in the future make under our Long-Term Incentive Plan. See "Our Management and Board of Trustees -- Long-Term Incentive Plan" for a description of the plan and the LTIP Units.

Selling Shareholders

         This prospectus covers the resale of up to 29,266,667 common shares that the selling shareholders named in this prospectus may offer from time to time at the then current market price or at negotiated prices.

Use of Proceeds

         We will not receive any proceeds from the sale by the selling shareholders of the common shares being offered by this prospectus. We have agreed, however, to pay various expenses relating to registration of these common shares under applicable securities laws.

Listing


         We have submitted an application to have our common shares approved for quotation on the Nasdaq under the symbol "PSLT"; however, an active trading market for our common shares may not develop.


Summary Risk Factors

         o We were organized in March 2004, completed a private placement of our common shares in August 2004, completed the acquisition of all of our properties in the fourth quarter of 2004 and have a limited operating history, which limits your ability to evaluate our business strategy and our growth prospects and increases your investment risk.


         o We are dependent on Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, our current tenants, for all of our revenues. Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in January 2003 and emerged from bankruptcy in December 2003.
                  In filing for bankruptcy, Alterra noted that its business had been negatively impacted by a highly leveraged capital structure and slower-than-anticipated absorption rates for newly constructed facilities. The failure of these tenants to perform their obligations or renew their leases may adversely affect our cash flow and ability to make distributions to shareholders.


         o        We expect to continue to acquire senior living properties.
                  This growth may place significant demands on our management resources.

         o We rely on external sources of capital to fund our growth and future capital needs, and if it is not available, our business, financial condition and results of operations may be significantly harmed.

         o We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our shareholders in the future.


         o If we fail to qualify or remain qualified as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing our net income and the amount of funds available for making distributions to our shareholders. Additionally, if we fail to qualify or remain qualified as a REIT in any taxable year, we would not be required to make any distributions to shareholders and the level of distributions we make may be affected.


Restrictions on Ownership of Our Common Shares

         Due to limitations on the concentration of ownership of REIT shares imposed by the Code, our Declaration of Trust generally prohibits any shareholder from actually or constructively owning more than 9.8% (in value or by vote of shares, whichever is more restrictive) of our outstanding shares of beneficial interest or 9.8% (in value or by vote of shares, whichever is more restrictive) of our outstanding common shares. Our Board of Trustees may, in its sole discretion, waive this ownership limitation with respect to a particular shareholder if the Board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT.

Dividend Policy and Distributions

         We intend to make regular quarterly distributions to our shareholders, so that we distribute each year substantially all of our REIT net taxable income so as to avoid paying corporate income tax on our earnings and to qualify for the tax benefits accorded to REITs under the Code. The actual amount and timing of distributions, however, will be at the discretion of the Board of Trustees and will depend upon a number of factors, including:

         o        our actual results of operations;

         o        the rent received from our tenants;

         o the ability of our tenants to meet their other obligations under the leases;

         o        our expenses;

         o        our debt service obligations; and

         o        other factors that our Board of Trustees may deem relevant.


         We cannot assure you that we will have cash available for distribution to our shareholders and we may be required to sell assets, issue additional shares or borrow funds to make distributions. Any such distributions may represent a return of capital for federal income tax purposes. Moreover, we may elect with respect to certain taxable years not to distribute "net capital gains" that are not required to be distributed to maintain the Company's qualification as a REIT.

         On December 17, 2004, our Board of Trustees declared a quarterly dividend of $0.34 per share payable on February 4, 2005 to holders of record of our common shares on January 18, 2005.

Tax Status

         We intend to qualify as a REIT, commencing with our taxable year ending December 31, 2004. We believe that our proposed investments and proposed method of operation will enable us to meet the requirements for qualification as a REIT for federal income tax purposes and we have received an opinion from counsel to that effect. We intend to elect REIT status for our taxable year ending December 31, 2004. Assuming we qualify for REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable REIT income to our shareholders to maintain our REIT status. As a REIT, we generally will not be subject to federal income tax on taxable REIT income we currently distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income or property.

                                 RISK FACTORS


         An investment in our common shares involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Generally the risks facing our company fall into two categories -- risks associated with us (including risks related to our operations, organization and structure, and risks related to this offering) and risks associated with the operations of our operators. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common shares could decline significantly and you could lose all or a part of your investment.


                         Risks Related to Our Business

We were formed in March 2004, acquired all of our properties in the fourth quarter of 2004 and have a limited operating history which limits your ability to evaluate our business strategy and growth prospects and increases your investment risk; we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to shareholders.

         We have recently been organized and have a limited operating history. We will be subject to the risks generally associated with the formation of any new business. There can be no assurance that we will generate sufficient revenue from operations to pay our expenses and make or sustain dividends to shareholders. See "Dividend Policy and Distributions."

         Our ability to make and sustain cash dividends is based on many factors, including our ability to make and finance additional acquisitions, the ability to negotiate favorable lease terms, each lessee's performance under leases, anticipated operating expense levels which may not prove accurate and actual results which may vary substantially from estimates. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. We can give no assurance as to our ability to pay or maintain dividends. We also cannot assure you that the level of dividends will increase over time or that contractual increases in rent under the leases of our properties or the receipt of rental revenue in connection with future acquisitions of properties will increase our actual cash available for distribution to shareholders. In the event of a default or a lease termination, there could be a decrease or cessation of rental payments and thereby a decrease in actual cash available for distribution. See "Dividend Policy and Distributions."


Two operators, one of which recently was in bankruptcy from January 2003 through December 2003, account for all of our operating revenues.


         Brookdale and Alterra and/or their respective subsidiaries or affiliates together account for all of our current contractual monthly revenues. This concentration of credit risk in two lessees makes us more vulnerable economically than if we maintained leases with several operators. We can give no assurance that Brookdale and Alterra and/or their respective subsidiaries or affiliates will have sufficient assets, income and access to financing and insurance coverage to enable them to satisfy their lease obligations to us. The failure or inability of either of these operators to pay their obligations to us would materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline.

         Because all our properties are currently leased to two operators, our pursuit of any remedies upon any default under a lease may be impacted by our consideration of the effect such remedies will have on other properties leased to the same operator.


         In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Alterra's business had been negatively impacted by a highly leveraged capital structure and slower-than-anticipated absorption rates for newly constructed facilities. Alterra emerged from bankruptcy in December 2003. We can give no assurance that Alterra's restructuring efforts will be successful or that Alterra's operating performance will improve. If Alterra's reorganization is not successful, our financial condition and results of operations could be materially and adversely affected.

Our chief executive officer was an officer of a Fortress affiliate and our acquisition of the Brookdale Properties and the Alterra Properties, therefore, may have been, or may have presented the appearance of being, less favorable to us than if we had purchased properties from a party that did not have such a prior relationship.


         Prior to the closing of the Brookdale Acquisition, Brookdale Living Communities was owned by Fortress Brookdale Acquisition LLC, a limited liability company principally owned by affiliates of Fortress Investment Group LLC ("Fortress") and affiliates of Capital Z Financial Services Fund II L.P. Alterra is owned by a wholly-owned subsidiary of FEBC-ALT Investors LLC, a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC. Our chief executive officer, president and chairman of our Board of Trustees formerly served as an officer of a company affiliated with Fortress and resigned from such position in April 2004. In addition, until April 2004, he was a director of both Brookdale Living Communities and Alterra. Our chief executive officer was responsible for senior living and healthcare investments, such as Brookdale Living Communities and Alterra, while at Fortress. Therefore, the transactions represented by the Stock Purchase Agreements and the triple-net leases, based on our chief executive officer's former relationships with the sellers of the Brookdale Properties and the Alterra Properties, may have been, or may have presented the appearance of being, less favorable to us than if we purchased properties from, and leased such properties to, a party that did not have these prior relationships. In addition, our chief executive officer has an investment in the Fortress private equity fund that holds the interest in Alterra, as described below, and the more we paid to acquire the Alterra Properties and/or the less that Alterra paid under the terms of its initial leases with us, the greater the value of his investment in this Fortress fund.

         Fortress Brookdale Acquisition LLC acquired Brookdale Living Communities in September 2000 in a going-private transaction. Prior to such transaction, Brookdale Living Communities was a publicly-traded company. We acquired 21 of Brookdale Living Communities's 69 properties under management, or approximately 34% of the units operated by Brookdale Living Communities at the time of our acquisition, for an aggregate purchase price of approximately $742.5 million, including the assumption of approximately $414.6 million of non-recourse and limited recourse property-level debt.

         In connection with Alterra's emergence from bankruptcy in December 2003, FEBC-ALT Investors LLC acquired 100% of the capital stock of the restructured Alterra for an approximate $76 million equity investment. In connection with this joint venture, FEBC-ALT Investors LLC was capitalized with $79 million, including a $15 million senior loan from Fortress and $64 million of equity contributions, of which 77%, or approximately $50 million, was contributed by Fortress. We have acquired 47 of Alterra's 83 owned properties, representing approximately 18% of the units operated by Alterra, for an aggregate purchase price of approximately $241.2 million, including the assumption of approximately $49.5 million of property-level mortgage debt and $127.0 million from our secured line of credit. The Alterra Properties were selected for purchase by us based upon our investment criteria described in this prospectus and through discussions and negotiations with FEBC-ALT Investors LLC and Alterra.


Purchase prices for the Brookdale Acquisition and the Alterra Acquisition were not determined based on independent appraisals of the properties and, as a result, such prices may exceed the fair market value of the properties.

         The purchase prices for the Brookdale Acquisition and the Alterra Acquisition were not determined based on independent third-party appraisals for all of the properties. Therefore, the purchase prices may have exceeded the fair market value of the properties.


         We considered several methods of valuation for the purpose of determining the purchase prices for the Brookdale Acquisition and the Alterra Acquisition, including the review and analysis of comparable properties, leases and entities, discounted cash flow calculations, reviewing alternative uses of the properties, and our return on equity, funds from operations and cash available for distribution. Because our chief executive officer was affiliated with the sellers under the Stock Purchase Agreements, the use of such valuation methodologies and the basis of negotiation of the purchase prices may have been susceptible to conflict of interests.


         In connection with future acquisitions, the Operating Partnership may assign a value to units for the purpose of determining the number of units to be issued in an acquisition at a discount to the market price of the common shares. These valuations may result in the issuance of units to the sellers of such properties the aggregate value of which exceeds the market value of those properties.

         Furthermore, we believe it is appropriate to value us as an operating enterprise rather than at the values that could be obtained from our liquidation or a liquidation of individual properties. Accordingly, our valuation has been determined based on the factors set forth in the section captioned "Our Business and Properties -- Our Properties." Because our liquidation value may be less than our value as a going concern, shareholders may suffer a loss in the value of their common shares if we are required to sell properties or any other assets.

Contingent or undisclosed liabilities acquired in connection with the Brookdale Acquisition and the Alterra Acquisition could require us to make substantial payments.


         We acquired the ownership interests in the Brookdale Properties and the Alterra Properties through the acquisition of certain entities subject to liabilities and with limited recourse with respect to unknown liabilities. As a result, if liabilities are asserted against us based upon any of these properties or entities, or properties or entities we might acquire in the future, we might have to pay substantial sums to settle them, which could adversely affect our cash flow and our ability to service debt and make distributions to our shareholders. Unknown liabilities with respect to the Brookdale Properties and the Alterra Properties, the shares of Brookdale Living Communities or the Alterra Subsidiaries or related entities that we acquired, and any properties or entities that we may acquire in the future, might include:


         o liabilities for clean-up or remediation of undisclosed environmental conditions;

         o unasserted claims of vendors or other persons dealing with the former property owners;

         o liabilities, whether or not incurred in the ordinary course of business, relating to periods prior to our acquisition; and

         o claims for indemnification by general partners, directors, officers and others indemnified by us or the former property owners.


We may experience difficulties, such as demands on our resources and systems, in managing our growth effectively.


         We expect to pursue the acquisition of additional senior living properties, primarily assisted and independent living properties. This growth will place significant demands on our management resources. Our ability to manage our growth effectively will require us to continue to expand our operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If we are unable to manage our growth effectively, our business, financial condition and results of operations could be adversely affected.

Our real estate investments are concentrated in triple net-leased senior living properties, making us more vulnerable economically than if our investments were diversified.

         We expect to qualify as a REIT and, accordingly, as a REIT, we will invest primarily in real estate. Within the real estate industry, we intend to acquire and own triple net-leased senior living properties. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest in triple net-leased senior living properties. A downturn in the real estate industry could significantly adversely affect the value of our properties. A downturn in the healthcare industry could negatively affect our tenants' ability to make lease payments to us and, consequently, our ability to meet debt service obligations or make distributions to our shareholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of senior living properties.

Our properties may not have efficient alternative uses.

         All of our properties are triple net-leased senior living properties. If we or our tenants terminate the leases for these properties or if these tenants lose their regulatory authority to operate these properties, we may be unable to find suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses. Any resulting loss of revenues or additional capital expenditures could have a material adverse affect on our financial condition and results of operations and could hinder our ability to meet debt service obligations or make distributions to our shareholders.

We may be unable to find another lessee or operator for a property if we have to replace an operator.

         We may have to find another lessee/operator for the properties covered by one or more of our leases upon the expiration of the terms of the applicable lease or upon a default by the operator. Since all of our properties are currently leased to two operators, the replacement of an operator may have a significant impact on our results of operations and financial condition. During any period that we are attempting to find one or more lessee/operators, rental payments could decrease or cease. We can give no assurance that we will be able to find a suitable replacement lessee/operator or, if we are successful in locating such an operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. Our ability to locate another suitable lessee/operator and/or evict the existing operator or operators may be materially delayed or limited by various state licensing, receivership, or other laws. In addition, we may also incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings. Such delays, limitations and expenses could materially delay or impact our ability to collect rent, to obtain possession of leased properties, or otherwise to exercise remedies for tenant default, which could have a material adverse effect on our results of operations and financial condition.

We operate in a highly competitive industry, which may prevent us from making additional investments.

         We compete for additional investments with other healthcare investors, including other REITs. The operators of the properties compete with other regional or local senior living properties for residents. Some significant competitive factors that influence residents in choosing a senior living property include the geographic location and physical appearance of the property, the level of services and quality of care, reputation, financial considerations and personal preference. If our cost of capital should increase relative to the cost of capital of our competitors, the spread that we realize on our investments may decline if competitive pressures limit or prevent us from charging higher lease or mortgage rates.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may be unable to make future investments necessary to grow our business or meet maturing commitments.


         To qualify as a REIT under the Code we are required, among other things, to distribute each year to our shareholders at least 90% of our REIT taxable income. Because of this distribution requirement, we may be unable to fund, from cash retained from operations, our future capital needs, including capital needs to make investments and to satisfy or refinance maturing commitments. In addition, all of our properties are encumbered by mortgage indebtedness. Therefore, we may not be able to sell or otherwise borrow against our properties to fund capital needs. As a result, we may rely on external sources of capital. As of December 31, 2004, we had $11.4 million available for borrowing under our credit facility. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, or to make distributions or fund unanticipated capital needs, which could, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions, the market's perception of our growth potential and our current and potential future earnings and cash distributions, and the market price of our common shares. Our potential capital sources include, but are not limited to:


         Equity Financing. The availability of equity capital will depend, in part, on the market price of our common shares that, in turn, will depend upon various market conditions and other factors that may change from time to time, including:

         o        the extent of investor interest;

         o the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

         o        our and our operators' financial performance;

         o        analyst reports about us and the REIT industry;

         o general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common shares to demand a higher annual yield from future distributions;

         o our failure to maintain or increase our dividend, which largely depends on growth of adjusted funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

         o other factors, such as governmental regulatory action and changes in REIT tax laws.

         The market value of a REIT's equity securities is generally based upon the market's perception of the REIT's growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common shares and reduce the value of your investment.

         Debt Financing/Leverage. Financing for future investments and our maturing commitments may be provided by bank borrowings, including our credit facility and/or other bank lines of credit, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our shareholders and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness may increase by amounts greater than any contractual increases in rental payments under our long-term leases, which would reduce our profitability or result in losses and could affect the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage. Our degree of leverage could have important consequences to shareholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

Our credit facility contains covenants that restrict our operations and any default under such facility would inhibit our ability to grow our business and increase revenues.


         We have a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. Our credit facility contains restrictions and covenants and requires us to maintain or satisfy specified financial ratios and tests. Pursuant to these covenants, we must satisfy ongoing financial covenants including maintaining a debt service coverage ratio on a consolidated basis of at least 1.20:1 and maintaining stockholders' equity of at least $250 million. The debt service coverage ratio is calculated by dividing the earnings for the prior 12 month period before interest, taxes, depreciation and amortization by the sum of all debt payments on a consolidated basis. The stockholders' equity is calculated by taking stockholders' equity and adding back accumulated depreciation and amortization and any minority interest in any direct or indirect subsidiaries taken into account in computing (and thereby otherwise reducing) such stockholders' equity, determined on a consolidated basis. In addition, our indirect, wholly-owned subsidiary that is the borrower under the credit facility is required to maintain, as of the end of each month, a project yield of at least 11%. The project yield is calculated by dividing the adjusted net operating income of the properties securing the credit facility for the 12 month period ending two months prior to the month in which the yield is measured by the average daily outstanding balance of the credit facility for the one-month period ending on the measurement date. For purposes of this calculation, adjusted net operating income is the net income without regard to payments by the tenant under the master property lease agreement for the properties securing the credit facility, and excluding interest, taxes, depreciation, amortization, rent and management fees for the previous 12 months, adjusted for a 5% management fee, a $350 per unit per annum replacement reserve and a maximum occupancy of 95% for the portfolio of properties securing the credit facility. We are also required to obtain lender consent to amend or modify the lease arrangements with regard to the properties securing the credit facility, to transfer or otherwise encumber such properties or to declare a cross-default under the lease arrangements with regard to such properties as a result of certain defaults under the lease arrangements for Alterra Properties that do not secure the credit facility. In addition, the occurrence of a default and the expiration of any cure periods under the lease arrangements with regard to the properties securing the credit facility are generally defaults under the credit facility as well. Failure to meet or satisfy any of these restrictions, covenants, financial ratios or financial tests could result in an event of default under the credit facility. Our credit facility is secured by 38 of the Alterra Properties so that an event of default under the credit facility would give the lender the right to declare all amounts outstanding under the credit facility to be immediately due and payable, enforce its rights by foreclosing on collateral pledged under the credit facility and restrict our ability to make additional borrowings under the credit facility. Our credit facility also restricts our ability to, among other things, incur additional debt on the 38 Alterra Properties that secure the facility.


         These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which may inhibit our ability to grow our business and increase revenues.

Our indebtedness could adversely affect our financial condition.


         As of December 31, 2004, we had total indebtedness of approximately $586.6 million, including $123.6 million outstanding under our credit facility. All of our properties are encumbered by mortgage indebtedness. We may increase our indebtedness in the future. Our level of indebtedness could have important consequences to our shareholders. For example, it could:


         o limit our ability to satisfy our obligations with respect to holders of our capital stock;

         o cause us to violate default provisions under our various long-term debt obligations;

         o        make us more vulnerable to economic downturns;

         o limit our ability to withstand competitive pressures if our cost of capital increases as compared to our competitors' cost of capital, thus reducing the spread on our investments; and

         o impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

Mortgage debt obligations expose us to increased risk of loss of property, which could harm our financial condition.

         Incurring mortgage debt increases our risk of loss because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds and, with respect to the Brookdale Properties may be subject to a corporate tax if such foreclosure occurs within ten years of the Brookdale Acquisition. See "Tax Risks Related to our Business and Structure" with respect to the basis of the Brookdale Properties.

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

         Our business strategy contemplates future acquisitions of senior living properties. Although we generally have described our acquisition and market selection process in the "Our Business and Properties -- Our Company" section of this prospectus, the location, lease terms or other relevant economic and financial data with respect to any real properties that we may acquire in the future may not generate returns or may not meet a risk profile that our investors find acceptable. In addition, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable senior living operators to build, expand or renovate properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations. We are not currently a party to any definitive agreement, commitment or understanding with respect to any material acquisitions.

Our assets may be subject to impairment charges.

         We will periodically, but not less than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations and funds from operations in the period in which the write-off occurs.

We cannot assure our shareholders of our ability to pay dividends in the future.

         We intend to distribute to our shareholders substantially all of our REIT net taxable income each year so as to avoid paying corporate income tax on our earnings and to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level, and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Trustees and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Trustees may deem relevant from time to time. Moreover, we may elect with respect to certain taxable years not to distribute "net capital gains" that are not required to be distributed to maintain the Company's qualification as a REIT. See "Federal Income Tax Considerations -- Taxation of Our Company." We cannot assure our shareholders that we will be able to pay dividends in the future.

Rising operating expenses could reduce our cash flow and funds available for future dividends.

         Our properties and any properties that we buy in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then our tenants could be required to expend funds for that property's operating expenses, which could adversely affect their ability to meet their lease obligations to us. Our properties are and will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

         While all of our properties are currently leased on a triple-net lease basis or require that the tenants pay all expenses associated with maintaining the properties, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a triple-net lease basis or on a basis requiring the tenants to pay all or some of the expenses associated with maintaining the properties, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could adversely affect our operating results.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

         Because real estate investments can be illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

         We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lock-out provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

         Real estate investments can be illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Transfers of operations of healthcare-related properties are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee becomes unable to meet its obligations on the lease, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

As an owner of real property, we may be exposed to possible environmental liabilities.

         Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property, such as us, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefor could exceed the property's value, and/or the owner's assets. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the owner's revenues.

         Although our leases typically require the lessee to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such lessee would be able to fulfill its indemnification obligations.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures which could adversely affect our results of operations.

         All of our properties are required to comply with the Americans with Disabilities Act (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial properties," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. While the tenants to whom we lease our properties are obligated by law to comply with the ADA provisions, and typically under our leases are obligated to cover costs associated with such compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations or financial condition and our ability to make distributions to shareholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements, and these expenditures could adversely affect our results of operations or financial condition and our ability to make distributions to shareholders.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

         Under the terms and conditions of our current property leases and under any future leases, tenants generally will be required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants will generally be required, at the tenant's expense, to obtain and keep in full force during the term of the lease liability and property damage insurance policies. Insurance policies for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements and insure against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils ("all risk," as that term is used in the insurance industry). Insurance policies are generally obtained by the tenant providing general liability coverage varying between $1 million and $15 million depending on the facts and circumstances surrounding the tenant and the industry in which it operates and include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of its appurtenant areas.

         In addition to the indemnities and required insurance policies identified above, many of our properties may also be covered by flood and earthquake insurance policies (subject to substantial deductibles and certain exclusions) obtained by and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability, flood and earthquake (subject to substantial deductibles and certain exclusions) and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to shareholders.




We may face increasing competition for the acquisition of real estate properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

         We compete with many other entities engaged in real estate investment activities for acquisition of properties, including institutional pension funds and other REITs and financial institutions. These competitors may drive up the price we must pay for real estate properties, other assets or other companies we seek to acquire or may succeed in acquiring those companies or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more or may have a more compatible operating philosophy. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This will result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment.




               Risks Related to the Operators of our Properties

         Our financial position could be weakened and our ability to make distributions could be limited if any of our operators were unable to meet their obligations to us or failed to renew or extend their relationships with us as their lease terms expire, or if we were unable to lease or re-lease our properties on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

The bankruptcy, insolvency or financial deterioration of our operators could significantly delay our ability to collect unpaid rents or require us to find new operators for rejected properties.


         Brookdale and Alterra together account for all of our current revenues. If either of these operators were unable to meet their financial obligations, it could result in the bankruptcy or insolvency of such operator, which could have a material adverse effect on our business, financial condition and results of operations. In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Alterra emerged from bankruptcy in December 2003. We can give no assurance that Alterra's restructuring efforts will succeed or that Alterra's operating performance will improve. If Alterra's reorganization fails, our financial condition and results of operations would be materially and adversely affected.


         Although our leases generally provide us with the right to evict an operator and other remedies, the bankruptcy laws afford certain protections to a party that has filed for bankruptcy or reorganization that may render these remedies unenforceable. In addition, an operator in bankruptcy may be able to restrict our ability to collect unpaid rent during the bankruptcy proceeding.

         If one of our lessees seeks bankruptcy protection, the Bankruptcy Code provides that a trustee in a liquidation or reorganization case under the Bankruptcy Code, or a debtor-in-possession in a reorganization case under the Bankruptcy Code, has the option to assume or reject the unexpired lease obligations of a debtor-lessee. However, our lease arrangements with operators who operate more than one of our properties are generally made pursuant to a single master lease covering all of that operator's properties leased from us. Subject to certain restrictions, a debtor-lessee under a master lease agreement would generally be required to assume or reject a master lease as a whole, rather than making the decision on a property by property basis, thereby preventing the debtor-lessee from assuming only the better performing properties and terminating the leasing arrangement with respect to the poorer performing properties. Whether or not a court would require a master lease agreement to be assumed or rejected as a whole would depend on a number of factors, including applicable state law, the parties' intent, whether the master lease agreement and related documents were executed contemporaneously, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each lease, and the provisions contained in the relevant documents, including whether the relevant documents are interrelated and contain ample cross-references. Therefore, it is not possible to predict how a bankruptcy court would decide this issue.

Operators that fail to comply with licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

         Operators of senior living properties are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. We cannot predict the ultimate timing or effect of these changes, if any. These changes may have a dramatic effect on our operators' costs of doing business. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

         Fraud and Abuse Regulations. There are various extremely complex federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government's recovery. Because of these incentives, so-called "whistleblower" suits have become more frequent. The violation of any of these regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator's ability to make lease payments to us or to continue operating its property.

         Legislative and Regulatory Developments. Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Proposals under consideration include a federal "Patient Protection Act" to protect consumers in managed care plans, efforts to improve quality of care and reduce medical errors throughout the health care industry, and hospital cost-containment initiatives by public and private payors. We cannot accurately predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and thus, our business.

         Regulatory proposals and rules are released on an ongoing basis that may have major impact on the healthcare system generally and the long-term care industries in particular.

Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to make payments to us under their leases.

         Operators of senior living properties are often subject to claims that their services have resulted in resident injury or other adverse effects. Many of these operators have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by our operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, state law may prohibit or limit insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation. As a result, our operators operating in these states may be liable for punitive damage awards that either are not covered or are in excess of their insurance policy limits.

         We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on an operator's financial condition. An operator could be exposed to substantial additional liabilities if it is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if it is required to pay uninsured punitive damages, or if it is subject to an uninsurable government enforcement action.

Overbuilding, increased competition and increased operating costs have resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us.

         The healthcare industry is highly competitive, and we expect that it may become more competitive in the future. Our operators compete with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs and convalescent centers. In addition, overbuilding in the assisted living market has caused a slowdown in the fill-rate of newly constructed buildings and, in some cases, a reduction in the monthly rate that many newly built and previously existing properties were able to obtain for their services. This has resulted in lower revenues for the operators of certain of our properties. While we believe that overbuilt markets should reach stabilization in the next couple of years due to minimal new development, we cannot be certain the operators of all of our properties will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses, and therefore could affect their ability to make their lease payments.

         The market for healthcare professionals and other key personnel is highly competitive, and our operators may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs incurred by our operators, due to higher wages and greater benefits required to attract and retain qualified healthcare personnel, could affect their ability to pay their lease or mortgage payments. This situation could be particularly acute in certain states that have enacted legislation establishing minimum staffing requirements.

                Risks Related to Our Organization and Structure

Our business would be harmed if key personnel terminate their employment with us.


         Our future success depends, to a significant extent, upon the continued services of Darryl W. Copeland, Jr., our chief executive officer, president and chairman of our Board of Trustees. Although we have an employment agreement with Mr. Copeland there is no guarantee that Mr. Copeland will remain employed with us. We do not maintain key person life insurance on Mr. Copeland. The loss of services of Mr. Copeland may harm our business and our prospects.


REIT rules that limit our ability to operate our properties could harm our financial condition if we are unable to find an operator for the property.

         To qualify as a REIT under the Code, 75% of our gross income each year must generally consist of rents from real property, gain from the sale of real property, interest on debt secured by mortgages on real property and qualified temporary investment income. Amounts received for operating a healthcare facility or providing services to residents of a healthcare facility will not qualify as good REIT income for purposes of the 75% gross income test unless such operations and services are provided by an independent contractor (that is not related to the REIT within the meaning of certain constructive ownership rules contained in the Code) from whom the REIT does not derive or receive any income (except in certain limited circumstances).

         As described earlier in "Risk Factors -- Risks Related to Our Business," we may not be able to find another qualified lessee or operator for a property if we have to replace an operator. Accordingly, if we are unable to find an operator that qualifies as an independent contractor for REIT purposes with respect to one or more of our properties, rental payments could cease which could have a significant impact on our operating results and financial condition, in which case we could be required to sell such properties or terminate our status as a REIT.

Maryland law and our organizational documents may discourage changes in management and third party acquisition proposals and depress our share price.

         Certain provisions contained in our Declaration of Trust and Bylaws (the "Bylaws") and the Maryland General Corporation Law (the "MGCL"), as applicable to Maryland REITs, may discourage a third party from making an acquisition proposal for us and may thereby delay, deter or prevent a change in control or the removal of existing management and, as a result, could prevent shareholders from being paid a premium for their common shares over then prevailing market prices. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer" and "Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws." These provisions are described below:


         Our ownership limitations may restrict business combination opportunities. To qualify as a REIT under the Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership by any person of more than 9.8% (by vote or value, whichever is more restrictive) of our outstanding securities, including our common shares, or 9.8% (by vote or value, whichever is more restrictive) of our outstanding common shares. Any transfer of our common shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. The ownership limitations could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then-current market price or which such holders might believe to be otherwise in their best interests.


         Our Declaration of Trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management. Our Declaration of Trust provides that a trustee may only be removed upon the affirmative vote of holders of two-thirds of our outstanding common shares. Vacancies may only be filled by the Board of Trustees. This requirement makes it more difficult to change our management by removing and replacing trustees.

         Our Board of Trustees may approve the issuance of preferred shares with terms that may discourage a third party from acquiring us. Our Declaration of Trust permits the Board of Trustees to issue up to 100,000,000 preferred shares, issuable in one or more classes or series. The Board of Trustees may classify or reclassify any unissued preferred shares and establish the preferences and rights (including the right to vote, receive dividends, and to convert into common shares) of any such preferred shares. Thus, the Board of Trustees could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their common shares over the then-prevailing market price of such common shares. See "Description of Shares of Beneficial Interest -- Power to Reclassify Shares."

         Our Board of Trustees may issue additional shares that may cause dilution. Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

         o amend our Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue; and

         o classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional classes or series of common shares or preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters.

         Future issuances of equity securities may cause our shareholders to experience dilution.




Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

         Our Declaration of Trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. In addition, our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

         o actual receipt of an improper benefit or profit in money, property or services; or

         o a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.


         Our Bylaws require us to indemnify each present or former trustee or officer to the maximum extent permitted by Maryland law. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. We have also entered into indemnification agreements with our trustees and executive officers that address similar matters. See "Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws -- Limitation of Liability and Indemnification."


Our Board of Trustees may change our investment and operational policies without a vote of our common shareholders.

         Our major policies, including our policies with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by the Board of Trustees. Although we have no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders. Accordingly, shareholders will have limited control over changes in our policies.


There is no limit on the amount of indebtedness that we or the Operating Partnership may incur.


         Our organizational documents do not limit the amount of indebtedness that we or the Operating Partnership may incur. Although we intend to maintain a balance between our total outstanding indebtedness and the value of our portfolio, we could alter this balance at any time. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and could harm our financial condition.

                        Risks Related to This Offering

An active market for our common shares may never develop.


         We have submitted an application to have our common shares approved for quotation on the Nasdaq under the symbol "PSLT." However, we cannot assure you that regular trading of our common shares will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of:


         o the likelihood that an active market for the shares will develop;

         o        the liquidity of any such market;

         o        the ability of our shareholders to sell their common shares;
                  or

         o the prices that our shareholders may obtain for their common shares.

The market price and trading volume of our common shares may be volatile, which could result in rapid and substantial losses for our shareholders.

         Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

         o actual or anticipated variations in our quarterly operating results or distributions;

         o changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry, although no assurance can be given that any research reports about us will be published;

         o increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

         o        changes in market valuations of similar companies;

         o adverse market reaction to any increased indebtedness we may incur in the future;

         o        additions or departures of key management personnel;

         o        actions by institutional shareholders;

         o        speculation in the press or investment community; and

         o        general market and economic conditions.




Future offerings of debt securities, which would be senior to our common shares upon liquidation, and future offerings of equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of dividend distributions and in liquidation preference, may adversely affect the market price of our common shares.

         In the future, we may attempt to increase our capital resources by offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes and series of preferred shares or common shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

Future sales of our common shares could have an adverse effect on our share price.


         We cannot predict the effect, if any, of future sales of our common shares, or the availability of shares for future sale, on the market price of our common shares. Sales of substantial amounts of our common shares, or the perception that large sales could occur, may harm prevailing market prices for our common shares. As of December 31, 2004, there were:


         o        29,266,667 common shares outstanding;

         o        353,750 LTIP Units in our operating partnership outstanding;
                  and

         o an additional 896,250 common shares or units in our operating partnership available for future awards under our long-term incentive plan.

         All of the shares registered pursuant to the registration statement of which this prospectus is a part are eligible for immediate resale, subject to contractual limitations. See "Shares Available for Future Sale -- Lock-up Agreements." If any or all of the selling shareholders sell a large number of our common shares in the public market, the sale could reduce the market price of our common shares and could impede our ability to raise future capital through a sale of additional equity securities.

Market interest rates may have an effect on the value of our common shares.

         One of the factors that investors may consider in deciding whether to buy or sell our common shares is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our common shares or seek securities paying higher dividends or interest. It is likely that the public valuation of our common shares will be based primarily on the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease, because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise.

                Tax Risks Related to our Business and Structure




If we fail to remain qualified as a REIT, our dividends will not be deductible to us, and our income will be subject to taxation.

         We believe that we will qualify as a REIT under the Code commencing with our taxable year ending December 31, 2004, which will afford us significant tax advantages. Our ability to continue to qualify as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common shares, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. The requirements for qualification as a REIT are complex and our management has limited experience operating a REIT. If we fail to meet these requirements, our dividends will not be deductible to us and we will be subject to federal, state and local corporate taxes (including alternative minimum tax) on our taxable income. This would substantially reduce our cash available to pay dividends and your yield on your investment. In addition, tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement, or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost. A failure to achieve, or a loss or revocation of, REIT status, could have a material adverse effect on our financial condition and results of operations and could adversely affect the value of our common shares.

There are adverse federal and state income tax consequences, as well as additional liquidity requirements to maintain REIT qualification, associated with the Brookdale Acquisition; the sale of any of the Brookdale Properties within 10 years of our acquisition could subject us to significant taxes.

         Because the Brookdale Acquisition was accomplished by means of a stock acquisition, including for federal income tax purposes, neither we nor the Operating Partnership received a "stepped-up" purchase price basis in the Brookdale Properties. Instead, the Operating Partnership received a carryover basis in these assets, that is, the same basis that Brookdale had in such assets prior to the Brookdale Acquisition. The Operating Partnership's carryover basis in these assets was approximately $302 million less than the purchase price paid in connection with the Brookdale Acquisition. Accordingly, the Operating Partnership's depreciation deductions (and the depreciation deductions allocable to us) will be based on the carryover basis it received, and not on the higher purchase price that it paid for these assets. Our taxable income will accordingly be higher in each taxable year than it would have been if the Operating Partnership had not taken a carryover basis in the Brookdale Properties. Our distribution requirement will be larger by a corresponding amount in each taxable year, and will require that there be adequate sources of liquidity to meet that increased distribution requirement.

         Any gain from the sale of any of these assets by the Operating Partnership will also be based on its carryover basis in the assets sold, which may cause us to elect not to distribute all or some portion of such gain, but to pay corporate tax on such gain at the Company level. Furthermore, if we sell, directly or indirectly, any of these carryover basis assets within 10 years of acquisition, we could be subject to tax, at the highest regular corporate rate, on the asset's built-in gain, determined as of the date of the asset's acquisition by us (the "Corporate Built-in Gain Tax"). See "Federal Income Tax Considerations -- Taxation of Our Company."

We may be subject to federal and state income taxes other than in connection with the Brookdale Acquisition.

         Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes other than the Corporate Built-in Gain Tax described above. For example, if we have net income from a sale of property that we hold for sale in the ordinary course of our business, that income will be subject to a 100% tax if such property is sold by us directly or is subject to regular corporate tax rates if sold through a taxable-REIT subsidiary of ours. In addition, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly or at the level of the Operating Partnership or at the level of the other entities through which we indirectly own our assets. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

         In view of the complexity of the tax aspects of the offering, particularly in light of the fact that some of the tax aspects of this offering will not be the same for all investors, prospective investors are strongly advised to consult their own tax advisors with specific reference to their own tax situation prior to an investment in our common shares.

Distribution requirements imposed by law limit our flexibility.

         To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our shareholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the dividends-paid deduction and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year and at the highest corporate rate to the extent that we are subject to the Corporate Built-in Gain Tax described above. See "Federal Income Tax Considerations -- Taxation of Our Company." In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of that income that was not distributed in prior years.

         We intend to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income, and the effect of required debt amortization payments, as well as the carryover basis that the Operating Partnership took in the Brookdale Properties, could require us to borrow funds on a short-term basis, or to issue common or preferred shares, to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

We may need to forego otherwise attractive opportunities in order to comply with the REIT requirements.

         To qualify as a REIT for federal income tax purposes, we must satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares of beneficial interest. As a result, we may be required to forego attractive business or investment opportunities in order to meet these tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

         At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or our shareholders. The Jobs and Growth Tax Relief Reconciliation Act of 2003, effective generally for taxable years 2003 through 2008, reduces the maximum rate of tax applicable to individuals on qualified dividend income from regular C corporations to 15%. This reduces substantially the so-called "double taxation" (that is, taxation at both the corporate and stockholder levels) that has generally applied to corporations that are not taxed as REITs. Dividends from REITs generally will not qualify for the dividend tax reduction because, as a result of the dividends-paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to shareholders. The implementation of this statute may cause individual investors to view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously.


         Furthermore, the American Jobs Creation Act of 2004 (the "2004 Jobs Act") was enacted on October 22, 2004. The 2004 Jobs Act made certain changes to the rules relating to REITs including, for example, expanding the "straight debt" safe harbor and permitting a REIT in certain circumstances to pay a monetary penalty for failure to satisfy a REIT requirement in lieu of being subject to disqualification as a REIT. In general, the revisions made by the 2004 Jobs Act with respect to certain provisions relating to "straight debt" and other securities that are exempt from the 10% value test for REIT asset test purposes, and certain amendments relating to rent received from taxable REIT subsidiaries, are effective for taxable years beginning after December 31, 2000. The remainder of the REIT-related amendments made by the 2004 Jobs Act are generally effective for taxable years beginning after October 22, 2004 (i.e., for the Company's 2005 taxable year). See "Federal Income Tax Considerations" for a more detailed description of certain REIT-related provisions in the 2004 Jobs Act.


         The rules dealing with federal income taxation are constantly under review by persons involved with the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders or the value of our common shares.

Plans should consider ERISA risks of investing in common shares.

         ERISA and Section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts and (ii) any person who is a "party in interest" or "disqualified person" with respect to any such plan. Consequently, the fiduciary of a plan contemplating an investment in our common shares should consider whether the Company, any other person associated with the issuance of the common shares, or any affiliate of the foregoing, is or may become a "party in interest" or "disqualified person" with respect to the plan and, if so, whether an exemption from such prohibited transaction rules is applicable. See "ERISA Considerations."

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

         o        our business strategy;

         o        our projected operating results;

         o        our ability to acquire additional senior living properties;

         o        availability of suitable senior living properties;

         o        our ability to enter into leases;

         o        our ability to obtain future financing arrangements;

         o        our understanding of our competition;

         o        market trends; and

         o        projected capital expenditures.

         The forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions, and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision in our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

         o the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business and Properties;"

         o        performance of our operators;

         o general volatility of the capital markets and the market price of our common shares;

         o        changes in our business strategy;

         o        changes in healthcare laws and regulations;

         o        availability, terms and deployment of capital;

         o        availability of experienced operators;

         o changes in our industry, interest rates, or the general economy; and

         o        the degree and nature of our competition.

         When we use the words "believe," "expect," "anticipate," "estimate," or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common shares by the selling shareholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling shareholders. We have agreed, however, to pay expenses relating to the registration of the common shares under applicable securities laws.

                       MARKET PRICE OF OUR COMMON SHARES

         No public market currently exists for our common shares. Our common shares have not been listed or quoted on any national exchange or market system. However, certain of our shareholders have privately sold shares on The PORTAL Market. The following table sets forth, for the periods indicated, the high and low closing sale prices for our common shares as reported on The PORTAL Market, since August 3, 2004, the date of the closing of the 144A
Offering:


                                                                                    Common Shares
                                                                                    -------------
                                                                                  High         Low
                                                                                  ----         ---
                   2004
                   ----
                   Third Quarter (beginning August 3, 2004).................    $15.00     $15.00
                   Fourth Quarter (through December 31, 2004)...............    $16.10     $15.00



         As of December 31, 2004, we had 29,266,667 common shares issued and outstanding. While our common shares have been sold privately from time to time after the closing of the 144A Offering, and certain of these trades have been reported on The PORTAL Market, this information is not complete because we only have access to trades reported by Friedman, Billings, Ramsey & Co., Inc. and not to trades reported by any other broker-dealers. Moreover, broker-dealers are not obligated to report all trades to PORTAL.

                             SELLING SHAREHOLDERS

         The selling shareholders may, from time to time, offer and sell pursuant to this prospectus any or all of the common shares. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling shareholders' interests other than through a public sale.


         The table below sets forth the name of each selling shareholder and, as of 2004, the number of our common shares that each selling shareholder may offer pursuant to this prospectus, from time to time. The information presented regarding the selling shareholders is based upon representations made by the selling shareholders to us. We cannot assure you of the accuracy of any such information.


         Because the selling shareholders may offer all, some or none of the common shares pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of common shares that will be held by the selling shareholders after completion of this offering. The following table has been prepared assuming that the selling shareholders sell all of the common shares beneficially owned by them that have been registered by us and do not acquire any additional common shares during the offering. We cannot advise you as to whether the selling shareholders will in fact sell any or all of their common shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.


         In connection with the initial offering of our shares, subject to certain exceptions, our officers and trustees, including the executives named as selling stockholders below, agreed not to offer, sell, contract to sell, sell any option or contract to purchase, pledge or otherwise transfer or dispose of, directly or indirectly, any of our common shares, or any securities convertible into or exercisable for any of our common shares or any right to acquire our common shares, for a period of one year after the date of the date of the completion of the initial offering. The placement agent with regard to the initial offering, at any time, and without notice, may in its discretion release all or any portion of the common shares subject to the foregoing lock-up agreements.

         Our chief executive officer and chief operating officer collectively own a total of 600,000 common shares. These officers agreed with the underwriter not to sell or otherwise dispose of (i) any of these shares for a period of one year following the consummation of the 144A Offering; (ii) two-thirds of these shares for a period of two years following consummation of the 144A Offering; and (iii) one-third of these shares for a period of three years following consummation of the 144A Offering.


         Information concerning the selling shareholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

         This prospectus also relates to any additional common shares that become issuable in connection with the shares registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding common shares.

                                         Beneficial Ownership        Shares Offered          Beneficial Ownership
                                       Prior to Resale Offering        Pursuant to          After Resale of Shares
                                       ------------------------    Prospectus (Maximum   ---------------------------
                                       Number of    Percentage     Number That May Be     Number of    Percentage of
        Selling Shareholder             Shares       of Class           Be Sold)            Shares         Class
------------------------------------   ---------    ----------     ------------------     ---------    -------------

 ------------------------------------   ---------    ----------     ------------------     ---------    -------------


   Total..........................                    100%            29,266,667                           100%
                                        =========    ==========     ==================     =========    =============

                       DIVIDEND POLICY AND DISTRIBUTIONS

         We intend to make regular quarterly distributions to our shareholders so that we distribute each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax on our earnings and to qualify for the tax benefits accorded to REITs under the Code. In order to qualify as a REIT, we must distribute to our shareholders an amount at least equal to (1) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (2) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code less (3) any excess non-cash income (as determined under the Code). See "Federal Income Tax Considerations." The actual amount and timing of distributions, however, will be at the discretion of the Board of Trustees and will depend upon a number of factors, including:

         o        our actual results of operations;

         o        the rent received from our tenants;

         o the ability of our tenants to meet their other obligations under the leases;

         o        our expenses;

         o        our debt service obligations; and

         o        other factors that our Board of Trustees may deem relevant.

         To the extent not inconsistent with maintaining our REIT status, we may maintain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries.


         On December 17, 2004, our Board of Trustees declared a quarterly dividend of $0.34 per share payable on February 4, 2005 to holders of record of our common shares on January 18, 2005.


         We cannot assure you that we will have cash available for distribution to our shareholders. See "Risk Factors."

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


         The selected financial information presented below under the captions "Operating Information" and "Balance Sheet Information" for the period from March 1, 2004 (inception) to August 31, 2004 is derived from the consolidated financial statements of Provident Senior Living Trust. These financial statements have been audited by KPMG LLP, our independent registered public accounting firm. The selected financial information presented below as of September 30, 2004 is derived from the unaudited financial statements of Provident Senior Living Trust. The unaudited pro forma Balance Sheet Information of Provident Senior Living Trust as of September 30, 2004 and the pro forma Operating Information for the period from March 1, 2004 (inception) to August 31, 2004 and from March 1, 2004 (inception) to September 30, 2004 reflects the historical financial information adjusted to give effect to our recently completed transactions and are presented as if the Brookdale Properties and Alterra Properties were leased and the Company commenced operations at the beginning of the period.


         Pro forma information does not purport to represent what our financial position actually would be had the offering and the purchase of the Initial Properties, in fact, occurred on such date or to project our financial position at any future date. This information is presented for informational purposes only, and we do not expect that this information will reflect our future results of operations or financial position. You should read the information below along with all other financial information and analysis presented in this prospectus, including the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                       Period from March 1, 2004 (inception) to
                                                                  September 30, 2004
                                                       ----------------------------------------
                                                            Pro Forma           Historical
                                                       ------------------  --------------------
                                                           (unaudited)         (unaudited)
Operating Information:
Revenues:
     Rental income                                     $       48,576,209   $        --
     Straight line rental income                               10,926,223            --
     Interest income                                              384,677              691,655
                                                       -------------------  --------------------

         Total revenues                                        59,887,109              691,655
                                                       -------------------  --------------------

Expenses:
     Compensation expenses                                      1,421,782            1,062,624
     Amortization of stock-based compensation                   1,078,765              599,816
     General and administrative expenses                          619,885              121,568
     Interest expense on mortgages and other debt              19,572,342            --
     Depreciation and amortization                             22,910,957            --
                                                       -------------------  --------------------

         Total expenses                                        45,603,731            1,784,008
                                                       -------------------  --------------------

(Loss) income before minority interest                         14,283,378          (1,092,353)
Minority interest                                               (169,973)             356,767
                                                       -------------------  --------------------

Net (loss) income                                      $        14,113,405  $        (735,586)
                                                       ===================  ====================

Basic earnings (loss) income per share                              $0.48              $(0.03)
                                                                    ------             ---------
                                                       -------------------  --------------------

Diluted earnings (loss) income per share                            $0.48              $(0.03)
                                                                    -----              ---------
                                                       -------------------  --------------------

Weighted average common shares outstanding (basic)             29,266,667           27,442,290
Weighted average common shares outstanding (diluted)           29,620,417           27,442,290




                                                       Period from March 1, 2004 (inception) to
                                                                   August 31, 2004
                                                       ----------------------------------------
                                                            Pro Forma           Historical
                                                       ------------------  --------------------
                                                            (audited)
Operating Information:
Revenues:
     Rental income                                    $        41,636,751   $         --
     Straight line rental income                                9,365,334             --
     Interest income                                               11,200               318,178
                                                       -------------------  --------------------

         Total revenues                                        51,013,285               318,178
                                                       -------------------  --------------------

Expenses:
     Compensation expenses                                      1,218,670               890,991
     Amortization of stock-based compensation                     924,656               445,707
     General and administrative expenses                          531,330                44,917
     Interest expense on mortgages and other debt              16,813,154             --
     Depreciation and amortization                             19,637,964             --
                                                       -------------------  --------------------

         Total expenses                                        39,125,774             1,381,615
                                                       -------------------  --------------------

(Loss) income before minority interest                         11,887,511           (1,063,437)
Minority interest                                               (141,461)               294,297
                                                       -------------------  --------------------

Net (loss) income                                      $       11,746,050   $          (769,140)
                                                       -------------------  --------------------

Basic earnings (loss) income per share                              $0.40               $(0.03)
                                                                    -----               --------
                                                       -------------------  --------------------

Diluted earnings (loss) income per share                            $0.40               $(0.03)
                                                                    -----               --------
                                                       -------------------  --------------------

Weighted average common shares outstanding (basic)             29,266,667            27,442,290
Weighted average common shares outstanding (diluted)           29,620,417            27,442,290


                                                                          Pro Forma              Historical
                                                                      September 30, 2004      September 30, 2004
                                                                      ------------------      ------------------
                                                                           (unaudited)           (unaudited)
Balance Sheet Information:
    Real estate investments, at cost..........................         $   983,746,563        $             --
    Cash and cash equivalents.................................                  61,708             307,337,926
    Restricted cash...........................................              29,752,767                      --
    Deposit for property acquisitions.........................                      --              90,000,000
    Other assets..............................................               2,652,040               2,700,859
                                                                      ------------------      ------------------

    Total assets..............................................         $ 1,016,213,078        $    400,038,785
                                                                      ------------------      ------------------

    Mortgage and bond notes payable...........................         $   464,051,211        $             --
    Line of credit borrowings.................................             127,000,000                      --
    Tenant security deposit...................................              20,000,000                      --
    Other liabilities.........................................               6,573,160               1,450,078
                                                                      ------------------      ------------------

    Total liabilities.........................................             617,624,371               1,450,078
    Minority interest.........................................              25,769,045              25,769,045
    Shareholders' equity......................................             372,819,662             372,819,662
                                                                      ------------------      ------------------

    Total liabilities and shareholders' equity................         $ 1,016,213,078        $    400,038,785
                                                                      ==================      ==================

    Other Information:
                                                                           Historical              Historical
                                                                           Period From             Period From
                                                                          March 1, 2004           March 1, 2004
                                                                         (inception) to          (inception) to
                                                                       September 30, 2004        August 31, 2004
                                                                      ------------------      ------------------
                                                                           (unaudited)
    Cash flows:
      From operating activities...............................         $    (1,564,351)         $   (1,338,377)
      From investing activities...............................             (90,178,967)            (90,124,279)
      From financing activities...............................             399,081,244             399,081,244

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         We are newly formed and have only recently commenced revenue-generating operations. Therefore, we do not have any meaningful historical operations to discuss. Please see "Risk Factors -- Risks Related to Our Business," for a discussion of risks relating to our lack of historical operations. The following discussion should be read in conjunction with our audited financial statements and the related notes thereto.

Our Company

         We were organized as a real estate investment trust in Maryland on March 1, 2004, primarily for the purpose of investing in and owning income-producing senior living properties, primarily independent and assisted living properties, located in the United States. We completed a private placement of 26,842,290 of our common shares and 1,824,377 Class A Units in the Operating Partnership in August 2004. We closed on the Brookdale Acquisition and the Alterra Acquisition, acquiring a total of 68 senior living properties, in the fourth quarter of 2004.

         Our current tenants are, and we expect that any future tenants will generally be, operators that have substantial senior living expertise and operate real estate assets. We intend to offer financing for these operators' real estate primarily through sale-leaseback transactions and generally seek lease terms of at least 10 years with a series of shorter renewal terms at the option of our prospective tenants. We also intend to include annual contractual rental rate increases ranging from 1.5% to 3.5% in our leases. In addition to the base rent, our current leases require, and any future leases will generally require, our prospective tenants to pay all operating costs and expenses associated with the property. We also may in the future seek to provide mortgage financing to senior housing owner-operators.

         We conduct all of our operations through the Operating Partnership. We own all of the membership interests in the sole general partner of the Operating Partnership and thereby control the Operating Partnership. We also own 99% of the Operating Partnership (exclusive of outstanding LTIP Units) in the form of limited partnership interests. We may issue units of limited partnership in exchange for interests in properties from time to time in the future. See "Our Management and Board of Trustees -- Long-Term Incentive Plan" for a description of the LTIP Units. Sellers of properties who receive limited partnership units of the Operating Partnership in exchange for their properties may be able to defer recognition of gain that would be recognized in a cash sale. Upon their election to redeem their units, we may redeem them either for cash or common shares on a one-for-one basis, subject to any lock-up or other restrictions that may exist. Whenever we issue shares for cash, we are obligated to contribute any net proceeds we receive from the sale of the shares to the Operating Partnership and the Operating Partnership is, in turn, obligated to issue an equivalent number of limited partnership units to us. The Operating Partnership will distribute the income it generates from its operations to partners in accordance with the Partnership Agreement. In turn, we expect to distribute the amounts we receive from the Operating Partnership, to the extent that such distributions do not exceed our REIT taxable income, to our shareholders in the form of quarterly cash distributions. We intend to qualify as a REIT for federal tax purposes, thereby generally avoiding federal and state corporate income taxes on the earnings that we distribute to our shareholders, except with respect to certain net capital gains the Company may realize and which we may elect not to distribute. See "Federal Income Tax Considerations -- Taxation of Our Company."

Accounting Estimates

         In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, we must make estimates and judgments about certain types of transactions and account balances. We believe that our estimates of the amount and timing of lease revenues, credit losses, fair values and periodic depreciation of our real estate assets, stock compensation expense, and the effects of any derivative and hedging activities will have significant effects on our financial statements. Each of these items involves estimates that require us to make judgments that are subjective in nature. We intend to rely on our experience, collect historical data and current market data, and develop relevant assumptions in order to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates. Our accounting estimates will include the following:

         Revenue Recognition and Unbilled Rentals. Our revenues, which will be comprised largely of rental income, will include rents that each prospective tenant pays in accordance with the terms of its respective lease reported over the initial term of the lease. Our leases may provide for rental increases at specified intervals; in such cases, straight-line basis accounting will require us to record as an asset, and include in revenues, unbilled rent that we will only receive if the prospective tenant makes all rent payments required through the expiration of the term of the lease. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We will review unbilled rent receivable on a quarterly basis and take into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectibility of unbilled rent with respect to any given tenant is in doubt, we would be required to record an increase in our allowance for uncollectible accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and shareholders' equity.

         Investments in Real Estate. We will record investments in real estate at cost, and we will capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. We will expense costs of repairs and maintenance as incurred if the tenant of our property fails to do so pursuant to the terms of their lease with us. We will be required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation expense to record on an annual basis with respect to our investments in real estate improvements. These assessments will have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate improvements, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis. We will compute depreciation using the straight-line method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

         We have adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which establishes a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS 144 requires that the operations related to properties that have been sold or that we intend to sell be presented as discontinued operations in the statement of operations for all periods presented, and properties we intend to sell be designated as "held for sale" on our balance sheet.

         We will be required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we will review the recoverability of the property's carrying value. The review of recoverability will be based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. Our forecast of these cash flows will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property.

         Allocation of Purchase Price for Acquisition of Properties. We will allocate the purchase costs of properties to the tangible and intangible assets acquired and the liabilities assumed as provided by SFAS No. 141, "Business Combinations." For each acquisition, we will assess the value of the land, building, equipment and intangible assets. The value of the buildings acquired are determined based on independent appraisals or on management's estimates reflecting the facts and circumstances of each acquisition.

         Acquisition Fees and Costs. Acquisition fees and miscellaneous acquisition costs that are directly identifiable with properties that are likely of being acquired are capitalized and included in other assets. Upon the purchase of a property, the fees and costs directly identifiable with that property are reclassified to land, building, equipment and lease intangibles. In the event a property is not acquired or no longer is expected to be acquired, costs directly related to the property will be charged to expense.

         Leases. Our leases will be accounted for under the provisions of SFAS No. 13, "Accounting for Leases." In order to determine whether a lease will be accounted for as an operating or a capital lease, this statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant. In addition, management assumes that all payments to be received under its leases are collectible. Changes in management's estimates or assumptions regarding collectibility of lease payments could result in an adjustment to rental receivables.

         Accounting for Derivative Financial Investments and Hedging Activities. We will account for our derivative and hedging activities, if any, using SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 137 and SFAS No. 149, which requires all derivative instruments to be carried at fair value on the balance sheet.

         Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. We will formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. Where required, we will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders' equity. Amounts will be reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges under SFAS 133. We are not currently a party to any derivatives contract other than interest rate caps on certain floating rate debt assumed in connection with the Brookdale Acquisition.

         Stock-Based Compensation. The Company follows the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), as amended by SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Under this fair value method we will make assumptions as to the value of any stock based awards issued which include restricted stock, stock options, or units in our operating partnership. Such assumptions will be based upon the terms of the instrument granted as well as estimates of the life of the instrument, our dividend yield, our stock price volatility, among other factors. These estimates will determine the basis of the amount recorded as compensation expense within our financial statements. To the extent these assumptions change over time, as we continue to reward our employees with stock based compensation, the amount of expense recorded will vary.

Results of Operations


         We completed the 144A Offering in August 2004 and closed on the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004. As a result, we have not generated any meaningful revenue since inception to September 30, 2004, and we have not generated any meaningful revenue since inception to August 31, 2004. We do not consider the results of our operations since inception to be meaningful with respect to an analysis of our expected operations.


Liquidity and Capital Resources

         Liquidity is a measurement of the ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments and other general business purposes. Our primary sources of funds, subsequent to the 144A Offering, have been borrowings under our credit facility and interest income from our cash balances.

         Our ability to execute our business strategy depends to a significant degree on our ability to obtain additional capital. We expect to meet our short-term liquidity requirements generally through cash flow provided by operations and borrowings under our credit facility. Our properties are leased under long-term, triple net leases and are therefore expected to generate stable cash flows. We consider our ability to generate cash to be adequate and expect it to continue to meet operating requirements both in the short and long terms.

         We expect to meet our long-term liquidity requirements, specifically the repayment of debt and the acquisition of additional properties, through other bank borrowings, including long-term, fixed rate mortgage loans, additional secured revolving lines of credit, variable-rate term loans, mortgage loans and bond debt, and through additional private placements or public offerings of debt or equity securities, the assumption of secured indebtedness or a combination of these methods. We do not currently have any commitments for additional credit facilities or other sources of financing. All of our properties are encumbered by mortgage indebtedness and the mortgage debt encumbering certain of our properties is cross-defaulted to the mortgage debt encumbering other properties we own.

         On October 20, 2004, we entered into a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. As of December 31, 2004, the credit facility had an outstanding balance of $126.0 million, all of which was used to fund a portion of the purchase price of the Alterra Properties. Interest on the credit facility is based on 30-day LIBOR, plus an applicable LIBOR margin based on our property leverage ratio. As of December 31, 2004, the credit facility bore interest at a rate of 4.48%. The credit facility is secured by mortgages on 38 of the Alterra Properties and is guaranteed by the Company up to a maximum of $13.5 million (plus enforcement costs). We also provide a guarantee under the credit facility in the event of certain acts by the borrower, including fraud, misrepresentation, environmental liabilities, failure to maintain insurance and voluntary bankruptcy of the borrower. The credit facility contains financial covenants and other restrictions including provisions that restrict or limit our ability to exercise certain of our rights as landlord under the property leases for the 38 Alterra Properties securing the credit facility. Pursuant to these covenants, we must satisfy ongoing financial covenants including maintaining a debt service coverage ratio on a consolidated basis of at least 1.20:1 and maintaining stockholders' equity of at least $250 million. The debt service coverage ratio is calculated by dividing the earnings for the prior 12 month period before interest, taxes, depreciation and amortization by the sum of all debt payments on a consolidated basis. The stockholders' equity is calculated by taking stockholders' equity and adding back accumulated depreciation and amortization and any minority interest in any direct or indirect subsidiaries taken into account in computing (and thereby otherwise reducing) such stockholders' equity, determined on a consolidated basis. In addition, our indirect, wholly-owned subsidiary that is the borrower under the credit facility is required to maintain, as of the end of each month, a project yield of at least 11%. The project yield is calculated by dividing the adjusted net operating income of the properties securing the credit facility for the 12 month period ending two months prior to the month in which the yield is measured by the average daily outstanding balance of the credit facility for the one-month period ending on the measurement date. For purposes of this calculation, adjusted net operating income is the net income without regard to payments by the tenant under the master property lease agreement for the properties securing the credit facility, and excluding interest, taxes, depreciation, amortization, rent and management fees for the previous 12 months, adjusted for a 5% management fee, a $350 per unit per annum replacement reserve and a maximum occupancy of 95% for the portfolio of properties securing the credit facility. We are also required to obtain lender consent to amend or modify the lease arrangements with regard to the properties securing the credit facility, to transfer or otherwise encumber such properties or to declare a cross-default under the lease arrangements with regard to such properties as a result of certain defaults under the lease arrangements for Alterra Properties that do not secure the credit facility. In addition, the occurrence of a default and the expiration of any cure periods under the lease arrangements with regard to the properties securing the credit facility are generally defaults under the credit facility as well. As of the date of this Prospectus, we are in compliance with these covenants and restrictions. The remaining nine Alterra Properties are encumbered by a single mortgage loan. The interest rate for such loan is fixed at 7.2%, which approximates fair value, and the loan matures in 2009.


         The 21 Brookdale Properties are encumbered by 25 separate loans. The Brookdale loans (a) range in maturity from 2006 to 2029, (b) range in interest rate from 2.03% to 8.38% (with a weighted average rate of 6.00%), and (c) range in outstanding principal amount (as of January 1, 2004) from approximately $3.9 million to approximately $61.7 million. Approximately $104.5 million of the debt we assumed in connection with the Brookdale Acquisition is floating rate, tax exempt or taxable bond debt. This debt is indexed to either the municipal bond market index ("BMA"), the prime rate ("Prime") or LIBOR. The Brookdale master lease provides for a "floating rate adjustment" to rent payments to mitigate our exposure to fluctuations in changes to these interest rate indices. The Brookdale loans contain provisions that restrict or limit our ability to exercise certain of our rights as landlord under the Brookdale property leases.

         Set forth below is the principal payment and debt maturity schedule of our long-term debt obligations assumed or incurred in the Brookdale Acquisition and the Alterra Acquisition (net of approximately $4.0 million in principal reserves maintained by certain lenders). The long-term debt obligations assumed approximate fair value. No debt premium or discount is reflected. (unaudited) (in thousands):





                                 Principal Payments                         Debt Maturity
                          -----------------------------------     --------------------------------------
                            Alterra     Brookdale                  Alterra      Brookdale
                           Managed      Managed                   Managed       Managed                     Total
         Year              Property     Property     Subtotal     Property      Property      Subtotal     Payments
--------------------      ---------    ---------    ---------   ----------      ---------     --------     --------
2004(1).............      $     195    $   1,060    $   1,225   $         --     $       --  $        --        1,255
2005................          1,221        6,588        7,809             --             --           --        7,809
2006................          1,312        6,845        8,157             --          5,161        5,161       13,318
2007................          1,409        7,204        8,613             --         32,828       32,828       41,441
2008................          1,514        6,380        7,894             --         21,115       21,115       29,009
2009(2).............            263        5,841        6,104        170,777         58,145      228,922      235,026
2010................             --        5,878        5,878             --         79,955       79,955       85,833
2011................             --        4,287        4,287             --         36,652       36,652       40,939
2012................             --        4,272        4,272             --             --           --        4,272
2013................             --        3,339        3,339             --         43,592       43,592       46,932
Thereafter..........             --       43,856       43,856             --         37,044       37,044       80,900
                          ---------    ---------    ---------       --------       --------     --------     --------


    Total...........      $   5,914      $95,551     $101,465       $170,777       $314,492     $5,269     $586,734
                          =========      =======     ========       ========       ========     ========     ========



(1) Represents payments for November and December 2004.
(2) Figures for 2009 include borrowings under our credit facility.

         Any additional indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties in connection with that debt. Moreover, all of our debt is currently secured by mortgages on all of our properties. If we default in the payment of interest or principal on any of our debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, the lender may accelerate the maturity of the debt requiring us to immediately repay all outstanding principal and accrued interest. If we are unable to make the payment, our lender could foreclose on our assets that are pledged as collateral to the lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common shares.

         We intend to make quarterly distributions to our shareholders. In order to qualify as a REIT and to generally avoid corporate-level tax on the income we distribute to our shareholders, we are required to distribute at least 90% of our REIT taxable income, excluding net capital gain, on an annual basis. Therefore, we intend to raise additional capital in order to grow our business and acquire additional properties. However, there is no assurance that we will be able to borrow funds or raise additional equity capital on terms acceptable to us, if at all. For additional information regarding our distribution policies and requirements, see "Dividend Policy and Distributions."


         Other than the principal payments and debt maturity schedule above, we do not have any material financial contractual obligations.


Cash Distribution Policy

         We will elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income, excluding net capital gain, to our shareholders. It is our current intention to comply with these requirements, elect REIT status and maintain such status going forward. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute (in accordance with the Code and applicable regulations) to our shareholders, although we may be subject to the Corporate Built-in Gains Tax and may elect not to distribute other net capital gains in certain circumstances. See "Risk Factors -- Tax Risks Related to our Business and Structure". If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for four subsequent tax years. Even if we qualify for federal taxation as a

REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder.

         It is our intention to pay to our shareholders, within the time periods prescribed by the Code, all or substantially all of our REIT taxable income. We similarly generally intend, but may elect not to, distribute net capital gains arising from the sale of real estate and on the sale of securities. It is our policy to make sufficient cash distributions to shareholders in order for us to maintain our REIT status under the Code and to minimize to the extent practicable corporate income and excise taxes on undistributed income.


         On December 17, 2004, our Board of Trustees declared a quarterly dividend of $0.34 per share payable on February 4, 2005 to holders of record of our common shares on January 18, 2005.


Inflation

         We expect that the majority of our leases will contain provisions designed to mitigate the adverse impact of inflation. These provisions generally will increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). In addition, we expect that most of our leases will require the tenant to pay the operating expenses of the property, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation. However, if inflation rates exceed the contractual rental increases, our results of operations may be adversely affected, and inflation may also adversely impact our revenue from leases that do not contain escalation provisions.

Quantitative and Qualitative Disclosures About Market Risk

         Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

         We may be exposed to the effects of interest rate changes primarily as a result of borrowings under our credit facility and other long-term debt used to maintain liquidity and to fund expansion of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we will borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We do not intend to enter into derivative transactions for speculative purposes.


         As of December 31, 2004, we had total debt of $586.6 million, which consists of:

         o $352.3 million of fixed rate debt, which is not impacted by changes in interest rates;

         o $110.7 million of variable rate debt, which is impacted by changes in interest rates. However, pursuant to the terms of the lease, if the interest rate on this debt increases, the tenant is required to pay us additional rent (on a dollar for dollar basis) in an amount equal to the increase in interest expense resulting from the increase in interest rates. Therefore, the increase in interest expense is equally offset by an increase in additional rent paid to us by the tenant; and

         o $123.6 million of variable rate debt, which is impacted by changes in interest rates. A 1.0% increase in interest rates would result in an additional $1.24 million of interest expense.


         In addition to changes in interest rates, the value of our properties will be subject to fluctuations based on changes in local and regional economic conditions and changes in the ability of our tenants to generate profits, all of which may affect our ability to refinance our debt if necessary.

                          OUR BUSINESS AND PROPERTIES

Our Company


         We are a self-administered and self-managed real estate investment trust, or "REIT," that owns income-producing senior living properties located in the United States. We were formed as a Maryland real estate investment trust in March 2004 and completed a private placement of our common shares and units in the Operating Partnership in August 2004 and acquired all of our properties during the fourth quarter of 2004. Our properties are leased to Brookdale and Alterra, which, according to the American Seniors Housing Association, are two of the industry's largest senior living managers. We currently are one of the largest owners of senior living properties in the United States. We conduct all of our operations, and own all of our properties, through the Operating Partnership.


         We were formed to capitalize on trends and developments in the senior living industry by acquiring income-producing senior living properties, primarily independent and assisted living properties, located in the United States, that derive substantially all of their revenues from private pay sources. Our properties are leased to experienced operators with substantial senior living expertise pursuant to long-term, triple-net leases containing contractual rent escalations. We seek to acquire properties that provide the opportunity for additional value, current returns to shareholders and geographic diversity. Our primary investment structure is sale-leaseback transactions whereby we purchase a property and lease it back to the seller or another senior living operator over long terms, typically ranging from 10 to 15 years, plus renewal options.

         Our primary objectives are to (i) preserve and enhance shareholder equity value, (ii) provide current income for distribution to shareholders through the ownership of senior living properties leased to experienced operators with substantial expertise in senior living operations, (iii) generate increasing cash flow for the Company and its shareholders through contractual rent increases and additional investments, and (iv) achieve long-term appreciation in the value of our properties.

         We intend to acquire other senior living properties in the future and to fund potential acquisitions with a combination of proceeds from mortgage financing secured by the newly acquired properties, our line of credit and/or future securities offerings. We anticipate that any newly-acquired properties will be freestanding senior living properties located primarily in the United States, and leased to experienced operators. In addition, in the future we may provide financing through mortgage loans made to our owner-operators.

         In making investments, we intend to focus on established senior living operators that meet our standards for quality and experience of management such as Brookdale and Alterra. In evaluating potential investments, we consider such primary factors as:

         o the quality, experience and expertise of management of the operator/manager of the property;

         o the location, construction quality, condition and design of the property;

         o the property's historical, current and forecasted cash flow and its ability to meet operational needs, capital expenditures and lease obligations, providing an appropriate return on investment to us;

         o the occupancy and demand for similar senior living properties in the same or nearby communities;

         o the proportion of private pay residents, with an emphasis on little or no government reimbursement; and

         o the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the property is located.

         One of our investment strategies is to obtain contractual rent escalations under long-term, non-cancelable, "triple-net" leases, and to obtain security deposits where appropriate. We anticipate that additional security will typically be provided by covenants regarding lease coverage ratios and net worth, and various provisions for cross-default, cross-collateralization and corporate guarantees, when appropriate, and manager replacement provisions.

         Our principal executive offices are located at 600 College Road East, Suite 3400, Princeton, New Jersey 08540. Our telephone number is (609) 720-0825.

Nature of Investments

         We expect our investments to be typically structured as sale-leaseback transactions. However, we may in the future pursue alternative investment structures, including mortgage financing. Sale-leaseback arrangements provide us with significant benefits, including:

         o the ability to acquire a valued asset and retain the property's operator as a primary,long-term tenant;

         o the ability to generate predictable consistent returns and attractive financing alternatives as a result of the long term nature of the leases, the credit of tenants and the lack of tenants' rental set off rights in bond net leases; and

         o the ability to own properties with low leverage at the end of the lease term because of the self-amortizing nature of the debt and the amortization from lease payments.

         Our leases will generally have an initial leasehold term of 10-15 years with one or more five to ten year renewal options. The leases will generally be "triple-net leases" under which the tenant is responsible to pay all taxes, utilities, insurance premium costs, repairs and other charges relating to the ownership and operation of the facility. The tenant will generally be obligated at its expense to keep all improvements and fixtures and other components of the facility covered by "all risk" insurance in an amount equal to at least the full replacement costs thereof and to maintain specified minimum personal injury and property damage insurance, protecting us as well as the tenant at such facility. The leases will generally also require the tenant to indemnify and hold us harmless from all claims resulting from the use and occupancy of the facility by the tenant and related activities, as well as to indemnify us against all costs related to any release, discovery, clean-up and removal of hazardous substances or materials on, or other environmental responsibility with respect to, each facility. We expect all of our leases to contain annual escalators in rent payments. Generally, we anticipate that the obligations under the leases will be guaranteed by the parent corporation of the lessee. Some obligations may be further backed by other collateral such as machinery, equipment, furnishings and other personal property. See "Our Recent Acquisitions" below for a description of the terms of our master leases with Brookdale and Alterra.

         Although currently all of our properties are leased to Brookdale and Alterra, we may lease future acquired properties to other operators of senior living properties.

         We have no set limitation on the number of properties in which we may invest, the amount or percentage of our assets that may be invested in any specific property or property type, or on the concentration of investments in any geographic area in the United States.

Industry Overview

         The senior living industry is highly fragmented and characterized predominantly by numerous local and regional senior living operators. Senior living providers may operate freestanding independent living, assisted living or skilled nursing residences, or communities that feature a combination of senior living options such as continuing care retirement communities, commonly referred to as CCRCs, which typically consist of large independent living campuses with assisted living and skilled nursing sections. The level of care and services offered by providers varies along with the size of communities, number of residents served and design of properties (for example, purpose-built communities or refurbished structures).

         The senior living industry has evolved to meet the growing demand for senior care generated by an aging population demanding new and/or better living alternatives/options. The senior living industry encompasses a broad spectrum of senior living service and care options, which include senior apartments, independent living, assisted living and skilled nursing care. The decision as to which option is chosen is typically made by the resident and/or his or her family members and depends on many factors, including but not limited to location, service and care needs, financial considerations and personal preferences. A senior and/or his or her family members have several care options, including staying in the senior's home and bringing in services when and if needed, moving the senior in with a family member who provides care or moving into a property that provides a combination of services. A description of the various senior living and care options is provided below.

         Senior Apartments. Senior apartments are marketed to residents who are generally capable of caring for themselves. Residence is usually restricted on the basis of age. Purpose-built properties may have special function rooms, concierge services, high levels of security and assistance call systems for emergency use. Residents at these properties who need healthcare services or assistance with the activities of daily living are expected to contract independently for these services with caregivers, home healthcare companies or other service providers.

         Independent Living Properties. Independent living properties, or congregate communities, also provide high levels of privacy to residents and are typically for residents capable of relatively high degrees of independence. Unlike a senior apartment property, an independent living property usually bundles several services as part of a regular monthly charge; for example, a property may offer one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service basis. In some independent living properties, separate parts of the property are dedicated to assisted living or nursing services. Independent living buildings typically are larger than assisted living properties and are frequently multi-story structures. Independent living units are substantially similar to multi-family apartment units.

         Assisted Living Properties. Assisted living properties typically are comprised of one and two bedroom suites that include private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the property on call or at regularly scheduled times.

         Nursing Homes. Nursing homes generally provide extensive nursing and healthcare services similar to those available in hospitals, without the high costs associated with operating rooms, emergency rooms or intensive care units. A typical purpose-built nursing home includes mostly one- and two-bed units with a separate bathroom in each unit and shared dining and bathing facilities. Some private rooms are often available for those residents who pay higher rates or for residents whose medical conditions require segregation. Nursing homes are generally staffed by licensed nursing professionals 24 hours per day.




Our Management Team

         Our senior management team includes Darryl W. Copeland, Jr., our chairman, chief executive officer and president, Charles A. Post, our chief operating officer, William P. Ciorletti, our chief financial officer, and Saul
A. Behar, our senior vice president, general counsel and secretary. Messrs. Copeland and Post each have extensive experience in managing, investing in and financing senior and assisted living properties and have served as a director and/or executive officer of both publicly-traded and privately-held senior and assisted living companies. Mr. Copeland has approximately 15 years of experience in the healthcare industry and has been involved in the acquisition, financing, management and/or development of over $2 billion in senior living assets. In addition, Messrs. Ciorletti and Behar have each served in similar capacities for other publicly-traded REITs.

Our Recent Acquisitions

         General. The table below summarizes certain information with respect to the Brookdale Acquisition and the Alterra Acquisition and the subsequent leasing of the properties (dollar amounts in millions):



                                                                 Total             Lease
                         Tenant                             Purchase Price      Expiration        Renewal Options
                                                            --------------      ----------      -------------------
    Brookdale........................................            $742.5            2019         2 for 10 years each
    Alterra..........................................             241.2            2019         2 for 5 years each
                                                            --------------
    Total............................................            $983.7
                                                            ==============

         The purchase prices for the Brookdale Acquisition and the Alterra Acquisition were determined by negotiation between the parties to the respective Stock Purchase Agreements. We acquired the ownership interests in all of the properties owned by Brookdale Living Communities. The Brookdale Properties represent approximately 34% of the units operated by Brookdale Living Communities. We acquired the ownership interests in 47 of the 83 properties owned by Alterra. The Alterra Properties represent approximately 18% of the units operated by Alterra. We selected the Brookdale Properties and the Alterra Properties based upon our investment criteria described in this prospectus and through discussions and negotiations in connection with the Stock Purchase Agreements. We did not seek independent third-party appraisals or valuations for all of the properties in connection with the Brookdale Acquisition or the Alterra Acquisition. In determining the purchase price for the Brookdale Acquisition and the Alterra Acquisition, we considered several methods of valuation, including the review and analysis of comparable properties, leases and entities, discounted cash flow calculations, return on equity, funds from operations and cash available for distribution by us.

         Brookdale Living Communities was owned by Fortress Brookdale Acquisition LLC, a limited liability company principally owned by affiliates of Fortress Investment Group LLC ("Fortress") and affiliates of Capital Z Financial Services Fund II L.P. Alterra is owned by a wholly-owned subsidiary of FEBC-ALT Investors LLC, a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC. Until April 2004, our chief executive officer, president and chairman of our Board of Trustees, Darryl W. Copeland, Jr., was a director of both Brookdale Living Communities and Alterra. Mr. Copeland resigned as an officer of an affiliate of Fortress in April 2004. As a result, the Stock Purchase Agreements may have been, or may have presented the appearance of being, less favorable to us than if we had sought to purchase properties from a third party that did not have such a prior relationship.

         In connection with the 144A Offering, Fortress Brookdale Acquisition LLC, the seller of the Brookdale Properties, purchased 2,675,623 common shares and 1,824,377 Class A Units and Alterra purchased 1,500,000 common shares. Upon consummation of the 144A Offering, we advanced a deposit of $67.5 million and $22.5 million to Fortress Brookdale Acquisition LLC and Alterra, respectively. In October 2004, Fortress Brookdale Acquisition LLC refunded to us our $67.5 million deposit. The Alterra deposit was applied against the purchase price for the Alterra Acquisition.

         Our Acquisition of the Brookdale Properties. In October 2004, we acquired from Fortress Brookdale Acquisition LLC 100% of the outstanding capital stock of Brookdale Living Communities for an aggregate purchase price of approximately $742.5 million (the "Brookdale Acquisition"), pursuant to a stock purchase agreement we entered into with Fortress Brookdale Acquisition LLC (the "Brookdale Purchase Agreement") in June 2004. Brookdale Living Communities owned indirectly a total of 21 senior living properties, together with certain related personal property. Prior to the closing of the Brookdale Acquisition in October 2004, all of the other real and personal property owned by Brookdale Living Communities (the "Brookdale Excluded Assets"), all of the liabilities and obligations of Brookdale Living Communities other than the mortgage debt we assumed, and certain liabilities relating to the Brookdale Properties that are not required to be reflected or reserved on a balance sheet in accordance with GAAP (the "Brookdale Excluded Liabilities"), were transferred to or assumed by a new company that was subsequently renamed Brookdale Living Communities or one of its wholly-owned subsidiaries. Immediately following the closing of the Brookdale Acquisition, Brookdale Living Communities and its wholly-owned corporate subsidiaries were converted into limited liability companies and the limited liability company interest in Brookdale Living Communities, which was renamed PSLT-BLC Properties Holdings LLC, was contributed to the Operating Partnership. The Brookdale Acquisition was funded with proceeds from the 144A Offering and the assumption of approximately $414.6 million of non-recourse and limited recourse property-level debt on the Brookdale Properties.

         Although Fortress Brookdale Acquisition LLC and Brookdale have each made a number of customary representations and warranties in the Brookdale Purchase Agreement regarding certain aspects of Brookdale Living Communities's business and the Brookdale Properties, we cannot assure you that we did not assume any material contingent or unknown obligations or liabilities in connection with the Brookdale Acquisition. In addition, PSLT-BLC Properties Holdings LLC as the successor to Brookdale Living Communities continues to be the defendant in various litigation and other proceedings involving Brookdale Living Communities for which we have been indemnified by Brookdale as described below.

         Brookdale has agreed to indemnify us for any losses we may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by Fortress Brookdale Acquisition LLC or Brookdale in the Brookdale Purchase Agreement, (b) any breach or failure by Fortress Brookdale Acquisition LLC or Brookdale to perform its obligations under the Brookdale Purchase Agreement,
(c) any Brookdale Excluded Assets and Brookdale Excluded Liabilities, (d) certain environmental claims relating to the Brookdale Properties, (e) any third party claims arising out of actions, omissions, events or facts occurring on or prior to the closing of our purchase of the Brookdale Properties relating to the assets, properties and business of Brookdale Living Communities, and (f) certain fees and expenses of Fortress Brookdale Acquisition LLC's and Brookdale's advisors. Brookdale is not required to indemnify us for any loss which does not exceed $100,000 and has no obligation to indemnify us with respect to certain losses until such losses exceed $2 million. In no event will Brookdale be required to indemnify us for losses in excess of $75 million which arise from those matters set forth in clauses (a),
(d) and (e) above. In addition, Brookdale is not required to indemnify us for matters of which our officers obtained actual knowledge prior to the execution of the Brookdale Purchase Agreement. Brookdale is also not required to indemnify us for breaches of representations and warranties of which our officers obtained actual knowledge prior to the closing of the Brookdale Acquisition, unless on or before such date we notified them of such matters and Brookdale and Fortress Brookdale Acquisition LLC agreed prior to such date that we were not obligated to close the transactions contemplated by the Brookdale Purchase Agreement. Moreover, Brookdale has generally agreed to indemnify us against any tax liability with respect to periods ending on or before, and transactions occurring before, the Brookdale Acquisition. We have agreed to release Fortress Brookdale Acquisition LLC and its affiliates (other than Brookdale and its subsidiaries) from any claims or losses arising out of the transactions contemplated by the Brookdale Purchase Agreement.

         We have agreed to indemnify Fortress Brookdale Acquisition LLC and Brookdale against any losses that either may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by us, (b) any breach by us to perform our obligations under the Brookdale Purchase Agreement and (c) certain third party claims as a result of any inspections of the Brookdale Properties that we performed. We are not required to indemnify Fortress Brookdale Acquisition LLC and Brookdale for any loss which does not exceed $100,000 and we have no obligation to indemnify with respect to certain losses until such losses exceed $2 million. In no event will we be required to indemnify for losses in excess of $75 million which arise from those matters set forth in clauses (a) and (c) above. Moreover, we have generally agreed to indemnify Brookdale against any tax liability (other than tax liability required to be borne or paid by the Brookdale Tenants pursuant to the Brookdale Property Leases) with respect to periods beginning, and transactions occurring, after the closing of the Brookdale Acquisition.

         All of the expenses incurred in connection with the consummation of the Brookdale Acquisition, including certain of our expenses, were payable by Fortress Brookdale Acquisition LLC. However, upon Brookdale's request and pursuant to the terms of the Brookdale Purchase Agreement, we funded these transaction expenses in the aggregate amount of $7.4 million, which were contemplated as part of the purchase price and lease basis upon which base rent is calculated.

         Our Acquisition of the Alterra Properties. During the fourth quarter of 2004, we acquired from Alterra 100% of the outstanding capital stock of the Alterra Subsidiaries for an aggregate purchase price of approximately $241.2 million (the "Alterra Acquisition") pursuant to a stock purchase agreement we entered into with Alterra (the "Alterra Purchase Agreement") in June 2004 and amended and restated by mutual agreement in October 2004. Pursuant to the terms of the Alterra Purchase Agreement, we consummated the Alterra Acquisition in two separate closings. The Alterra Subsidiaries owned a total of 47 assisted living properties (collectively, the "Alterra Properties"), together in each case with certain related personal property. All of the other real and personal property owned by the Alterra Subsidiaries (the "Alterra Excluded Assets") and all of the liabilities and obligations of the Alterra Subsidiaries other than certain liabilities relating to the Alterra Properties that are not required to be reflected or reserved on a balance sheet in accordance with GAAP (the "Alterra Excluded Liabilities"), were transferred to or assumed by Alterra or a subsidiary of Alterra prior to the completion of the Alterra Acquisition.

         We funded the Alterra Acquisition with proceeds from the 144A Offering and borrowings under our credit facility and by assuming an aggregate of approximately $49.5 million of property-level mortgage debt. Upon consummation of the 144A Offering, we advanced $22.5 million to Alterra as a refundable purchase price deposit (the "Alterra Purchase Price Deposit"), which deposit was applied towards the purchase price of the Alterra Acquisition. An election will be made under Code Section 338(h)(10) by the Company and Alterra to treat the purchase of the stock of the Alterra Subsidiaries as an acquisition of their assets rather than a stock acquisition, which should result in the Company having a purchase price basis in such assets.


         Although Alterra has made a number of customary representations and warranties in the Alterra Purchase Agreement regarding certain aspects of the Alterra Subsidiaries' business and the Alterra Properties, we cannot assure you that we did not assume any material contingent or unknown obligations or liabilities in connection with the Alterra Acquisition.

         Alterra has agreed to indemnify us for any losses we may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by Alterra in the Alterra Purchase Agreement, (b) any breach or failure by Alterra to perform its obligations under the Alterra Purchase Agreement, (c) any Alterra Excluded Assets and Alterra Excluded Liabilities, (d) certain environmental claims relating to the Alterra Properties, (e) any third party claims arising out of actions, omissions, events or facts occurring on or prior to the closing of our purchase of the Alterra Properties relating to the assets, properties and business of Alterra, and (f) certain fees and expenses of Alterra's advisors. Alterra is not required to indemnify us for any loss which does not exceed $25,000 and has no obligation to indemnify us with respect to certain losses until such losses exceed $650,000. In no event will Alterra be required to indemnify us for losses in excess of $25 million which arise from those matters set forth in clauses (a), (d) and (e) above. In addition, Alterra is not required to indemnify us for breaches of representations and warranties of which our officers obtained actual knowledge prior to the execution of the Alterra Purchase Agreement. Alterra is also not required to indemnify us for matters of which our officers obtained actual knowledge prior to the closing of the Alterra Acquisition, unless on or before such date we notified them of such matters and Alterra agreed prior to such date that we are not obligated to close the transactions contemplated by the Alterra Purchase Agreement. Moreover, Alterra has generally agreed to indemnify us against any tax liability with respect to periods ending on or before, and transactions occurring before, the Alterra Acquisition. We have agreed to release the stockholders of Alterra and their affiliates (other than Alterra and its subsidiaries) from any claims or losses arising out of the transactions contemplated by the Alterra Purchase Agreement.

         We have agreed to indemnify Alterra against any losses that it may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by us, (b) any breach or failure by us to perform our obligations under the Alterra Purchase Agreement and (c) any third party claims as a result of any inspections of the Alterra Properties that we performed. We are not required to indemnify Alterra for any loss which does not exceed $25,000 and we have no obligation to indemnify Alterra with respect to certain losses until such losses exceed $650,000. In no event will we be required to indemnify for losses in excess of $25 million which arise from those matters set forth in clauses (a) and (c) above. Moreover, we have generally agreed to indemnify Alterra against any tax liability (other than tax liability required to be borne or paid by the Alterra Tenants pursuant to the Alterra Property Leases) with respect to periods beginning after, and transactions occurring after, the closing of the Alterra Acquisition.

         All of the expenses incurred in connection with the consummation of the Alterra Acquisition, including certain of our expenses, were payable by Alterra. However, upon Alterra's request and pursuant to the terms of the Alterra Purchase Agreement, we funded these transaction expenses in the aggregate amount of $2.7 million, which were contemplated as part of the purchase price and lease basis upon which base rent is calculated.

         Our Master Lease Arrangements with Brookdale. Concurrently with the consummation of the Brookdale Acquisition, we entered into master lease arrangements with subsidiaries and/or affiliates of Brookdale. The lease arrangements include (a) property lease agreements for each of the Brookdale Properties (each a "Brookdale Property Lease"), (b) an agreement regarding leases (the "Brookdale Agreement Regarding Leases"), entered into between the parent company of the Brookdale Tenants (as defined below) ("BLC Holdings") and the parent company of each of the owners of the Brookdale Properties ("PSLT-BLC Holdings"), (c) a lease guaranty by BLC Holdings with respect to each Brookdale Property Lease, and (d) a guaranty of the Brookdale Agreement Regarding Leases by Brookdale (the "Brookdale Guaranty of Agreement Regarding Leases"). Each of the Brookdale Properties is owned by a separate subsidiary of the Company and leased to a subsidiary of Brookdale (each, a "Brookdale Tenant"). Each Brookdale Tenant entered into a management agreement with another subsidiary of Brookdale relating to the management and operation of each of the Brookdale Properties (the "Brookdale Management Agreements").

         Our leases with respect to the Brookdale Properties are for an initial term of 15 years (the "Initial Term"), with two 10-year renewal options at Brookdale's election, provided that, among other things, (i) no event of default exists under any Brookdale Property Lease or under the Brookdale Agreement Regarding Leases and (ii) no management termination event has occurred and is continuing beyond any applicable cure period. Pursuant to the Brookdale Agreement Regarding Leases, the renewal option may be exercised only with respect to all of the Brookdale Properties.

         Under the terms of the Brookdale Property Leases, the Brookdale Tenants are obligated to pay base rent (as escalated from time to time, the "Base Rent") in an amount equal to the Lease Rate (defined below) multiplied by the sum of the purchase price (including certain transaction costs incurred in connection with the Brookdale Acquisition by us and by Brookdale, which at Brookdale's election, we actually paid (including financing costs and debt assumption fees) in the amount of $7.4 million) plus any subsequent amounts we fund in connection with capital improvements as described in each Brookdale Property Lease and the Brookdale Agreement Regarding Leases (such sum, the "Lease Basis").

         The initial lease rate for the first year of each of the Brookdale Property Leases is 8.1% (as the same may be escalated, the "Lease Rate"). Commencing on January 1, 2006, and annually thereafter, the Lease Rate will be increased (the "Annual Increase") by an amount equal to the lesser of (i) four times the percentage increase in the Consumer Price Index during the immediately preceding year or (ii) 3%. During the first year of each renewal term of the Brookdale Property Leases, (a) the Lease Rate will be adjusted to equal the greater of (i) the then current fair market Lease Rate (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the prior year's Lease Rate times the Annual Increase, and (b) the Lease Basis will be adjusted to equal the greater of (i) the then current fair market value of the Brookdale Properties (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the Lease Basis for the immediately preceding calendar month. In addition, Base Rent will be increased by a "floating adjustment" tied to fluctuations in our floating rate-based mortgage indebtedness. The floating adjustment is an amount computed monthly equal to the increase or decrease in the applicable index (LIBOR, Prime or BMA) from a base value (determined based on the average index values for such indices for the period January 2004 through April 2004) multiplied by the aggregate outstanding principal amount of all floating rate mortgages encumbering the Brookdale Properties (i.e., the dollar amount of the floating rate debt assumed by us at the inception of the Brookdale Property Leases, plus any additional amounts related to any refinancing advanced by us to the Brookdale Tenants pursuant to the terms of the Brookdale Property Leases and the Brookdale Agreement Regarding Leases) other than from refinancings under which BLC Holdings has not elected to receive any proceeds (the "Floating Rate Debt"). Rent under the Brookdale Property Leases will continue to be escalated in accordance with the Annual Increase and the floating adjustment during each renewal term; provided, however, that with respect to any floating rate mortgages, the floating adjustment will apply only through the maturity date of any underlying Floating Rate Debt encumbering the Brookdale Property at the commencement date of the Brookdale Lease and with respect to any refinancings that Brookdale either requests or under which Brookdale requests net proceeds (as described below). Rent under the Brookdale Property Leases is to be paid in arrears on a monthly basis.

         Lease payments are absolute triple-net, with the Brookdale Tenants responsible for the payment of all taxes, assessments, utility expenses, insurance premiums and other expenses relating to the operation of the Brookdale Properties. In addition, the Brookdale Tenants are required to comply with the terms of the mortgage financing documents affecting the Brookdale Properties, if and to the extent that, among other things, the terms of such mortgage financings are commercially reasonable and consistent with other mortgage financings of comparable properties in the then-current market.

         We may, in our sole discretion, upon the request of the Brookdale Tenant, fund additional necessary capital improvements to the properties. If we fund any such amounts, the Lease Basis shall be increased on a dollar-for-dollar basis for the amounts we fund. In addition, if we, the Brookdale Tenant and the manager mutually determine that there is an extraordinary capital expenditure requirement at one or more of the Brookdale Properties, or if we and any Brookdale Tenant mutually agree that a capital improvement at one or more of the Brookdale Properties is necessary for the applicable Brookdale Property to be in compliance with legal requirements, we have agreed to fund up to $5 million in the aggregate over the term of the Brookdale Property Leases with respect to all of the

Brookdale Properties and the amount that we fund will be added to the Lease Basis. The Brookdale Tenants have covenanted to keep the Brookdale Properties in good condition and repair and operate them in a fashion similar to their operations on the commencement date of the Brookdale Property Leases. The Brookdale Property Leases also require the Brookdale Tenants to spend, in the aggregate among the Brookdale Properties, at least $450 per unit per year, which amount will be increased annually by the percentage increase in the Consumer Price Index. We have the right to require reserved funding upon our request or as required by a mortgage lender. We and the Brookdale Tenants have also agreed to review periodically the reserve-funding amount to adjust as necessary to properly maintain the properties in accordance with the requirements of the Brookdale Property Leases.

         If PSLT-BLC Holdings or any of the lessors under the Brookdale Property Leases desire to enter into a new mortgage financing or a refinancing of an existing mortgage or otherwise obtain additional mortgage debt encumbering any of the Brookdale Properties during the first six (6) years of the Initial Term, provided there is no event of default, we will deliver notice thereof to BLC Holdings together with a copy of a bona fide term sheet setting forth the proposed terms of such mortgage financing. BLC Holdings may elect to have the applicable Brookdale Tenant obtain the net proceeds of any such financing or may request that we obtain a financing that will provide additional net proceeds for the applicable Brookdale Tenant. In addition, BLC Holdings has the right, during the first six (6) years of the Initial Term, to request two (2) times per calendar year that we attempt to obtain a new mortgage or a refinancing of an existing mortgage with respect to the Brookdale Properties. We have agreed that we will use commercially reasonable efforts to obtain any such financing but will be obligated only to seek such new financing from the holder of the mortgage financing then in place with respect to the applicable Brookdale Property.

         Net financing or refinancing proceeds advanced by us to the Brookdale Tenants as described in the immediately preceding paragraph (each, a "Tenant Refinance Advance") will be added to the Lease Basis under the applicable Brookdale Property Lease. All fees, penalties, premiums or other costs related to any Tenant Refinance Advance will also be included in the Lease Basis, except that if the applicable Brookdale Tenant obtains net proceeds of any financing we initiate, then only such portion of the fees, penalties, premiums or other costs related to any such Tenant Refinance Advance, as it relates to the proceeds disbursed to the applicable Brookdale Tenant, will be included in the Lease Basis. In addition, if the monthly debt service relating to a Tenant Refinance Advance exceeds the amount of rent that will be payable relating to the increase in the Lease Basis as a result of such Tenant Refinance Advance, then the applicable Brookdale Tenant is required to pay the excess, and under certain circumstances the applicable Brookdale Tenant will also be required to pay additional amounts relating to increases in debt service and other costs with respect to the remaining portion of the balance of the refinancing.

         Under the Brookdale Agreement Regarding Leases, we agreed that, during the first six (6) years of the Initial Term, PSLT-BLC Holdings will not
(i) pledge or otherwise encumber its interest in any of the lessors under the Brookdale Property Leases, or (ii) permit the lessors under the Brookdale Property Leases to pledge or otherwise encumber the Brookdale Properties or their interests in the Brookdale Property Leases, other than any existing mortgages, new mortgages, refinancings of existing mortgages or other additional mortgage debt encumbering the Brookdale Properties. In addition, we agreed that we will not, and that PSLT-BLC Holdings and the lessors under the Brookdale Property Leases will not, enter into any agreement which contains covenants or other agreements expressly restricting the ability of any lessor under the Brookdale Property Leases to enter into a financing which has been requested by BLC Holdings, as described above, or expressly limiting the amount that may be borrowed thereunder, except for any existing mortgages, new mortgages, refinancings of existing mortgages or other additional mortgage debt that may encumber the Brookdale Properties from time to time.

         Pursuant to the Brookdale Agreement Regarding Leases, BLC Holdings deposited $20 million at closing with PSLT-BLC Holdings as security for the performance of the terms, conditions and provisions of the Agreement Regarding Leases and the Brookdale Property Leases. Provided there is no event of default under the Brookdale Agreement Regarding Leases, BLC Holdings has the right to request that portions of the security deposit be applied toward the Brookdale Tenants' satisfying the expenditure requirement under each of the Brookdale Property Leases with respect to capital improvements of $450 per unit per year (in the aggregate) among the Brookdale Properties, up to a maximum amount of $600 per unit per year. If the Brookdale Properties achieve and maintain a lease coverage ratio of at least 1.10 to 1.00 for a consecutive twelve month period, then $10 million of the security deposit will be returned to BLC Holdings. If the Brookdale Properties achieve and maintain a lease coverage ratio of at least 1.15 to 1.00 for a consecutive twelve month period, then $15 million of the security deposit will be returned to BLC Holdings. Any balance of the security deposit will be returned to BLC Holdings if the Brookdale Properties achieve and maintain a lease coverage ratio of at least 1.20 to 1.00 for twelve consecutive months. For the foregoing purposes, the lease coverage ratio will be computed by taking the net operating income for all of the Brookdale Properties (subject to certain adjustments, including reductions for management fees and capital expenditure requirements), and dividing it by Base Rent payable in the aggregate under all of the Brookdale Property Leases.

         The Brookdale Agreement Regarding Leases also provides that PSLT-BLC Holdings may terminate the Brookdale Management Agreements upon the occurrence of certain events, including if any Brookdale Tenant fails to make a rental payment and the failure goes uncured for more than 30 days, if an event of default has occurred and remains uncured under any of the Brookdale Property Leases or under the Brookdale Agreement Regarding Leases, or if the Brookdale manager becomes bankrupt or insolvent, has bankruptcy proceedings filed against it or voluntarily files for bankruptcy. In addition, PSLT-BLC Holdings may terminate the Brookdale Management Agreements if the Brookdale Properties fail to maintain on a quarterly basis a lease coverage ratio (subject to certain adjustments) of at least 1.05 to 1.00 during any of the fifth (5th) through seventh (7th) lease years, 1.10 to 1.00 during any of the eighth (8th) through twelfth (12th) lease years, and at least 1.15 to 1.00 during any of the thirteenth (13th) through fifteenth (15th) lease years and during each renewal term. BLC Holdings or the Brookdale manager has the right to cure a failure to maintain the required lease coverage ratio by posting cash or a letter of credit in an amount sufficient to increase on a dollar-for-dollar basis the net operating income reflected in the numerator of the lease coverage ratio calculation to the extent necessary to be within compliance. This cure option is available during the first 10 years of the Initial Term and may only be exercised two times thereafter during the remaining portion of the Initial Term. If PSLT-BLC Holdings terminates the Brookdale Management Agreements and replaces the Brookdale manager with a manager other than an affiliate of Brookdale, the Brookdale Tenants have the right to terminate those Brookdale Property Leases as to which the Brookdale Management Agreements have been terminated. If PSLT-BLC Holdings terminates one (1) or more of the Brookdale Management Agreements but the Brookdale Tenants for such applicable Brookdale Properties do not terminate the applicable Brookdale Property Leases, the Brookdale Tenants will enter into new management agreements with a replacement manager designated by PSLT-BLC Holdings and will be required to pay any replacement manager the management fee pursuant to the replacement management agreements, provided that the Brookdale Tenants will be entitled to a credit against Base Rent for any payments (excluding out-of-pocket reimbursements) payable to such replacement manager in excess of an amount equal to five percent (5%) of gross revenues.

         Each of the Brookdale Property Leases is unconditionally guaranteed by BLC Holdings and BLC Holdings' obligations under the Brookdale Agreement Regarding Leases are unconditionally guaranteed by Brookdale. Under the Brookdale Agreement Regarding Leases, it is a default if the net worth of Brookdale declines to less than $75 million; provided that Brookdale may cure any such default by depositing cash collateral in the amount of one (1) month's rent under all of the Brookdale Property Leases, if Brookdale's net worth is between $50 million and $75 million, in the amount of three (3) months' rent, if Brookdale's net worth is between $25 million and $50 million, and in the amount of six (6) months' rent, if Brookdale's net worth is $25 million or less. For the purposes of the foregoing net worth test, Brookdale's "net worth" means the sum of Brookdale's net worth, determined in accordance with GAAP, plus the "deferred gain" that results from the transactions contemplated in the Brookdale Stock Purchase Agreement, which, for the purposes of the Brookdale Agreement Regarding Leases is deemed not to exceed $110 million. Under the Brookdale Property Leases, the Brookdale Tenants agreed to indemnify us from all liabilities related to the occupancy and operation of the Brookdale Properties prior to and during the term of the Brookdale Property Leases, with such indemnification continuing for twelve months following any termination of the Brookdale Property Leases for any claims made with respect to incidents occurring prior to the end of the lease term.

         In connection with any new mortgage financing, the applicable Brookdale Tenant will subordinate its rights to those of such new mortgage lender, provided such mortgage lender enters into a subordination, non-disturbance and attornment agreement and agrees not to disturb such Brookdale Tenant's right to possession.

         At any time after the tenth lease year of the Initial Term and during the last lease year of any renewal term, BLC Holdings has the right to purchase from us all, but not less than all, of the Brookdale Properties at a purchase price equal to the greater of (i) the then current fair market value (as determined by a mutually acceptable appraisal method) or (ii) the minimum option purchase price, which is equal to the Lease Basis (as the same may be increased pursuant to the terms of the Brookdale Property Leases) increased by a compounded rate of 4.5% per year from the lease inception through the option purchase date. In addition, BLC Holdings is required to pay us an additional amount, not to exceed $75 million, related to the amount of gain, if any, recognized for federal income tax purposes, as more particularly described in the Brookdale Agreement Regarding Leases.

         The Brookdale Agreement Regarding Leases also provides that to the extent any new independent living properties we acquire are not leased back to the seller of such properties in a sale-leaseback transaction, Brookdale has a right of first offer to lease any such properties from us on terms proposed by us in good faith.


         Each of the Brookdale Property Leases prohibits the assignment of any Brookdale Property Lease by the applicable Brookdale Tenant. The Brookdale Agreement Regarding Leases also prohibits certain other "changes of control" of Brookdale entities. However, any sale by Brookdale of all or substantially all of its assets or any sale of more than 50% of Brookdale's outstanding stock by its shareholders, or the sale of more than 50% of the membership interests in Fortress Brookdale Acquisition LLC, does not require our consent if (i) BLC Holdings provides evidence reasonably satisfactory to PSLT-BLC Holdings that the industry experience of the guarantor under the terms of such transaction in owning, operating and managing senior living properties similar to Brookdale's properties is at least comparable to or better than that of Brookdale and (ii) the guarantor under the terms of such transaction has a net worth at least equal to $75 million. In addition, our consent is not required in connection with (a) any initial public offering or other equity raising transaction of Brookdale or (b) any direct or indirect transfer of less than 50% of the ownership interest in Brookdale or Fortress Brookdale Acquisition LLC, if, in the case of a transfer contemplated by clause (b), the current shareholders or members, as the case may be, continue to control the company.


         Our Master Lease Arrangements with Alterra. Concurrently with the closings of the purchase of the Alterra Properties, we entered into master lease arrangements with subsidiaries and/or affiliates of Alterra. The lease arrangements include (a) master lease agreements covering each of the Alterra Properties (each an "Alterra Property Lease"), (b) an agreement regarding leases (the "Alterra Agreement Regarding Leases"), entered into between the parent company of the Alterra Tenants (as defined below) ("ALS Holdings") and the parent company of each of the owners of the Alterra Properties ("PSLT-ALS Holdings"), (c) a lease guaranty by ALS Holdings with respect to each Alterra Property Lease, and (d) a guaranty of the Alterra Agreement Regarding Leases by Alterra (the "Alterra Guaranty of Agreement Regarding Leases"). Each of the Alterra Properties is owned by a subsidiary of the Company and leased to a subsidiary of Alterra (each, an "Alterra Tenant"). Each Alterra Tenant entered into a master sublease agreement with Alterra relating to the possession, management and operation of each of the Alterra Properties (the "Alterra Management Agreements").

         Our leases with respect to the Alterra Properties are for an initial term of 15 years (the "Initial Term"), with two 5-year renewal options at Alterra's election, provided that, among other things, (i) no event of default exists under any Alterra Property Lease or under the Alterra Agreement Regarding Leases and (ii) no management termination event has occurred and is continuing beyond any applicable cure period. Pursuant to the Alterra Agreement Regarding Leases, the renewal option may only be exercised with respect to all of the Alterra Properties.

         Under the terms of the Alterra Property Leases, the Alterra Tenants are obligated to pay base rent (as escalated from time to time, the "Base Rent") in an amount equal to the Lease Rate (defined below) multiplied by the sum of the purchase price (including certain transaction costs incurred in connection with the Alterra Acquisition by us and by Alterra, which at Alterra's election, we actually paid (including financing costs and debt assumption fees) in the amount of $2.7 million) plus any subsequent amounts we fund in connection with capital improvements as described in each Alterra Property Lease and the Alterra Agreement Regarding Leases (such sum, the "Lease Basis").

         The initial lease rate for the first year of each of the Alterra Property Leases will be 9.625% (as the same may be escalated, the "Lease Rate"). Commencing on the first month of the first anniversary of the commencement date of the Alterra Property Leases, and annually thereafter, the Lease Rate will be increased (the "Annual Increase") by an amount equal to the lesser of (i) four times the percentage increase in the Consumer Price Index during the immediately preceding year or (ii) 2.5%. During the first year of each renewal term of the Alterra Property Leases, the Lease Basis will be adjusted to equal the greater of (i) the then current fair market value of the Alterra Properties (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the Lease Basis for the immediately preceding calendar month. Rent under the Alterra Property Leases will continue to be escalated in accordance with the Annual Increase during each renewal term. Rent under the Alterra Property Leases is paid in arrears on a monthly basis.

         Lease payments are absolute triple-net, with the Alterra Tenants responsible for the payment of all taxes, assessments, utility expenses, insurance premiums and other expenses relating to the operation of the Alterra Properties. In addition, the Alterra Tenants are required to comply with the terms of the mortgage financing documents affecting the Alterra Properties, if and to the extent that, among other things, the terms of such mortgage financings are commercially reasonable and consistent with other mortgage financings of comparable properties in the then current market.

         We may, in our sole discretion, upon the request of the Alterra Tenant, fund additional necessary capital improvements to the properties. If we fund any such amounts, the Lease Basis shall be increased on a dollar-for-dollar basis for the amounts we fund. In addition, if we, the Alterra Tenant and the manager mutually determine that there is an extraordinary capital expenditure requirement at one or more of the Alterra Properties, or if we and any Alterra Tenant mutually agree that a capital improvement at one or more of the Alterra Properties is necessary for the applicable Alterra Property to be in compliance with legal requirements, we have agreed to fund up to $5 million in the aggregate over the term of the Alterra Property Leases with respect to all of the Alterra Properties and the amount that we fund will be added to the Lease Basis. The Alterra Tenants have covenanted to keep the Alterra Properties in good condition and repair and operate them in a manner similar to their operations on the commencement date of the Alterra Property Leases. The Alterra Property Leases also require the Alterra Tenants to spend, in the aggregate among the Alterra Properties, at least $400 per unit per year, which amount will be increased annually by the percentage increase in the Consumer Price Index. If in any year the Alterra Tenants do not expend the entire required capital improvements amount, the unspent portion of such funds will be deposited into an escrow account with us or with our mortgage lender, which funds will be available for property capital expenditures, capital improvements and repairs; provided that such funds will not be made available to the Alterra Tenants until such time as the Alterra Tenants have expended at least $400 per unit, in the aggregate, in such year. In addition, we have the right to require reserved funding upon our request or as required by a mortgage lender. We and the Alterra Tenants have also agreed to review periodically the reserve-funding amount to adjust as necessary to properly maintain the properties in accordance with the requirements of the Alterra Property Leases.

         The Alterra Agreement Regarding Leases provides that, commencing on the first month of the first calendar quarter which occurs after the commencement date of the Alterra Agreement Regarding Leases, and on the first month of each calendar quarter thereafter, ALS Holdings shall deposit with PSLT-ALS Holdings as security for the performance of the terms, conditions and provisions of the Agreement Regarding Leases and the Alterra Property Leases, 50% of excess cash flow for the prior calendar quarter, until such time as the amount held as the security deposit is equal to $10 million. At ALS Holdings' option, ALS may post letters of credit in such amounts in lieu of depositing a cash security deposit. For the foregoing purposes, excess cash flow will be computed by taking the net operating income for all of the Alterra Properties less the Base Rent payable in the aggregate under all of the Property Leases. If the Alterra Properties achieve and maintain a lease coverage ratio of at least 1.15 to 1.00 for two (2) consecutive six (6) month periods, then the security deposit will be returned to ALS Holdings. For the foregoing purposes, the lease coverage ratio will be computed by taking the net operating income for all of the Alterra Properties (subject to certain adjustments), and dividing it by Base Rent payable in the aggregate under all of the Alterra Property Leases.

         The Alterra Agreement Regarding Leases also provides that PSLT-ALS Holdings may terminate the Alterra Management Agreements upon the occurrence of certain events, including if any Alterra Tenant fails to make a rental payment and the failure goes uncured for more than 30 days, if an event of default has occurred and remains uncured under any of the Alterra Property Leases or under the Alterra Agreement Regarding Leases, or if the Alterra manager becomes bankrupt or insolvent, has bankruptcy proceedings filed against it or voluntarily files for bankruptcy. In addition, PSLT-ALS Holdings may terminate the Alterra Management Agreements if the Alterra Properties fail to maintain on a quarterly basis a lease coverage ratio (measured quarterly on a rolling four-quarter basis) of at least 1.05 to 1.00 during any of the first
(1st) through third (3rd) lease years, and at least 1.10 to 1.00 during any of the fourth (4th) through fifteenth (15th) lease years and during each renewal term. ALS Holdings or the Alterra manager have the right to cure a failure to maintain the required lease coverage ratio by posting cash or a letter of credit in an amount sufficient to decrease on a dollar-for-dollar basis the lease payments reflected in the denominator of the lease coverage ratio calculation to the extent necessary to be within compliance. This cure option may only be exercised two times during the first (1st) through tenth (10th) years of the Initial Term. If PSLT-ALS Holdings terminates the Alterra Management Agreements and replaces the Alterra manager with a manager other than an affiliate of Alterra, the Alterra Tenants have the right to terminate the Alterra Property Leases with respect to the facilities as to which the Alterra Management Agreements have been terminated. If PSLT-ALS Holdings terminates one (1) or more of the Alterra Management Agreements but the Alterra Tenants for such applicable Alterra Properties do not terminate the applicable Alterra Property Leases with respect to the applicable facilities, the Alterra Tenants will enter into new management agreements with a replacement manager designated by PSLT-ALS Holdings and are required to pay any replacement manager the management fee pursuant to the replacement management agreements, provided that the Alterra Tenants will be entitled to a credit against Base Rent for any payments (excluding out-of-pocket reimbursements) payable to such replacement manager in excess of an amount equal to five percent (5%) of gross revenues.

         Each of the Alterra Property Leases is unconditionally guaranteed by ALS Holdings and ALS Holdings' obligations under the Alterra Agreement Regarding Leases are unconditionally guaranteed by Alterra. Under the Alterra Property Leases, the Alterra Tenants agreed to indemnify us from liabilities related to the occupancy and operation of the Alterra Properties prior to and during the term of the Alterra Leases, with such indemnification continuing for twenty-four (24) months following any termination of the Alterra Leases for any claims made with respect to incidents occurring prior to the end of the lease term.

         In connection with any new mortgage financing, the applicable Alterra Tenant will subordinate its rights to those of such new mortgage lender, provided such mortgage lender enters into a subordination, non-disturbance and attornment agreement and agrees not to disturb such Alterra Tenant's right to possession.

         Each of the Alterra Property Leases prohibits the assignment of any Alterra Property Lease by the applicable Alterra Tenant. The Alterra Agreement Regarding Leases also prohibits certain other "changes of control" of certain Alterra entities. However, any sale of more than 50% of Alterra's outstanding stock by its shareholders, or the sale of more than 50% of the voting stock or membership interests in any direct or indirect parent of Alterra, does not require our consent if, among other things, (i) ALS Holdings provides evidence reasonably satisfactory to PSLT-ALS Holdings that the industry experience of the guarantor under the terms of such transaction in owning, operating and managing senior living properties is at least comparable to or better than that of Alterra and (ii) ALS Holdings provides evidence reasonably satisfactory to PSLT-ALS Holdings that the guarantor under the terms of such transaction has a net worth at least equal to the net worth of Alterra immediately prior to such transfer. In addition, our consent is not required in connection with any initial public offering or other equity raising transaction of Alterra or any direct or indirect parent of Alterra or any direct or indirect transfer of less than 50% of the ownership interest in Alterra, if the current shareholders of Alterra continue to control Alterra.

Our Properties


         As of December 31, 2004, we owned 68 properties in 19 states comprised of approximately 6,819 residential living units which are considered as either independent living units or assisted living units, all of which are leased pursuant to 15-year triple-net leases with renewal options. As of that date, the aggregate 2005 contractual rent expected from our properties was approximately $83.2 million. The following table describes our portfolio as of December 31, 2004:

Tenant                                                                             Year 1         Percentage of
                                                                                Contractual          Year 1
                                             No. of                                 Rent           Contractual
                                           Properties        No. of Units      (In millions)          Rent
                                           ----------        ------------      -------------       -----------
Brookdale..........................            21               4,474              $60.1             72.2%
Alterra............................            47               2,345              $23.1             27.8%
                                           ----------        ------------      -------------       -----------
                                               68               6,819              $83.2            100.0%
                                           ==========        ============      =============       ===========



The following table contains certain information with respect to each of our properties:

                                                                                                           Type of
                                                                                                          Property/
                                                                           No. of                         Number of
                    Property by Tenant                        Location      Units       Year Opened       Floors(2)
-------------------------------------------------------       --------     ------       ------------     -----------
Brookdale:
The Hallmark...........................................           IL        341              1990             37
Devonshire-Lisle.......................................           IL        321              1990              5
Classic at West Palm Beach.............................           FL        301              1990              3
The Atrium.............................................           CA        291              1987              3
River Bay Club.........................................           MA        282              1986              7
The Kenwood of LakeView................................           IL        263              1954             14
Woodside Terrace.......................................           CA        270              1988              3
Devonshire-Hoffman Estates.............................           IL        262              1987              8
The Heritage of Des Plaines............................           IL        255              1993              5
Edina Park Plaza.......................................           MN        209              1987             18
Brookdale Place........................................           CA        209              1987              3
Park Place.............................................           WA        208              1992              2
Hawthorn Lakes.........................................           IL        201              1987              5
The Springs of East Mesa...............................           AZ        185              1986              3
The Gables at Farmington...............................           CT        173              1984              3
Brendenwood............................................           NJ        145              1987              2
Ponce de Leon(1).......................................           NM        144              1985              2
Berkshire of Castleton.................................           IN        143              1986              2
Chatfield..............................................           CT        119              1989              3
The Gables at Brighton.................................           NY        102              1988              3
The Willows (Hawthorn).................................           IL         50              1999              5
                                                                          -----
Brookdale Total/ Weighted Average......................                   4,474
                                                                          =====
Alterra:
Kenmore (Buffalo)......................................           NY        113              1997             WW
Niskayuna (Albany).....................................           NY        100              1997             WW
Sherman Brook (Ct. Village)............................           NY         84              1997             VL
Summerfield (Sum. Village).............................           NY         84              1997             VL
Northville.............................................           MI         72              1996             WW
Utica..................................................           MI         72              1996             WW
Twin Falls.............................................           ID         70              1997             WW
Colorado Springs.......................................           CO         68              1997             WW
Pueblo.................................................           CO         65              1997             WW
Lynwood................................................           WA         60              1999             CB
Tempe..................................................           AZ         52              1997             CB
Niskayuna..............................................           NY         52              1997             CB
Perinton...............................................           NY         52              1997             CB
Williamsville..........................................           NY         52              1997             CB
Eden Prairie...........................................           MN         52              1998             CB
North Oaks.............................................           MN         52              1998             CB
Plymouth...............................................           MN         52              1998             CB
Puyallup...............................................           WA         52              1998             CB
Cary...................................................           NC         50              1997             CB
Westampton.............................................           NJ         50              1997             CB
Mesa...................................................           AZ         50              1998             SH
Pensacola..............................................           FL         50              1998             SH


                                      50




                                                                                                           Type of
                                                                                                          Property/
                                                                           No. of                         Number of
                    Property by Tenant                        Location      Units       Year Opened       Floors(2)
-------------------------------------------------------       --------     ------       ------------     -----------
Peoria.................................................           AZ         50              1998             SH
Tucson (Speedway)......................................           AZ         46              1998             SH
Columbus (West.).......................................           OH         43              1999             SH
Alliance...............................................           OH         42              1998             SH
Beaver Creek...........................................           OH         42              1998             SH
Evansville.............................................           IN         42              1998             SH
Marion.................................................           IN         42              1998             SH
Portage................................................           IN         42              1999             SH
Richmond...............................................           IN         42              1998             SH
Salem..................................................           OH         42              1998             SH
Winter Haven II........................................           FL         42              1998             SH
Kenosha III............................................           WI         40              2000             CB
Topeka.................................................           KS         40              2000            CBC
West Melbourne.........................................           FL         40              2000             CB
Oro Valley I...........................................           AZ         38              1998             CB
Tallahassee............................................           FL         38              1997             CB
Winston-Salem..........................................           NC         38              1997             CB
Leawood................................................           KS         38              2000             CB
La Crosse II...........................................           WI         36              1998             SH
Austintown.............................................           OH         36              1999            CBC
Winter Haven I.........................................           FL         36              1999            CBC
La Crosse I............................................           WI         26              1998            CBC
Blaine.................................................           MN         20              1997             SH
Inver Grove Heights....................................           MN         20              1997             SH
Fond du Lac............................................           WI         20              1996             SH

Alterra Total/ Weighted Average........................                   2,345
                                                                         ======

         Total Units/ Occupancy........................                   6,819
                                                                         ======



-------------------
(1) Property held through a ground lease. Initial term ends October 31, 2015. We have the option to renew for three additional periods totaling 69 years.
(2) With respect to the Alterra Properties: WW is a Wynwood property; VL is a Villas property; SH is a Sterling House property; CB is a Clare Bridge property; CBC is a Clare Bridge Cottage property.

         The 21 Brookdale Properties are large in size (containing an average of 213 units per property) and are designed for middle to upper income residents who desire an upscale residential environment providing the highest level of quality, care and value. A description of the five largest Brookdale Properties based on lease basis allocation is provided below:

         The Hallmark. The Hallmark is a 341-unit, 37-floor apartment building that is located on Chicago's lakefront, just north of the city's downtown. The Hallmark offers residents such conveniences as restaurant-style meals, housekeeping, activities, emergency call response and scheduled transportation. In addition, the Hallmark's amenities include a whirlpool, exercise room, health clinic, arts and crafts rooms, banking services and postal facilities.

         The Devonshire of Lisle. The Devonshire is a 321-unit, five-floor complex that is located in Lisle, Illinois, adjacent to a wooded park and residential area. The Devonshire offers residents such services as restaurant-style meals, housekeeping, scheduled transportation and 24-hour staff availability. In addition, the Devonshire's amenities include an indoor pool, whirlpool, sauna, exercise room, arts and crafts room, library, lounge areas, health clinic and outdoor gardening area.

         Woodside Terrace. Woodside Terrace is a 270-unit, three-floor complex that is located in Redwood City, California. Woodside Terrace offers residents such services as a dining program with a variety of menu choices, housekeeping, scheduled transportation and 24-hour staff availability. In addition, Woodside Terrace's amenities include an indoor pool, whirlpool, exercise room, health clinic, beauty shop, outdoor gardening area and guest suites.

         The Atrium of San Jose. The Atrium of San Jose is a 291-unit, three-floor complex that is located in the heart of the Santa Clara Valley, near shopping centers, movie theaters and restaurants. The Atrium of San Jose offers residents such amenities and services as a dining program with a variety of menu choices, housekeeping, scheduled transportation and 24-hour staff availability.

         The Heritage of Des Plaines. The Heritage of Des Plaines is a 255-unit, five-floor building located in Des Plaines, Illinois, with easy access to O'Hare Airport and shopping centers and public transportation. The Heritage of Des Plaines offers residents such services as a dining program with a variety of menu choices, housekeeping, scheduled transportation, activities and 24-hour staff availability. The Heritage also provides a number of on-site amenities, including an indoor pool, whirlpool, exercise room, arts and crafts room, banking services, health clinic and postal facilities.

         The 47 Alterra Properties primarily focus on assisted living residents served through three primary residence models (Wynwood, Sterling House and Villas) and residents with cognitive impairments served through two primary residence models (Clare Bridge and Clare Bridge Cottages). A description of Alterra's models is provided below:

         Wynwood. These multi-story residences are designed to serve primarily upper income frail/elderly individuals in metropolitan and suburban markets. The Wynwood residences typically range in size from 37,500 to 55,000 square feet and accommodate 60 to 100 residents. To achieve a more residential environment in these large buildings, each wing or "neighborhood" in the residence contains design elements scaled to a single-family home and includes a living room, dining room, patio or enclosed porch, laundry room and personal care area, as well as a caregiver work station. The Alterra Properties include seven Wynwood residences.

         Sterling House. These apartment-style residences are generally located in select suburban communities and in small or medium-sized towns with populations of 10,000 or more persons. These residences range in size from 20,000 to 30,000 square feet and usually contain from 20 to 45 private apartments, offering residents a choice of studio, one-bedroom and one-bedroom deluxe apartments. These apartments typically include a bedroom area, private bath, living area, individual temperature control and kitchenettes and range in size from 320 to 420 square feet. Common space is dispersed throughout the building and is residentially scaled. The Alterra Properties include seventeen Sterling House residences.

         Villas. These private apartment-style residences are designed to serve upper-income independent individuals in metropolitan and suburban markets. The Villas residences typically range in size from 45,000 to 65,000 square feet and contain 75 to 120 private apartments. These apartments typically include a bedroom area, private bath, living/dining area, and kitchenettes and range in size from 600 to 900 square feet. The Villas offer a secure building with comfortable common areas and pleasant outdoor surroundings. The Alterra Properties include two Villas residences.

         Clare Bridge. The Clare Bridge dementia residence model typically ranges in size from 20,500 to 31,000 square feet, is a single-story residence accommodating 38 to 52 residents, and is primarily located in metropolitan and suburban markets. Clare Bridge seeks to create a "home-like" setting that addresses the resident's cognitive limitations using internal neighborhoods consisting of rooms which are scaled to the size typically found in an upper-income, single-family home with the same level of furniture, fixtures and carpeting. Key features specific to the needs of Clare Bridge residents generally include indoor wandering paths, a simulated "town-square" area, secure outdoor spaces with raised gardening beds, directional aids to assist in "wayfinding" such as signs, color-coded neighborhoods and memory boxes with the resident's photograph outside of their unit, and specifically designed furniture suitable for incontinent residents. The Alterra Properties include seventeen Clare Bridge residences.

         Clare Bridge Cottage. Clare Bridge Cottage is a dementia residence model focused on smaller to medium-sized markets where income levels would not support a more upscale Clare Bridge model. These residences typically accommodate from 20 to 40 residents and offer services similar to that of the Clare Bridge. These buildings resemble the Sterling House architectural styles with enhancements for wandering paths, security and other features associated with Clare Bridge. The Alterra Properties include four Clare Bridge Cottage residences.

Our Operators

         All of our properties are leased to either Brookdale and Alterra and/or their respective subsidiaries or affiliates. We may in the future enter into sale-leaseback arrangements with and/or provide mortgage financing to other experienced operators of senior living properties that meet our investment criteria.

         Brookdale. Brookdale's management team has been providing senior living services since 1988 and has extensive experience in the senior living and hospitality industries. Brookdale's management team currently operates approximately 69 senior living properties (including the 21 Brookdale Properties acquired by us) in 26 states containing 13,235 units.

         Brookdale's objective is to allow its residents to "age-in-place" by providing them with a continuum of senior independent and assisted living services. The residents in a Brookdale-operated property have the ability to maintain their residency in such property for an extended period of time due to the range of service options available to such residents as their needs change. An individual can move into a Brookdale-operated property while the individual is able to live independently, requiring little or no assistance with the activities of daily living. As the resident ages and requires more assistance with the activities of daily living, the resident is able to receive an enhanced level of services at the Brookdale-operated property and not have to move to another property to receive the level of services required (not including skilled nursing). The ability to allow residents to age-in-place is beneficial to Brookdale's residents as well as their families who are burdened with care option decisions for their elderly relatives.

         In addition to studio, one-bedroom and two-bedroom units, Brookdale provides all residents with basic services, such as meal service, 24-hour emergency response, housekeeping, concierge services, transportation and recreational activities. For residents who require additional supplemental care services, Brookdale provides assistance with activities of daily living. The levels of care provided by Brookdale to residents varies from property to property depending upon the licensing requirements of the state in which the property is located.

         Brookdale's levels of care include:

         Basic Care Program. The basic care package, which is received by all residents, includes meal service, housekeeping services within the resident's unit, social and recreational activities, scheduled transportation to medical centers and shopping, security, emergency call response, access to on-site medical education and wellness programs.

         Supplemental Care Services. Brookdale has also established a program providing various levels and combinations of supplemental care services called "Personally Yours"SM. In addition to the basic care program, Brookdale offers custom tailored supplemental care services for residents who desire or need such services. Optional supplemental care services include check-in services and escort and companion services. Residents with cognitive or physical frailties and higher level service needs are either accommodated with supplemental services in their own units or, in certain properties, are cared for in a more structured and supervised environment on a separate wing or floor of the property with a dedicated staff and with separate dining room and activity areas.

         Depending on the particular property and as dictated by state licensing requirements, Brookdale also provides assistance with activities of daily living such as dressing and bathing and medication administration or reminders.

         Alterra. Alterra is one of the nation's largest operators of assisted living properties for the physically frail/elderly and is the nation's largest operator of freestanding properties for individuals with Alzheimer's disease or other forms of memory loss. Since its founding in 1981, Alterra has sought to maximize the quality of life and dignity of older adults. Headquartered in Milwaukee, Wisconsin, Alterra operates over 304 properties nationwide (including the 47 Alterra Properties acquired by us), totaling approximately 13,286 units in 22 states.


         In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Alterra emerged from bankruptcy in December 2003 when it was acquired and recapitalized by FEBC-ALT Investors LLC. For a discussion of the risks relating to Alterra's bankruptcy, see "Risk Factors -- Risks Related to Our Business -- Litigation with respect to Alterra's bankruptcy and reorganization could have a material adverse effect on our results of operations."


         Alterra offers a full range of assisted living services based upon individual resident needs. Alterra's residents are primarily private pay. Prior to admission, residents are assessed by Alterra's staff to determine the appropriate level of personal care and service required. Subsequently, individual service agreements are developed by residence staff in conjunction with the residents, their families and their physicians. These plans are periodically reviewed, typically at six-month intervals, or when a change in medical or cognitive status occurs. Alterra offers residents 24-hour assistance with ADLs, ongoing health assessments, organized social activities, three meals a day plus snacks, housekeeping and personal laundry services. All residents are assessed at admission to determine the level of personal care and service required and placed in a care level ranging from basic care to different levels of advanced personal care. In addition, in some locations Alterra offers residents exercise programs and programs designed to address issues associated with early stages of Alzheimer's and other forms of dementia, as more fully described below.

         Alterra's levels of care include:

         Basic Care. At this level residents are provided with a variety of services, including 24-hour assistance with ADLs, ongoing health assessments, three meals per day and snacks, coordination of special diets planned by a registered dietitian, assistance with coordination of physician care, social and recreational activities, housekeeping and personal laundry services.

         Additional Care. Higher levels of personal care services to residents who require more frequent or intensive physical assistance or increased personal care and supervision due to cognitive impairments.

         Other Operators. We may in the future also engage in sale-leaseback transactions with other qualified operators of senior living properties that meet our investment criteria.

Environmental Matters

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions towards these costs from other identified, solvent, responsible parties for their fair share of these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on such property may adversely affect the ability of the owner, operator or tenant to sell or rent such property or to borrow using such property as collateral, and may adversely impact our investment in a property. An owner, operator or tenant of contaminated property may also face personal injury claims arising from contamination.

         Federal regulations require building owners and those exercising control over a building's management to identify and warn, via signs and labels, their employees and other building employers of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping requirements and sampling protocols pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

         The presence of mold, lead-based paint, lead in drinking water, and/or radon at any of the real properties we own or may acquire may lead to the incurrence of costs for remediation, mitigation, or the implementation of an operations and maintenance plan. Furthermore, the presence of mold, lead-based paint, lead in drinking water, and/or radon at any of the real properties we own or may acquire may present a risk that third parties will seek recovery from the owners, operators or tenants of such properties for personal injury or property damage.

         Although our leases generally will require the lessee to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such lessee would be able to fulfill its indemnification obligations.

         Prior to closing any property acquisition, if appropriate, we will obtain such environmental assessments as may be prudent in order to attempt to identify potential significant environmental concerns at such properties. These assessments will be carried out in accordance with an appropriate level of due diligence and generally would include a physical site inspection, a review of relevant federal, state and local environmental agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historic aerial photographs. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

         Neither we nor, to our knowledge, any of the current or former owners of the Brookdale Properties or the Alterra Properties have been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of the properties.

Competition and Market Conditions

         We compete, primarily on the basis of price, available capital, knowledge of the industry, and flexibility of financing structure, with real estate partnerships, other REITs and other investors (including, but not limited to, banks and insurance companies) in the acquisition, leasing and financing of senior living properties.

         The operators of senior living properties compete on a local and regional basis with operators of properties that provide comparable services. Operators compete for tenants and staff based on quality of care, reputation, physical appearance of properties, services offered, family preference, physicians, staff and price. They compete with independent operators as well as companies managing multiple properties, some of which may be larger and have greater resources than the operators of our properties. Some of these properties are operated for profit while others are owned by governmental agencies or tax-exempt, non-profit organizations.

Governmental Regulation

         General. The tenants of our properties derive nearly all of their revenues from private pay sources as opposed to government reimbursements. To the extent any of our operators' revenues are derived from third-party payors, including the Medicare and Medicaid programs, our operators will be subject to increased government regulation. The Medicare program was enacted in 1965 to provide a nationwide, federally funded health insurance program for the elderly and certain disabled persons. The Medicaid program is a joint federal-state cooperative arrangement established for the purpose of enabling states to furnish medical assistance on behalf of aged, blind or disabled individuals, and members of families with dependent children, whose income and resources are insufficient to meet the costs of necessary medical services. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative regulations and rulings, interpretation and discretion that may affect payments made to providers under these programs. The amounts of program payments received by our lessees or borrowers can be changed by legislative or regulatory actions and by determinations made by fiscal intermediaries and other payment agents acting on behalf of the programs. While we do not currently anticipate acquiring skilled nursing homes, we may in the future acquire such properties which may subject us to additional federal, state and local regulations.

         Licensure. The tenants and managers of our properties are subject to extensive state and local laws and regulations relating to licensure, conduct of operations, and services provided within the properties. The nursing operations of our lessees and borrowers are subject to regulation and licensing by state and local health and social services agencies and other regulatory authorities. In order to maintain their operating licenses, health care properties must comply with standards concerning medical care, equipment and hygiene. Although regulatory requirements vary from state to state, these requirements generally address among other things: personnel education and training; staffing levels; patient records; facility services; quality of care provided; physical residence specifications; food and housekeeping services; and residents' rights and responsibilities. These properties are subject to periodic survey and inspection by governmental authorities. The properties are also subject to various state and local building codes and other ordinances, including zoning and safety codes.

Employees


         We employed seven full-time employees as of December 31, 2004. We believe our relations with our employees are good.


Legal Proceedings

         We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

                     OUR MANAGEMENT AND BOARD OF TRUSTEES

Our Trustees and Executive Officers


         Our business and affairs are managed under the direction of our Board of Trustees. Our Board of Trustees is composed of five members. Each trustee holds office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. The Board of Trustees has made a determination that each of Messrs. Doyle, Jones and Lindeberg is independent pursuant to the standards under Nasdaq's rules. The terms of our present trustees expire at our 2005 annual meeting of shareholders. Certain information regarding our executive officers and trustees is set forth below:

Name                                                Age                            Position
----------------------------------------------      ---   ------------------------------------------------------
Darryl W. Copeland, Jr........................       45   Chief Executive Officer, President and Chairman of the
                                                          Board of Trustees
Charles A. Post...............................       36   Chief Operating Officer, Director of Business Development
                                                          and Trustee
William P. Ciorletti..........................       48   Senior Vice President and Chief Financial Officer
Saul A. Behar.................................       43   Senior Vice President, General Counsel and Secretary
Mark A. Doyle.................................       51   Trustee
Randolph W. Jones.............................       57   Trustee
Frederic H. Lindeberg.........................       64   Trustee


         The following is a summary of certain biographical information concerning our trustees and executive officers.


         Darryl W. Copeland, Jr. is our chief executive officer, president and chairman of our Board of Trustees. From August 2001 until April 2004, Mr. Copeland was a managing director of an affiliate of Fortress Investment Group LLC ("Fortress"). Fortress is a global alternative investment and asset management firm with over $6.5 billion of capital currently under management. Mr. Copeland was responsible for senior living and healthcare related investments for the private equity funds of Fortress, which transactions involved Brookdale Living Communities and Alterra, as well as other financings and asset acquisitions in the senior living field. Mr. Copeland served on the board of directors of Brookdale Living Communities from September 2001 until April 2004 and on the board of directors of Alterra from December 2003 to April 2004. Mr. Copeland is also a member of the executive board of the American Seniors Housing Association. Prior to joining Fortress, Mr. Copeland was chief executive officer and majority shareholder of DWC Web Corp. ("DWC"), an internet technology company that he founded in March 2000 and subsequently liquidated under Chapter 7 of the Bankruptcy Code in June 2001 in order to wind down the company's operations in the most efficient manner. Mr. Copeland was the principal lender to DWC. From February 1997 to December 1999, Mr. Copeland served as executive vice president, chief financial officer and a director of Brookdale Living Communities. From 1989 to 1997, Mr. Copeland was an investment banker with Donaldson, Lufkin & Jenrette Securities as senior vice president in the Healthcare and Leveraged Finance groups, during which time he completed many transactions for publicly traded healthcare REITs. Mr. Copeland received a B.S.E. in Biomedical Engineering from Duke University, an M.S. in Computer and Information Science from the New Jersey Institute of Technology, and an M.B.A., with distinction, from the Wharton School at the University of Pennsylvania.


         Charles A. Post is our chief operating officer, director of business development and trustee. From June 2000 until joining us, Mr. Post was senior vice president, corporate strategy and capital markets for Sunrise Senior Living, Inc. ("Sunrise"), the nation's largest provider of senior living services with over 34,000 team members and 380 communities with a resident capacity of approximately 43,000. Mr. Post was responsible for structuring and completing corporate transactions including the Marriott Senior Living Service acquisition, the early redemption of $150 million of convertible notes and a $125 million convertible note offering. Mr. Post was also responsible for developing the corporate business plan, ensuring compliance with corporate governance requirements and preparing and reviewing corporate filings. Prior to Sunrise, Mr. Post spent seven years with Friedman, Billings, Ramsey & Co., Inc., an investment banking and research firm, where he served as a vice president in Investment Banking and later Research in the Real Estate Group. During that time period, Mr. Post worked on numerous initial and secondary public offerings and later managed a group of analysts with coverage of over 25 companies. From 1990 to

1993, Mr. Post was a portfolio manager in the special assets division for First Union National Bank where he oversaw, negotiated and restructured underperforming commercial and residential real estate loans. Mr. Post received a B.S. in Finance from the University of Maryland.

         William P. Ciorletti is our senior vice president and chief financial officer. From September 2002 to March 2004, Mr. Ciorletti served as senior vice president and chief financial officer of American Financial Realty Trust ("AFRT"), a publicly-held real estate investment trust formed to acquire and operate properties leased to regulated financial institutions in the United States with a total market capitalization of $2.8 billion and total annual revenues of approximately $300 million. During his tenure with AFRT, AFRT completed an $800 million initial public offering in June 2003, a $400 million private placement in September 2002 and acquired over 600 properties with a net asset value in excess of $1.8 billion. From April 1998 to September 2002, Mr. Ciorletti was chief financial officer of American Financial Resource Group, Inc. ("AFRG"), the predecessor to AFRT, where he was president of AFRG's operating companies and was active in the merger and acquisition activity of all AFRG affiliates. From August 1982 to January 1992, Mr. Ciorletti served as president and chief executive officer of Central Atlantic Distributors, Inc., an engineering and commercial building equipment distributor, and also served on the boards of several industry organizations, until he sold the company in 1992. From January 1992 to 1995, he was employed by the company that acquired Central Atlantic Distributors, and from 1995 to April 1998, he was involved with restructurings and acquisitions for various companies. Mr. Ciorletti began his career with Touche Ross & Co., an international accounting and consulting firm. Mr. Ciorletti is a certified public accountant with over 23 years of experience in financial and operational management. Mr. Ciorletti graduated from LaSalle University in 1978 with a B.S., magna cum laude, in business administration.


         Saul A. Behar is our senior vice president, general counsel and secretary. From December 2000 to August 2004, he served as senior vice president, general counsel and secretary of Keystone Property Trust ("Keystone"), an NYSE-listed real estate investment trust headquartered in West Conshohocken, Pennsylvania that owned approximately 140 industrial properties aggregating more than 31 million square feet in the eastern United States. At Keystone, Mr. Behar was responsible for legal and corporate governance matters and was involved in all of the company's real estate and capital markets transactions, including equity offerings and joint ventures. In August 2004, Keystone merged with and into a partnership indirectly owned by ProLogis, an NYSE-listed real estate investment trust, and certain affiliates of investment funds managed by Eaton Vance Management in a transaction valued at $1.5 billion. From May 2000 to December 2000, Mr. Behar was vice president, general counsel and secretary of Keystone. From August 1993 to May 2000, he served as a senior in-house counsel at Pep Boys in Philadelphia, where he handled numerous corporate and real estate matters. From September 1986 to August 1993, he practiced law at Dechert Price & Rhoads (now Dechert LLP) in Philadelphia. Mr. Behar received an A.B. from Cornell University, cum laude in government and with distinction in all subjects, and a J.D. from The University of Chicago Law School. He is a member of the Pennsylvania bar.


         Mark A. Doyle is one of our trustees. Mr. Doyle has been the president of Sterling Grace Municipal Securities Corp. since 1984 ("Sterling Grace"). Sterling Grace is a broker-dealer specializing in trading activities in municipal bonds. The firm invests in such municipal debt both for its own account and for its owners. Mr. Doyle has researched and invested in financings of projects and companies, including multi-family housing projects, senior and assisted living, higher education, alternative energy, airline special facilities, industrial development, acute care hospitals, skilled nursing facilities, and land development financings. Through these investment activities, Mr. Doyle has gained extensive knowledge and experience in such organizations and businesses as well as in the recapitalization and re-financing thereof. Mr. Doyle is a registered representative and licensed principal. Mr. Doyle graduated from Brown University in 1975 with a B.A. in psychology.

         Randolph W. Jones is one of our trustees. Mr. Jones has more than two decades of senior level management experience in healthcare and related businesses. From 1997 to 2002, Mr. Jones was chief executive officer of CareerStaff Unlimited, a Sun Healthcare Group company providing temporary staffing services to hospitals, nursing homes and related healthcare providers. From 1990 to 1996, Mr. Jones was president of the medical divisions of Henry Schein, Inc., a medical and dental products distributor which went public during his tenure. Mr. Jones was president and chief operating officer of Heraeus Lasersonics, a U.S.-based manufacturer of medical lasers, from 1988 through 1990. His earlier career assignments included extensive terms at Johnson and Johnson and Warner Lambert, in the Deseret Medical division. Mr. Jones also has extensive experience in acquisitions and mergers, having acted as lead negotiator in many of such transactions, both as buyer and seller. Mr. Jones graduated from Georgetown University, with a B.A., English Major (Honors program), and a minor in Economics.

         Frederic H. Lindeberg is one of our trustees and the designated "financial expert" under the Sarbanes-Oxley Act of 2002. Mr. Lindeberg has been a consultant on mergers and acquisitions, management and investment counsel and advisor on accounting and tax matters to a diverse group of public and privately-held clients in finance, real estate, manufacturing and retailing for the past 13 years. Mr. Lindeberg retired from KPMG in 1991 after 24 years of service including 16 years as a partner-in-charge or managing partner of four different offices. Mr. Lindeberg was formerly an adjunct professor at the Penn State Graduate School of Business. Mr. Lindeberg graduated from Drexel University in 1967 with a B.S. in Business Administration and from Temple University School of Law in 1971 with a J.D. Mr. Lindeberg is a certified public accountant and member of the Pennsylvania bar and U.S. Tax and District Courts.

Audit Committee

         The Board of Trustees has established an Audit Committee, which consists of Messrs. Lindeberg (chairman), Doyle and Jones. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Compensation Committee

         The Board of Trustees has established a Compensation Committee, which consists of Messrs. Jones (chairman), Doyle and Lindeberg. The Compensation Committee determines compensation for our executive officers and administers our Long-Term Incentive Plan.

Nominating and Corporate Governance Committee

         The Board of Trustees has established a Nominating and Corporate Governance Committee, which consists of Messrs. Doyle (chairman), Jones and Lindeberg. The Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become trustees, recommending the composition of committees of our Board and developing our corporate governance guidelines and policies.

Compensation of Trustees

         Each trustee who is not an employee is paid a trustee's fee of $20,000 per year, other than those trustees serving as a committee chairperson, who receive $25,000 per year. Non-employee trustees also receive a fee of $2,000 for each Board of Trustees meeting attended in person and, if conducted on a different date than a Board meeting, for each committee meeting attended in person. In addition, non-employee trustees will receive a fee of $500 for each meeting of the Board or committee thereof that he attends via teleconference. Non-employee trustees that serve as a chairman of a Board committee are paid a fee of $2,000 per committee meeting attended, regardless of whether the committee meeting is on the same day as a Board meeting. Each of our non-employee trustees was granted 15,000 LTIP Units (as defined below) upon their initial appointment to the Board, which LTIP Units vest 50% on the date of grant with the remaining 50% vesting on the one-year anniversary of the date of grant. We expect to make additional grants to any new trustees who are elected to the Board of Trustees in amounts to be determined by the Compensation Committee.

         Trustees who are employees receive no additional compensation as trustees. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

         Our Board of Trustees may change the compensation of our independent trustees in its discretion.

Executive Compensation

         We were organized in March 2004, did not conduct any prior operations and, accordingly, did not pay any compensation to our executive officers for the year ended December 31, 2003. The following table sets forth the annual base salary and other compensation expected to be paid in the first full year following the 144A Offering to our chief executive officer and other executive officers. We will assign certain of the rights and obligations under the Employment Agreements, as amended (the "Employment Agreements"), with the officers to the Operating Partnership, which will also employ the officers and will pay their compensation.


                                                                                               Long-Term
                                             Annual Compensation                          Compensation Awards
                                       ----------------------------         ----------------------------------------------
     Name and Principal Position       Salary($) (1)        Bonus($)        LTIP
   --------------------------------    -------------        -------         Unit             Securities        All Other
                                                                            Awards           Underlying        Compen-
                                                                            ($) (2)          Options(#)        sation ($)
                                                                            ------           ----------        ----------
Darryl W. Copeland, Jr.
     Chief Executive Officer            $295,833          $292,000         300,000                  -                 -
        and President


Charles A. Post
     Chief Operating Officer and         204,167           209,000         210,000                  -                 -
       Director of Business
       Development

William P. Ciorletti
     Senior Vice President and           193,750           188,000         195,000                  -                 -
       Chief Financial Officer

Saul A. Behar
     Senior Vice President,               55,753           100,000         105,000                  -                 -
       General Counsel and
       Secretary

---------------------
(1) Represents prorated base salary for the period commencing on the executive officer's hire date or the date on which such officer began providing services to the Company.
(2) Messrs. Copeland, Post, Ciorletti and Behar were granted 20,000, 14,000, 13,000 and 7,000 LTIP Units, respectively, on January 3, 2005 under our Company's Long-Term Incentive Plan. The values reflected are based on the fair market value of an equal number of common shares as of the date of grant as determined by the Compensation Committee of our Board of Trustees. All such LTIP Units vest over three years, with one-third of the LTIP Units vesting on each of the first three anniversaries of the date of grant. For a description of the terms of the LTIP Units, see "Long-Term Incentive Plan -- Types of Equity Securities Issuable under the LTIP -- LTIP Units" below.


         In addition Messrs. Copeland, Post, Ciorletti and Behar were granted 110,000, 77,500, 86,250 and 35,000 LTIP Units, respectively, in connection with their initial employment with the Company and pursuant to the terms of their employment agreements. Such LTIP Units vest over a three year period. For a description of the terms of the LTIP Units, see "Long-Term Incentive Plan -- Types of Equity Securities Issuable under the LTIP -- LTIP Units" below.

         Code Section 162(m) disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to the company's chief executive officer and the four other most highly compensated executive officers. To qualify for deductibility under Code Section 162(m), compensation in excess of the $1 million annual maximum paid to these executive officers must be "performance-based" compensation, as determined under Code Section 162(m). For these purposes, compensation generally includes base salary, annual bonuses, stock option exercises, compensation attributable to restricted shares vesting and non-qualified benefits. While it is our intention to structure compensation so that it satisfies the "performance-based" compensation requirements under

Code Section 162(m) to the fullest extent possible, if we become subject to the provisions of Code Section 162(m), the Compensation Committee will balance the costs and burdens involved in doing so against the value to us and our shareholders of the tax benefits to be obtained by us. Accordingly, we reserve the right, should Code Section 162(m) apply, to design compensation programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible as a result of the application of Code Section 162(m).

Employment Agreements

         We have entered into an employment agreement with Darryl W. Copeland, Jr. that was effective upon completion of the 144A Offering. The employment agreement has a three-year term, but will be automatically renewed for successive one-year terms unless either party gives the other at least six months' prior written notice of non-renewal.

         Pursuant to his employment agreement, Mr. Copeland's minimum base salary is $350,000 and is subject to annual review and increases to reflect changes in the New York-Northern NJ-Long Island, NY-NJ-CT-PA Consumer Price Index. In addition, Mr. Copeland is eligible to participate in our annual incentive bonus plan at a target bonus level equal to 100% of his base salary. Mr. Copeland also will generally be eligible to participate in the employee benefit plans that we make available to our senior executives.

         Mr. Copeland's employment agreement provides that he is entitled to receive annual long-term incentive awards. The form and amount of this long-term incentive award (for example, share options and/or restricted shares or units) will be determined by our Board of Trustees.


         We may terminate Mr. Copeland's employment at any time with or without cause, and Mr. Copeland may terminate his employment for good reason. If we terminate Mr. Copeland's employment without cause or by reason of disability, if Mr. Copeland dies while employed, or if Mr. Copeland terminates his employment for good reason, Mr. Copeland will be entitled to receive, in addition to benefits previously earned, severance in an amount equal to two times (one times in the case of disability) the sum of his current base salary plus his most recent annual bonus, together with health benefit continuation for 12 months and accelerated vesting and exercisability of any outstanding equity awards. The severance payments will be paid in a single lump sum (or in 12 equal monthly installments in the case of disability). The other benefits are conditioned upon Mr. Copeland's continued compliance with non-competition, non-solicitation, confidentiality and other covenants. In the event that Mr. Copeland's employment is terminated by us without cause or by Mr. Copeland for good reason within two years of a change in control, Mr. Copeland will be entitled to receive, in addition to benefits previously earned, severance in a lump sum amount equal to three times the sum of his current base salary plus his most recent annual bonus, together with health benefit continuation for 12 months and accelerated vesting and exercisability of any outstanding equity awards, and the foregoing benefits will be subject to a gross-up payment for golden parachute excise taxes. All of the foregoing benefits are conditioned upon Mr. Copeland's execution of a general release of claims.


         Additionally, we have entered into employment agreements with each of the other executive officers named in the table above. Messrs. Post and Ciorletti's agreements were effective upon completion of the 144A Offering and Mr. Behar's agreement was effective as of September 7, 2004. The terms of these executive employment agreements are substantially similar to the terms of Mr. Copeland's employment agreement except as noted below.

         The employment agreements each have a three-year term, but will be automatically renewed for successive one-year terms unless either party gives the other at least three months' prior written notice of non-renewal.

         The employment agreements provide Mr. Post with a base salary of $250,000, Mr. Ciorletti with a base salary of $225,000 and Mr. Behar with a base salary of $175,000, which salaries are subject to annual review and increases. In addition, the executive officers are eligible to participate in our annual incentive bonus plan at a target bonus level equal to 100% of their base salary and will generally be eligible to participate in the employee benefit plans that we make available to our senior executives.


         We may terminate an executive's employment at any time with or without cause and the executive officer may terminate his employment for good reason. If we terminate an executive's employment without cause or by reason of disability, or if the executive officer terminates his employment for good reason, the executive will be entitled to receive, in addition to benefits previously earned, severance in an amount equal to 1.5 times (one times in the case of disability) the sum of his current base salary plus his most recent annual bonus, together with health benefit continuation for 12 months. The severance payments will be paid in 18 equal monthly installments (12 in the case of disability). The other benefits are conditioned upon the executive's continued compliance with non-competition, non-solicitation, confidentiality and other covenants. In the event that the executive's employment is terminated by us without cause or by the executive for good reason within two years of a change in control, the executive will be entitled to receive, in addition to benefits previously earned, a lump sum severance payment equal to two times the sum of his current base salary plus his most recent annual bonus, together with health benefit continuation for 12 months and accelerated vesting and exercisability of any outstanding equity awards, and the foregoing benefits will be subject to a gross-up payment for golden parachute excise taxes. All of the foregoing benefits are conditioned upon the execution of a general release of claims.

         For purposes of the employment agreements, "good reason" is defined as (i) any material adverse change in the executive's titles, powers, responsibilities, authorities or reporting relationships, (ii) any material breach by the Company of the employment agreement, or (iii) the relocation of executive's principal place of performance more than 20 miles from New York, New York, or Princeton, New Jersey, in each case which occurs without the executive's prior written consent and which is not fully corrected within 30 days of written notice to the Board of Trustees; and "cause" is defined as (i) an act or acts of personal dishonesty or misrepresentation made by the executive and intended to result in substantial personal enrichment of the executive at the expense of the Company, (ii) demonstrably willful and deliberate violations by the executive of his obligations under the employment agreement, (iii) the executive's gross neglect (other than any such failure resulting from incapacity due to physical or mental illness) or gross misconduct in carrying out his duties resulting, in either case, in material economic harm to the Company, or (iv) the final, non-appealable conviction by a court of law of, or plea of nolo contendere by, the executive of a felony.


Long-Term Incentive Plan

         We have adopted a long-term incentive plan (the "LTIP") for the purpose of attracting and retaining qualified officers, trustees and employees of, and consultants to, us and our affiliates (including the Operating Partnership) and to provide such persons with appropriate incentives. These incentives are designed to align the interests of management and shareholders in order to maximize shareholder value. The following is a description of the
LTIP:

         Types of Equity Securities Issuable Under the LTIP. The LTIP authorizes the issuance of restricted shares, restricted units (settled by either delivery of cash or common shares), restricted OP Units (called LTIP Units), options and appreciation rights.

          o Restricted Shares and Restricted Units. During the restricted period, share certificates evidencing restricted shares will be held by us for the account of participants receiving grants of restricted shares. The recipients are entitled to vote and receive dividends on the common shares represented by these awards. Recipients of restricted units do not have the right to vote the shares underlying such awards, but may receive dividend equivalents when dividends are paid. The LTIP provides that the Compensation Committee may establish procedures permitting an award holder to elect to defer until a later time the receipt of common shares issuable or cash otherwise payable upon the vesting of a restricted share or restricted unit.


          o LTIP Units. LTIP Units are a special class of partnership interests in the Operating Partnership. Each LTIP Unit awarded will be deemed equivalent to an award of one common share under the LTIP, reducing availability for other equity awards on a one-for-one basis. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP Units, whether vested or not, will receive the same quarterly per unit profit distributions as common units of the Operating Partnership, which profit distribution will generally equal per share taxable dividends on our common shares. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP Units will not have full parity with common units with respect to liquidating distributions. Under the terms of the LTIP Units, the Operating Partnership will revalue its assets upon the occurrence of certain "book-up events", and any increase in valuation from the time of grant until such book-up event will be allocated first to the holders of LTIP Units to equalize the capital accounts of such holders with the capital accounts of common unit holders. These book-up events will occur upon a contribution of cash or property to the Operating Partnership, including contributions by us of the proceeds from future issuances of our securities, upon the issuance of additional LTIP Units, or upon certain distributions of cash or property by the Operating Partnership to one or more partners of the Operating Partnership. Upon equalization of the capital accounts of the holders of LTIP Units with the other holders of common units, the LTIP Units will achieve full parity with common units of the Operating Partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP Units will be less than the value of an equal number of our common shares.


         During the restricted period, certificates evidencing restricted OP Units will be held by us for the account of participants who receive grants of LTIP Units. The LTIP provides that the Compensation Committee may establish procedures permitting an award holder to elect to defer until a later time the receipt of unrestricted OP Units otherwise distributable upon the vesting of an LTIP Unit.

          o Options. An option entitles a participant to acquire a specified number of common shares at an exercise price determined by the Compensation Committee. The term of an option will be determined by the Compensation Committee, but will not be longer than ten years from the date of grant. The Compensation Committee will determine when options will become exercisable and the extent to which they will be exercisable after the option holder's service terminates. The LTIP provides that the Compensation Committee may establish procedures permitting an option holder to elect to defer until a later time the receipt of common shares issuable upon exercise of an option and/or to receive cash at such later time in lieu of the deferred shares.

          o Appreciation Rights. An appreciation right granted in connection with an option entitles the holder to receive, upon exercise, an amount equal to the difference between the fair market value of a common share on the day of the surrender of the underlying option and the exercise price of such option, multiplied by the number of common shares underlying the option that is being surrendered. An appreciation right granted independently of an option entitles the holder to receive upon exercise an amount equal to the difference between the fair market value of a common share on the day preceding the exercise of such right and the fair market value of a common share on the day the appreciation right was granted, multiplied by the number of shares to which the appreciation right that is being exercised relates. Payments to participants upon their exercise of appreciation rights may be in cash or common shares, or a combination of cash and shares, at the Compensation Committee's discretion.

         Administration. The Compensation Committee administers the LTIP, selects eligible employees and other service providers to receive grants under the LTIP, determines the number of shares subject to awards to be granted under the LTIP and the form and terms of the grants, including any applicable vesting or restricted periods.

         Each grant under the LTIP will be confirmed by and subject to the terms of grant documents. Awards under the LTIP will be authorized by the Compensation Committee, in its sole discretion. For this reason, it is not possible to determine the benefit or amounts that will be received by any employees or group of employees in the future.

         Shares and OP Units Authorized and Available. An aggregate of 1,250,000 common shares and OP Units are authorized for issuance under the LTIP. The aggregate limit on the number of common shares and OP Units available under the LTIP will be increased by the number of shares or units underlying awards that are forfeited, the number of shares or units withheld to satisfy tax withholding obligations and the exercise price of options and the number of common shares underlying restricted units or appreciation rights that are settled in cash.

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

         Adjustments Upon Changes in Capitalization. In the event of certain types of corporate transactions or restructurings described in the LTIP, such as a merger, consolidation, or reorganization, the Compensation Committee will make appropriate adjustments to the maximum number of common shares available for distribution under the LTIP, the number and kind of shares subject to or reserved for issuance and payable under awards outstanding under the LTIP and the exercise price of outstanding options and appreciation rights.

         Transferability of Awards. Except as otherwise provided by the Compensation Committee with respect to a particular grant, awards granted under the LTIP may not be assigned, pledged or otherwise transferred, other than by will or the laws of descent and distribution.

         Effectiveness, Amendment and Termination. The LTIP became effective March 31, 2004. The Board or the Compensation Committee may modify, amend or terminate the LTIP at any time, provided that, to the extent required by applicable law, amendments to the LTIP shall be subject to approval by our shareholders. Unless earlier terminated by the Board or extended upon the approval of our shareholders, the LTIP will terminate on the tenth anniversary of its adoption.

         Federal Income Tax Consequences to the Company Arising from the LTIP. The following is a brief summary of the Federal income tax implications relevant to us as a result of the issuance of compensation grants under the LTIP based upon the Code as currently in effect.

         o Timing of our Tax Deduction. At the time a participant recognizes compensation income with respect to any instrument issued under the LTIP, we will generally be entitled to claim a Federal income tax deduction equal to the amount of ordinary income realized by the participant, but will not be entitled to claim a Federal income tax deduction based on any capital gains realized by a participant.

         o Withholding. We will withhold any sums required by Federal, state, local or foreign tax laws with respect to the exercise of options or appreciation rights, the lapse of restrictions on any restricted shares, restricted units or LTIP Units, or to require payment of such amounts before delivery of common shares or cash in satisfaction of any such awards.

         Federal Income Tax Consequences to Eligible Participants. The following summary relates only to the Federal income tax treatment of awards made to eligible participants under the LTIP.

         o Restricted Shares. A participant generally will not be taxed at the time restricted shares are granted but will be subject to tax at ordinary income rates when restricted shares are no longer subject to a substantial risk of forfeiture. The restricted shares will generally be subject to tax withholding when they vest. The amount of tax will be based on the fair market value of such shares at vesting. Participants may elect to recognize income at the time of grant by making a Section 83(b) election. Dividends paid on restricted shares are compensation income to the participant and compensation expense to us.

         o Restricted Units. A participant generally will not be taxed at the time restricted units are granted. A participant will be subject to FICA tax when the restricted units are no longer subject to a substantial risk of forfeiture and to income tax withholding when paid in cash or common shares. In addition, dividend equivalents paid to a participant with respect to restricted units will be subject to tax as ordinary income at the time of receipt of such cash.

         o LTIP Units. A participant generally should not be taxed at the time LTIP Units are granted or become vested, but should recognize capital gain or loss upon the disposition of such Units. Profits allocated to the holders of LTIP Units should be treated as a distributive share of the profits of the Operating Partnership and reduce the profits of the Operating Partnership allocable to us and the remaining partners, if any.

         o Options. A participant generally will not be taxed upon the grant of an option. The option holder generally will realize ordinary income for Federal income tax purposes and be subject to tax withholding at the time of exercise of an option in an amount equal to the excess of the fair market value of the shares purchased over the aggregate exercise price.

         o Appreciation Rights. Under current Federal income tax law, a holder will not be taxed at the time appreciation rights are granted. A participant will be subject to tax at ordinary income tax rates upon the exercise of an appreciation right. On exercise, a participant will be taxed on the amount by which the fair market value of a common share exceeds either
                  (1) the exercise price of options surrendered in connection with the exercise (in the case of a tandem appreciation right) or (2) the fair market value of a common share on the date the appreciation right was granted (in the case of an independent appreciation right).

         State, local and foreign tax consequences may be substantially different.


Indemnification Agreements

         We have entered into indemnification agreements with our trustees and executive officers that obligate us to indemnify them to the maximum extent permitted under Maryland law. The agreements require us to indemnify the trustee or officer, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the indemnification agreement requires us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

         In addition, the indemnification agreement requires us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

          o a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification, and

          o an undertaking by or on behalf of the indemnitee to repay the amount if is ultimately determined that the standard of conduct was not met.

         The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change of control of us.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Darryl W. Copeland, Jr., our chief executive officer, president and chairman of our Board of Trustees, was, until April 2004, a member of the boards of directors of both Brookdale Living Communities and Alterra, the previous owners of the Brookdale Properties and the Alterra Properties, respectively. Mr. Copeland also was a managing director of an affiliate of Fortress from August 2001 until April 2004.

         Prior to the closing of the Brookdale Acquisition, Brookdale Living Communities was owned by Fortress Brookdale Acquisition LLC, a limited liability company principally owned by affiliates of Fortress and affiliates of Capital Z Financial Services Fund II, L.P. Fortress Brookdale Acquisition LLC acquired Brookdale Living Communities in September 2000 in a two-step going-private transaction for approximately $316 million, of which approximately $160 million was funded by Fortress. Prior to such transaction, Brookdale Living Communities was a publicly-traded company.

         In connection with Alterra's emergence from bankruptcy in December 2003, FEBC-ALT Investors LLC, a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC, acquired 100% of the capital stock of the restructured Alterra for an approximately $76 million equity investment. In connection with this joint venture, FEBC-ALT Investors LLC was capitalized with $79 million, including a $15 million senior loan from Fortress and $64 million of equity contributions, of which 77%, or approximately $50 million, was contributed by Fortress.

         Fortress's controlling senior member interest in FEBC-ALT Investors LLC is held through Fortress Investment Trust II ("Fund II") and its approximate 55% interest in Fortress Brookdale Acquisition LLC is held through Fortress Registered Investment Trust ("Fund I"), both SEC registered investment companies that own a portfolio of many investments. According to information available on Fortress's website, Fund I and Fund II are private equity funds that primarily make control-oriented investments in asset-based businesses (including financial services, real estate, energy and power, senior living and the cell tower sectors) and asset portfolios in the United States and Western Europe. Our chief executive officer had profits interests in Fund I and Fund II and continues to have an investment in Fund II. Mr. Copeland relinquished his profits interests in exchange for a note payable by Fortress. Under the terms of the note, our chief executive officer will be entitled to semi-annual interest payments at a 5.0% fixed rate and principal payments of $1.5 million on December 31, 2007 and $1.719 million at maturity on December 31, 2008. The amounts payable under the note are fixed amounts and are not in any manner related to the performance of Fund I, Fund II, Brookdale or Alterra.

         Our chief executive officer had a conflict of interest because the more we paid to acquire the Alterra Properties and the less Alterra paid under the terms of the initial leases, the greater the value of his investment in Fund II. At the time we negotiated the acquisition of our properties from Alterra, we were recently formed and had adopted no formal policies related to conflicts. Management believes the Brookdale and Alterra Properties were acquired at market values. Since the closing of our initial offering, our Board of Trustees has been expanded to include a majority of independent trustees and we have adopted a formal Code of Business Conduct and Ethics as well as a Code of Ethics for Senior Financial Officers which both contain provisions regarding conflicts of interest. Our Board of Trustees is responsible for the ultimate oversight of these codes and its disinterested members would be responsible for the consideration of any future matters involving conflicts of interest.

         We sold 2,675,623 and 1,500,000 common shares to Fortress Brookdale Acquisition LLC and Alterra, respectively, in the 144A Offering. In addition, we sold 1,824,377 Class A Units to Fortress Brookdale Acquisition LLC in the 144A Offering. On October 4, 2004, Fortress Brookdale Acquisition LLC tendered all of the outstanding Class A Units for redemption. Pursuant to the terms of the Operating Partnership's partnership agreement, we issued 1,824,377 common shares to Fortress Brookdale Acquisition LLC in redemption of the Class A Units.

      INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

         The following is a discussion of our investment policies and our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board of Trustees without a vote of our shareholders. However, any change to any of these policies would be made by our Board of Trustees only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if our trustees believe, in the exercise of their business judgment, that it is advisable to do so. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

         Our business is focused on the ownership and acquisition of income-producing senior living properties, primarily independent and assisted living properties, located in the United States that derive substantially all of their revenues from private pay sources. We seek to lease our properties to experienced operators with substantial senior living expertise pursuant to long-term, triple-net leases containing contractual rent escalations. We have no set limitation on the number of properties in which we may invest, the amount or percentage of our assets that may be invested in any specific property or property type, or on the concentration of investments in any geographic area in the United States. We will strategically invest when opportunities are available that meet our investment criteria.

         Our primary investment structure is sale-leaseback transactions whereby we purchase a property and lease it back to the seller or another senior living operator over long terms, typically ranging from 10 to 15 years, plus renewal options. In addition, in the future we may provide financing through mortgage loans made to our owner-operators. Our primary objectives are to (i) preserve and enhance shareholder equity value, (ii) provide current income for distribution to shareholders through the ownership of senior living properties leased to experienced operators with substantial expertise in senior living operations, (iii) generate increasing cash flow for the Company and its shareholders through contractual rent increases and additional investments, and (iv) achieve long-term appreciation in the value of our properties.


         In making investments, we intend to focus on established senior living operators that meet our standards for quality and experience of management, such as Brookdale and Alterra, which, according to the American Seniors Housing Association, are two of the industry's largest senior living managers. In evaluating potential investments, we consider such primary factors as:


          o the quality, experience and expertise of management of the operator/manager of the property;

          o the location, construction quality, condition and design of the property;

          o the property's historical, current and forecasted cash flow and its ability to meet operational needs, capital expenditures and lease obligations, providing an appropriate return on investment to us;

          o the occupancy and demand for similar senior living properties in the same or nearby communities;

          o the proportion of private pay residents, with an emphasis on little or no government reimbursement; and

          o the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the property is located.

         One of our investment strategies is to obtain contractual rent escalations under long-term, non-cancelable, "triple-net" leases, and to obtain security deposits where appropriate. We anticipate that additional security will typically be provided by covenants regarding lease coverage ratios and net worth, and various provisions for cross-default, cross-collateralization and corporate guarantees, when appropriate, and manager replacement provisions.

         We expect to fund future acquisitions through bank borrowings, including long-term, fixed rate mortgage loans, our credit facility and additional secured revolving lines of credit, variable-rate term loans, mortgage loans and bond debt, and through additional private placements or public offerings of debt or equity securities, the assumption of secured indebtedness or a combination of these methods.

         We conduct all of our investment activities through the Operating Partnership.

         We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes.

Investments in Mortgages

         Since our formation we have not engaged in any investments in mortgage loans. In the future we may provide financing through mortgage loans made to owner-operators, subject to the investment restrictions applicable to REITs. The mortgage loans in which we may invest may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. There is no restriction on the proportion of our assets which may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral therefore may not be sufficient to enable us to recoup our full investment.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

         Subject to REIT qualification rules, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We also may invest in the securities of other issuers in connection with acquisitions of indirect interests in senior living properties, which normally would include joint venture interests such as general or limited partner interests in special purpose partnerships owning senior living properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar real estate entities where such investment would be consistent with our investment policies. Subject to the percentage ownership limitations and asset test requirements for REIT qualification, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. The primary activities of persons in which we may invest are investment in senior living properties. The decision to purchase such securities will be subject to criteria including, with respect to senior living properties owned by such persons, the criteria set forth above under "-- Investments in Real Estate or Interests in Real Estate." We do not anticipate investing in other issuers of securities primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required. We do not intend to underwrite the securities of other issuers.

Policies with Respect to Certain Activities

         Equity Capital Policies. Our Board of Trustees has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or operating partnership units or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to common or preferred shares or operating partnership units issued in any offering, and any offering might cause a dilution of a shareholder's investment in us. Although we have no current plans to do so, we may in the future issue common shares in connection with acquisitions. We also may issue units in our operating partnership in connection with acquisitions of property.

         We may, under certain circumstances, purchase our common shares in the open market or in private transactions with our shareholders, provided that those purchases are approved by our Board. Our Board of Trustees has no present intention of causing us to repurchase any shares, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

         Dispositions. Our properties are leased under long-term triple-net leases and we generally do not anticipate disposing of any properties in the foreseeable future. However, subject to REIT qualification rules and any contractual limitations on our ability to dispose of a property, we will consider disposing of a property if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. Certain of our indebtedness contains limitations on our ability to sell properties without the consent of the lender.

         BLC Holdings, the parent company of the Brookdale tenants under the property leases for the Brookdale Properties, has the right after the tenth year of the initial lease term and during the last year of any renewal term, to purchase from us all, but not less than all, of the Brookdale Properties. See "Our Business and Properties -- Our Recent Acquisitions -- Our Master Lease Arrangements with Brookdale."


         Debt Policy. As of December 31, 2004, we had total indebtedness of approximately $586.6 million, including $123.6 million outstanding under our credit facility. We may increase our indebtedness in the future. Our Board of Trustees will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of additional indebtedness, including the purchase price of senior living properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of our company to generate cash flow to cover expected debt service.


         Lending Policies. We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification requirements, we may consider offering secured or unsecured financing in the future. We and the Operating Partnership may make loans to joint ventures in which we or the Operating Partnership participate or may participate in the future. We have not engaged in any significant lending activities in the past, nor do we intend to do so in the future.

         Reporting Policies. As a result of the filing of the registration statement of which this prospectus is a part, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will file periodic proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Conflict of Interest Policy

         In our Code of Business Conduct and Ethics, adopted by our Board of Trustees, we have adopted a policy that specifically addresses conflicts of interest between any trustee, officer or employee of the Company and the Company.

                            PRINCIPAL SHAREHOLDERS


         The following table sets forth the total number and percentage of our common shares beneficially owned as of December 31, 2004 by: (i) each of our trustees; (ii) our chief executive officer and each of our other executive officers; (iii) all of our trustees and executive officers as a group; and
(iv) each shareholder known to us to own beneficially more than five percent of our common shares. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

                                                                                Number of Shares          Percent
                        Name of Beneficial Owner                             Beneficially Owned(1)       of Class
---------------------------------------------------------------------        ---------------------       --------
Darryl W. Copeland, Jr...............................................               520,000(2)             1.78%
Charles A. Post......................................................               125,000(3)               *
William P. Ciorletti.................................................                15,000(4)               *
Saul A. Behar........................................................                     0(5)               0
Mark A. Doyle........................................................                17,500(6)               *
Randolph W. Jones....................................................                 7,500(6)               *
Frederic H. Lindeberg................................................                 9,500(6)               *
Farallon Capital Management(7).......................................             2,814,166                9.62%
Hunter Global Investors(8)...........................................             2,580,171                8.82%
Franklin Advisors, Inc.(9)...........................................             2,157,000                7.37%
Friedman, Billings, Ramsey Group, Inc.(10)...........................             1,792,115                6.12%
Excelsior Value and Restructuring Fund(11)...........................             1,600,000                5.47%
All trustees and executive officers as a group (7 persons)...........               694,500                2.37%



---------------------
*    Represents less than 1%.

(1) Assumes that all vested units or units vesting within 60 days held by such person or group of persons are redeemed for common shares. The total number of shares outstanding used in calculating the percentage assumes that none of the units are redeemed for common shares.

(2) Represents 520,000 common shares, which shares are subject to restrictions on transfer. See "Plan of Distribution." Mr. Copeland was awarded 110,000 LTIP Units effective upon completion of the 144A Offering. The LTIP Units vest equally over the first three anniversaries of the date of grant.

(3) Represents 125,000 common shares, which shares are subject to restrictions on transfer. See "Plan of Distribution." Mr. Post was awarded 77,500 LTIP Units effective upon completion of the 144A Offering. The LTIP Units vest equally over the first three anniversaries of the date of grant.

(4) Represents 15,000 common shares, which shares are subject to restrictions on transfer. Mr. Ciorletti was awarded 86,250 LTIP Units effective upon completion of the 144A Offering. The LTIP Units vest equally over the first three anniversaries of the date of grant.

(5) Mr. Behar was awarded 35,000 LTIP Units effective upon his employment with the Company. The LTIP Units vest equally over the first three anniversaries of the date of grant.

(6) Includes 7,500 LTIP Units. Each non-employee trustee was issued 15,000 LTIP Units upon his appointment to the Board of Trustees. Fifty percent of the units vested immediately with the remaining 50% vesting on the first anniversary of the date of grant. See "Our Management and Board of Trustees -- Long-Term Incentive Plan" for a description of the LTIP Units.

(7) The address for Farallon Capital Management is One Maritime Plaza, San Francisco, California 94111.

(8) The address for Hunter Global Investors is 485 Madison Avenue, 22nd Floor, New York, New York 10022.

(9) The address for Franklin Advisors, Inc. is 1 Franklin Parkway, San Mateo, California 94403.


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


(10) The address for Friedman, Billings, Ramsey Group, Inc. is 1001 Nineteenth Street, 18th Floor, Arlington, Virginia 22209.


(11) The address for Excelsior Value and Restructuring Fund is c/o U.S. Trust Company of New York, 499 Washington Boulevard, 7th Floor, Jersey City, New Jersey 07310.











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



                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST


         We are a Maryland real estate investment trust.. Your rights as a shareholder are governed by Maryland law and our Declaration of Trust and Bylaws. The following is a summary of the material terms of our common shares. You should read our Declaration of Trust and Bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part, for complete information.


General


         Our Declaration of Trust provides that we may issue up to 250,000,000 common shares and 100,000,000 preferred shares, par value $0.001 per share. As of December 31, 2004, there were 29,266,667 common shares issued and outstanding and no preferred shares issued and outstanding. In addition, there were 353,750 LTIP Units outstanding. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.


         Maryland REIT Law and our Declaration of Trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of his status as a shareholder.

Voting Rights of Common Shares

         Subject to the provisions of our Declaration of Trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election and the holders of the remaining shares are not able to elect any trustees.

         Our Bylaws provide that a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee and that a majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust. Our Declaration of Trust provides that notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, trustees may be removed only by the affirmative vote of two-thirds of the votes entitled to be cast on the matter and amendments to certain provisions of our Declaration of Trust (relating to the removal of trustees and the amendment provisions) require the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

         In accordance with the Maryland REIT Law, our Declaration of Trust permits our trustees by a two-thirds vote to amend the Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue, to change our name, or to change the name or designation or par value of any class or series of our shares of beneficial interest and the aggregate par value of our shares of beneficial interest.

Power to Reclassify Shares

         Our Declaration of Trust authorizes our Board of Trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any class or any series from time to time in one or more classes or series, as authorized by the Board of Trustees. Prior to issuance of shares of each class or series, the Board of Trustees is required by the Maryland REIT Law and our Declaration of Trust to set for each such class or series, subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our Board of Trustees could authorize the issuance of preferred shares with priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares or Preferred Shares

         We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interests.

Restrictions on Ownership and Transfer

         For our company to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

         Because our Board of Trustees believes it is at present essential for us to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or by vote of shares, whichever is more restrictive) of our outstanding shares of beneficial interest (the "Aggregate Share Ownership Limit") or 9.8% (in value or by vote of shares, whichever is more restrictive) of our outstanding common shares (the "Common Share Ownership Limit").

         Our Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an "Excepted Holder"). However, the board may not grant such an exemption to any person if such exemption would result in our being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of our company (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our Board of Trustees that it will not violate the two aforementioned restrictions. The person must also agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Charitable Trust (as defined below). Our Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

         Our Declaration of Trust further prohibits: (a) any person from beneficially or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; (b) any person from transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons; and (c) any person from beneficially or constructively owning our shares of beneficial interest to the extent that such beneficial or constructive ownership of our shares of beneficial interest would result in the assets of the Company being considered plan assets within the meaning of Department of Labor Regulations
Section 2510.3-101. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to the Charitable Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

         If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the above ownership limitations (a "Prohibited Owner"), then that number of shares of beneficial interest, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share), shall be automatically transferred to a trust (the "Charitable Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Charitable Trust shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Charitable Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Charitable Trust. The trustee of the Charitable Trust (the "Charitable Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust shall be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividend or distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Charitable Trust and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.

         Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares of beneficial interest held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows: the Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust ( e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Charitable Trustee upon demand.

         In addition, shares of beneficial interest held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Charitable Trustee has sold the shares of beneficial interest held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

         All certificates evidencing our shares of beneficial interest will bear a legend referring to the restrictions described above.

         Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit and the Common Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

         These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

         The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                    OF OUR DECLARATION OF TRUST AND BYLAWS

         The following description of certain provisions of Maryland law and of our Declaration of Trust and Bylaws is only a summary. For a complete description, we refer you to Maryland law and our Declaration of Trust and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Number of Trustees

         Our Bylaws provide that the number of our trustees may be established by our Board of Trustees. The Board of Trustees may increase or decrease the number of trustees by a vote of a majority of the members of our Board of Trustees, provided that the number of trustees shall never be less than the number required by Maryland law, nor more than 15, and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy for any cause other than an increase in the number of trustees may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any vacancy created by an increase in the number of trustees may be filled by a majority vote of the entire Board of Trustees.

         Each trustee holds office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect successors for the entire Board of Trustees.

Removal of Trustees

         Our Declaration of Trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our Bylaws authorizing our Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

         Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

         o any person who beneficially owns 10% or more of the voting power of our shares; or

         o an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting shares.

         A person is not an interested shareholder if our Board of Trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our Board of Trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our Board of Trustees.

         After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our Board of Trustees and approved by the affirmative vote of at least:

         o 80% of the votes entitled to be cast by holders of our then-outstanding shares of beneficial interest; and

         o two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

         These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

         The statute permits various exemptions from its provisions, including business combinations that are approved by our Board of Trustees before the time that the interested shareholder becomes an interested shareholder. We have opted out of the business combination provisions of the MGCL by resolution of our Board of Trustees. However, our Board of Trustees may, by resolution, opt into the business combination statute in the future. Should our Board of Trustees opt into the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

         Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy) would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

         o        one-tenth or more but less than one-third;

         o        one-third or more but less than a majority; or

         o        a majority or more of all voting power.

         Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition may compel our Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders' meeting.

         If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our Declaration of Trust or Bylaws.

         Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.


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

Merger, Amendment of Declaration of Trust

         Under Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's Declaration of Trust. Our Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the Declaration of Trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. In accordance with the Maryland REIT law, our Declaration of Trust permits our trustees by a two-thirds vote to amend our Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to change the name of the Company, change the name or other designation or the par value of any class or series of shares of beneficial interest of the Company and the aggregate par value of the shares of beneficial interest of the Company, and increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

         Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

         o actual receipt of an improper benefit or profit in money, property or services; or

         o a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

         Our Declaration of Trust authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any of our present or former shareholders, trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of the Company. Our Bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

         Maryland law permits us, and our Bylaws obligate us, to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

         o the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

         o the trustee or officer actually received an improper personal benefit in money, property or services; or

         o in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

         However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a suit by the Company or in a derivative action or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case, a court orders indemnification and then only for expenses. Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:


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

         o a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

         o a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Term and Termination

         Our Declaration of Trust provides for us to have a perpetual existence. Pursuant to our Declaration of Trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the Board of Trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Trustee Nominations and New Business

         Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our Board of Trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

         o        pursuant to our notice of the meeting;

         o        by or at the direction of our Board of Trustees; or

         o by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

         With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our Board of Trustees may be made only:

         o        pursuant to our notice of the meeting;

         o        by or at the direction of our Board of Trustees; or

         o provided that our Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our Bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

         If the exemption is repealed, the business combination provisions and, if the applicable provision in our Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our Declaration of Trust on the removal of trustees and the restrictions on the ownership and transfer of shares of beneficial interest and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest.



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                             PARTNERSHIP AGREEMENT


         The following is a summary of the material terms of the amended and restated agreement of limited partnership of the Operating Partnership. For more detail, we refer you to the amended and restated agreement of limited partnership of the Operating Partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.


Management

         The Operating Partnership is organized as a Delaware limited partnership. Pursuant to the Partnership Agreement, as the owner of the sole general partner of the Operating Partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the Operating Partnership's line of business and distribution policies. However, any amendment to the Partnership Agreement that would affect the redemption rights of the limited partners or otherwise adversely affect certain rights of the limited partners requires the consent of limited partners (other than us) holding a majority of the units held by such partners.

         The affirmative vote of at least 50% of the limited partnership units (including limited partnership interests held by us) is required for any sale or other disposition of all or substantially all of the assets of the Operating Partnership (by way of merger, consolidation or other combination) or a related series of transactions, that taken together, result in the sale or other disposition of all or substantially all of the assets of the Operating Partnership. We currently own 100% of the Operating Partnership interests (exclusive of LTIP Units).

Transferability of Interests

         In general, we may not voluntarily withdraw from the Operating Partnership or transfer or assign our interest in the Operating Partnership without the consent of the holders of a majority of the limited partnership interests.

         With certain limited exceptions, the limited partners may transfer their interests in the Operating Partnership, in whole or in part, without our written consent, but may substitute a transferee as a limited partner only with the prior written consent of the general partner.

Capital Contribution

         Under the Partnership Agreement, subsequent to the 144A Offering, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the Operating Partnership. If we contribute additional capital to the Operating Partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us.

Issuance of Additional Units

         As the owner of the sole general partner of the Operating Partnership, we have the ability to cause the Operating Partnership to issue additional units of general and limited partnership interests in the Operating Partnership, including preferred partnership units in connection with acquisitions of property (including contributions of property by us) or otherwise, which could have priority over common partnership interests with respect to distributions from the Operating Partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.


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

         Under our LTIP, we may issue LTIP Units, which are a special class of partnership interests in the Operating Partnership. For a description of the terms of the LTIP Units, see "Our Management and Board of Trustees -- Long-Term Incentive Plan."

Redemption Rights

         Pursuant to the Partnership Agreement, limited partners, other than us, will receive redemption rights which will enable them to cause the Operating Partnership to redeem their units of partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. If we do not exercise our option to redeem such units for common shares, then we will redeem such units for cash. Notwithstanding the foregoing, each limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, all of the partnership units held by such limited partner, and a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the redeeming limited partner would be prohibited under our Declaration of Trust.

Manner of Operation

         The Partnership Agreement requires that the Operating Partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains or to the extent that we are subject to the Corporate Built-in Gains Tax. See "Risk Factors -- Tax Risks Related to our Business and Structure") and to ensure that the Operating Partnership will not be classified as a "publicly-traded partnership" taxable as a corporation under Section 7704 of the Code.

Distributions


         The Partnership Agreement provides that the Operating Partnership is required to distribute at least quarterly 100% of its available cash generated during such quarter to us and the other limited partners in accordance with the respective interests of the partners, including holders of LTIP Units, in the profits of the Operating Partnership. Available cash is defined generally as (i) the sum of the partnership's net income or net loss for a period, depreciation and other non-cash charges deducted in determining net income or net loss, the amount of any reduction in reserves for the period, and other cash amounts received during the period but not included in the calculation of net income or net loss, less (ii) the sum of principal payments, capital expenditures, investments, other expenses and payments not included in determining net income or net loss for the period, the amount of any increase in reserves for the period and the amount of any working capital and other cash or similar balances that the general partner determines to be necessary or appropriate, in its discretion. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners after giving effect to all contributions, distributions and allocations for all periods.


Allocations

         After giving effect to certain special allocations, profits and losses of the Operating Partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the other limited partners in accordance with the respective interests of the partners, including holders of LTIP Units, in the Operating Partnership. All of the foregoing allocations are subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. The Operating Partnership will use any method, as determined by the General Partner in accordance with the provisions of the Partnership Agreement, that is permitted under Code Section 704(c) for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.

Term

         The Operating Partnership will continue until December 31, 2104, unless dissolved sooner pursuant to the terms of the Partnership Agreement.


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

Tax Matters

         Pursuant to the Partnership Agreement, the general partner is the tax matters partner of the Operating Partnership. Accordingly, through our ownership of the general partner, we have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.
















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                       SHARES AVAILABLE FOR FUTURE SALE

Registration Rights


         As of December 31, 2004, we had outstanding 29,266,667 common shares, of which Mr. Copeland owns 520,000, Mr. Post owns 125,000, Mr. Ciorletti owns 15,000, Mr. Doyle owns 10,000 and Mr. Lindeberg owns 2,000. All of the common shares sold by the selling shareholders will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares purchased by an "affiliate" (as defined in the Securities Act) of ours.

         The purchasers of our common shares and Class A Units in the 144A Offering are entitled to the benefits of a resale registration rights agreement (the "Registration Rights Agreement") between us and FBR. There are currently no Class A Units outstanding. Pursuant to the resale registration rights agreement, we agreed for the benefit of common shares sold in the 144A Offering, common shares that may be issued upon redemption of the Class A Units sold in the 144A Offering and any additional common shares issued in respect thereof whether by stock dividend, stock split or otherwise (such securities referred to as the "registrable securities"), that we will, at our expense, file with the SEC no later than three months following the closing of the 144A Offering a resale registration statement providing for the resale of the registrable securities. This prospectus is a part of the resale registration statement filed by us pursuant to the Registration Rights Agreement. In addition, we agreed to use our reasonable best efforts to cause the resale registration statement to become effective under the Securities Act as promptly as practicable after the filing and to maintain the resale registration statement continuously effective under the Securities Act until the first to occur of:


         o such time as all of the common shares covered by the resale registration statement have been sold pursuant to the resale registration statement or pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act; or

         o such time as, in the opinion of counsel, all of the common shares not held by our affiliates, and covered by the resale registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act; or

         o the second anniversary of the effective date of the resale registration statement.

         We also agreed to use our commercially reasonable best efforts to list our common shares on the New York Stock Exchange, Inc. or the Nasdaq Stock Market, provided we meet the applicable listing standards at the time, following the effectiveness of the resale registration statement, and thereafter to maintain such listing.

         No assurance can be given as to (1) the likelihood that an active market for our common shares will develop, (2) the liquidity of any such market, (3) the ability of a shareholder to sell its common shares or (4) the market prices that shareholders may obtain for their common shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the common shares. See "Risk Factors -- Risks Related to This Offering."

Rule 144

         Common shares held by our affiliates are "restricted" securities within the meaning of Rule 144 under the Securities Act. These shares may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

         In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from us or any of our affiliates, the holder of such restricted shares can sell such shares, provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

         o 1% of the total number of our common shares then outstanding, or



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

         o the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

         Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Redemption Rights


         Pursuant to the Partnership Agreement of the Operating Partnership, holders of the limited partnership units other than us will have the right to redeem their partnership units. When a limited partner exercises this right, we must redeem their partnership units in exchange for common shares on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events or, at our option, we may redeem the partnership units tendered for cash in an amount equal to the then-current value of the common shares that would have otherwise been issued in redemption of the partnership units. See "Partnership Agreement -- Redemption Rights." Any amendment to the Partnership Agreement that would affect these redemption rights would require our consent as general partner and the consent of limited partners holding more than 50% of the units held by limited partners (excluding us).


Lock-up Agreements

         In connection with the 144A Offering, we agreed that beginning August 2, 2004 we will not, for a period of 180 days, without the prior written consent of FBR offer, sell or otherwise dispose of any common shares, or securities convertible or exchangeable for common shares, except for the common shares sold in the 144A Offering, common shares that may be issued under our equity plan or upon redemption of LTIP Units and common shares or other equity securities issued in connection with acquisitions or to preserve our status as a REIT.

         In addition, subject to certain exceptions, our officers and trustees agreed not to offer, sell, contract to sell, sell any option or contract to purchase, pledge or otherwise transfer or dispose of, directly or indirectly, any of our common shares, or any securities convertible into or exercisable for any of our common shares or any right to acquire our common shares, for a period of one year beginning August 2, 2004. FBR at any time, and without notice, may in its discretion release all or any portion of the common shares subject to the foregoing lock-up agreements. In addition, prior to the 144A Offering, our chief executive officer and chief operating officer collectively owned a total of 600,000 common shares. These officers agreed not to sell or otherwise dispose of (i) any of these shares for a period of one year following the consummation of the 144A Offering; (ii) two-thirds of these shares for a period of two years following consummation of the 144A Offering; and (iii) one-third of these shares for a period of three years following consummation of the 144A Offering.

         Pursuant to the terms of the Registration Rights Agreement, in connection with our initial public offering, the holders of registrable securities shall be subject to the same lock-up as our officers and trustees, not to exceed 60 days, and the holders of registrable securities shall be allowed any concession or proportionate release allowed to any officer or trustee.

         Notwithstanding the foregoing, we are permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus, including this prospectus, that is part of any registration statement (and therefore suspend sales under any registration statement) for certain periods, referred to as "blackout periods," if the managing underwriter of any underwritten offering of primary shares by us has advised us that sales of the registrable shares would have a material adverse effect on our underwritten offering; or if a majority of the independent members of our Board of Trustees, in good faith, determines that:

         o the offer or sale of any registrable shares would materially impede, delay or interfere with any material proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or similar material transaction;


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         o        after the advice of counsel, sale of the registrable shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and

         o disclosure would have a material adverse effect on us or on our ability to close the applicable transaction.

         In addition, we may effect a blackout if a majority of independent trustees of our board, in good faith, determines, after advice of counsel, that it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment for the purposes of:

         o including in the registration statement any prospectus required under Section 10(a)(3) of the Securities Act;

         o reflecting any facts or events arising after the effective date of the registration statement that represents a fundamental change in information set forth therein; or

         o including any material information with respect to the plan of distribution or change to the plan of distribution not set forth therein.

         The cumulative blackout periods in any 12-month period commencing on the closing of the 144A Offering may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90-day period. We may not institute a blackout period more than three times in any 12-month period. Upon the occurrence of any blackout period, we will use our reasonable best efforts to take all action necessary to promptly permit resumed use of the registration statement.









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



                       FEDERAL INCOME TAX CONSIDERATIONS


         This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "Federal Income Tax Considerations -- Taxation of Tax-Exempt Shareholders"), financial institutions, investors in pass-through entities or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders").

         The opinion of Sidley Austin Brown & Wood LLP ("Tax Opinion") referred to below and the statements in this section are, based on the current federal income tax laws governing qualification as a REIT, including certain REIT -- related provisions contained in the American Jobs Creation Act of 2004 (the "2004 Jobs Act"), which was enacted on October 22, 2004. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.


         We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership and sale and of our REIT election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

         We plan to make an election to be taxed as a REIT under the federal income tax laws effective for our short taxable year ending on December 31, 2004. We believe that we are organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.


         The Tax Opinion states that, provided we complete the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" in a timely fashion, we will be organized in conformity with the requirements for qualification as a REIT under the federal income tax laws, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws. Investors should be aware that the Tax Opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, the Tax Opinion is based on current federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Sidley Austin Brown & Wood LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "Federal Income Tax Considerations -- Requirements for Qualification -- Failure to Qualify" below.


         If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:


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

         o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

         o We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to shareholders.

         o        We will pay income tax at the highest corporate rate on:

                  -- net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

                  -- other non-qualifying income from foreclosure property.

         o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

         o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

                  -- the greater of (a) the amount by which we fail the 75% gross income test and (b) the excess of 90% of our gross income over the amount of the income attributable to sources that qualify under the 95% gross income test, multiplied by

                  --        a fraction intended to reflect our profitability.

         Pursuant to the 2004 Jobs Act, the reference in clause(b) above to 90% of our gross income would be changed to 95% of our gross income, effective for our taxable years beginning with 2005.

         o If we fail to satisfy the REIT asset tests, as described below under "Federal Income Tax Considerations -- Requirements for Qualification -- Asset Tests," and such failure is due to reasonable cause and not willful neglect then, in certain situations, we will be subject to a tax equal to the greater of (i) $50,000 and (ii) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. Pursuant to the 2004 Jobs Act, this provision is effective beginning with our 2005 taxable year.

         o If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests as described below under "Federal Income Tax Considerations -- Requirements for Qualification," and such failure is due to reasonable cause and not willful neglect, then the Company may avoid disqualification as a REIT if we pay a penalty of $50,000 for each such failure. Pursuant to the 2004 Jobs Act, this provision is effective beginning with our 2005 taxable year.

         o If we fail to distribute during a calendar year at least the sum of:

                  --        85% of our REIT ordinary income for the year,

                  -- 95% of our REIT capital gain net income for the year, and

                  -- any undistributed taxable income from earlier periods,




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

we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

         o We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

         o We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

         o Because we have inherited a carryover basis and a "built-in gain" in the assets acquired from Brookdale, we will be subject to tax at the highest corporate rate on the sale or disposition, directly or indirectly, of any such asset, if such asset is sold within 10 years of its acquisition by us. The amount of gain on which we will pay tax is generally the lesser of:

                  -- the amount of gain with respect to such asset that we recognize at the time of the sale or disposition; and

                  -- the amount of gain that we would have recognized if we had sold such asset at the time we acquired it from Brookdale (i.e., the built-in gain in the asset at the time of the Brookdale Acquisition).

         We will also be subject to such corporate tax on any other asset that we acquire in the future from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset.

         Furthermore, any taxable gain on the sale of a carryover basis asset, and any depreciation deductions with respect to such asset that are allocable to the Company, will be based on such asset's carryover basis.

Requirements for Qualification

         A REIT is a corporation, trust or association that meets each of the following requirements:

                  1. It is managed by one or more trustees or directors;

                  2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

                  3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

                  4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

                  5. At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution), other than during the first taxable year with respect to which a REIT election is made;

                  6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year, other than during the first taxable year with respect to which a REIT election is made;


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


                  7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; and

                  8. It meets certain other qualification tests regarding the nature of its income and assets and minimum distribution requirements with respect to its REIT taxable income.

         We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

         We believe we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Declaration of Trust restricts the ownership and transfer of common shares so that we should continue to satisfy these requirements. The provisions of the Declaration of Trust restricting the ownership and transfer of common shares are described in "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."

         A corporation that is a "qualified REIT subsidiary" ("QRS") is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

         An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is generally treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will generally be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

         A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries" ("TRSs"). A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. A TRS may not operate or manage a healthcare facility. For purposes of this rule, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. We do not own or plan to acquire shares of a TRS, though we may do so in the future as necessary or convenient to allow us indirectly to engage in activities or have the benefit of income or services which would jeopardize our REIT status if we


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engaged in the activities directly. In particular, we would likely acquire or form a TRS if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also form or acquire a TRS as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under "Prohibited Transactions."

         Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

         o        rents from real property;

         o interest on debt secured by mortgages on real property, or on interests in real property;

         o dividends or other distributions on, and gain from the sale of, shares in other REITs;

         o        gain from the sale of real estate assets; and

         o income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

         Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Pursuant to the 2004 Jobs Act, income from certain hedging instruments is excluded from both the numerator and denominator for purposes of the 95% income test. The following paragraphs discuss the specific application of the gross income tests to us.

         Rents from Real Property. Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

         First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

         o        are fixed at the time the leases are entered into;

         o are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

         o        conform with normal business practice.


         More generally, the rent will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Sidley Austin Brown & Wood LLP that we intend to set and accept rents which are not to any extent determined by reference to any person's income or profits, in compliance with the rules above.

         Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a "related party tenant") other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net



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profits of any lessee directly. In addition, our Declaration of Trust prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. We should, therefore, never own, actually or constructively, 10% or more of any lessee other than a TRS. We have represented to Sidley Austin Brown & Wood LLP that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.


         As described above, we may in the future own up to 100% of the stock of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future we receive rent from a TRS, we will seek to comply with this exception.

         Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and possibly lose our REIT status or be subject to additional tax.

         Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any noncustomary services for our lessees, other than services provided through independent contractors or TRSs. We have represented to Sidley Austin Brown & Wood LLP that we will not perform noncustomary services which would jeopardize our REIT status.

         If a portion of the rent we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as "rents from real property": (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying TRSs; or (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

         Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee's proportionate share of a property's operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as


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"rents from real property." To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

         Interest. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, interest income from a loan based on the residual cash proceeds from the sale of property securing a loan which constitutes a "shared appreciation provision" and which is attributable to such a participation feature will be treated as gain from the sale of the secured property.

         Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." We may, however, form or acquire a TRS to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions. This is most likely to occur if we acquire a portfolio of properties, some of which are redundant or inappropriate for our investment strategy, in circumstances where we are not free to choose only the properties we desire from the portfolio.

         Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a "Repossession Action"). Property acquired by a Repossession Action generally will not be considered "foreclosure property" if (a) the REIT acquired the property as a result of indebtedness arising from the sale or other disposition of property held for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as foreclosure property.

         A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

         o on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;



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         o        on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

         o which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

         Foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6), acquired by us as the result of the termination or expiration of a lease of such property (other than a termination by reason of a default or the imminence of a default on a lease). In general, we may operate a qualified healthcare facility acquired in this manner through, and in certain circumstances may derive income from, an independent contractor for two years (or longer if an extension is granted). For purposes of this rule, a "qualified healthcare property" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility or any real property or personal property necessary or incidental to the use of any such facility.

         Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. At the present time, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry "real estate assets" should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. However, for our taxable years beginning with 2005, the 2004 Jobs Act provides that such income or gain will not be qualifying income for purposes of the 95% gross income test. However, provided we enter into a financial contract in order to hedge indebtedness incurred or to be incurred to purchase or carry a "real estate asset" and identify such a financial contract as a hedge on the date we enter into it, any periodic income or gain from the disposition of the financial contract will not be treated as gross income for purposes of applying the 95% test (that is, it will be excluded for purposes of such test from both the numerator and denominator). The 2004 Jobs Act does not alter the treatment of such periodic income or gain as nonqualifying gross income for purposes of the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not always entirely clear which such instruments will generate income which will be considered qualifying income for purposes of either of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

         Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

         o our failure to meet these tests is due to reasonable cause and not to willful neglect;

         o we attach a schedule of the sources of our income to our tax return; and

         o any incorrect information on the schedule is not due to fraud with intent to evade tax.

         We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (a) the amount by which we fail the 75% gross income test and (b) the excess of 90% (which percentage will be increased to 95% beginning with our 2005 taxable year) of our gross income over the amount of the income attributable to sources that qualify under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

         Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.


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         First, at least 75% of the value of our total assets must consist of:

         o        cash or cash items, including certain receivables;

         o        government securities;

         o interests in real property, including leaseholds and options to acquire real property and leaseholds;

         o        interests in mortgages on real property;

         o        stock in other REITs; and

         o investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

         Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

         Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

         Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

         Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

         For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities and, pursuant to the 2004 Jobs Act, certain other securities ( e.g., certain securities issued by a state government) are not treated as "securities" for purposes of the 10% value test.

         We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

         o we satisfied the asset tests at the end of the preceding calendar quarter; and

         o the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

         If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

         Furthermore, pursuant to the 2004 Jobs Act, the Company will not lose its REIT status as the result of a failure to satisfy the 5% test, the 10% vote test or the 10% value test if (i) the value of the assets causing the violation did not exceed the lesser of (A) 1% of the value of the Company's assets at the end of the quarter in which the violation occurred, or (B) $10,000,000, and (ii) the Company were to cure the violation by disposing of assets within 6 months of the end of the quarter in which the Company identified the failure. For a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test or the 20% test, the Company would not lose its status as a REIT if the failure were for reasonable cause and not due to willful neglect and the Company were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within 6 months of the end of the quarter in which the Company identified the failure and
(iii) pay a tax equal to the greater of (A) $50,000, or (B) the product derived by multiplying the highest


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federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible to state whether in all cases the Company would be entitled to these relief provisions. The relief provisions added by the 2004 Jobs Act described in this paragraph are effective beginning with our 2005 taxable year.

         Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

         o        the sum of

                  -- 90% of our "REIT taxable income," computed without regard to the dividends-paid deduction or our net capital gain or loss, and

                  -- 90% of our after-tax net income, if any, from foreclosure property, minus

         o        the sum of certain items of non-cash income.

         We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

         We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

         o        85% of our REIT ordinary income for the year,

         o        95% of our REIT capital gain income for the year, and

         o        any undistributed taxable income from prior periods.

         We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "Federal Income Tax Considerations -- Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

         It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Accordingly, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

         Moreover, because the Brookdale Acquisition was accomplished by means of a stock acquisition, including for federal income tax purposes, neither we nor the Operating Partnership received a "stepped-up" purchase price basis in the Brookdale Properties. Instead, the Operating Partnership, for federal income tax purposes, received a carryover basis in these assets, that is, the same basis that Brookdale had in such assets prior to the Brookdale Acquisition. The Operating Partnership's carryover basis in these assets was approximately $302 million less than the purchase price paid in connection with the Brookdale Acquisition. Accordingly, the Operating Partnership's depreciation deductions (and the depreciation deductions allocable to us) will be based on the carryover basis it


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received, and not on the higher purchase price that it paid for these assets.
The Company's taxable income will accordingly be higher in each taxable year than it would have been if the Operating Partnership had not taken a carryover basis in the Brookdale Properties. The Company's distribution requirement will be larger by a corresponding amount, and will require that there be adequate sources of liquidity to meet that increased distribution requirement.

         In addition, any gain from the sale of any of the Brookdale assets by the Operating Partnership will also be based on its carryover basis in the assets sold, which may cause us to elect not to distribute all or some portion of such gain, but to pay corporate tax on such gain at the Company level. See "Taxation of Taxable U.S. Shareholders" for additional discussion of the effects of our doing so. Furthermore, if we sell, directly or indirectly, any of these carryover basis assets within 10 years of acquisition, we could be subject to tax, at the highest regular corporate rate, on the asset's built-in gain, determined as of the date of the asset's acquisition by us. See "Taxation of Our Company."

         Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

         Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of outstanding common shares. We intend to put procedures in place to effectively comply with these requirements.

         Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits (unless the lower 15% dividend rate applied, as described below in "Federal Income Tax Considerations -- Taxation of Taxable U.S. Shareholders -- Jobs and Growth Tax Relief Reconciliation Act of 2003"). Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

         Pursuant to the 2004 Jobs Act, we should not lose our REIT status as the result of a failure to satisfy a REIT requirement, other than the gross income or asset tests, which relief provisions have been described above, if the failure was due to reasonable cause and not willful neglect and we were to pay a tax of $50,000 for each failure. It is not possible to state whether in all cases we would be entitled to this statutory relief. This provision is effective beginning with our 2005 taxable year.

Taxation of Taxable U.S. Shareholders

         As long as we qualify as a REIT, a taxable "U.S. shareholder" will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder generally will not qualify for the dividends-received deduction applicable to corporations. The term "U.S. shareholder" means a holder of common shares that, for United States federal income tax purposes, is:

         o        a citizen or resident of the United States;

         o a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

         o an estate whose income is subject to U.S. federal income taxation regardless of its source; or


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         o        any trust if (1) a U.S. court is able to exercise primary
                  supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

         Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15%, 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

         A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's common shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

         Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

         Taxation of U.S. Shareholders on the Disposition of Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

         Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 was enacted on May 28, 2003. This statute reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for qualified corporate dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on corporate dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

         o your long-term capital gains, if any, recognized on the disposition of our shares;


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         o        our distributions designated as long-term capital gain
                  dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a

         o 25% tax rate), as well as to net capital gains retained by our Company but deemed distributed to our shareholders;

         o our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

         o our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

         Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs.

         Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any, as well as the amount of any net capital gains retained by us and the amount of tax paid by us thereon. A shareholder may be subject to backup withholding with respect to distributions unless the holder:

         o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

         o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

         For calendar year 2004, the backup withholding rate is 28%. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the withholding rules as applied to non-U.S. shareholders, see "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("pension trusts"), generally are exempt from federal income taxation. However, they are subject to taxation on their "unrelated business taxable income" ("UBTI"). In general, dividend distributions from a REIT to a tax-exempt shareholder should not constitute UBTI so long as such shareholder does not otherwise use the shares of the REIT in an unrelated trade or business and does not finance its acquisition of common shares with debt. Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as UBTI.

         In certain circumstances, however, a "qualified trust" that owns more than 10% (by value) of our shares of beneficial interest must treat a portion of the dividends it receives from us as UBTI. In general, a "qualified trust" is a pension trust described in Code Section 401(a) and exempt from taxation under Code Section 501(a). This rule applies to a qualified trust holding more than 10% of our shares only if:

         o the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%; and


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         o        we are a "pension-held REIT."

         We will not be a "pension-held REIT" unless:

         o we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals, which modification allows the

         o beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

         o        either of the following applies:

                  -- one pension trust owns more than 25% of the value of our shares of beneficial interest; or

                  -- a group of pension trusts each holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

         Due to the ownership limitations contained in our Declaration of Trust, which provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (by value or vote, whichever is more restrictive) of our outstanding shares of beneficial interest or more than 9.8% (by value or vote, whichever is more restrictive) of our outstanding common shares, we do not expect to be a "pension-held REIT" within the meaning of the Code. However, our Declaration of Trust does not contain any restrictions specifically intended to prevent the Company from becoming a "pension-held REIT" and, in certain circumstances, the Board of Trustees is permitted to waive the ownership limitations contained in the Declaration of Trust. Accordingly, there can be no guarantee that the Company will not, at some point in the future, become a "pension-held REIT."

Taxation of Non-U.S. Shareholders

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

         A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of "U.S. real property interests" (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

         o a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

         o the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

         A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder's common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and


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profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

         To the extent that we do not withhold at a rate of 30% (or a lower applicable treaty rate) on a distribution that exceeds our current and accumulated earnings and profits, we may still be required to withhold 10% of any such distribution, unless we qualify as a "domestically-controlled" REIT. A REIT is "domestically-controlled" if, at all times during a specified testing period, less than 50% in value of the REIT's shares are held, directly or indirectly, by non-U.S. persons. We cannot assure you that the Company will qualify at all times as a domestically-controlled REIT, and our Declaration of Trust does not contain any restrictions specifically intended to ensure that the Company qualifies at all times as a domestically-controlled REIT.

         For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of "U.S. real property interests" under the "FIRPTA" provisions of the Code. The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against their tax liability for the amount we withhold and a refund to the extent that amounts we withhold exceed such shareholder's U.S. tax liability with respect to such capital gain dividends.

         Notwithstanding the foregoing, the 2004 Jobs Act provides, for taxable years beginning after October 22, 2004, that capital gain dividends paid to a non-U.S. shareholder are not subject to FIRPTA if the capital gain dividends are paid with respect to a class of REIT stock that is regularly traded on an established securities market in the U.S., as long as the non-U.S. shareholder has not owned more than 5% of such class of stock at any time during the taxable year in which the dividend is received. Such capital gain dividends would instead be treated with respect to qualifying non-U.S. shareholders as ordinary dividends, subject to withholding, as described above, at a 30% rate or lower treaty rate if applicable. Furthermore, such qualifying non-U.S. shareholders that are corporations should no longer be subject to the branch profits tax. It is currently anticipated that the Company's stock will in the future be regularly traded on an established securities market within the meaning of this provision.

         A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as we qualify as a domestically-controlled REIT. As stated above, we cannot assure you that we will qualify at all times as a domestically-controlled REIT. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares if the shares are "regularly traded" on an established securities market. It is currently anticipated that the common shares will, in the future, be regularly traded on an established securities market within the meaning of this provision. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

         A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

         o the gain is effectively connected with the conduct of the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or


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         o        the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United
                  States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Other Tax Consequences

         Tax Aspects of Our Investments in the Operating Partnership. We will hold direct or indirect interests in various partnerships, including in the Operating Partnership and any other subsidiary partnerships or limited liability companies we form or acquire. In general, partnerships and limited liability companies are "pass-through" entities which are not subject to federal income tax. Rather, partners and members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership or limited liability company, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the partnership or limited liability company. We will include our proportionate share of the foregoing items of the partnerships and limited liability companies we hold an interest in for purposes of the various REIT income tests and in the computation of our REIT taxable income. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." Any resultant increase in our REIT taxable income will increase our distribution requirements (see "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements"), but will not be subject to federal income tax in our hands provided that the income is distributed by us to our shareholders. Moreover, for purposes of the REIT asset tests (see "Federal Income Tax Considerations -- Requirements for Qualification -- Asset Tests"), we will include our proportionate share of assets held by such partnerships and limited liability companies.

         Classification as Partnerships. In order for a partnership or limited liability company to be classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), it must not be taxable as a corporation or an association taxable as a corporation for federal income tax purposes. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

         o is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

         o        is not a "publicly traded" partnership.

         Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that the Operating Partnership and any other partnership or limited liability company in which we hold an interest will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

         A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly-traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership's gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception"). The Operating Partnership will be structured, operated and maintained so as not to be treated as a "publicly traded partnership." We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Operating Partnership and any other partnership or limited liability company in which we hold an interest will be classified as partnerships that are not taxable as corporations for federal income tax purposes. If for any reason the Operating Partnership or any other partnership or limited liability company in which we hold an interest were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we might not qualify as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests," "Federal Income Tax Considerations -- Requirements for Qualification -- Asset Tests" and "Federal Income Tax Considerations -- Requirements for Qualification -- Failure to Qualify." In addition, any change in a partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for Qualification --


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Distribution Requirements." Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership's taxable income.

         State and Local Taxes. We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws, in addition to the federal, foreign and other tax laws, upon an investment in the common shares.

         Possible Legislative or Other Actions Affecting Tax Consequences. Prospective holders should recognize that our present federal income tax treatment may be modified by future legislative, judicial and administrative actions or decisions at any time, which may be retroactive in effect, and which could adversely affect the tax consequences of an investment in our common shares. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders or the value of an investment in our common shares.











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                             ERISA CONSIDERATIONS

         The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser of the common shares that is an employee benefit plan, a tax-qualified retirement plan, or an individual retirement account or an individual retirement annuity (a "Plan"). This discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular Plans (including Plans subject to Title I of ERISA), other retirement plans and individual retirement accounts or individual retirement annuities ("IRAs") subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental plans or church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to substantially similar federal, state or local law requirements ("Similar Law") in light of their particular circumstances.

         This discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the United States Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

General

         Title I of ERISA and Section 4975 of the Code impose restrictions on Plans and on persons who are "parties in interest" or "disqualified persons" with respect to Plans. Certain employee benefit plans, such as governmental plans as defined in Section 3(32) of ERISA, and, if no election has been made under Section 410(d) of the Code, church plans as defined in Section 3(33) of ERISA, are not subject to the restrictions of ERISA, and assets of these plans may be invested in the common shares without regard to the ERISA considerations described below, subject to applicable Similar Law. However, any governmental or church plan which is qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code or is otherwise subject to these provisions, is subject to the prohibited transaction rules set forth in Section 503 of the Code.

         Any Plan fiduciary which proposes to cause a Plan to acquire common shares should consult with its counsel with respect to the potential consequences under ERISA and the Code of the Plan's acquisition and ownership of the common shares. Investments by Plans are also subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan.

         The fiduciary of a Plan not subject to Title I of ERISA should consider that such a Plan may only make investments that are authorized by the appropriate governing documents and under applicable Similar Law.

Prohibited Transactions

         General. Under Section 406 of ERISA a "party in interest," and under
Section 4975 of the Code a "disqualified person" (collectively, "Parties in Interest") are prohibited from engaging in some transactions, including extensions of credit and purchases and sales of securities, involving a Plan and its assets unless a statutory or administrative exemption applies to the transaction. Excise taxes may be assessed pursuant to Section 4975 of the Code, or, in some cases, civil penalties may be assessed pursuant to Section 502(i) of ERISA on Parties in Interest which engage in non-exempt prohibited transactions. If the Party in Interest who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits a Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the Plan for any loss the Plan incurs as a result of the transaction, for any profits earned by the fiduciary in the transaction, and for penalty and/or excise taxes.

         Plan Asset Regulations. The DOL has issued regulations (the "Plan Asset Regulations") concerning the definition of what constitutes the assets of a Plan for purposes of ERISA and the prohibited transaction provisions of




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the Code. The Plan Asset Regulations describe the circumstances under which the assets of an entity in which a Plan invests will be considered to be "plan assets" such that any person who exercises control over those assets would be subject to ERISA's fiduciary standards. Under the regulations, if a Plan acquires an "equity interest" in an entity, the assets of the entity will be treated as assets of the Plan investor unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

         One exception (the "insignificant participation exception") to this look-through rule provides that an investing Plan's assets will not include any of the underlying assets of an entity if at all times less than 25% of the value of each class of equity interests in the entity is held by "benefit plan investors." The term "benefit plan investors" includes (i) all employee benefit plans as defined in ERISA, whether or nor subject to ERISA, (ii) all plans described in Section 4975 of the Code, (iii) entities whose underlying assets include plan assets by reason of such a plan's investment in the entity, and (iv) persons acting on behalf of plans or entities described in clauses (i)-(iii). Another exception under the Plan Asset Regulations (the "publicly offered securities exception") provides that a Plan's assets will not include the underlying assets of an entity if the class of equity interests in which the Plan invests is "publicly offered" (i.e. , (i) widely held (i.e. , held by 100 or more investors who are independent of the issuer and each other), (ii) freely transferable, and (iii) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended). A third exception under the Plan Asset Regulations provides that a Plan's assets will not include the underlying assets of the entity in which it invests if the entity qualifies as a "real estate operating company" ("REOC"). An entity will qualify as a REOC if at least 50% of its assets are invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate in the management or development and the entity, in the ordinary course of its business, is engaged directly in real estate management or development activities. We initially limited aggregate ownership of each class of our outstanding equity securities by "benefit plan investors" to less than 25% of the value of each such class of equity securities, as described under "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer, in a manner intended to qualify for the insignificant participation exception. It is anticipated that, upon the effective date of the registration statement of which this prospectus is a part, that our common shares will constitute "publicly offered" securities." Thus, a Plan's investment in the common shares should not cause our assets to be deemed to be Plan assets. However, if we do not qualify for the insignificant participation exception and no other exception from the Plan Asset Regulations is available, the assets of a Plan that invests in the common shares will include an undivided interest in our assets. In such event, such assets, transactions involving such assets, and the persons with authority or control over or that provide services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of Section 4975 of the Code.

         Prohibited Transaction Exemptions. Without regard to whether an investing Plan's assets include an undivided interest in our assets under the Plan Asset Regulations, the purchase or holding of common shares by or on behalf of a Plan could be considered to result in a prohibited transaction. In addition, some of our affiliates might be considered or might become Parties in Interest with respect to a Plan. Because these parties may receive benefits in connection with the sale of common shares, the purchase of common shares using Plan assets over which any of the parties has investment authority might be deemed to be a violation of the prohibited transaction rules of ERISA and the Code for which no exemption may be available. Exemptions from those prohibited transaction rules include:

         o Prohibited Transaction Class Exemption 84-14, which exempts some transactions effected on behalf of a Plan by a "qualified professional asset manager";

         o Prohibited Transaction Class Exemption 90-1, which exempts some transactions involving insurance company pooled separate accounts;

         o Prohibited Transaction Class Exemption 91-38, which exempts some transactions involving bank collective investment funds;

         o Prohibited Transaction Class Exemption 95-60, which exempts some transactions involving insurance company general accounts; and

         o Prohibited Transaction Class Exemption 96-23, which exempts some transactions effected on behalf of a Plan by some "in-house asset managers."


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         Each purchaser or transferee of a common share that is a Plan or is investing assets of a Plan shall be required to represent or be deemed to have represented that the relevant conditions for exemptive relief under at least one of the foregoing exemptions have been satisfied.

Review by Plan Fiduciaries

         Any Plan fiduciary considering whether to purchase any common shares on behalf of a Plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code and the availability of any prohibited transaction exemptions. The sale of common shares to a Plan is in no respect a representation by our company that this investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan or that this investment is appropriate for Plans generally or any particular Plan.

                             PLAN OF DISTRIBUTION

         We are registering the common shares covered by this prospectus to permit the selling shareholders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the common shares by the selling shareholders. We have been advised by the selling shareholders that the selling shareholders or pledgees, donees or transferees of, or other successors in interest to, the selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the common shares as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or from the purchasers of our common shares for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

Determination of Offering Price by Selling Shareholders

         Except as may be described in any prospectus supplement accompanying this prospectus, the selling shareholders may offer their common shares pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the selling shareholders or by agreement between the selling shareholders and underwriters or dealers.

         No public market currently exists for our common shares, and our common shares are not currently listed on any national exchange or market system. However, our common shares have been sold and may continue to be sold from time to time in private transactions at negotiated prices. The public price at which our common shares trade in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part is declared effective.

         The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them hereby will be the purchase price of the common shares less discounts and commissions, if any, paid by the selling shareholders.

Methods of Distribution

         The sales described in the preceding paragraphs may be effected in transactions:

         o on any national securities exchange or quotation service on which our common shares are listed or quoted at the time of sale;

         o        in the over-the-counter market;

         o in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

          o through the writing of options whether the options are listed on an option exchange or otherwise; or

         o through the settlement of short sales (except that no selling shareholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement).

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of our common shares, selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our common shares in the course of hedging their positions. The selling shareholders may also sell our common shares short and deliver common shares to close out short positions, or loan or pledge our common shares to broker-dealers that in turn may sell the shares. Each of the selling shareholders that is an affiliate of a registered broker-dealer has represented to us that it purchased the common shares in the ordinary course of business and, at the time of such purchase, the selling shareholders had no agreements or understandings, directly or indirectly, with any person to distribute such common shares, except as may be stated in the footnotes to the selling shareholder table.

         The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of our common shares which may be resold thereafter pursuant to this prospectus if our common shares are delivered by the selling shareholders. However, if common shares are to be delivered by the selling shareholders' successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the successors in interest as selling shareholders under this prospectus.

         Selling shareholders might not sell any, or all, of our common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the common shares by other means not described in this prospectus.

         To the extent required, upon being notified by a selling shareholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling shareholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

         The selling shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common shares and, if the selling shareholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell such pledged common shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling shareholders, in order for the common shares to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, transferee, secured party or other successors in interest as selling shareholders under this prospectus.

         In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         In order to comply with the securities laws of some states, our common shares may be sold in such states only through registered or licensed brokers or dealers.

         The selling shareholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common shares by the selling shareholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to the particular common shares being registered and offered hereby for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

Underwriting Discounts and Commissions, Indemnification and Expenses

         Brokers, dealers, underwriters or agents participating in the distribution of our common shares pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of our common shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

         The selling shareholders and any brokers, dealers, agents or underwriters that participate with the selling shareholders in the distribution of our common shares pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions. Neither we nor any selling shareholder can presently estimate the amount of such compensation. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         Pursuant to the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify FBR, each selling shareholder, each person, if any, who controls FBR or a selling shareholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us, each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, trustees, partners, employees, representatives and agents of any of the forgoing, against specified liabilities arising under the Securities Act.

         We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts and transfer taxes, and certain expenses of one counsel to the selling shareholders, in connection with the registration and sale of our common shares pursuant to this prospectus.

Registration Rights

         In connection with the 144A Offering, we entered into a registration rights agreement with FBR, for the benefit of certain holders of our common shares and holders of the Class A Units. We agreed to file with the SEC, as soon as practicable but in no event later than November 3, 2004, either (i) in connection with an initial public offering of our common shares (an IPO Registration Statement), registering the common shares held by current holders of our common shares, or (ii) a shelf registration statement on Form S-11 under the Securities Act providing for the resale pursuant to Rule 415 of the Securities Act from time to time by the holders of our common shares (a Shelf Registration Statement). The registration statement of which this prospectus is a part is intended to be the Shelf Registration Statement. We also agreed to keep the registration statement current and effective under the Securities Act, subject to certain exceptions, until the earliest of:

         o such time as all of our common shares offered by this prospectus have been sold pursuant to the registration statement and/or Rule 144 of the Securities Act;

         o the date on which the selling shareholders may sell all of the common shares offered pursuant to this prospectus without registration pursuant to Rule 144(k) of the Securities Act;

         o the second anniversary of the date of effectiveness of the registration statement; or

         o the date on which all of our common shares offered by this prospectus have been otherwise transferred without the share certificate bearing a restrictive legend and subsequent public distribution of such shares does not require registration or qualification under the Securities Act.

CUSIP Number

         The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Our common shares issued in the 144A Offering included shares with three different CUSIP numbers, depending upon whether the sale of the shares was conducted (i) by us under Rule 506, (ii) by the initial purchaser under Rule 144A, or (iii) by the initial purchaser under Regulation
S. Prior to the effectiveness of this registration statement, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

         Any sales of our common shares pursuant to this prospectus must be settled with our common shares bearing our general (not necessarily restricted) common shares CUSIP number, which is 744053 30 7. A selling shareholder named in this prospectus may obtain shares bearing our general common shares CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, American Stock Transfer & Trust Company. The form of certificate of registered sale is available from our transfer agent upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in 3 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling shareholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

Stock Market Listing


         We have submitted an application to have our common shares approved for quotation on the Nasdaq under the symbol "PSLT."


Stabilization and Other Transactions

         As described above, the selling shareholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in marketmaking and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the common shares offered by this prospectus.

                                 LEGAL MATTERS


         Certain legal matters will be passed upon for us by Sidley Austin Brown & Wood LLP, New York, New York. The validity of the common shares and certain other matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland.


                                    EXPERTS

         The consolidated financial statements of Provident Senior Living Trust and subsidiary as of August 31, 2004 and for the period March 1, 2004 (inception) to August 31, 2004 have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated balance sheets of Alterra Healthcare Corporation and subsidiaries (Alterra) as of December 31, 2003 (the Successor Company) and 2002 (the Predecessor Company), and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from December 1, 2003 to December 31, 2003 (the Successor Company), the period from January 1, 2003 to November 30, 2003 (the Predecessor Company), as restated, and each of the fiscal years in the two year period ended December 31, 2002 (the Predecessor Company), have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         The audit report for Alterra references the following:

         o As discussed in note 20 to the consolidated financial statements, the consolidated statements of operations and cash flows for the period from January 1, 2003 to November 30, 2003 have been restated.

         o As discussed in notes 3 and 5 to the consolidated financial statements, Alterra adopted the provisions of Statement of Financial Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for Impairment or Disposal of Long-lived Assets, respectively on January 1, 2002.

          o As discussed in notes 1 and 2 to the consolidated financial statements, Alterra emerged from Chapter 11 bankruptcy on December 4, 2003. Upon emergence from bankruptcy, Alterra changed its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Accordingly, the consolidated financial statements for the periods subsequent to the reorganization (Successor Company financial statements) are not comparable to the consolidated financial statements presented for the prior periods (Predecessor Company financial statements).


         Ernst & Young LLP, independent registered public accounting firm, have audited the consolidated financial statements of Brookdale Living Communities at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their report. Provident Senior Living Trust included the Brookdale Living Communities' financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We filed with the SEC a registration statement on Form S-11 under the Securities Act, including exhibits and schedules, for the common shares to be offered by the selling shareholders, from time to time, pursuant to the registration statement of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information, we refer you to the registration statement, including the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you free of charge on the SEC's website at www.sec.gov.

         As a result of the filing of the registration statement, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

Provident Senior Living Trust:
Pro Forma Consolidated Financial Statements:
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2004.....................................    F-4
Unaudited Pro Forma Consolidated Statement of Operations for the period March 1, 2004 (inception) to
     September 30, 2004.....................................................................................    F-5
Unaudited Pro Forma Consolidated Statement of Operations for the period March 1, 2004 (inception) to August
     31, 2004...............................................................................................    F-6
Notes to Pro Forma Consolidated Financial Statements (unaudited)............................................    F-7
Historical Consolidated Financial Statements:
Consolidated Balance Sheet as of September 30, 2004 (unaudited).............................................    F-13
Consolidated Statement of Operations for the period from March 1, 2004 (inception) to
     September 30, 2004 (unaudited) ........................................................................    F-14
Consolidated Statement of Shareholders' Equity for the period from March 1, 2004 (inception) to
     September 30, 2004 (unaudited) ........................................................................    F-15
Consolidated Statement of Cash Flows for the period from March 1, 2004 (inception) to
     September 30, 2004 (unaudited).........................................................................    F-16
Notes to Consolidated Financial Statements..................................................................    F-17
Report of Independent Registered Public Accounting Firm.....................................................    F-21
Consolidated Balance Sheet as of August 31, 2004............................................................    F-22
Consolidated Statement of Operations for the period from March 1, 2004 (inception) to August 31, 2004.......    F-23
Consolidated Statement of Shareholders' Equity for the period from March 1, 2004 (inception) to August 31,
     2004...................................................................................................    F-24
Consolidated Statement of Cash Flows for the period from March 1, 2004 (inception) to August 31, 2004.......    F-25
Notes to Consolidated Financial Statements..................................................................    F-26
Financial Information of Lease Guarantors:
Introduction to Financial Information of Brookdale Living Communities, Inc. and Alterra Healthcare Corporation  F-29
Brookdale Living Communities, Inc.:
Consolidated Balance Sheets as of September 30, 2004 and 2003 (unaudited)...................................    F-30
Consolidated Statements of Operations for the nine months ended September 30, 2004 and 2003
    (unaudited)............................................................................................     F-31
Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003
     (unaudited)............................................................................................    F-32
Report of Independent Auditors..............................................................................    F-33
Consolidated Balance Sheets as of December 31, 2003 and 2002................................................    F-34
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001..................    F-35
Consolidated Statements of Stockholder's Equity for the years ended December 31, 2003, 2002 and 2001........    F-36
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001..................    F-37
Notes to Consolidated Financial Statements..................................................................    F-40
Schedule of Facilities at December 31, 2003 (unaudited).....................................................    F-56
Alterra Healthcare Corporation:
Consolidated Balance Sheets as of September 30, 2004 (the Successor Company) and 2003 (the Predecessor
     Company) (unaudited)...................................................................................    F-58
Consolidated Statements of Operations for the periods ended September 30, 2004 and 2003 (unaudited).........    F-59


                                     F-1




Consolidated Statements of Cash Flows for the periods ended September 30, 2004 and 2003 (unaudited).........    F-60
Independent Auditors' Report................................................................................    F-61
Consolidated Balance Sheets as of December 31, 2003 (the Successor Company) and 2002 (the Predecessor Company)  F-62
Consolidated Statements of Operations for the periods December 1, 2003 to December 31, 2003, January 1, 2003
     to November 30, 2003, and fiscal years ended December 31, 2002 and 2001................................    F-63
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the periods December 1, 2003 to
     December 31, 2003, January 1, 2003 to November 30, 2003, and fiscal years ended December 31, 2002 and
     2001...................................................................................................    F-64
Consolidated Statements of Cash Flows for the periods December 1, 2003 to December 31, 2003, January 1, 2003
     to November 30, 2003, and fiscal years ended December 31, 2002 and 2001................................    F-65
Notes to Consolidated Financial Statements..................................................................    F-67




                         PROVIDENT SENIOR LIVING TRUST
                              UNAUDITED PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma consolidated financial information sets forth:


         o the historical financial information as of September 30, 2004, for the period from March 1, 2004 (inception) to September 30, 2004 and for the period from March 1, 2004 (inception) to August 31, 2004 derived from our audited and unaudited consolidated financial statements;

         o pro forma adjustments to give effect to our recently completed acquisitions and their impact on the consolidated financial statements as of September 30, 2004 and for the period from March 1, 2004 (inception) to September 30, 2004, and for the period from March 1, 2004 (inception) to August 31, 2004; and

         o pro forma, as adjusted, unaudited consolidated balance sheet as of September 30, 2004, and the pro forma as adjusted, unaudited consolidated statements of operations for the period from March 1, 2004 (inception) to September 30, 2004, and for the period from March 1, 2004 (inception) to August 31, 2004.

         You should read the information below along with all other financial information and analysis in this prospectus, including the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the company's consolidated historical financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is presented for information purposes only, and we do not expect that this information will reflect our results of operations or financial position. The unaudited pro forma adjustments are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information assumes that the transactions were completed as of September 30, 2004 for purposes of the unaudited pro forma consolidated balance sheet and as of the first day of the periods presented for purposes of the unaudited pro forma consolidated statements of operations.

                                               PROVIDENT SENIOR LIVING TRUST

                                       UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                     SEPTEMBER 30, 2004

                                                         Adjustments for Recent Acquisitions
                                                         -----------------------------------
                                                                                                           Pro Forma
                                       Historical(A)            Brookdale             Alterra              As Adjusted
                                       ------------        -----------------     ------------------     ----------------
ASSETS:
Real estate investments, at cost
   Land.............................   $            --    $   72,100,354  (B)    $   24,123,867  (B)    $   96,224,221
   Buildings and improvements.......                --       540,752,652  (B)       180,929,000  (B)       721,681,652
   Equipment and fixtures...........                --       108,150,531  (B)        36,185,800  (B)       144,336,331
   Leasehold interest...............                --        21,504,359  (B)                --  (B)        21,504,359
                                       ---------------    ---------------        ---------------        ---------------

Total real estate investments, at
   cost.............................                --       742,507,896  (L)       241,238,667  (L)       983,746,563
Cash and cash equivalents...........       307,337,926      (264,134,098) (C)       (43,142,120) (C)            61,708
Restricted cash.....................                --        29,290,663  (D)           462,104  (D)        29,752,767
Accrued interest receivable.........                --                --                     --                     --
Prepaid expenses and other assets...         2,521,709          (810,209) (E)        (1,505,047) (E)           206,453
Office furniture and equipment......           179,150                --                     --                179,150
Deferred financing costs............                --                --              2,266,437  (F)         2,266,437
Deposit for property acquisitions...        90,000,000       (67,500,000) (G)       (22,500,000) (G)                --
                                       ---------------    ---------------        ---------------        ---------------

Total assets........................   $   400,038,785    $  439,354,252         $  176,820,041         $1,016,213,078
                                       ===============    ===============        ===============        ===============

LIABILITIES AND SHAREHOLDERS'
EQUITY:
Mortgage and bond notes payable.....   $            --    $  414,568,274  (H)    $   49,482,937  (H)    $  464,051,211
Line of credit borrowings...........                --                 --           127,000,000  (I)       127,000,000
Accounts payable and accrued
   liabilities......................         1,450,078          (375,000) (J)          (125,000) (J)           950,078
Tenant escrow deposits..............                --         5,160,978  (D)           462,104  (D)         5,623,082
Tenant security deposits............                --        20,000,000  (D)                --             20,000,000
                                       ---------------    ---------------        ---------------        ---------------

Total liabilities...................         1,450,078       439,354,252            176,820,041            617,624,371
Minority interest...................        25,769,045                --                     --             25,769,045
Shareholders' equity................
   Preferred shares, 100,000,000
   shares authorized, no shares
   issued and outstanding at
   September 30, 2004...............                --                --                     --                     --
   Common shares, 250,000,000
   shares authorized, par value
   $.001 per share, 27,442,290
   shares issued and outstanding at
   September 30, 2004...............            27,442                --                     --                 27,442
Capital contributed in excess of par       373,527,806                --                     --            373,527,806
Accumulated deficit.................          (735,586)               --                     --               (735,586)
                                       ---------------    ---------------        ---------------        ---------------

Shareholders' equity................       372,819,662                --                     --            372,819,662
                                       ---------------    ---------------        ---------------        ---------------

Total liabilities and shareholders'
   equity...........................   $   400,038,785    $  439,354,252         $  176,820,041         $1,016,213,078
                                       ===============    ===============        ===============        ===============



                                             PROVIDENT SENIOR LIVING TRUST

                                           UNAUDITED PRO FORMA CONSOLIDATED
                                                STATEMENT OF OPERATIONS

                                       PERIOD FROM MARCH 1, 2004 (INCEPTION) TO
                                                  September 30, 2004

                                                         Adjustments for Recent Acquisitions
                                                         -----------------------------------
                                                                                                    Other              Pro Forma
                                   Historical(K)      Brookdale              Alterra              Adjustments         As Adjusted
                                   ------------    -----------------     ------------------  -------------------   ----------------
Revenues:
   Rental income..............     $         --     $35,076,037  (L)      $13,500,172  (L)   $           --            $48,576,209
   Straight line rental income               --       8,297,050  (S)        2,629,173  (S)               --             10,926,223
   Interest income............          691,655              --                    --              (306,978)  (O)          384,677
                                   -------------    ------------        --------------        --------------          -------------

   Total revenues.............          691,655      43,373,087            16,129,345              (306,978)            59,887,109
                                   -------------    ------------        --------------        --------------          -------------

Expenses:
   Compensation expenses......        1,062,624              --                    --               359,158  (P)         1,421,782
   Amortization of
     stock-based compensation.          599,816              --                    --               478,949  (Q)         1,078,765
   General and administrative
     expenses.................          121,568              --                    --               498,317  (R)           619,885
   Interest expense on
     mortgages and other debt.               --      14,067,791  (M)        5,504,551  (M)               --             19,572,342
   Depreciation and
     amortization.............               --      17,256,926  (N)        5,654,031  (N)               --             22,910,957
                                   -------------    ------------        --------------        --------------          -------------

     Total expenses...........        1,784,008      31,324,717            11,158,582             1,336,424             45,603,731
                                   -------------    ------------        --------------        --------------          -------------

(Loss) income before minority
interest......................       (1,092,353)      12,048,370            4,970,763            (1,643,402)            14,283,378
Minority interest.............          356,767        (143,376)              (59,152)             (324,212)  (CC)        (169,973)
                                   -------------    ------------        --------------        --------------          -------------

Net (loss) income.............     $   (735,586)    $11,904,994            $4,911,611           $(1,967,614)           $14,113,405
                                   =============    ============        ==============        ==============          =============

Basic earnings (loss) income
per share.....................     $      (0.03)                                                                       $     0.48
                                   =============

Diluted earnings (loss)
income per share..............     $      (0.03)                                                                       $     0.48
                                   =============

Weighted average common
shares outstanding (basic)....       27,442,290                                                                         29,266,667
Weighted average common
shares outstanding (diluted)..       27,442,290                                                                         29,620,417


                                             PROVIDENT SENIOR LIVING TRUST

                                           UNAUDITED PRO FORMA CONSOLIDATED
                                                STATEMENT OF OPERATIONS

                                       PERIOD FROM MARCH 1, 2004 (INCEPTION) TO
                                                    August 31, 2004
                                                      (unaudited)


                                                         Adjustments for Recent Acquisitions
                                                         -----------------------------------
                                                                                                    Other              Pro Forma
                                   Historical(T)      Brookdale              Alterra              Adjustments         As Adjusted
                                   ------------    -----------------     ------------------  -------------------   ----------------
Revenues:
   Rental income..............     $         --  $   30,065,175  (U)    $  11,571,576  (U)   $            --          $ 41,636,751
   Straight line rental income               --       7,111,757  (BB)       2,253,577  (BB)               --             9,365,334
   Interest income............          318,178              --                    --               (306,978)  (X)           11,200
                                   -------------    ------------        --------------        --------------          -------------

   Total revenues.............          318,178      37,176,932            13,825,153               (306,978)           51,013,285
                                   -------------    ------------        --------------        --------------          -------------

Expenses:
   Compensation expenses......          890,991              --                    --               327,679  (Y)        1,218,670
   Amortization of
     stock-based compensation.          445,707              --                    --               478,949  (Z)          924,656
   General and administrative
     expenses.................           44,917              --                    --               486,413  (AA)         531,330
   Interest expense on
     mortgages and other debt.               --      12,071,634  (V)        4,741,520  (V)                --            16,813,154
   Depreciation and
     amortization.............               --      14,791,651  (W)        4,846,313  (W)                --            19,637,964
                                   -------------    ------------        --------------        --------------          -------------

     Total expenses...........        1,381,615      26,863,285             9,587,833              1,293,041            39,125,774
                                   -------------    ------------        --------------        --------------          -------------

(Loss) income before minority
interest......................       (1,063,437)     10,313,647             4,237,320             (1,600,019)           11,887,511
Minority interest.............          294,297        (122,732)              (50,424)              (262,602)(cc)         (141,461)
                                   -------------    ------------        --------------        --------------          -------------

Net (loss) income.............     $   (769,140) $   10,190,915         $   4,186,896          $  (1,862,621)         $ 11,746,050
                                   ============= ===============        ==============        ===============         =============

Basic earnings (loss) income
per share.....................     $      (0.03)                                                                      $       0.40
                                   =============                                                                      =============

Diluted earnings (loss)
income per share..............     $      (0.03)                                                                      $       0.40
                                   =============                                                                      =============

Weighted average common
shares outstanding (basic)....       27,442,290                                                                         29,266,667
Weighted average common
shares outstanding (diluted)..       27,442,290                                                                         29,620,417




                         PROVIDENT SENIOR LIVING TRUST

                              NOTES TO PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1.   Adjustments to the Pro Forma Consolidated Balance Sheet


     (A)  Reflects our historical balance sheet as of September 30, 2004.


     (B) Reflects the allocation of our purchase price of the Brookdale and the Alterra acquisitions to the acquired assets based on their respective fair values.

          In making estimates of fair values, for the purposes of allocating purchase price, management utilizes a number of sources including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property during its pre-acquisition due diligence in estimating the fair value of tangible and intangible assets acquired.

          Management has determined that the leases executed in connection with the Brookdale acquisition and the Alterra acquisitions are at market rates.

          Amounts allocated to land, buildings and equipment and fixtures are based on cost segregation studies performed by independent third parties, or on management's analysis of comparable properties. Depreciation is computed using the straight-line method over the estimated life of forty years for buildings, five to seven years for equipment and fixtures, and the lesser of the useful life or the remaining lease term for leasehold interest.

     (C) Reflects the use of cash to fund a portion of the purchase price for the Brookdale and the Alterra acquisitions.

     (D) Reflects tenant security deposit, bond sinking fund reserves and various lender escrows for the payment of real estate taxes, insurance, capital expenditures, bond trustee fees and reserves to purchase interest rate cap agreements on variable rate bond debt.


                                                                Brookdale        Alterra
                                                               Acquisition      Acquisition        Total
                                                             ----------------  --------------  -------------

          Tenant security deposit........................    $    20,000,000   $          --   $  20,000,000
          Bond sinking fund reserves.....................          4,034,348              --       4,034,348
          Lender escrows for RE taxes and insurance......          3,555,959         462,104       4,018,063
          Lender escrows for capital expenditures........          1,605,019              --       1,605,019
          Trustee fee reserves...........................             12,917              --          12,917
          Interest rate cap agreement reserves...........             82,420              --          82,420
                                                             ----------------  --------------  -------------
                                                             $    29,290,663   $     462,104   $  29,752,767
                                                             ================  ==============  =============


     (E) Reflects acquisition expenses paid prior to completing the transaction and, which are included as part of the purchase price.

     (F) Reflects financing costs incurred in connection with the line of credit borrowings used to finance a portion of the Alterra acquisitions.


     (G) In connection with the acquisition of the Initial Properties, the Company advanced a deposit of $67.5 million to Fortress Brookdale Acquisition, LLC, the seller of the Brookdale properties, and $22.5 million to Alterra Healthcare Corporation, the seller of the Alterra properties. The Alterra deposit was applied to the purchase price for the acquisition of the Alterra properties and the Brookdale deposit was refunded to us prior to acquiring the Brookdale Properties.


     (H) Represents mortgage debt at fair value assumed as part of the Brookdale and Alterra Acquisitions.


                                                     Mortgage Debt Assumed(1)
                                                -------------------------------
          Brookdale Acquisition(2)............             $414,568,274
          Alterra Acquisition(3)..............               49,482,937
                                                -------------------------------
               Total..........................             $464,051,211
                                                ==============================-


          (1) Total mortgage debt assumed of $464.1 million includes approximately $110.7 million or 24% variable rate debt at fair value. Approximately $353.4 million or 76% is fixed rate mortgage debt with a weighted average interest rate of approximately 7% which approximates fair value.

          (2) The 21 Brookdale Properties are encumbered by 26 separate loans. The Brookdale loans (a) range in maturity from 2006 to 2029, (b) range in interest rate from 2.03% to 8.38% (with a weighted average rate of 6.00%), and (c) range in outstanding principal amount from approximately $3.9 million to approximately $61.7 million. Approximately $110.7 million of debt assumed in connection with the Brookdale Acquisition is variable rate, tax exempt or taxable bond debt.


          (3) Represents a single mortgage loan that is secured by nine of the 47 Alterra Properties. The interest rate is fixed at 7.2% and the loan matures in 2009.


     (I) On October 20, 2004, the Company entered into a $135 million revolving credit facility with General Electric Capital Corporation
          (GECC) that is secured by 38 of the Alterra Properties and has an initial term of five years. The GECC facility has limited recourse provisions and provides interest only payments over its term. Borrowings under the GECC credit facility will accrue interest at a spread over LIBOR. In connection with the acquisition of the Alterra Properties, the Company borrowed $127 million under such credit facility with an initial interest rate of 4.31%.


     (J) Reflects advances by the sellers of the Brookdale Portfolio and the Alterra Portfolio to fund due diligence expenses. The advances were returned to the sellers at the time of acquisition.


2. Adjustments to the Pro Forma Consolidated Statement of Operations -- Period From March 1, 2004 (inception) to September 30, 2004.

     (K) Reflects our historical results of operations for the period March 1, 2004 (inception) to September 30, 2004.

     (L) Reflects the pro forma adjustments to rental income for properties acquired by us in completed transactions and, for purposes of the pro forma, assumes that all leases were effective from the beginning of the period presented. None of the acquired properties were under construction. Construction at all acquired properties was completed prior to March 1, 2004.

                                                                                      Initial Annual
                                                     Purchase           Lease              Lease            Rental
                         Tenant                       Price             Basis               Rate           Income(1)
          -------------------------------------  ---------------- ----------------- ----------------- ------------------
          Brookdale base rental income.........    $742,507,896     $742,350,000          8.100%        $35,076,037(2)
          Alterra base rental income...........     241,238,667      240,448,330          9.625%         13,500,172
          -------------------------------------  ---------------- ----------------- ----------------- ------------------
          Total................................    $983,746,563     $982,798,330                        $48,576,209
                                                 ================ =================                   ==================



          (1) Rental income equals lease basis multiplied by initial annual lease rate. Rental income from the initial lease rate does not reflect any contingent annual increases pursuant to the leases (which commence on January 1, 2006 with respect to the Brookdale Properties, and on the first month of the first anniversary of the commencement of the leases with respect to the Alterra Properties), which increases are the lesser of (i) four times the percentage increase in the Consumer Price Index ("CPI") or (ii)(a) with respect to Brookdale, 3% or (b) with respect to Alterra, 2.5%.


          (2) In accordance with their lease, Brookdale will pay the Company, as additional rent, an amount calculated monthly for increases in interest expense resulting from changes in the interest rates on our variable rate mortgages, assumed as part of the Brookdale transaction, over a base rate. Based on interest rates for the period March 1, 2004 to September 30, 2004 Brookdale would have paid approximately $629,000 in additional rent.

     (M) Reflects interest expense, including the amortization of deferred financing costs used to finance the purchase of properties acquired in completed transactions.

                                                                          Average
     Debt Obligation                                      Amount       Interest Rate    Adjustment
     ----------------------------------------------   --------------  --------------- --------------
     Brookdale mortgage debt.......................   $414,568,274         5.87%      $14,067,791
     Alterra mortgage debt.........................     49,482,937         7.20%        2,072,283
     GECC Line of Credit (Alterra Acquisition).....    127,000,000         4.31%        3,432,268(1)
                                                                                      --------------
                                                                                      $19,572,342

          (1)  Includes $264,418 in amortization of deferred financing costs.


     (N) Reflects depreciation and amortization expense on properties and leasehold interests acquired in completed transactions. Depreciation expense is calculated on a straight line basis using a 40-year life for buildings and permanent structural improvements and a 7-year life for equipment and fixtures.

                                                                                        Depreciation
                                                                          Leasehold          and
                                         Buildings and    Equipment      Interest in     Amortization
               Portfolio                 Improvements    and Fixtures      Building        Expense
--------------------------------------- ---------------  -------------- -------------- ----------------
Brookdale...........................    $540,752,652     $108,150,531   $21,504,359      $17,256,926
Alterra.............................     180,929,000       36,185,800            --        5,654,031
                                        ---------------  -------------- -------------- ----------------
Total...............................    $721,681,652     $144,336,331   $21,504,359      $22,910,958
                                        ===============  ============== ============== ================



     (O) Reflects a reduction in interest income due to lower cash balances after completing the property acquisitions.

     (P) Reflects an increase in compensation as a result of additional personnel, assuming that all seven (7) employees were employed by the Company for the pro forma period from March 1, 2004 (inception) to September 30, 2004.

     (Q) Reflects amortization of stock-based compensation related to issuance of long-term incentive plan units, assuming that all units issued as of September 30, 2004 were issued as the beginning of the pro forma period from March 1, 2004 (inception) to September 30, 2004.

                                                       No. of Units
          Name                                            Granted        Vesting Period
          -----------------------------------------  -----------------  ----------------
          Darryl W. Copeland.......................         110,000         (1)
          Charles A. Post..........................          77,500         (1)
          William P. Ciorletti.....................          86,250         (1)
          Saul A. Behar............................          35,000         (1)
          Mark A. Doyle............................          15,000         (2)
          Randolph W. Jones........................          15,000         (2)
          Frederic H. Lindeberg....................          15,000         (2)

          ---------
          (1) 33-1/3% vests on each of the first three anniversaries of the date of grant.

          (2) 50% vested on the date of grant and the remaining 50% vests on the first anniversary thereof

     (R) Reflects management's estimates of increased general and administrative expenses which are a direct result of the completed transactions and becoming a publicly-traded company.

     (S) Our leases increase annually based on a formula equal to the lesser of (i) four times the percentage increase in the Consumer Price Index and (ii)(a) with respect to the Brookdale Lease, 3% and (b) with respect to the Alterra Lease, 2.5%.

          Future increases in CPI are not known, and the escalator clauses in our leases could result in an increase that is less than the maximum amount or could result in no increase at all. This amount represents straight-line rental income for the seven month period ending September 30, 2004, assuming the annual escalators in our leases will equal the maximum amount. Straight-lining rental income has the effect of increasing our pro forma net income by $10.9 million, from $3.1 million to $14.0 million and our pro forma basic and fully diluted earnings by $0.37 per share for the seven month period ending September 30, 2004.

3. Adjustments to the Pro Forma Consolidated Statement of Operations -- Period From March 1, 2004 (inception) to August 31, 2004.

     (T) Reflects our historical results of operations for the period March 1, 2004 (inception) to August 31, 2004.

     (U) Reflects the pro forma adjustments to rental income for properties acquired by us in completed transactions and, for purposes of the pro forma, assumes that all leases were effective from the beginning of the period presented.

                                                                                       Initial Annual
                                                       Purchase           Lease             Lease             Rental
                         Tenant                          Price            Basis              Rate           Income(1)
          -----------------------------------     ---------------  ---------------    -----------------  ----------------
          Brookdale base rental income.........      $742,507,896     $742,350,000          8.100%         $30,065,175(2)
          Alterra base rental income...........       241,238,667      240,448,330          9.625%          11,571,576
                                                  ---------------  ---------------    -----------------  ----------------
          Total................................      $983,746,563     $982,798,330                         $41,636,751
                                                  ===============  ===============                       ================


          (1) Rental income equals lease basis multiplied by initial annual lease rate. Rental income from the initial lease rate does not reflect any contingent annual increases pursuant to the leases (which commence on January 1, 2006 with respect to the Brookdale Properties, and on the first month of the first anniversary of the commencement of the leases with respect to the Alterra Properties), which increases are the lesser of (i) four times the increase in the Consumer Price Index ("CPI") or
               (ii)(a) with respect to Brookdale, 3% or (b) with respect to Alterra, 2.5%.

          (2) In accordance with their lease, Brookdale will pay the Company, as additional rent, an amount calculated monthly for increases in interest expense resulting from changes in the interest rates on our variable rate mortgages, assumed as part of the Brookdale transaction, over a base rate. Based on interest rates for the period March 1, 2004 to August 31, 2004 Brookdale would have paid approximately $513,000 in additional rent.

     (V) Reflects interest expense, including the amortization of deferred financing costs used to finance the purchase of properties acquired in completed transactions.

                                                                               Average
          Debt Obligation                                     Amount        Interest Rate     Adjustment
          ---------------------------------------------   ---------------- ---------------  ---------------
          Brookdale mortgage debt......................      $414,568,274         5.87%      $12,071,634
          Alterra mortgage debt........................        49,482,937         7.20%        1,778,026
          GECC Line of Credit (Alterra Acquisition)....       127,000,000         4.31%        2,963,494(1)
                                                                                             -----------
                                                                                             $16,813,154
                                                                                             ===========

          (1)  Includes $226,644 in amortization of deferred financing costs.


     (W) Reflects depreciation and amortization expense on properties and leasehold interests acquired in completed transactions. Depreciation expense is calculated on a straight line basis using a 40-year life for buildings and permanent structural improvements and a 7-year life for equipment and fixtures.

                                                                                                   Depreciation
                                                                                   Leasehold            and
                                            Buildings and       Equipment         Interest in      Amortization
               Portfolio                    Improvements       and Fixtures         Building          Expense
------------------------------------       --------------      ------------       ------------     ------------
Brookdale...........................       $540,752,652        $108,150,531        $21,504,359     $14,791,651
Alterra.............................        180,929,000          36,185,800                --        4,846,313
                                           --------------      ------------       ------------     ------------
Total...............................       $721,681,652        $144,336,331        $21,504,359     $19,637,964
                                           ==============      ============       ============     ============

(X) Reflects a reduction in interest income due to lower cash balances after completing the property acquisitions.

(Y) Reflects an increase in compensation as a result of additional personnel, assuming that all seven (7) employees were employed by the Company for the pro forma period from March 1, 2004 (inception) to August 31, 2004.

(Z) Reflects amortization of stock-based compensation related to issuance of long-term incentive plan units, assuming that all units issued as of August 31, 2004 were issued as the beginning of the pro forma period from March 1, 2004 (inception) to August 31, 2004.

                                                                         No. of Units
                  Name                                                     Granted        Vesting Period
                  -----------------------------------------               -----------     --------------
                  Darryl W. Copeland.......................               110,000              (1)
                  Charles A. Post..........................                77,500              (1)
                  William P. Ciorletti.....................                86,250              (1)
                  Saul A. Behar............................                35,000              (1)
                  Mark A. Doyle............................                15,000              (2)
                  Randolph W. Jones........................                15,000              (2)
                  Frederic H. Lindeberg....................                15,000              (2)

                  ---------------
                  (1) 33?% vests on each of the first three anniversaries of the date of grant.

                  (2) 50% vested on the date of grant and the remaining 50% vests on the first anniversary thereof

(AA) Reflects management's estimates of increased general and administrative expenses which are a direct result of the completed transactions and becoming a publicly-traded company.

(BB) Our leases increase annually based on a formula equal to the lesser of (i) four times the percentage increase in the Consumer Price Index and (ii)(a) with respect to the Brookdale Lease, 3% and (b) with respect to the Alterra Lease, 2.5%.

                  Future increases in CPI are not known, and the escalator clauses in our leases could result in an increase that is less than the maximum amount or could result in no increase at all. This amount represents straight-line rental income for the six month period ending August 31, 2004, assuming the annual escalators in our leases will equal the maximum amount. Straight-lining rental income has the effect of increasing our pro forma net income by $9.4 million, from $2.4 million to $11.8 million and our pro forma basic and fully diluted earnings by $0.32 per share for the six month period ending August 31, 2004.

(CC) Reflects adjustment to minority interest in the Operating Partnership assuming the conversion of 1.8 million Class A units to common shares by Fortress Brookdale Acquisition LLC.

                         PROVIDENT SENIOR LIVING TRUST
                          Consolidated Balance Sheet
                              September 30, 2004
                                  (unaudited)

                                                                                          September 30,
                                                                                               2004
                                                                                    ---------------------------

Assets:
      Cash and cash equivalents............................................                 $  307,337,926
      Prepaid expenses and other assets....................................                      2,521,709
      Furniture and equipment, net.........................................                        179,150
      Deposit for property acquisitions....................................                     90,000,000
                                                                                    ---------------------------

           Total assets....................................................                 $  400,038,785
                                                                                    ===========================


Liabilities:
      Accounts payable and accrued liabilities.............................                $     1,450,078
                                                                                    ---------------------------

Minority interest..........................................................                     25,769,045
Shareholders' equity:
      Preferred shares, 100,000,000 shares authorized,
           no shares issued and outstanding at September 30, 2004..........                              --
      Common shares, 250,000,000 shares authorized, par value $.001 per share, 27,442,290 shares issued and outstanding at
           September 30, 2004..............................................                         27,442
      Capital contributed in excess of par.................................                    373,527,806
      Accumulated deficit..................................................                       (735,586)
                                                                                    ---------------------------

           Total shareholders' equity......................................                    372,819,662
                                                                                    ---------------------------

           Total liabilities and shareholders' equity......................                 $  400,038,785
                                                                                    ===========================

         See accompanying notes to consolidated financial statements.


                         PROVIDENT SENIOR LIVING TRUST
                     Consolidated Statement of Operations
               For the Period From March 1, 2004 (inception) to
                              September 30, 2004
                                  (unaudited)

   Interest income ...........................................................            $    691,655

   Compensation expense.......................................................               1,062,624
   Amortization of stock based compensation...................................                 599,816
   General and administrative expenses........................................                 121,568
                                                                                      ---------------------------

        Total expenses........................................................               1,784,008
                                                                                      ---------------------------

            Net loss before minority interest.................................              (1,092,353)

   Minority interest..........................................................                 356,767
                                                                                      ---------------------------

            Net loss..........................................................             $  (735,586)
                                                                                      ===========================

         See accompanying notes to consolidated financial statements.



                         PROVIDENT SENIOR LIVING TRUST
                Consolidated Statement of Shareholders' Equity
      For the Period From March 1, 2004 (inception) to September 30, 2004
                                  (unaudited)


                                                                       Capital
                                                                   Contributed in      Accumulated
                                                 Common shares      Excess of Par        Deficit              Total
                                                --------------     --------------      ------------       -------------
   Balance, March 1, 2004...................    $          --       $        --       $          --     $            --
   Issuance of common shares, net of costs..           27,442       373,527,806                  --         373,555,248
   Net loss.................................               --                --            (735,586)           (735,586)
                                                --------------     --------------      ------------       -------------

   Balance, September 30, 2004..............    $      27,442       373,527,806       $    (735,586)    $   372,819,662
                                                ==============     ==============     =============     ===============

         See accompanying notes to consolidated financial statements.

                         PROVIDENT SENIOR LIVING TRUST
                     Consolidated Statement of Cash Flows
      For the Period From March 1, 2004 (inception) to September 30, 2004
                                  (unaudited)

   Cash flows from operating activities:
      Net loss....................................................................          $       (735,586)
      Adjustments to reconcile net loss to net cash used in operating activities:.
         Amortization of stock-based compensation.................................                   599,816
         Depreciation expense.....................................................                     2,838
         Minority interest........................................................                  (356,767)
         Change in assets and liabilities:
           Increase in prepaid expenses and other assets..........................                (2,107,859)
           Increase in accounts payable and accrued liabilities...................                 1,033,207
                                                                                             ----------------

                Net cash used in operating activities.............................                (1,564,351)
                                                                                             ----------------

   Cash flows from investing activities:
      Deposit for property acquisitions...........................................               (90,000,000)
      Purchase of furniture and equipment.........................................                  (178,967)
                                                                                             ----------------

                Net cash used in investing activities.............................               (90,178,967)
                                                                                             ----------------

   Cash flows from financing activities:
      Common shares, net of costs.................................................               373,555,248
      Proceeds from issuance of operating partnership units, net of costs.........                25,525,996
                                                                                             ---------------
                Net cash provided by financing activities.........................               399,081,244
                                                                                             ----------------
                Net increase in cash and cash equivalents.........................               307,337,926
   Cash and cash equivalents at beginning of period...............................                        --
                                                                                             ----------------

   Cash and cash equivalents at end of period.....................................          $    307,337,926
                                                                                             ================
   Supplemental disclosure of noncash transactions:
       Purchase of furniture and equipment financed with accounts payable.........          $          3,021
       Prepaid expenses and other assets financed with accounts payable...........                   413,850

               See accompanying notes to consolidated financial statements.

                         PROVIDENT SENIOR LIVING TRUST
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 2004
                                  (unaudited)



(1)      Organization and Basis of Presentation

         Provident Senior Living Trust (the Company) was organized as a Maryland real estate investment trust on March 1, 2004, to acquire primarily independent and assisted living properties located in the United States of America that will be leased to experienced senior living operators pursuant to long-term triple net leases. The Company has not acquired any properties as of September 30, 2004 and has had no real estate operations to date. The Company intends to qualify as a real estate investment trust or REIT, under the Internal Revenue Code when real estate operations commence.

         The Company's consolidated financial statements include its operating partnership, PSLT OP, LP (the Operating Partnership). The Company is the sole general partner of the Operating Partnership and owns 76.8% of the outstanding units at September 30, 2004.

         The Company's results of operations for the three month period ended September 30, 2004 and for period from March 1, 2004 (inception) to September 30, 2004 are substantially similar.

         The Company has adopted a calendar year end.

         The Company has entered into two stock purchase agreements to acquire 68 senior living properties (the Initial Properties) in 19 states comprised of approximately 6,819 residential living units that are expected to be leased under long-term triple-net leases. Of these senior living properties, 21 properties (the Brookdale Properties) are expected to be leased to newly formed subsidiaries of Brookdale Living Communities, Inc., and 47 properties (the Alterra Properties) are expected to be leased to newly formed subsidiaries (the Alterra Subsidiaries) of Alterra Healthcare Corporation (Alterra).

         Certain subsidiaries of Brookdale Living Communities, Inc. and Alterra currently own and operate the Initial Properties. Pursuant to stock purchase agreements dated June 18, 2004, the Company intends to acquire 100% of the outstanding capital stock of the owners of the Initial Properties for a total purchase price of approximately $972 million (excluding closing costs of approximately $11 million). The Company will fund the acquisition of the Initial Properties by assuming approximately $464 million of non-recourse and limited recourse property level debt, $382 million in cash using proceeds from the Company's private placement that was completed on August 2, 2004, and funds available under certain credit facilities.

         The leases related to the Brookdale Properties have an initial term of 15 years, with two 10-year renewal options, provided no events of default occur. The renewal option may only be exercised with respect to all of the Brookdale Properties. Under the Brookdale Property leases, the initial rent will be approximately $60 million adjusted annually for the lesser of 3.0% or four times the percentage increase in the Consumer Price (CPI) for the immediately preceding year.

         The leases related to the Alterra Properties have an initial term of 15 years, with two 5-year renewal options, provided no events of default occur. The renewal option may only be exercised with respect to all the Alterra Properties. Under the Alterra Properties leases, the initial rent will be approximately $23.2 million, adjusted annually for the lesser of 2.5% or four times the percentage increase in the CPI for the immediately preceding year.

         Brookdale Living Communities, Inc. is owned by Fortress Brookdale Acquisition LLC, a limited liability company principally owned by affiliates of Fortress Investment Group LLC (Fortress) and affiliates of Capital Z Financial Services Fund II L.P. Alterra is owned by a wholly-owned subsidiary of FEBC-ALT Investors LLC, a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC. Until April 2004, our chief executive officer, president and chairman of our Board of Trustees, Darryl W. Copeland, Jr. was a director of both Brookdale Living Communities, Inc. and Alterra. Mr. Copeland resigned as an officer of an affiliate of Fortress in April 2004.

                         PROVIDENT SENIOR LIVING TRUST
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 2004
                                  (unaudited)

         In conjunction with the formation of the Company and its purchase of the Initial Properties, Fortress Brookdale Acquisition LLC and Alterra, purchased 2,675,623 and 1,500,000 common shares, respectively, in the Company's private placement offering and, in addition Fortress Brookdale Acquisition LLC purchased 1,824,377 units of the Operating Partnership. The proceeds to the Company from such common shares and units were $83.7 million after offering expenses and initial purchaser's discount of $6.3 million. Subsequent to September 30, 2004, Fortress Brookdale Acquisition LLC converted the 1,824,377 units into common shares and sold all of such common shares.

         In connection with the acquisition of the Initial Properties, the Company advanced a deposit of $67.5 million and $22.5 million to Fortress Brookdale Acquisition LLC and Alterra, respectively. The Alterra deposit was applied against the purchase price for the acquisition of the Alterra Properties and the Brookdale deposit was refunded to us prior to acquiring the Brookdale Properties.

(2)      Summary of Significant Accounting Policies

         (a)      Basis of Accounting

         The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

         (b)      Principles of Consolidation

         The Company consolidates its accounts and the accounts of its majority-owned Operating Partnership and reflects the remaining interest in the Operating Partnership as minority interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (c)      Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (d)      Cash and Cash Equivalents

         The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash equivalents.

         (e)      Prepaid Expenses and Other Assets

         The Company makes payments for certain expenses in advance of the period in which they receive the benefit. These payments are capitalized, classified as prepaid expenses and amortized over the respective period of benefit. In addition, certain costs related to the Company's real estate acquisitions subsequent to September 30, 2004 have been deferred and recorded as other assets.

         (f)      Accounts Payable and Accrued Liabilities

         The Company has accrued amounts for compensation and related expenses, legal fees, and other operating costs, including $500,000 in non-interest bearing advances received from Fortress Brookdale Acquisition LLC controlled entities that were used for working capital purposes.

                         PROVIDENT SENIOR LIVING TRUST
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 2004
                                  (unaudited)

         (g)      Stock-Based Compensation

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to FASB Statement No. 123 (SFAS 148). The Company has adopted the fair value recognition and measurement provisions for stock-based compensation provided for in SFAS 123 and SFAS 148. Compensation costs for stock options, if any, is recognized ratably over the vesting period. During the period ended September 30, 2004, the Company granted certain trustees and officers 353,750 units in its Operating Partnership as part of a long term incentive plan. The officers' units are earned as they vest over a three year period and trustees' units vest 50% upon grant and 50% upon the one-year anniversary of the date of grant. Accordingly, compensation cost of $599,816 has been recognized in the accompanying consolidated financial statements.

(3)      Shareholders' Equity

         From April 15, 2004 to June 28, 2004 the Company issued 600,000 founders common shares of beneficial interest in a private offering to certain executive officers of the Company for total proceeds of $1,500.

         On August 2, 2004, the Company issued 26,842,290 common shares of beneficial interest, including those to Fortress Brookdale Acquisition LLC and Alterra described in note 1, pursuant to a private placement offering. The Company received net proceeds of approximately $373.5 million after approximately $27.2 million in offering expenses including the initial purchaser's discount.

(4)      Minority Interest

         As described in note 1, on August 2, 2004, the Company sold 1,824,377 units of limited partnership interest in the Operating Partnership to Fortress. The Company received net proceeds of approximately $25.5 million, after approximately $1.9 million of offering expenses and initial purchaser's discount.

(5)      Leasing Agreement

         The Company leases its office space from a third party under a non-cancelable operating lease that expires in 2009. Future minimum lease payments as of September 30, 2004 are as follows:

              2004.........................        $      33,893
              2005.........................              135,574
              2006.........................              137,706
              2007.........................              140,690
              2008.........................              140,690
              2009.........................               82,069
                                                   -------------

              Total                                $     670,622
                                                   =============

(6)      Subsequent Events

         On October 20, 2004, the Company entered into a $135 million revolving credit facility with General Electric Capital Corporation (GECC) that is secured by certain of the Alterra Properties and has an initial term of five years. The GECC credit facility has limited recourse provisions and provides for interest only payments over its term. Borrowings under the GECC credit facility will accrue interest at a spread over LIBOR.

         On October 19, 2004, the Company purchased the Brookdale Properties for an aggregate purchase price of $742.5 million. The acquisition was financed by assuming $414.6 million of non-recourse and limited recourse property level debt and $327.9 million in cash.

                         PROVIDENT SENIOR LIVING TRUST
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 2004
                                  (unaudited)

         On October 21, 2004, the company purchased 38 of the Alterra Properties for an aggregate purchase price of $168.2 million. The acquisition was financed with $109.5 million of debt from the GECC credit facility and $58.7 million in cash.

         On December 16, 2004, the Company purchased the remaining 9 Alterra Properties for an aggregate purchase price of $73.0 million. The acquisition was financed by assuming $49.5 million of non-recourse property level debt, $17.5 million of debt from the GECC credit facility and $6.0 million in cash.

            Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Provident Senior Living Trust:

         We have audited the accompanying consolidated balance sheet of Provident Senior Living Trust and subsidiary as of August 31, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from March 1, 2004 (inception) to August 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Provident Senior Living Trust and subsidiary as of August 31, 2004, and the results of their operations and their cash flows for the period from March 1, 2004 (inception) to August 31, 2004, in conformity with U.S. generally accepted accounting principles.

                                 /s/ KPMG LLP


Philadelphia, Pennsylvania
October 21, 2004

                         PROVIDENT SENIOR LIVING TRUST

                          CONSOLIDATED BALANCE SHEET

                                                                                              August 31, 2004
                                                                                                   2004
                                                                                            -------------------

                                    ASSETS:
Cash and cash equivalents........................................................           $   307,618,588
Accrued interest receivable......................................................                   309,157
Prepaid expenses and other assets................................................                 2,517,416
Furniture and equipment..........................................................                   126,823
Deposit for property acquisitions................................................                90,000,000
                                                                                            -------------------

     Total assets................................................................           $   400,571,984
                                                                                            ===================

                     LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable and accrued liabilities.........................................           $     2,108,470
                                                                                            -------------------

Minority interest................................................................                25,677,406
Shareholders' equity:
Preferred shares, 100,000,000 shares authorized, no shares issued
     and outstanding at August 31, 2004..........................................                         --
Common shares, 250,000,000 shares authorized, par value $.001 per share, 27,442,290
     shares issued and outstanding at August 31, 2004............................                    27,442
Additional paid-in capital.......................................................               373,527,806
Accumulated deficit..............................................................                  (769,140)
                                                                                            -------------------

         Total shareholders' equity..............................................               372,786,108
                                                                                            -------------------

         Total liabilities and shareholders' equity..............................           $   400,571,984
                                                                                            ===================

         See accompanying notes to consolidated financial statements.

                         PROVIDENT SENIOR LIVING TRUST

                     CONSOLIDATED STATEMENT OF OPERATIONS
       For the Period From March 1, 2004 (inception) to August 31, 2004


      Interest income....................................................              $      318,178
                                                                                      -------------------

      Compensation expenses..............................................                     890,991
      Amortization of stock-based compensation...........................                     445,707
      General and administrative expenses................................                      44,917
                                                                                      -------------------

      Total expenses.....................................................                   1,381,615
                                                                                      -------------------

      Net loss before minority interest..................................                  (1,063,437)
      Minority interest..................................................                     294,297
                                                                                      -------------------

      Net loss...........................................................              $     (769,140)
                                                                                      ===================

         See accompanying notes to consolidated financial statements.



                                         PROVIDENT SENIOR LIVING TRUST

                                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                       For the Period From March 1, 2004 (inception) to August 31, 2004

                                                                     Capital
                                                    Common        Contributed in     Accumulated
                                                    Shares        Excess of Par        Deficit           Total
                                                 -----------     ---------------      -----------     ------------
Balance, March 1, 2004.....................      $        --     $          --       $        --     $         --
Issuance of common shares, net of costs....           27,442       373,527,806                --       373,555,248
Net loss...................................               --                --          (769,140)         (769,140)
                                                 -----------     ---------------     ------------    -------------
Balance, August 31, 2004...................      $    27,442     $ 373,527,806       $  (769,140)    $ 372,786,108
                                                 ===========     ===============     ============    =============

                         See accompanying notes to consolidated financial statements.

                         PROVIDENT SENIOR LIVING TRUST

                     CONSOLIDATED STATEMENT OF CASH FLOWS
       For the Period From March 1, 2004 (inception) to August 31, 2004

Cash flows from operating activities:
     Net loss .....................................................................        $     (769,140)
     Adjustments to reconcile net income to net cash used in operating activities:
         Amortization of stock-based compensation..................................               445,707
         Minority interest.........................................................              (294,297)
         Change in assets and liabilities:
              Increase in accrued interest receivable..............................              (309,157)
              Increase in prepaid expenses and other assets........................            (1,800,276)
              Increase in accounts payable and accrued liabilities.................             1,388,786
                                                                                           ---------------

                  Net cash used in operating activities............................            (1,338,377)
                                                                                           ---------------

Cash flows from investing activities:
     Deposit for property acquisitions.............................................           (90,000,000)
     Purchase of furniture and equipment...........................................              (124,279)
                                                                                           ---------------

                  Net cash used in investing activities............................           (90,124,279)
                                                                                           ---------------

Cash flows from financing activities:
     Common shares, net of costs...................................................           373,555,248
     Proceeds from issuance of operating partnership units, net of costs...........            25,525,996
                                                                                           ---------------

                  Net cash provided by financing activities........................           399,081,244
                                                                                           ---------------

     Net increase in cash and cash equivalents.....................................           307,618,588

     Cash and cash equivalents at beginning of period..............................                     --
                                                                                           ---------------
     Cash and cash equivalents at end of period....................................        $  307,618,588
                                                                                           ===============

Supplemental disclosure of noncash transactions:
     Purchase of furniture and equipment financed with accounts payable............        $        2,544
     Prepaid expenses and other assets financed with accounts payable..............               717,140

                       See accompanying notes to consolidated financial statements.


                         PROVIDENT SENIOR LIVING TRUST

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                August 31, 2004

(1)      Organization and Basis of Presentation

         Provident Senior Living Trust (the Company) was organized as a Maryland real estate investment trust on March 1, 2004 to acquire primarily independent and assisted living properties located in the United States of America that will be leased to experienced senior living operators pursuant to long-term triple net leases. The Company has not acquired any properties as of August 31, 2004 and has had no real estate operations to date. The Company intends to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code when real estate operations commence.

         The Company's consolidated financial statements include its operating partnership, PSLT OP, L.P. (the Operating Partnership). The Company is the sole general partner of the Operating Partnership and owns 76.8% of the outstanding units at August 31, 2004.


         The Company has entered into two stock purchase agreements to acquire 68 senior living properties (the Initial Properties) in 19 states comprised of approximately 6,819 residential living units that are expected to be leased under long-term triple-net leases. Of these senior living properties, 21 properties (the Brookdale Properties) are expected to be leased to newly formed subsidiaries of Brookdale Living Communities, Inc. and 47 properties (the Alterra Properties) are expected to be leased to newly formed subsidiaries (the Alterra Subsidiaries) of Alterra Healthcare Corporation (Alterra).

         Certain subsidiaries of Brookdale Living Communities, Inc. and Alterra currently own and operate the Initial Properties. Pursuant to stock purchase agreements dated June 18, 2004, the Company intends to acquire 100% of the outstanding capital stock of the owners of the Initial Properties for a total purchase price of approximately $972 million (excluding closing costs). The Company will fund the acquisition of the Initial Properties by assuming approximately $464 million of non-recourse and limited recourse property level debt, $382 million in cash using proceeds from the Company's private placement that was completed on August 2, 2004, and funds available under certain credit facilities.


         The leases related to the Brookdale Properties have an initial term of 15 years, with two 10-year renewal options, provided no events of default occur. The renewal option may only be exercised with respect to all of the Brookdale Properties. Under the Brookdale Properties leases, the initial rent will be approximately $60 million, adjusted annually for the lesser of 3.0% or four times the percentage increase in the Consumer Price Index (CPI) for the immediately preceding year.

         The leases related to the Alterra Properties have an initial term of 15 years, with two 5-year renewal options, provided no events of default occur. The renewal option may only be exercised with respect to all the Alterra Properties. Under the Alterra Properties leases, the initial rent will be approximately $23.2 million, adjusted annually for the lesser of 2.5% or four times the percentage increase in the CPI for the immediately preceding year.


         Brookdale Living Communities, Inc. is owned by Fortress Brookdale Acquisition LLC, a limited liability company principally owned by affiliates of Fortress Investment Group LLC (Fortress) and affiliates of Capital Z Financial Services Fund II L.P. Alterra is owned by a wholly-owned subsidiary of FEBC-ALT Investors LLC, a joint venture among an affiliate of Fortress, Emeritus Corporation, and NW Select LLC. Until April 2004, our chief executive officer, president and chairman of our Board of Trustees, Darryl W. Copeland, Jr. was a director of both Brookdale Living Communities, Inc. and Alterra. Mr. Copeland resigned his positions with Brookdale Living Communities, Inc. and Alterra in April 2004.

         In conjunction with the formation of the Company and its purchase of the Initial Properties, Fortress Brookdale Acquisition LLC and Alterra purchased 2,675,623 and 1,500,000 common shares, respectively, in the Company's private placement offering and, in addition, Fortress Brookdale Acquisition LLC purchased 1,824,377 units of the Operating Partnership. The proceeds to the Company from such common shares and units were $83.7 million after offering expenses and initial purchasers' discount of $6.3 million. Subsequent to August 31, 2004,

Fortress Brookdale Acquisition LLC converted the 1,824,377 units into common shares and sold all of such common shares.

         In connection with the acquisition of the Initial Properties, the Company advanced a deposit of $67.5 million and $22.5 million to Fortress Brookdale Acquisition LLC and Alterra, respectively. The Alterra deposit was applied against the purchase price for the acquisition of the Alterra Properties and the Brookdale deposit was refunded to us in October 2004.


(2)      Summary of Significant Accounting Policies

         (a)      Basis of Accounting

         The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

         (b)      Principles of Consolidation

         The Company consolidates its accounts and the accounts of its majority-owned Operating Partnership and reflects the remaining interest in the Operating Partnership as minority interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (c)      Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (d)      Cash and Cash Equivalents

         The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash equivalents.

         (e)      Prepaid Expenses and Other Assets

         The Company makes payments for certain expenses in advance of the period in which they receive the benefit. These payments are capitalized, classified as prepaid expenses, and amortized over the respective period of benefit. In addition, certain costs related to the Company's real estate acquisitions subsequent to August 31, 2004 have been deferred and recorded as other assets.

         (f)      Accounts Payable and Accrued Liabilities


         The Company has accrued amounts for compensation and related expenses, legal fees, and other operating costs, including $500,000 in non-interest bearing advances received from Fortress Brookdale Acquisition LLC controlled entities that were used for working capital purposes.


         (g)      Stock-Based Compensation

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to FASB Statement No. 123 (SFAS 148). The Company has adopted the fair value recognition and measurement provisions for stock-based compensation provided for in SFAS 123 and SFAS 148. Compensation cost for stock options, if any, is recognized ratably over the vesting period. During the period ended August 31, 2004, the Company granted certain trustees and officers 318,750 units in its Operating Partnership as part of a long-term incentive plan. The officers' units are earned as they vest over a three-year period and trustees' units vest 50% upon grant and 50% upon the one-year anniversary of the date of grant. Accordingly, compensation cost of $445,707 has been recognized in the accompanying consolidated financial statements.

(3)      Shareholders' Equity

         From April 15, 2004 to June 28, 2004, the Company issued 600,000 founders common shares of beneficial interest in a private offering to certain executive officers of the Company for total proceeds of $1,500.


         On August 2, 2004, the Company issued 26,842,290 common shares of beneficial interest, including those to Fortress Brookdale Acquisition LLC and Alterra described in note 1, pursuant to a private placement offering. The Company received net proceeds of approximately $373.5 million after approximately $27.2 million in offering expenses, including the initial purchaser's discount.


(4)      Minority Interest

         As described in note 1, on August 2, 2004, the Company sold 1,824,377 units of limited partnership interest in the Operating Partnership to Fortress. The Company received net proceeds of approximately $25.5 million, after approximately $1.9 million of offering expenses and initial purchasers' discount.

Leasing Agreement

         The Company leases its office space from a third party under a non-cancelable operating lease that expires in 2009, Future minimum lease payments as of August 31, 2004 are as follows:

          2004........................     $           56,489
          2005........................                135,574
          2006........................                137,706
          2007........................                140,690
          2008........................                140,690
          2009........................                 82,069
                                           ----------------------

          Total                            $          693,218
                                           ======================

(6)      Subsequent Events

         On October 20, 2004, the Company entered into a $135 million revolving credit facility with General Electric Capital Corporation (GECC) that is secured by certain of the Alterra Properties and has an initial term of five years. The GECC credit facility has limited recourse provisions and provides for interest only payments over its term. Borrowings under the GECC credit facility will accrue interest at a spread over LIBOR.

         On October 19, 2004, the Company purchased the Brookdale Properties for an aggregate purchase price of $742.7 million. The acquisition was financed by assuming $414.6 million of non-recourse and limited recourse property level debt and $328.1 million in cash.

         On October 21, 2004, the Company purchased 38 of the Alterra Properties for an aggregate purchase price of $168.2 million. The acquisition was funded with $109.5 million of debt from the GECC credit facility and $58.7 million in cash.

                   INTRODUCTION TO FINANCIAL INFORMATION OF
                    BROOKDALE LIVING COMMUNITIES, INC. AND
                        ALTERRA HEALTHCARE CORPORATION

Brookdale Living Communities, Inc. and Alterra Healthcare Corporation are the guarantors of the long-term lease arrangements that their respective subsidiaries have with Provident Senior Living Trust. The financial information of Brookdale Living Communities, Inc. and Alterra Healthcare Corporation has been included herein because of the significant credit concentration that Provident Senior Living Trust has with these tenants.

                                              BROOKDALE LIVING COMMUNITIES, INC.

                                                  CONSOLIDATED BALANCE SHEETS
                                          (In thousands, except common stock amounts)


                                                                                 September 30,              September 30,
                                                                                     2004                       2003
         Assets                                                                  (Unaudited)                 (Unaudited)
         Current assets:
           Cash and cash equivalents...................................           $    3,553                $   12,048
           Accounts receivable.........................................                2,924                     1,953
           Deferred income tax.................,,......................                3,082                     2,472
           Prepaid expenses and other, net.............................                9,807                     4,994
                                                                                  ----------                ----------
              Total current assets.....................................               19,366                    21,467
                                                                                  ----------                ----------

         Property, plant and equipment.................................            1,048,624                   610,368
         Accumulated depreciation......................................              (64,386)                  (31,242)
                                                                                  ----------                ----------
              Property, plant and equipment, net.......................              984,238                   579,126
                                                                                  ----------                ----------

         Cash and investments - restricted.............................               28,193                    14,303
         Investment certificates - restricted..........................                    -                    57,170
         Lease security deposits.......................................                    -                    54,257
         Development fees receivable...................................                    -                     9,197
         Reimbursable developments costs...............................                    -                    42,072
         Deferred costs, net...........................................                2,207                     1,443
         Investment in unconsolidated ventures.........................               14,888                    20,389
         Excess of cost over net assets acquired, net..................               44,650                    44,650
         Other, net....................................................                6,189                    15,232
                                                                                  ----------                ----------
              Total assets.............................................           $1,099,731                $  859,306
                                                                                  ==========                ==========

         Liabilities and Stockholder's Equity

         Current liabilities:
           Current portion of debt.....................................           $   71,879                $    6,078
           Unsecured line of credit....................................                9,700                    27,502
           Accrued interest payable....................................                3,780                     1,537
           Accrued real estate taxes...................................                7,970                     4,477
           Accrued insurance and benefits payable......................                7,246                     2,870
           Trade accounts payable......................................                3,011                     2,557
           Other accrued expenses......................................               14,522                    12,939
           Tenant refundable entrance fees and security deposits.......               14,284                     8,971
           Other.......................................................                3,327                     3,488
                                                                                  ----------                ----------
               Total current liabilities...............................              135,719                    70,419
                                                                                  ----------                ----------

         Long-term debt, less current portion..........................              572,636                   383,265
         Deferred gain.................................................                9,481                    10,021
         Deferred lease liability......................................                6,166                     4,830
         Deferred income taxes.........................................               53,469                    57,915
         Other.........................................................               20,777                     1,368
                                                                                  ----------                ----------
              Total liabilities........................................              798,248                   527,818
                                                                                  ----------                ----------

         Minority interests............................................                   36                       188
                                                                                  ----------                ----------

         Commitments and contingencies.................................                    -                         -

         Stockholder's Equity:
         Common stock, $.01 par value, 10,000 shares authorized; 1,000
               shares issued and outstanding, respectively.............                    -                         -
         Additional paid-in-capital....................................              315,821                   315,821
         Accumulated earnings (deficit)................................              (14,374)                   15,479
                                                                                  ----------                ----------
              Total stockholder's equity...............................              301,447                   331,300
                                                                                  ----------                ----------
              Total liabilities and stockholder's equity...............           $1,099,731                $  859,306
                                                                                  ==========                ==========


                      BROOKDALE LIVING COMMUNITIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands)
                                  (Unaudited)


                                                                               Nine Months Ended September 30,
                                                                             -----------------------------------
                                                                                   2004                 2003
                                                                             ----------------     --------------
Revenue
   Resident fees........................................................    $         193,620     $      139,015
   Management fees......................................................                2,514              3,793
                                                                            -----------------     --------------
       Total revenue....................................................              196,134            142,808
                                                                            -----------------     --------------

Expenses
   Facility operating...................................................              117,394             84,656
   General and administrative...........................................               11,108              9,639
   Facility lease expense...............................................               15,501             21,720
   Depreciation and amortization........................................               33,807             14,213
   Loss from sale of properties.........................................                    -             24,513
   Gain on extinguishment of debt.......................................                    -            (12,511)
                                                                            -----------------     ---------------
       Total operating expenses.........................................              177,810            142,230
                                                                            -----------------     --------------

       Income (loss) from operations....................................               18,324                578
   Interest income......................................................                  385             11,618
   Interest expense:
       Debt.............................................................              (35,471)           (16,264)
       Change in fair value of derivatives..............................                1,465                  -
   Equity in earnings (loss) of unconsolidated ventures,
       net of minority interest $(6) and $6, respectively...............                 (797)               305
                                                                            ------------------    --------------
   Loss before income taxes.............................................              (16,094)            (3,763)
   (Provision) benefit for income taxes.................................               (2,090)             1,431
                                                                            ------------------    --------------
       Net loss.........................................................    $         (18,184)    $       (2,332)
                                                                            ==================    ===============



                                      BROOKDALE LIVING COMMUNITIES, INC.

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (In thousands)
                                                 (Unaudited)


                                                                               Nine Months Ended September 30,
                                                                             -----------------------------------
                                                                                   2004                 2003
                                                                             ----------------     --------------
Cash Flows from Operating Activities
Net income (loss).................................................       $      (18,184)             $   (2,332)
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
     Depreciation and amortization................................               33,807                  14,213
     Loss on sale of properties...................................                    -                  24,513
     Gain on extinguishment of debt...............................                    -                 (12,511)
     Equity in (earnings) loss of unconsolidated
     ventures.....................................................                  797                    (305)
     Amortization of deferred gain................................                 (405)                   (404)
     Deferred income taxes provision (benefit)....................                1,947                  (1,431)
     Change in fair value of
     derivatives..................................................               (1,465)                      -
     Change in deferred lease
     liability....................................................                1,057                     926
     Long-term debt deferred interest and subsequent fee
     added to principal,
        net of $2,342 and $1,819 paid in 2004 and 2003,
     respectively.................................................                  823                      42
   Changes in operating assets and liabilities:
     Accounts receivable..........................................                 (679)                    146
     Prepaid expenses and other assets, net.......................               (4,369)                  2,133
     Accrued interest payable.....................................               (1,352)                   (321)
     Accrued real estate taxes....................................                3,216                     551
     Accounts payable and accrued expenses........................                6,798                   4,586
     Tenant refundable entrance fees and security deposits........                1,727                    (122)
     Other........................................................                  761                     545
                                                                         --------------              ----------
           Net cash provided by operating activities..............               24,479                  30,229
                                                                         --------------              ----------

Cash Flows from Investing Activities
   Acquisition of leased facility.................................                  265                       -
   Proceeds from sale of properties, net..........................                    -                  51,647
   Increase in lease security deposits............................                    -                  (5,313)
   Decrease in cash and investments-restricted....................                9,459                   3,834
   Increase in investment certificates-restricted.................                    -                  (3,690)
   Additions to property, plant and equipment, net of related payables           (6,721)                 (4,918)
   Increase in reimbursable development costs.....................                    -                  (9,983)
   Purchase of venture partner's interest.........................                    -                 (10,533)
   Distribution from unconsolidated venture.......................                3,804                   1,819
   Investment in unconsolidated venture...........................                    -                    (144)
   Proceeds from sale of partnerships, net of minority interests..                9,228                       -
                                                                         --------------              ----------
         Net cash provided by investing activities................               16,035                  22,719
                                                                         --------------              ----------

Cash Flows from Financing Activities
   Proceeds from debt.............................................                7,226                  29,161
   Repayment of debt..............................................              (39,631)                (80,821)
   Proceeds from unsecured lines of credit........................               83,100                  70,100
   Repayment of unsecured lines of
   credit.........................................................              (88,800)                (71,200)
   Proceeds from notes payable to
   affiliates.....................................................                    -                  10,633
   Payment of financing costs.....................................               (1,507)                   (945)
                                                                         ---------------             -----------
     Net cash used in by financing
     activities...................................................              (39,612)                (43,072)
                                                                         ---------------             -----------

     Net increase in cash and cash equivalents....................                  902                   9,876
     Cash and cash equivalents at beginning of period.............                2,651                   2,172
                                                                         --------------              ----------
     Cash and cash equivalents at end of period...................       $        3,553              $   12,048
                                                                         ==============              ==========

                        REPORT OF INDEPENDENT AUDITORS

         To the Board of Directors of
         Brookdale Living Communities, Inc.

                  We have audited the accompanying consolidated balance sheets of Brookdale Living Communities, Inc., a Delaware corporation, (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brookdale Living Communities, Inc. at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                  As discussed in Note 2 to the consolidated financial statements, in 2003 the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities ".


                                               /s/ ERNST & YOUNG LLP

         Chicago, Illinois
         March 5, 2004, except for
         Note 12, as to which the date
         is March 30, 2004

                      BROOKDALE LIVING COMMUNITIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                  (In thousands, except common stock amounts)

                                                                                   December 31,
                                                                         -------------------------------
                                                                              2003              2002
                                                                         --------------   --------------
Assets
Current assets:
     Cash and cash equivalents....................................       $     2,651      $     2,172
     Cash and investments -- restricted............................           14,023               --
     Accounts receivable..........................................             2,198            2,099
     Deferred income tax..........................................             2,925            1,812
     Prepaid expenses and other, net..............................             5,416            6,875
                                                                         --------------   --------------
         Total current assets.....................................            27,213           12,958
                                                                         --------------   --------------

Property, plant and equipment.....................................         1,041,903          422,934
Accumulated depreciation..........................................           (32,673)         (24,689)
                                                                         --------------   --------------
         Property, plant and equipment, net.......................         1,009,230          398,245
                                                                         --------------   --------------

Cash and investments -- restricted.................................           22,329           18,137
Investment certificates -- restricted..............................               --           53,480
Lease security deposits...........................................                --          150,269
Development fees receivable.......................................                --            9,197
Reimbursable development costs....................................                --           32,089
Deferred costs, net...............................................             2,045              583
Investment in unconsolidated ventures.............................            19,484            8,456
Excess of cost over net assets acquired, net......................            44,650           44,650
Other, net........................................................            16,059            2,234
                                                                         --------------   --------------
         Total assets.............................................       $ 1,141,010      $   730,298
                                                                         ==============   ==============

Liabilities and Stockholder's Equity
Current liabilities:..............................................
     Current portion of debt......................................       $    23,328      $    91,008
     Unsecured line of credit.....................................            15,400           28,602
     Accrued interest payable.....................................             5,132            1,858
     Accrued real estate taxes....................................             4,300            3,926
     Accrued insurance and benefits payable.......................             3,897              943
     Trade accounts payable.......................................             3,013            2,888
     Other accrued expenses.......................................            10,954            9,949
     Tenant refundable entrance fees and security deposits........            11,521            9,093
     Other........................................................            13,675            3,865
                                                                         --------------   --------------
         Total current liabilities................................            91,220          152,132

Long-term debt, less current portion..............................           652,769          170,873
Deferred gain ....................................................             9,886           10,425
Deferred lease liability..........................................             5,109            3,904
Deferred income taxes.............................................            51,365           58,110
Other.............................................................            10,837            1,222
                                                                         --------------   --------------
         Total liabilities........................................           821,186          396,666
                                                                         --------------   --------------

Minority interests................................................               193               --
                                                                         --------------   --------------

Commitments and contingencies                                                     --               --

Stockholder's Equity:
Common stock, $.01 par value, 10,000 shares authorized; 1,000 shares
     issued and outstanding, respectively.........................                --               --
Additional paid-in-capital........................................           315,821          315,821
Accumulated earnings..............................................             3,810           17,811
                                                                         --------------   --------------
         Total stockholder's equity...............................           319,631          333,632
                                                                         --------------   --------------
         Total liabilities and stockholder's equity...............       $ 1,141,010      $   730,298
                                                                         ==============   ==============

                      See accompanying notes to consolidated financial statements.


                                      BROOKDALE LIVING COMMUNITIES, INC.

                                     CONSOLIDATED STATEMENT OF OPERATIONS
                                                (In thousands)



                                                                        Years Ended December 31,
                                                                ------------------------------------------
                                                                    2003          2002           2001
                                                                ------------  ------------  --------------

Revenue
     Resident fees.........................................     $    184,434  $    156,894   $    120,710
     Management fees.......................................            5,360         4,622          3,225
                                                                ------------  ------------  --------------
         Total revenue.....................................          189,794       161,516        123,935
                                                                ------------  ------------  --------------
Expenses
     Facility operating....................................          110,429        92,980         72,467
     General and administrative............................           12,807        12,540         12,138
     Facility lease expense................................           25,653        31,003         26,016
     Depreciation and amortization.........................           21,362        13,708         11,230
     Amortization of excess of cost over net assets acquired              --            --          2,382
     Loss from sale of properties..........................           24,513            --             --
     Gain on extinguishment of debt........................          (12,511)           --             --
                                                                ------------  ------------  --------------
         Total operating expenses..........................          182,253       150,231        124,233
                                                                ------------  ------------  --------------

         Income from operations............................            7,541        11,285           (298)

Interest income............................................           14,037        18,004         18,251
Interest expense...........................................          (22,990)       (9,490)        (8,247)
Equity in earnings (loss) of unconsolidated ventures, net of
  minority interest $11, $0 and $0, respectively                         318           584            984
                                                                ------------  ------------  --------------
Income (loss) before income taxes..........................           (1,094)       20,383         10,690
(Provision) benefit for income taxes.......................              301        (8,666)        (4,503)
                                                                ------------  ------------  --------------
Income (loss) before cumulative effect of a change in
  accounting principle.....................................             (793)       11,717          6,187
Cumulative effect of a change in accounting principle, net of
  income taxes of $8,095 in 2003...........................          (13,208)           --             --
                                                                ------------  ------------  --------------
         Net income (loss).................................     $    (14,001) $     11,717   $      6,187
                                                                ============  ============  ==============








                                     F-35



         See accompanying notes to consolidated financial statements.

                      BROOKDALE LIVING COMMUNITIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                     (In thousands, except share amounts)



                                                               Common Stock
                                                           --------------------
                                                                                     Additional    Accumulated        Total
                                                                                      Paid-In        Earnings     Stockholder's
                                                           Shares        Amount       Capital       (Deficit)        Equity
                                                          ---------   -----------    -----------  -------------  --------------
Balances at January 1, 2001........................        1,000      $    --          $315,821      $    (93)       $315,728
Net income.........................................           --           --                --         6,187           6,187

Balances at December 31, 2001......................        1,000           --           315,821         6,094         321,915
Net income.........................................           --           --                --        11,717          11,717

Balances at December 31, 2002......................        1,000           --           315,821        17,811         333,632
Net loss...........................................           --           --                --       (14,001)        (14,001)

                                                          ---------   -----------    -----------  -------------  --------------
Balances at December 31, 2003......................        1,000      $    --          $315,821        $3,810        $319,631
                                                          =========   ===========    ===========  =============  ==============

                                     See accompanying notes to consolidated financial statements.

                      BROOKDALE LIVING COMMUNITIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                        Years Ended December 31,
                                                                  ------------------------------------
                                                                    2003          2002          2001
                                                                  ----------  -------------  ---------
Cash Flows from Operating Activities
Net income (loss).........................................        $(14,001)     $ 11,717       $ 6,187
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
      Loss on sale of properties..........................          24,513           --             --
      Gain on extinguishment of debt......................         (12,511)          --             --
      Cumulative effect of a change in accounting principle         13,208           --             --
      Depreciation and amortization.......................          21,362        13,708        11,230
      Amortization of excess of cost over net assets acquired          --             --         2,382
      Equity in earnings (loss) of unconsolidated ventures            (318)         (584)         (984)
      Amortization of deferred gain.......................            (539)         (230)            --
      Deferred income taxes (benefit) provision...........            (301)        8,666         4,503
      Change in deferred lease liability..................             875         3,971            88
      Long-term debt deferred interest and restatement fee
         added to principal, net of amounts paid..........             798         1,088            75
   Changes in operating assets and liabilities:
      Accounts receivable.................................             147          (396)         (508)
      Prepaid expenses and other assets, net..............            (795)       (2,142)       (1,320)
      Development fees receivable.........................              --          (319)         (421)
      Accrued interest payable............................            (726)          333          (244)
      Accrued real estate taxes...........................            (394)        1,095           583
      Accounts payable and accrued expenses...............           5,073           620        (8,981)
      Tenant refundable entrance fees and security deposits             13         1,268           524
      Other...............................................           1,449           850         1,101
                                                                  ----------  -------------  ---------
         Net cash provided by operating activities........          37,853        39,645        14,215
                                                                  ----------  -------------  ---------
Cash Flows from Investing Activities
      Increase in lease security deposits and lease
         acquisition deposits, net........................          (6,518)       (7,730)      (13,100)
      Decrease (increase) in cash and investments-
         restricted.......................................           5,891        (6,185)       (2,588)
      Increase in investment certificates-restricted......          (5,004)       (7,441)      (21,581)
      Additions to property, plant and equipment, net of
         related payables.................................          (6,880)       (3,554)       (2,691)
      Proceeds from sale of properties, net...............          51,647           --             --
      Decrease (increase) in reimbursable development costs        (11,139)      (21,210)        1,394
      Property under development, net of related
         payables.........................................             --             --        (3,269)
      Purchase of venture partner's interest..............         (10,533)          --             --
      Distributions from unconsolidated venture...........           1,854           --             --
      Investment in unconsolidated venture................            (144)       (1,150)       (5,738)
      Payments received on notes receivable...............             --             --           709
      Purchases of short-term investments.................             --             --          (701)
      Sales of short-term investments.....................             --             --           701
                                                                  ----------  -------------  ---------
         Net cash provided by (used in) investing activities        19,174       (47,270)      (46,864)
                                                                  ----------  -------------  ---------

                      BROOKDALE LIVING COMMUNITIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

Cash Flows from Financing Activities
      Proceeds from debt..................................          29,161         8,370        38,718
      Repayment of debt...................................         (82,038)       (5,264)      (13,273)
      Proceeds from unsecured lines of credit.............          96,500        92,398        72,169
      Repayment of unsecured lines of credit..............        (109,702)      (98,350)      (68,915)
      Proceeds from notes payable to affiliates...........          10,633         1,150         5,884
      Proceeds from affiliate.............................              --         1,222            --
      Proceeds from deferred gain.........................              --        10,655            --
      Payment of financing costs..........................          (1,102)       (1,451)       (1,307)
                                                                  ----------  -------------  ---------
         Net cash (used in) provided by financing
            activities....................................         (56,548)        8,730        33,276
                                                                  ----------  -------------  ---------
         Net increase in cash and cash equivalents........             479         1,105           627
         Cash and cash equivalents at beginning of period.           2,172         1,067           440
                                                                  ----------  -------------  ---------
         Cash and cash equivalents at end of period.......         $ 2,651       $ 2,172       $ 1,067
                                                                  ==========  =============  =========

Supplemental Disclosure of Cash Flow Information:

           Interest paid..................................         $22,868      $  8,183       $ 7,962
                                                                  ==========  =============  =========
           Income taxes (received) paid...................         $   126      $    109       $   (83)
                                                                  ==========  =============  =========
Supplemental Schedule of Noncash Operating, Investing and
   Financing Activities:
 In connection with net lease transactions and property
   acquisitions assets acquired and liabilities assumed
   were as follows (note 4):
 Property, plant and equipment excluding write-off of
    accumulated depreciation of $3,444, $9,577 and $0,
   respectively...........................................         $415,761    $ 183,942       $    --
Cash and investments - restricted, current................          14,023            --            --
Other, net................................................             485            --            --
Debt assumed..............................................        (274,641)    ( 119,855)           --
Accrued interest assumed..................................          (1,088)         (974)           --
Working capital, net acquired.............................              --           704            --
Lease security deposits redeemed..........................        (156,787)      (17,642)           --
Other liabilities, cancelled..............................           2,247            --            --
Investment certificates-restricted cancelled..............              --       (32,459)           --
Reimbursable development costs............................              --       (12,405)           --
                                                                  ----------  -------------  ---------

Net cash paid.............................................         $    --     $   1,311       $    --
                                                                  ==========  =============  =========

Fair value of assets acquired.............................         $    --     $      --       $ 6,525
Net liabilities assumed...................................              --            --           (29)
                                                                  ----------  -------------  ---------

Net cash paid.............................................         $    --     $      --       $ 6,496
                                                                  ==========  =============  =========

In connection with the consolidation of the developments:
Property, plant and equipment.............................        $300,405     $       --      $    --
Other assets assumed......................................           8,789             --           --
Investment certificates -- restricted......................        (58,484)            --           --
Development fees receivable...............................          (9,000)            --           --
Reimbursable development costs............................         (42,584)            --           --
Debt assumed..............................................        (191,543)            --           --



                      BROOKDALE LIVING COMMUNITIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)


Accrued interest assumed..................................          (2,912)            --           --
Accrued real estate taxes.................................            (768)            --           --
Security deposits assumed.................................          (2,415)            --           --
Other liabilities assumed.................................          (1,488)            --           --
                                                                  ----------  -------------  ---------

Net cash paid.............................................         $    --     $       --      $    --
                                                                  ==========  =============  =========

Investment in unconsolidated ventures, net purchase of
venture partner's interest in GFB-AS Investors, LLC:
Other assets acquired.....................................         $12,641     $       --      $    --
Investment in unconsolidated ventures.....................          (1,926)            --           --
Minority interests........................................            (182)            --           --
                                                                  ----------  -------------  ---------

Net cash paid.............................................         $10,533     $       --      $    --
                                                                  ==========  =============  =========

Reclassification of property under development to property,
plant, and equipment......................................         $    --     $       --     $19,251
                                                                  ==========  =============  =========

Reclassification of property, plant and equipment to
investment in unconsolidated ventures, net................         $15,229     $       --      $    --
                                                                  ==========  =============  =========

                      See accompanying notes to consolidated financial statements.


                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



1.       Organization

Brookdale Living Communities, Inc. (the "Company") is a wholly-owned subsidiary of Fortress Brookdale Acquisition LLC, a Delaware limited liability company ("Fortress Brookdale"), substantially all of the membership interests in which are held by Fortress Registered Investment Trust, Health Partners, a Bermuda exempted partnership, and certain of their respective affiliates. The Company operates in the senior independent and assisted living segment, which provides services to the elderly through facilities located in urban and suburban areas of major metropolitan markets.


The consolidated financial statements of the Company include the properties owned or leased by the Company. As of December 31, 2003, the Company owned or leased 36 properties (7,695 units) and managed, or served as management consultant, with respect to 24 properties (3,664 units) for third party and affiliated owners. See attached Schedule of Facilities.


2.       Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). All significant intercompany balances and transactions have been eliminated.





Principles of Consolidation

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ("FIN 46"). This Interpretation addresses the consolidation by business enterprises of primary beneficiaries in variable interest entities ("VIE") as defined in the Interpretation. Generally, the Interpretation applies immediately to VIE's created after December 31, 2003 and no later than the beginning of the first annual reporting period beginning after December 15, 2004 (January 1, 2005) for entities created prior to December 31, 2003.

The Company developed and manages five facilities for third party entities in which the Company has guaranteed certain debt obligations and has the right to purchase or lease the facilities (as defined). The Company has evaluated its relationship with the entities pursuant to FIN 46 and determined they are variable interest entities of which the Company is the primary beneficiary. The Company elected to adopt FIN 46 as of December 31, 2003 and accordingly, consolidated the entities as of December 31, 2003 in the accompanying financial statements. The consolidated assets and liabilities of the entities primarily consist of property, plant, equipment and related debt.

                   Facilities                                    Total Units
-----------------------------------------------------------    ----------------
The Meadows of Glen Ellyn...............................             234
The Heritage of Raleigh.................................             219
The Hallmark, Battery Park City.........................             217
Trillium Place..........................................             216
The Hallmark of Creve Coeur.............................             218

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)




Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect amounts reported and disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Resident Fee Revenue

Resident fee revenue is recorded when services are rendered and consists of fees for basic housing, support services and fees associated with additional services such as personalized health and assisted living care. Residency agreements are generally for a term of one year.

Cash and Investments -- Restricted

Cash and investments -- restricted consist principally of tenant entrance fees, security deposits, real estate taxes, insurance deposits and deposits on certain financial instruments (notes 5 and 6).


Facilities located in Illinois are required to make escrow deposits under the Illinois Life Care Facility Act. As of December 31, 2003, required deposits were $6,640, all of which were made in the form of letters of credit (note 5).


Investment Certificates -- Restricted

Investment certificates -- restricted consist of long-term investments in connection with development activities that earn interest at 9% to 12% per annum.

Investment in Unconsolidated Ventures

The equity method of accounting has been applied in the accompanying financial statements with respect to the Company's investment in unconsolidated ventures that are not considered VIE's and the Company does not possess a controlling financial interest in the ventures (note 3).

Development Fee Receivable

Development fees were recognized as revenue as the development services were provided to the owner during the pre-construction and construction periods.

Income Taxes

The Company accounts for income taxes under the asset and liability approach which requires recognition of deferred tax assets and liabilities for the differences between the financial reporting and tax bases of assets and liabilities. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Renovations and improvements, which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life, or if the

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)




renovations or improvements are made with respect to facilities subject to an operating lease, over the shorter of the estimated useful life of the renovations or improvements, or the term of the operating lease.




In accordance with FASB No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets and Long-Lived Assets to Be Disposed of ("Statement 144"), the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets during the expected hold period are less than the carrying amounts of those assets. Impairment losses will be measured as the difference between carrying value and fair value of assets.

The Company allocates the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions FASB No. 141 Business Combinations ("Statement 141"). In making estimates of the fair values of the tangible and intangible assets for purposes of allocating purchase price, the Company considers information obtained about each property as a result of its pre-acquisition due diligence, marketing, leasing activities and independent appraisals.

The Company allocates a portion of the purchase price to the value of leases acquired based on the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors management considers in its analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes estimates of lost rentals during the lease-up period and estimated costs to execute similar leases. The value of in-place leases is amortized to expense over the remaining initial term of the respective leases.

Depreciation is provided on a straight-line basis over the estimated useful lives of assets, which are as follows:

                  Asset Category                        Estimated Useful Life
        -------------------------------------           ---------------------
        Buildings and improvements..........            40 years
        Leasehold improvements..............            1 - 10 years
        Furniture and equipment.............            3 - 7 years
        Lease intangibles...................            1 year

Deferred Costs

Deferred financing and lease costs are recorded at cost and amortized on a straight-line basis, which approximates the level yield method, over the term of the related debt or lease.

Fair Value of Financial Instruments


Cash and cash equivalents, cash and investments-restricted and variable rate debt are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value. Management estimates the fair value of its long-term fixed rate debt using a discounted cash flow analysis based upon the Company's current borrowing rate for debt with similar maturities. On December 31, 2003 and 2002, the fair value of our fixed-rate debt approximated book value.


Derivative Financial Instruments

In the normal course of business, the Company uses a variety of financial instruments to manage or hedge interest rate risk. The Company has entered into certain interest rate protection and swap agreements to effectively cap or convert floating rate debt to a fixed rate basis, fixed rate debt to a floating rate basis, as well as to hedge anticipated future financing transactions. The change in mark-to-market of the value of the derivative is recorded as an adjustment to income.

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



The Company does not enter into derivative contracts for trading or speculative purposes. Furthermore, the Company has a policy of only entering into contracts with major financial institutions based upon their credit rating and other factors.

The Company assumed certain interest rate protection and swap agreements when the Company consolidated the variable interest entities at December 31, 2003 to convert or cap floating rate debt to a fixed rate basis, fixed rate debt to a floating rate basis, as well as to hedge anticipated future financing. The Company recorded a cumulative effect of a change in accounting principle resulting in a pre-tax loss of $21,303 for the year ended December 31, 2003 (note 6).

Excess of Cost Over Net Assets Acquired

The excess of cost over net assets acquired relates to Fortress Brookdale's acquisition of the Company. This cost is not amortized and the Company performs an annual impairment test in accordance with SFAS No. 142 Goodwill and Other Intangible Assets. The Company will record impairment losses on the excess of cost over net assets acquired when events and circumstances indicate that the asset might be impaired. Impairment losses are measured as the difference between carrying value and fair value of the Company's net assets.

Recent Accounting Pronouncements


In November 2002, the FASB issued Interpretation No. 45 Guarantor's Accounting and Disclosure Requirement for Guarantees, including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statement Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement requirements were effective for guarantees issued or modified after December 31, 2002. The Company does not have any off-balance sheet guarantees as of December 31, 2003.

In May 2003, the FASB issued Statement No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("Statement 150"). Statement 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Statement 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for calendar quarter companies). As of December 31, 2003, Statement 150 does not have a material effect to the Company.


Reclassifications

Certain prior period amounts have been reclassified to conform to the current financial statement presentation, with no effect on the Company's consolidated financial position or results of operations.

3.       Investment in Unconsolidated Ventures

GFB-AS Investors, LLC

On January 30, 2001, the Company acquired a 45% interest in GFB-AS Investors, LLC ("GFB"), a Delaware limited liability company, the other member in which was an unaffiliated entity. GFB, in turn, acquired management contract rights, loans receivable, and the equity interests in the general partners of various partnerships (the "GC Property Partnerships") previously owned or controlled by affiliates of Grand Court Lifestyles, Inc. Each GC Property Partnership owns a senior housing facility (the "GC Facilities").

The total initial investment in GFB was $12,750, of which the Company's share was $5,738. On September 7, 2002, GFB purchased a portion of the limited partners' interests in 15 of the GC Property Partnerships. The members

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



contributed an additional $2,556 to fund these purchases of which the Company's share was $1,150. The Company's investments in GFB were funded from the proceeds of a loan made by an affiliate of Fortress Brookdale. The loan bore interest at 15% per annum and was repayable from the available cash flow of GFB. The Company accounts for its limited partner interests in the GC Property Partnerships under the equity method of accounting.


On May 29, 2003, the Company purchased the remaining 55% interest in GFB from the unaffiliated entity. The purchase price was based on a total agreed-upon value of GFB of $22,750. The net cash consideration paid to the unaffiliated entity totaled $10,533, all of which was funded by additional loans made by affiliates of Fortress Brookdale (note 5). The existing loan to the majority shareholder was amended and restated in connection with the transaction and a restatement fee (as defined) of $857 incurred and included in interest expense in the accompanying consolidated statement of operations. The Company incurred interest totaling $3,418, $1,102 and $829 on the shareholder loans for the years ended December 31, 2003, 2002 and 2001, respectively.


For financial reporting purposes, the assets acquired and liabilities assumed, as well as the results of operations of GFB subsequent to May 29, 2003, are included in the Company's consolidated financial statements. The Company accounted for its investment in GFB under the equity method prior to that date. The portion of the purchase price allocated to GFB's assets is included in other long-term assets in the accompanying consolidated balance sheets.


As of December 31, 2003 and December 31, 2002, the Company has management consulting and supervisory agreements with 19 and 22 properties, respectively, of the GC Property Partnerships providing for a fee payable in the amount of 2.8% of the gross revenues generated by the respective GC Property Partnership. Management fees from the GC Property Partnerships totaled $2,363, $2,317 and $1,706 for the years ended December 31, 2003, 2002 and 2001, respectively (see note 11).


Brookdale Senior Housing, LLC

On November 27, 2002, the Company purchased three facilities which it developed and managed for third party owners. The three facilities are The Heritage at Gaines Ranch, a 207-unit facility located in Austin, Texas ("Austin"), The Heritage of Southfield, a 217-unit facility located in Southfield, Michigan ("Southfield"), and The Devonshire of Mt. Lebanon, a 218-unit facility located in Mt. Lebanon (Pittsburgh), Pennsylvania ("Mt. Lebanon"). The total purchase price included cash of $41 plus the assumption of all liabilities, including $76,132 of first mortgage loans and $13,391 of mezzanine financing provided by a subordinate lender.

The three facilities were encumbered by first mortgage notes payable totaling $76,132 originally due September 26, 2002 and March 11, 2003. The mortgage loans were cross-collateralized and partially guaranteed by the Company. Upon the non-payment of the mortgage loans due September 26, 2002, the first mortgage lender declared an Event of Default and accelerated the due date on the remaining loan.

The Company reached an agreement with the first mortgage lender on August 8, 2003 to restructure the first mortgage loans which gave the Company the right to payoff the first mortgage loans at an agreed upon amount on or before December 31, 2003. For the period November 1, 2002, through August 8, 2003 the lender retained all rental receipts and the Company paid certain of the facilities operating expenses. Amounts held by the lender were recorded as cash and investments -- restricted ($2,647 at December 31, 2002) until August 8, 2003, at which time $10,497 of rental receipts were applied to payment of accrued interest, principal, escrow reserves, and fees of $4,157, $4,874, $1,282 and $184, respectively. The agreement also provided, among other things, for the first mortgage lender to forbear with respect to the acceleration notices and interest to accrue on the loan balances at the stated rate of LIBOR plus 3%. The mezzanine loans related to the Austin and Southfield facilities also matured on September 26, 2002 and the Company reached an agreement with the subordinated lender to forbear on all claims until February 1, 2004.

On September 30, 2003, the Company formed Brookdale Senior Housing, LLC joint venture ("Venture") with a third party and effectively sold 75% of its interest in the Southfield and Mt. Lebanon facilities. The Venture owns the Southfield and Mt. Lebanon facilities and provided mezzanine financing for the Austin facility. The Venture was capitalized with $66,328 of cash of which $144 was contributed by the Company and the balance of $66,184 from

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



the Venture partner in the form of $35,829 of equity and $30,355 first mortgage financing. The first mortgage loans are secured by the Southfield and Mt. Lebanon facilities payable interest only at the rate of 6.75% through September 30, 2008 and 7.25% through maturity on October 1, 2009. The difference between the carrying amount of this investment on the consolidated balance sheet of the Company and the value of the underlying equity is depreciated as an adjustment to income from unconsolidated joint ventures.

The Venture made a $12,739 mezzanine loan to the Austin facility. Terms of the mezzanine loan require the Austin facility to pay interest at the rate of all available cash flow, as defined, and entitle the Venture to receive all appreciation in the facility. In addition, the venture partner made a first mortgage loan of $16,422 secured by the Austin facility and on the same terms as the Southfield and Mt. Lebanon first mortgage loans (note 5).

Terms of the Venture agreement provide that all operating cash flow is distributed to the venture partner until they receive a 16% cumulative preferred return and then 60% to the venture partner and 40% to the Company. Sale or refinancing proceeds are to be distributed first to the venture partner until they receive their cumulative preferred return; second to the venture partner until they receive the return of their contributed equity; and then 60% to the venture partner and 40% to the Company. Additional capital contributions, if any, are to be contributed 75% by the venture partner and 25% by the Company.

The Company manages the properties for a fee equal to 5% of gross revenues (as defined). Under certain limited circumstances the venture partner has the right to terminate the management agreement.

In connection with the sale of its interest in the Southfield and Mt. Lebanon facilities to the Venture, the Company received net proceeds of $51,647, which resulted in a loss on the sale of $24,513. The Company used the proceeds to repay the existing first mortgage and mezzanine loans on the Southfield, Mt. Lebanon and Austin facilities due December 31, 2003 and February 1, 2004, respectively, and recognized a gain on extinguishment of debt of $12,511, net of closing costs.

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



Combined summarized financial information of the unconsolidated joint ventures (GFB through May 29, 2003 and Venture for the period September 30, 2003 (date of formation) through December 31, 2003) is as follows:



                                                                           Years Ended
                                                                           December 31
                                                                  ------------------------------
                                                                       2003            2002
                                                                  --------------   -------------
Statement of Operations Data:
    Total revenue............................................           $3,977          $2,977

    Expenses:
       Facility operating....................................            2,047             431
       Other.................................................              168           1,035
       Depreciation and amortization.........................              690             213
       Interest income.......................................            (423)              --
       Interest expense......................................              522              --
                                                                  ------------     -----------

          Total operating expenses...........................            3,004           1,679
                                                                  ------------     -----------

              Net income.....................................             $973          $1,298
                                                                  ============     ===========

Balance Sheet Data:
    Cash and cash equivalents................................             $881          $2,718
    Notes receivable.........................................           12,739           4,510
    Property, plant and equipment, net.......................           52,853              --
    Investment in GC Property Partnerships...................               --          11,999
    Other....................................................              425             831
                                                                  ------------     -----------

    Total assets.............................................          $66,898         $20,058
                                                                  ============     ===========

    Liabilities -- accounts payable and accrued expenses......           $1,264          $1,026
    Long-term debt...........................................            30,355              --
    Minority interest........................................                --             241
    Members' equity..........................................            35,279          18,791
                                                                  -------------    ------------

    Total liabilities and members' equity....................           $66,898         $20,058
                                                                  =============    ============

    Members' equity consists of:
    Invested capital.........................................           $35,973         $15,306
    Cumulative net earnings (loss)...........................              (34)           3,485
    Cumulative distributions.................................             (660)              --
                                                                  -------------    ------------

    Members' equity..........................................           $35,279         $18,791
                                                                  =============    ============


                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



4.       Property, Plant and Equipment


         Property, plant and equipment consist of the following:

                                                                         December 31,
                                                                --------------------------------
                                                                      2003             2002
                                                                --------------    --------------
Land.......................................................      $   85,134        $  34,655
Buildings and improvements.................................         909,588          364,571
Furniture and equipment (including lease intangibles of              47,181           23,708
$14,169 and $0, respectively)..............................     --------------    --------------
                                                                  1,041,903          422,934
Less accumulated depreciation and amortization (including
$1,941 and $0, respectively related to lease intangibles)..         (32,673)         (24,689)
                                                                --------------    --------------
Property, plant and equipment, net.........................      $1,009,230       $  398,245
                                                                ==============    ==============



A summary of purchases completed during the years ended 2003 and 2002 are as follows:



2003
----

                                                                                                                  Lease
                                                                                 Purchase         Debt         Security
                 Facilities Purchased (1)                          Date            Price         Assumed        Deposit
--------------------------------------------------------   ----------------    ------------  --------------  --------------
The Gables at Farmington...............................     April 22             $  18,128      $  12,525         $5,603
The Kenwood of Lake View...............................     April 22                21,807         14,225          7,582
The Atrium.............................................     April 22                45,022         30,000         15,022
Chatfield..............................................     July 1                  18,232         11,368          6,864
Berkshire of Castleton.................................     September  30            9,462          4,914          4,548
Brookdale Place of San Marcos..........................     September  30           25,704         18,054          7,650
The Hallmark...........................................     September  30           96,324         62,388         33,936
The Springs of East Mesa...............................     September  30           20,319         11,376          8,943
The Gables at Brighton.................................     September  30            9,178          4,355          4,823
Park Place.............................................     September  30           16,561          9,765          6,796
Ponce de Leon..........................................     November 1              18,202         11,611          6,591
The Devonshire of Hoffman Estates......................     December 19             39,331         14,250         25,081
The Classic at West Palm Beach.........................     December 31             26,794         18,948          7,846
Brendenwood............................................     December 31             21,246         11,288          9,958
River Bay Club (2).....................................     December 31             45,118         39,574          5,544
                                                                               ------------  --------------  --------------
         Total facilities purchased....................                          $ 431,428      $ 274,641      $156,787
                                                                               ============  ==============  ==============





2002
----

                                                                                                                     Lease
                                                                                    Purchase        Debt           Security
                 Facilities Purchased (1)                          Date               Price        Assumed          Deposit
--------------------------------------------------------      ----------------    ------------  --------------  --------------
Woodside Terrace..........................................     March 27            $  49,244     $   30,332      $   17,642
The Heritage at Gaines Ranch, The Heritage of Southfield
   and The Devonshire of Mt. Lebanon (3)..................     November 27           134,698         89,523              --
                                                                                  ------------  --------------  --------------
Total facilities purchased................................                         $ 183,942     $  119,855      $   17,642
                                                                                  ============  ==============  ==============


-----------------
(1) The Company exercised its option to purchase the following facilities pursuant to the terms of the respective operating leases. In general, the purchase price (before closing costs) was funded, in part, by the assumption of a non-recourse first mortgage. Concurrent with the purchase, the operating lease for each of the facilities was terminated and the lease security deposit was returned to the Company and simultaneously paid to the lessor as a portion of the purchase price.

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)




(2) River Bay Club debt assumed includes $13,222 of debt due February 2004 and secured by a restricted cash deposit of $14,023 at December 31, 2003. On February 2, 2004, the lease security deposit was returned to the Company and the corresponding debt was repaid.
(3) These facilities were acquired in 2002 and a 75% interest in the Heritage of Southfield and the Devonshire of Mt. Lebanon was sold in 2003 (note
     3).

5.       Debt

Line of Credit Agreement


At December 31, 2003 and 2002, the Company had available unsecured lines of credit of $41,640 and $46,900, respectively, of which $15,400 and $28,602 were outstanding, respectively. Borrowings under the line of credit accrued interest at the prime rate plus 1.00% (prime rate 4.00% at December 31, 2003 and 4.25% at December 31, 2002). The Company must pay a quarterly fee of 1/8% per annum on the unused amounts under the lines of credit during the quarter. At December 31, 2003 and 2002, the Company had $7,524 and $9,439, respectively, of outstanding letters of credit which reduces the amount available under the line of credit. Pursuant to the terms of the credit agreement, the Company must maintain certain cash flow requirements and debt service coverage ratios. The line of credit maturity date was extended to May 31, 2005 with an availability of $31,640, including letters of credit ($26,640 effective October 31, 2004).

As of December 31, 2003, the Company has additional outstanding letters of credit totaling $3,292 with a second financial institution to secure the Company's obligations for its self-insured retention risk under its various insurance policies (note 11). The total amount of letters of credit outstanding as of December 31, 2002 of $9,439 (stated above) includes $1,705 related to the self-insured retention risk.


Long-term Debt

Long-term debt consists of the following:

                                                             December 31,
                                                        ----------------------
                                                          2003          2002
                                                        ---------    ---------

Mortgage notes payable secured by various
     facilities bearing interest at rates
     ranging from 3.65% to 8.38% payable
     principal and interest in monthly
     installments maturity dates ranging
     from May 2006 to January 2028 and $7,388
     guaranteed by the Company.......................   $343,481      $82,926

Loan payable with respect to River Bay Club,
     payable quarterly interest only
     repaid February 2004 from cash
     and investments-restricted......................     13,222            --

Variable rate tax-exempt and taxable bonds
     secured by The Devonshire, The Heritage,
     Edina Park Plaza, and The Devonshire of
     Hoffman Estates facilities, payable
     interest only, (rates ranging from
     1.12% - 1.20% and 1.55% - 1.62% at
     December 31, 2003 and December 31, 2002,
     respectively) until maturity on
     December 15, 2019 - 2029(a),(b).................     94,290       80,040

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)


                                                             December 31,
                                                        ----------------------
                                                          2003          2002
                                                        ---------    ---------

Construction loans payable secured by
     development properties consolidated
     pursuant to FIN 46 bearing interest
     at rates ranging from LIBOR plus
     2.30% to LIBOR plus 3.50% payable
     in monthly installments of principal
     and interest and $134,975 guaranteed
     by the Company(c)...............................    191,542            --

Mezzanine loan payable to Brookdale
     Senior Housing, LLC joint venture with
     respect to The Heritage at Gaines Ranch
     facility, payable to the extent of all
     available operating cash flow, as
     defined (note 3)................................     12,739            --

Shareholder notes payable bearing interest
     at 15% per annum plus contingent
     interest (as defined), principal and
     interest repayable from, and secured
     by, the Company's investment in
     GFB-AS Investors, LLC (note 3) until
     maturity on December 1, 2005.....................    19,553         8,122

Promissory note payable to a bank bearing
     interest at 6.31% payable interest
     until maturity in January 2004,
     secured by a $1,270 certificate of
     deposit (repaid January 2004)....................     1,270         1,270

Mortgage notes payable secured by The
     Heritage at Gaines Ranch, The Heritage
     of Southfield and The Devonshire of
     Mt. Lebanon facilities, originally
     bearing interest at LIBOR plus 3%
     and repaid September 2003 (note 3)..............         --        76,132
                                                        ---------    ---------

Mezzanine loans payable with respect to
     The Heritage at Gaines Ranch and The
     Heritage of Southfield facilities,
     payable interest only at 12% (overall
     effective rate of 16%) and repaid
     September 2003 (note 3).........................         --        13,391
                                                        ---------    ---------

     Total debt......................................     676,097      261,881
     Less current portion............................      23,328       91,008
                                                        ---------    ---------

     Total long-term debt............................    $652,769     $170,873
                                                        =========    =========



(a) The tax-exempt Qualified Residential Rental Bonds (the "Bonds") require a portion of the units at the facilities financed with the proceeds generated from the sale of the Bonds to be leased to qualified individuals based on income levels specified by the U.S. Government. The interest rate payable on the Bonds is adjusted weekly based upon the remarketing rate for the Bonds. The credit enhancement for the Bonds is provided by the Federal Home Loan Mortgage Corporation. The annual interest rate on the Bonds cannot exceed 15%. Under certain conditions, the interest rate may be converted to a fixed rate at the request of the Company.

(b) The Company guaranteed the reimbursement obligation to the credit enhancer on $65,000 of the tax-exempt debt, which guaranty is limited to $4,000 and terminates when the amount in the principal reserve fund equals or exceeds $4,000

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)

     (principal reserve fund balance of $2,635 and $2,157 at December 31, 2003 and 2002, respectively, and is included in cash and investments- restricted in the accompanying consolidated balance sheet).
(c) Includes first mortgage and mezzanine loan payable to the Company's majority shareholder with a balance, including accrued interest, of $51,797 and $11,884, respectively, at December 31, 2003. The first mortgage loan is guaranteed by the Company and bears interest at LIBOR plus 2.70% payable interest only monthly and net cash flow (as defined). The mezzanine loan accrues interest at 19.5% payable at maturity. The loans mature December 31, 2004, subject to extension to December 31, 2005 at the option of the Company, which it plans to exercise. Accordingly, the Company has classified these loans as long-term debt.


         The annual aggregate scheduled maturities of long-term debt obligations outstanding as of December 31, 2003 are as follows:

                      Year Ending December 31,                         Amount
        -------------------------------------------------------     ----------
        2004...............................................          $ 23,328
        2005...............................................            92,381
        2006...............................................           121,088
        2007...............................................            39,062
        2008...............................................            46,043
        Thereafter.........................................           354,195
                                                                    ----------
                                                                     $676,097
                                                                    ==========



6.       Derivative Financial Instruments


The Company recorded all of the following interest rate swaps and forward-starting interest rate swaps when it consolidated the developmental properties in accordance with FIN 46 on December 31, 2003. Upon consolidation of the swaps, the Company recorded a cumulative effect of a change in accounting principle resulting in a loss of $13,208 net of income taxes of $8,095 which was the current market value of the swaps on the date of consolidation. As of December 31, 2002, the Company did not have derivative financial instruments.

Interest Rate Swaps


The Company has one interest rate swap agreement that converts $37,320 of its floating-rate construction debt to a fixed-rate basis of 5.19% through January 2005. The market value of the fair value hedge at December 31, 2003 was a liability of $1,446 which was included in other current liabilities.


Forward-Starting Interest Rate Swaps


The Company has four 10-year forward-starting interest rate swaps to effectively fix $97,300 of future mortgage debt at 7.03%-7.325% with a maturity date of August 2012 to March 2013 and an original termination date of August 2004 to March 2005. The terms of the forward-starting interest rate swaps require the Company to pay a fixed-interest rate to the counterparties and to receive a variable rate from the counterparties. The market value of the forward-starting swaps at December 31, 2003 was a liability of $19,857 of which $10,387 and $9,470 was included in other current and long-term liabilities, respectively.


Interest Rate Caps


The Company has interest rate caps with a notional amount of $65,000 and $15,040, with a strike price of 6.35% and 6.58%, respectively, at December 31, 2003 that expires June 1, 2004 and December 1, 2004, respectively. The fair value of the interest rate caps is $0 and $5 at December 31, 2003 and 2002, respectively.

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



7.       Developments

In 2002, the Company had five development facilities which were subsequently consolidated at December 31, 2003 pursuant to FIN 46. The following is summary financial information for the development facilities managed by the Company, and for which the Company has provided certain guarantees, for the year ended December 31 (unaudited):



                                                                                2003            2002            2001
                                                                            ------------    ------------    ------------
Statement of Operations Data:
Total revenue..........................................................      $  26,052       $  16,016       $   8,453
Expenses:
    Facility operating expenses........................................         20,964          19,649          11,554
    Depreciation and amortization......................................          7,418           7,406           5,314
    Interest expense...................................................         17,027          13,460           8,798
                                                                            ------------    ------------    ------------
      Loss from operations before provision for income taxes...........      $ (19,357)      $ (24,499)      $ (17,213)
                                                                            ============    ============    ============



                                                                                                2002            2001
                                                                                            ------------    ------------
Balance Sheet Data:
Total current assets...................................................                      $     306       $     585
Property, plant and equipment, net.....................................                        206,477         130,730
Property under development.............................................                              --          72,215
Other..................................................................                          7,123           1,355
                                                                                            ------------    ------------

                 Total assets..........................................                      $ 213,906       $ 204,885
                                                                                            ============    ============

Current portion of debt................................................                      $  63,051       $ 105,599
Accounts payable and accrued expenses..................................                         16,012          11,524
                                                                                            ------------    ------------

                 Total current liabilities.............................                         79,063         117,123

Long-term debt, less current portion...................................                        104,348          48,385
Due to Company.........................................................                         38,103          21,150
Other..................................................................                            240             217
Accumulated equity (deficit)...........................................                         (7,848)         18,010
                                                                                            ------------    ------------

                 Total liabilities and accumulated deficit.............                      $ 213,906       $ 204,885
                                                                                            ============    ============



The "Due to Company" amounts at December 31, 2002 in the above table consist of development fees and reimbursable development costs payable to the Company. The average occupancy of the five facilities still in lease-up is 71% and 55% at December 31, 2003 and 2002, respectively.

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



8.       Income Taxes

         The (provision) benefit for income taxes is comprised of the following:



                                         Years Ended December 31,
                                --------------------------------------------
                                    2003            2002            2001
                                ------------    ------------    ------------
Federal:
    Current............              $ --          $   --        $     --
    Deferred...........               340           (6,904)        (3,666)
                                ------------    ------------    ------------
                                      340           (6,904)        (3,666)
                                ------------    ------------    ------------
State:
    Current............             (116)              (44)              --
    Deferred...........                77           (1,718)          (837)
                                ------------    ------------    ------------
                                     (39)           (1,762)          (837)
                                ------------    ------------    ------------
       Total...........              $301          $(8,666)       $(4,503)
                                ============    ============    ============


         A reconciliation of the (provision) benefit for income taxes to the amount computed at the U.S. federal statutory rate of 34% is as follows:



                                         Years Ended December 31,
                                --------------------------------------------
                                    2003            2002            2001
                                ------------    ------------    ------------

Tax (provision) benefit at
U.S. statutory rate........          $371         $(6,931)       $(3,631)
Amortization of excess of
cost over net assets
   acquired................            --                 --          (810)
State taxes, net of federal
income tax.................          (26)           (1,163)          (552)

Other, net.................          (44)             (572)            490
                                ------------    ------------    ------------

Total......................          $301          $(8,666)       $(4,503)
                                ============    ============    ============

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)


Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                                      December 31,
                                                                             ----------------------------
                                                                                  2003            2002
                                                                             ------------    ------------
Deferred income tax assets:
    Operating loss carryforward........................................        $  36,238       $  23,282
    Prepaid revenue....................................................              594           1,101
    Accrued expenses...................................................            1,907           1,137
    Deferred tax asset due to a cumulative effect of a change in
    accounting principle...............................................            8,095              --
    Other..............................................................              420             218
                                                                             ------------    ------------

    Total gross deferred income tax asset..............................           47,254          25,738
    Valuation allowance................................................          (13,573)        (13,573)
                                                                             ------------    ------------

    Net deferred income tax assets.....................................           33,681          12,165
                                                                             ------------    ------------

Deferred income tax liabilities:
    Property, plant and equipment......................................          (74,423)        (65,657)
    Investment in Brookdale Senior Housing, LLC........................           (5,802)             --
    Other..............................................................           (1,896)         (2,806)
                                                                             ------------    ------------

    Total gross deferred income tax liability..........................          (82,121)        (68,463)
                                                                             ------------    ------------

    Net deferred income tax liability..................................        $ (48,440)      $ (56,298)
                                                                             ============    ============


At December 31, 2003 the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $93,171 and $85,582, respectively, which are available to offset future taxable income, if any, through 2023. The Company has recorded a valuation allowance for the full federal and state net operating loss carryforwards (tax affected) through September 19, 2000 of $13,573. The decrease in net deferred tax liability of $7,858 was due to the deferred tax asset of $8,095 related to a cumulative effect of a change in accounting principle offset by the required deferred tax liability under purchase accounting of $654 to record the purchase of the remaining interest in GFB (note 3) and a tax benefit of $417 recorded for the year ended December 31, 2003.


         See table below for the reconciliation to the consolidated balance sheets.



                                                       December 31,
                                          ------------------------------------
                                                2003                2002
                                          -----------------   ----------------
Deferred income tax liability.........       $   (51,365)        $  (58,110)
Current deferred income tax asset.....             2,925              1,812
                                          -----------------   ----------------
Net deferred income tax liability.....       $   (48,440)        $  (56,298)
                                          =================   ================



As disclosed in Note 2, the Company elected to adopt FIN 46 as of December 31, 2003 and accordingly, consolidated the VIE's in the accompanying consolidated financial statements for financial reporting purposes. For Federal and state income tax purposes, the Company is not the legal owner of the entities, and accordingly, is not entitled to receive tax benefits generated from the losses associated with these VIE's.

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



9.       Chambrel Operating Leases

On December 4, 2001, the Company entered into purchase and sale agreements to acquire seven facilities ("Chambrel" portfolio) consisting of 1,477 units for which the Company made earnest money deposits in the aggregate amount of $4,000. The deposits were funded with the proceeds of advances made to the Company by a publicly traded company ("Lessor") affiliated with the Company's majority shareholder prior to July 2003.

In connection with the closing of the transaction on May 1, 2002, the Company assigned its rights under the purchase and sale agreements to subsidiaries of the Lessor and entered into seven operating leases with the subsidiaries. The operating leases have initial terms of 20 years with the Company's right to extend for up to two 10-year periods. The Company has the option to acquire the facilities at anytime after the first five years of the operating leases at a purchase price equal to the greater of cost or fair market value of the facilities. At the closing of the transaction, the Lessor advanced $1,222 to fund certain deposits required by the mortgage lender, all of which is recorded as other long-term liabilities in the accompanying consolidated balance sheet.

In connection with the Chambrel operating lease transactions, the Company purchased the tax-exempt bonds for $60,987 from the seller of the Chambrel portfolio and subsequently entered into a total return swap with an investment banking firm to sell the tax-exempt bonds on four of the facilities and convert the related lease payments from fixed to floating rate. On November 19, 2002, the Company terminated the total return swap and re-issued the bonds at face value of $71,063. In connection with the purchase, sale and re-issuance of the underlying tax-exempt bonds, the Company received net proceeds of $10,655, all of which was deferred and is being amortized over the term of the operating leases.

On October 31, 2002, the Lessor sold the Chambrel at Windsong Care Center, an 83 bed skilled nursing center, and terminated the operating lease.

10.      Commitments and Contingencies

Facility Leases


The Company entered into a separate operating lease agreements with different third parties for each of the leased facilities. The operating lease agreements for the leased facilities (except the Chambrel operating leases described in note 9) had initial terms of one to eight years with options to extend (as defined), and the Company had the option to acquire the facilities prior to or at the end of such lease terms. During 2003 and 2002, the Company has exercised its purchase option on 15 and 1 facilities, respectively (note
4).


Office Lease


The Company has an operating lease agreement for 30,314 square feet of office space that extends through 2010. The lease requires the payment of base rent which escalates annually, plus operating expenses (as defined). The Company's incurred rent expense of $1,106, $1,103 and $1,051 for the years ended December 31, 2003, 2002 and 2001, respectively under the office lease which is included in general and administrative expense in the accompanying consolidated statements of operations.


The aggregate amounts of all future minimum operating and office lease payments as of December 31, 2003, are as follows:



                                          Chambrel
                                         Facilities
Year Ending December 31,                  (note 9)             Office Lease        Ground Leases          Total
------------------------------     ---------------------   -------------------   -----------------   --------------
2004..........................            $10,795                  $587               $425              $11,807
2005..........................             12,508                   610                425               13,543
2006..........................             13,753                   633                425               14,811
2007..........................             14,399                   656                425               15,480
2008..........................             14,621                   678                425               15,724
Thereafter....................            221,430                   818              4,517              226,765
                                       ----------               -------            -------            ---------
                                         $287,506                $3,982             $6,642             $298,130
                                       ==========               =======            =======             ========

                      BROOKDALE LIVING COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)



Litigation

The Company is involved in various lawsuits and is subject to various claims arising in the normal course of business. In the opinion of management, although the outcomes of these suits and claims are uncertain, in the aggregate, they should not have a material adverse effect on the Company's business, financial condition and results of operations.

11.       Insurance and Benefits


The Company obtains various insurance coverages from commercial carriers at stated amounts as defined in the applicable policy. Losses related to deductible amounts are accrued based on the Company's estimate of expected losses plus incurred but not reported claims. As of December 31, 2003 and 2002, the Company has accrued $3,897 and $943, respectively for the following insurance programs.


Workers' Compensation Insurance

The Company is self-insured for workers' compensation up to $250 per occurrence.

General Liability and Professional Liability Insurance


The Company's general and professional liability insurance coverages are on a claims-made policy. The limits of coverage is range from $1,000 to $5,000 per claim depending on the facility's location. The Company's deductible or self-insured retention is $100 to $2,000 and $100 to $1,000 for the policy years commencing May 2003 and May 2002, respectively.


Employee Health Benefits Program

The Company has a self-insured health plan which provides benefits to eligible employees.


The Company has secured its obligation for its self-insured retention risk under its workers' compensation and general liability and professional liability programs with letters of credit aggregating $3,292 and $1,705 as of December 31, 2003 and 2002, respectively (note 5).


Employee Benefit Plan


The Company maintains a 401(k) Retirement Savings Plan for all employees of the Company's entities that meet minimum employment criteria. The plan provides that the participants may defer up to 15% of their eligible compensation on a pre-tax basis subject to certain maximum amounts. The Company makes matching contributions in amounts equal to 25% of the employee's contribution to the plan. Employees are always 100% vested in their own contributions and vest in the Company's contributions over five years. The Company made contributions to such plans in the amount of $319, $323 and $371 for the years ended December 31, 2003, 2002 and 2001, respectively. Such amounts are included in facility operating and general and administrative expense in the accompanying consolidated statements of operations.

12.       Subsequent Event (unaudited)

Grand Court Facilities

As of March 30, 2004, the general partners of 14 GC Property Partnerships owned by GFB (note 3) sold the facilities to an unrelated third party (the "Purchaser"). In connection with the closing of the transaction, the Company has entered into an operating lease agreement to lease the facilities from the Purchaser for an initial aggregate annual lease rate of approximately $10,600 with annual escalations. The lease has an initial term of 15 years with the Company's right to extend for up to two 10-year periods and a fair market value purchase option (as defined) in the tenth year.

                      BROOKDALE LIVING COMMUNITIES, INC.
                            SCHEDULE OF FACILITIES
                               December 31, 2003
                                  (Unaudited)





Property Name                               Date Owned, Leased,
Owned Facilities:                           Managed or Opened                Location, State(4)                   Units
-----------------                           -----------------                ------------------                   -----
The Heritage                                May 7, 1997                      Des Plaines, IL                         255
The Devonshire                              May 7, 1997                      Lisle, IL                               321
Hawthorn Lakes                              May 7, 1997                      Vernon Hills, IL                        201
Edina Park Plaza                            May 7, 1997                      Edina, MN                               209
The Willows                                 July 1, 1999                     Vernon Hills, IL                         50
Westbury Care Center                        January 1, 2001                  Lisle, IL                                82
Woodside Terrace(1)                         December 22, 1998                Redwood City, CA                        270
The Heritage at Gaines Ranch                August, 1999                     Austin, TX                              207
The Gables at Farmington (1)                November 24, 1997                Farmington, CT                          173
Kenwood of Lake View (1)                    March 6, 1998                    Chicago, IL                             263
The Atrium (1)                              May 12, 1998                     San Jose, CA                            291
Chatfield (1)                               July 2, 1998                     West Hartford, CT                       119
Berkshire of Castleton (1)                  September 14, 1999               Indianapolis, IN                        143
Brookdale Place (1)                         January 26, 2001                 San Marcos, CA                          209
The Hallmark (1)                            May 7, 1997                      Chicago, IL                             341
The Springs of East Mesa (1)                May 7, 1997                      Mesa, AZ                                185
The Gables at Brighton (1)                  May 7, 1997                      Rochester, NY                           102
Park Place (1)                              May 7, 1997                      Spokane, WA                             208
The Heritage of Southfield (3)              August 1, 1999                   Southfield, MI                          217
The Devonshire of Mt. Lebanon (3)           April 1, 2001                    Mt. Lebanon (Pittsburgh), PA            218
The Classic at West Palm Beach (1)          December 18, 1997                West Palm Beach, FL                     301
Brendenwood (1)                             December 22, 1997                Voorhees, NJ                            145
Ponce de Leon (1)                           October 21, 1998                 Santa Fe, NM                            144
River Bay Club (1)                          January 19, 1999                 Quincy, MA                              282
Devonshire of Hoffman Estates (1)           December 22, 1999                Hoffman Estates, IL                     262
The Meadows of Glen Ellyn (1), (5)          March 1, 2000                    Glen Ellyn, IL                          234
The Heritage of Raleigh (1), (5)            October 1, 2000                  Raleigh, NC                             219
The Hallmark, Battery Park City (1), (5)    October 1, 2000                  New York (Battery Park), NY             217
Trillium Place (1), (5)                     January, 2002                    Columbus, OH                            216
The Hallmark of Creve Coeur (1), (5)        July 1, 2002                     Creve Coeur (St. Louis), MO             218
                                                                                                                 -------

                                                                             Subtotal 30 owned facilities          6,302
                                                                                                                 -------

Leased Facilities:
Chambrel at Club Hill                       May 1, 2002                      Garland, TX                             260
Chambrel at Island Lake                     May 1, 2002                      Lakewood, FL                            269
Chambrel at Montrose                        May 1, 2002                      Akron, OH                               168
Chambrel at Pinecastle                      May 1, 2002                      Ocala, FL                               161
Chambrel at Roswell                         May 1, 2002                      Roswell, GA                             280
Chambrel at Williamsburg                    May 1, 2002                      Williamsburg, VA                        255
                                                                                                                 -------

                                                                             Subtotal 6 leased facilities          1,393
                                                                                                                 -------

                                                                             Subtotal 36 owned/ leased             7,695
                                                                                                                 -------


                      BROOKDALE LIVING COMMUNITIES, INC.
                            SCHEDULE OF FACILITIES
                               December 31, 2003
                                  (Unaudited)



Property Name                               Date Owned, Leased,
Managed Facilities(2):                      Managed or Opened                Location, State(4)                    Units
----------------------                      -----------------                ------------------                    -----
The Island on Lake Travis                   May 7, 1997                      Lago Vista, TX                          207
The Grand Court Adrian                      February 1, 2001                 Adrian, MI                              103
The Grand Court Albuquerque                 February 1, 2001                 Albuquerque, NM                         200
The Grand Court Bristol                     February 1, 2001                 Bristol, VA                              98
The Grand Court Farmington Hills            February 1, 2001                 Farmington Hills, MI                    164
The Grand Court Fort Myers                  February 1, 2001                 Fort Myers, FL                          185
The Grand Court Kansas City I               February 1, 2001                 Kansas City, MO                         173
The Grand Court Morristown                  February 1, 2001                 Morristown, TN                          182
The Grand Court Novi                        February 1, 2001                 Novi, MI                                113
The Grand Court Overland Park               February 1, 2001                 Overland Park, KS                       276
The Grand Court Phoenix                     February 1, 2001                 Phoenix, AZ                             136
The Grand Court Tampa                       February 1, 2001                 Tampa, FL                               163
The Northwesterly                           June 12, 2003                    Lakewood, OH                             91
The Preserve at Palm-Aire                   July 1, 2003                     Pompano Beach, FL                       299
Renaissance of Deerfield Beach              September 1, 2003                Deerfield Beach, FL                     120
Huntington Commons                          December 1, 2003                 Kennebunk, ME                           180
                                                                                                                   -------

                                                                             Subtotal 24 managed facilities        3,664


                                                                             Total 60 operating facilities        11,359

(1) These facilities were previously leased or managed until purchased by the Company.
(2) The Company provides management consulting and supervisory services for, or with respect to, these facilities.
(3)  These facilities are owned in a joint venture.
(4)  As of December 31,
     2003 the Company operates in 25 states.
(5) Consolidated pursuant to Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities".

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
                          Consolidated Balance Sheets
                  September 30, 2004 (the Successor Company)
                      and 2003 (the Predecessor Company)
                       (In thousands, except share data)
                                  (Unaudited)



                                                                                Successor            Predecessor
                                                                                 Company               Company
                                                                              September 30,         September 30,
                                 ASSETS                                            2004                  2003
                                                                           -----------------     -----------------
Current assets:
   Cash and cash equivalents.......................................        $          48,139     $          15,051
   Accounts receivable, net........................................                    5,487                 9,638
   Assets held for sale............................................                   12,741                32,851
   Prepaid expenses and supply inventory...........................                    7,606                16,731
   Other current assets............................................                    1,880                 9,403
              Total current assets.................................                   75,853                83,674
Property and equipment, net........................................                  383,176               388,262
Restricted cash and investments....................................                    1,537                 2,204
Goodwill, net......................................................                       --                32,257
Other assets.......................................................                   31,334                35,764
                                                                           -----------------     -----------------

              Total assets.........................................        $         491,900     $         542,161
                                                                           =================     =================


             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Current installments of long-term obligations,
     including convertible debt....................................        $         167,209     $         207,921
   Current debt maturities on assets held for sale.................                   11,107                76,584
   Provident advance...............................................                   22,500                    --
   Accounts payable................................................                    3,378                 3,646
   Accrued expenses................................................                   44,292                45,601
   Deferred rent and refundable deposits...........................                   14,015                14,789
                                                                           -----------------     -----------------

              Total current liabilities............................                  262,501               348,541
                                                                           -----------------     -----------------

Long-term obligations, less current installments...................                  129,582               154,903
Other long-term liabilities........................................                   20,483                 2,876
Liabilities subject to compromise..................................                       --               590,393
Stockholders' equity (deficit):
   Predecessor Company Common stock, $0.01 par value.
     Authorized 100,000,000 shares; issued and outstanding
     22,266,262 shares on December 31, 2002                                               --                   221
   Predecessor Company Treasury stock, $0.01 par value. 11,639
     shares in 2002                                                                       --                  (163)
   Successor Company Common stock, $0.01 par value. 1,000,000
     shares issued and outstanding on December 31, 2003                                   10                    --
   Additional paid-in capital                                                         75,990               179,526
   Accumulated equity (deficit)                                                        3,334              (734,136)
                                                                           -----------------     -----------------

Total stockholders' equity (deficit)                                                  79,334              (554,552)
                                                                           -----------------     -----------------

Total liabilities and stockholders' equity (deficit)                       $         491,900     $         542,161
                                                                           =================     =================


                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Operations
                   For the periods ended September 30, 2004
                            and 2003 (in thousands)
                                  (Unaudited)


                                                                            Successor Company    Predecessor Company
                                                                            -----------------    -------------------
                                                                              9 Months Ended        9 Months Ended
                                                                              September 30,         September 30,
                                                                                   2004                  2003
                                                                            -----------------    -------------------

Revenue:
   Resident service fees...........................................        $         288,100     $         307,794
   Other...........................................................                      780                 1,224
                                                                            -----------------    -------------------
              Operating revenue....................................                  288,880               309,018
                                                                            -----------------    -------------------
Operating expenses (income):
   Residence operations............................................                  189,542               213,477
   Lease expense...................................................                   44,270                47,292
   Lease income....................................................                        --                (3,811)
   General and administrative......................................                   19,806                27,496
   Loss on disposal of property and equipment......................                        --                 9,049
   Depreciation and amortization...................................                    8,783                17,484
   Impairment charges..............................................                        --                 2,859
                                                                            -----------------    -------------------
              Total operating expenses.............................                  262,401               313,846
                                                                            -----------------    -------------------
              Operating income (loss)..............................                   26,479                (4,828)
                                                                            -----------------    -------------------
Other (expense) income:
   Interest expense, net...........................................                  (17,540)              (24,519)
   Amortization of financing costs.................................                     (850)               (2,209)
   Gain on debt extinguishments....................................                        --                13,683
   Convertible debt payment-in-kind (PIK) interest.................                        --                (3,263)
   Equity in losses of unconsolidated affiliates...................                        --                  (667)
   Reorganization items............................................                        --               (10,753)
                                                                            -----------------    -------------------
              Total other (expense) income, net....................                  (18,390)              (27,728)
                                                                            -----------------    -------------------
              (Loss) income before income taxes and the cumulative
                effect of a change in accounting principle.........                    8,089               (32,556)
Income tax expense.................................................                      (90)                  (85)
                                                                            -----------------    -------------------
              (Loss) income from continuing operations before cumulative effect of a change in accounting
                principle..........................................                    7,999               (32,641)
Loss on discontinued operations....................................                   (2,167)              (32,983)
                                                                            -----------------    -------------------
              Net (loss) income....................................        $           5,832     $         (65,624)
                                                                            =================    ===================



                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                   For the periods ended September 30, 2004
                            and 2003 (in thousands)
                                  (Unaudited)


                                                                            Successor Company    Predecessor Company
                                                                            -----------------    -------------------
                                                                              9 Months Ended        9 Months Ended
                                                                              September 30,         September 30,
                                                                                   2004                  2003
                                                                            -----------------    -------------------

Cash flows from operating activities:
   Net (loss) income...............................................        $           5,832     $         (65,624)
   Adjustment to reconcile net (loss) income to net cash (used in)
     provided by operating activities:
       Depreciation and amortization...............................                    8,783                17,484
       Payment-in-kind interest....................................                       --                 3,263
       Amortization of financing costs.............................                      850                 2,209
       Loss on disposal of property and equipment..................                       --                 9,049
       Impairment charges..........................................                       --                 2,859
       Loss on discontinued operations.............................                    2,167                32,983
       Gain on debt extinguishments................................                       --               (13,683)
       Equity in losses from unconsolidated affiliates.............                       --                   667
       Decrease in net resident receivable.........................                    1,787                   615
       Decrease in other current assets............................                    1,207                (1,324)
       (Decrease) increase in accounts payable.....................                     (197)                4,053
       (Decrease) increase in accrued expenses and deferred rent...                   (3,977)                8,551
       Decrease in past due interest and late fees.................                       --                (2,361)
       Changes in other assets and liabilities, net................                   (2,559)                1,443
                                                                            -----------------    -------------------
Net cash (used in) provided by operating activities                                   13,893                   184
                                                                            -----------------    -------------------
Cash flows (used in) from investing activities:
   Payments for property and equipment.............................                  (16,227)               (5,229)
   Net proceeds from sale of property and equipment................                   19,497                24,512
   Proceeds from sale/leaseback transactions.......................                       --                62,368
   Changes in investments in and advances to unconsolidated
     affiliates....................................................                       --                   917
                                                                            -----------------    -------------------
Net cash provided by investing activities                                              3,270                82,568
                                                                            -----------------    -------------------
Cash flows (used in) from financing activities:
   Repayments of long-term obligations.............................                  (45,341)             (102,102)
   Proceeds from issuance of debt..................................                   22,500                20,604
                                                                            -----------------    -------------------
Net cash used in financing activities..............................                  (22,841)              (81,498)
                                                                            -----------------    -------------------
Net (decrease) increase in cash and cash equivalents...............                   (5,678)                1,254
Cash and cash equivalents:
   Beginning of period.............................................                   53,817                13,797
                                                                            -----------------    -------------------
   End of period...................................................         $         48,139     $          15,051
                                                                            =================    ===================


                         Independent Auditors' Report



The Board of Directors
Alterra Healthcare Corporation:

         We have audited the accompanying consolidated balance sheets of Alterra Healthcare Corporation and subsidiaries (the Corporation) as of December 31, 2003 (the Successor Company) and 2002 (the Predecessor Company), and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from December 1, 2003 to December 31, 2003 (the Successor Company), the period from January 1, 2003 to November 30, 2003 (the Predecessor Company), as restated, and each of the fiscal years in the two year period ended December 31, 2002 (the Predecessor Company). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Corporation as of December 31, 2003 (Successor Company) and 2002 (Predecessor Company), and the results of its operations and its cash flows for the period from December 1, 2003 to December 31, 2003 (the Successor Company), the period from January 1, 2003 to November 30, 2003 (the Predecessor Company), as restated, and each of the fiscal years in the two year period ended December 31, 2002 (the Predecessor Company), in conformity with accounting principles generally accepted in the United States of America.

         As discussed in note 20 to the consolidated financial statements, the consolidated statements of operations and cash flows for the period from January 1, 2003 to November 30, 2003 have been restated.

         As discussed in notes 3 and 5 to the consolidated financial statements, the Corporation adopted the provisions of Statement of Financial Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for Impairment or Disposal of Long-lived Assets, respectively, on January 1, 2002.

         As discussed in notes 1 and 2 to the consolidated financial statements, the Corporation emerged from Chapter 11 bankruptcy on December 4, 2003. Upon emergence from bankruptcy, the Corporation changed its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Accordingly, the consolidated financial statements for the periods subsequent to the reorganization (Successor Company financial statements) are not comparable to the consolidated financial statements presented for the prior periods (Predecessor Company financial statements).

                                                /s/     KPMG LLP



Milwaukee, Wisconsin
April 13, 2004, except as to note 20
which is as of November 8, 2004

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets
 December 31, 2003 (the Successor Company) and 2002 (the Predecessor Company)
                       (In thousands, except share data)




                                                                                        Successor            Predecessor
                                                                                         Company               Company
                                                                                       December 31,          December 31,
                                                                                          2003                   2002
                                                                                    -----------------    -------------------

                                                           ASSETS
Current assets:
    Cash and cash equivalents.........................................                      $53,817                13,797
    Accounts receivable, net of $450 and $5,600 allowance for bad debts
    as of December 31, 2003 and 2002, respectively....................                        7,274                10,253
    Notes receivable, net.............................................                          335                    --
    Assets held for sale..............................................                       23,551                57,243
    Prepaid expenses and supply inventory.............................                       13,790                14,672
    Other current assets..............................................                        8,261                12,803
                                                                                    -----------------    -------------------

        Total current assets..........................................                      107,028               108,768
Property and equipment, net...........................................                      385,178               492,125
Restricted cash and investments.......................................                        2,169                 2,188
Goodwill, net.........................................................                           --                35,515
Other assets..........................................................                       21,197                33,509
                                                                                    -----------------    -------------------

        Total assets..................................................                     $515,572               672,105
                                                                                    =================    ===================


                                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Current installments of long-term obligations, including
    convertible debt..................................................                      $89,987               722,689
    Current debt maturities on assets held for sale...................                       20,577                79,108
    Short-term notes payable..........................................                           --                 7,144
    Accounts payable..................................................                        3,575                 6,812
    Accrued expenses..................................................                       68,142                92,151


    Guaranty liability................................................                           --                58,500
    Deferred rent and refundable deposits.............................                       14,828                14,840
                                                                                    -----------------    -------------------

Total current liabilities.............................................                      197,109               981,244
                                                                                    -----------------    -------------------
    Long-term obligations, less current installments..................                      242,675               171,510
    Other long-term liabilities.......................................                        2,286                 2,147
    Redeemable preferred stock........................................                           --                 6,132
    Stockholders' equity (deficit):...................................
       Predecessor Company Preferred stock, Authorized 2,500,000 shares;                         --                    --
         designated 1,550,000 shares at December 31, 2002, outstanding none
       Predecessor Company Common stock, $0.01 par value. Authorized                             --                   221
         100,000,000 shares; issued and outstanding 22,266,262 shares on
         December 31, 2002............................................
       Predecessor Company Treasury stock, $0.01 par value. 11,639 shares                        --                 (163)
         in 2002.......................................................
       Successor Company Common stock, $0.01 par value. 1,000,000 shares                         10                    --
          issued and outstanding on December 31, 2003................
    Additional paid-in capital........................................                       75,990               179,526
    Accumulated deficit...............................................                      (2,498)             (668,512)
                                                                                    -----------------    -------------------

       Total stockholders' equity (deficit)...........................                       73,502             (488,928)
                                                                                    -----------------    -------------------

       Total liabilities and stockholders' equity (deficit)...........                     $515,572               672,105
                                                                                    =================    ===================


         See accompanying notes to consolidated financial statements.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Operations
            For the periods December 1, 2003 to December 31, 2003,
               January 1, 2003 to November 30, 2003, and fiscal
              years ended December 31, 2002 and December 31, 2001



                                                                      Successor
                                                                       Company                 Predecessor Company
                                                                      ---------    -----------------------------------------
                                                                                       (As
                                                                       1 Month       Restated)         Fiscal        Fiscal
                                                                        Ended      11 Months Ended   Year Ended    Year Ended
                                                                      December 31,   November 30,   December 31,  December 31,
                                                                         2003           2003            2002          2001
                                                                      -----------   -------------   -----------   -----------
                                                                                        (In thousands)
Revenue:...................................................
   Resident service fees...................................             $32,730         378,672        413,553      427,259
   Management fees.........................................                   8             824          2,601        4,869
   Miscellaneous...........................................                  52             546            561        1,283
                                                                      -----------   -------------   -----------   -----------

               Operating revenue...........................              32,790         380,042        416,715      433,411
                                                                      -----------   -------------   -----------   -----------

Operating expenses (income):
      Residence operations.................................              22,413         264,069        285,171      289,470
      Bad debt provision...................................                 277           3,693          2,263        1,243
      Lease expense........................................               5,091          57,846         58,658       61,866
      Gain on lease termination............................                  --              --         (6,204)          --
      Lease income.........................................                  --          (3,811)       (13,755)     (21,336)
      General and administrative...........................               3,190          33,703         46,541       48,881
      Loss (gain) on disposal of property and equipment....                  --           9,569        (22,914)     189,287
      Depreciation and amortization........................                 955          21,292         25,766       34,535
      Impairment charges...................................                  --           2,859          4,773           --
                                                                      -----------   -------------   -----------   -----------

               Total operating expenses....................              31,926         389,220        380,299      603,946
                                                                      -----------   -------------   -----------   -----------

               Operating income (loss).....................                 864          (9,178)        36,416     (170,535)
                                                                      -----------   -------------   -----------   -----------

Other (expense) income:.................................
      Interest expense, net.............................                 (2,116)        (29,851)       (50,556)     (62,029)
      Amortization of financing costs...................                   (163)         (2,648)        (4,967)      (9,786)
      Gain on debt extinguishments......................                     --          13,683             --           --
      Gain on fresh start debt discharge................                     --         622,357             --           --
      Convertible debt payment-in-kind (PIK) interest...                     --          (3,656)       (25,824)     (24,303)
      Equity in losses of unconsolidated affiliates.....                     --            (667)        (4,856)     (14,338)
      Minority interest in profits of consolidated
        subsidiaries....................................                     --              --             --          426
      Reorganization items..............................                     --         (28,697)            --           --
      Fresh start accounting adjustments................                     --         (39,363)            --           --
      Goodwill impairment loss..........................                     --              --         (9,487)          --
                                                                      -----------   -------------   -----------   -----------

               Total other (expense) income, net...........              (2,279)        531,158        (95,690)    (110,030)
                                                                      -----------   -------------   -----------   -----------

               (Loss) income before income taxes and the
               cumulative effect of a change in accounting
               principle...................................              (1,415)        521,980        (59,274)    (280,565)
Income tax expense                                                          (11)           (119)          (100)        (120)
                                                                      -----------   -------------   -----------   -----------

               (Loss) income from continuing operations
               before cumulative effect of a change in
               accounting principle........................              (1,426)        521,861        (59,374)    (280,685)
Loss on discontinued operations                                          (1,072)        (32,933)      (116,762)     (19,242)
Cumulative effect of change in accounting principle                          --              --        (45,866)          --
                                                                      -----------   -------------   -----------   -----------

         Net (loss) income                                              $(2,498)        488,928       (222,002)    (299,927)
                                                                      ===========   =============   ===========   ===========


         See accompanying notes to consolidated financial statements.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

     Consolidated Statements of Changes in Stockholders' Equity (Deficit)

               For the periods December 1, 2003 to December 31,
                2003, January 1, 2003 to November 30, 2003, and
                 fiscal years ended December 31, 2002 and 2001


                                                           Common Stock, Treasury
                                                           Stock, and Additional
                                                              Paid-In Capital
                                                        ---------------------------
                                                           Shares                           Accumulated
                                                        Outstanding       Amounts             Deficit            Total
                                                        -----------     -----------         -----------       ----------
                                                                              (In thousands)
                 Predecessor Company
Balances at December 31, 2000......................           22,110     $   179,442         (146,583)          32,859
Shares issued -- options exercised..................             156             142               --              142
Net loss...........................................               --              --         (299,927)        (299,927)
                                                         -----------     -----------       -----------       ----------

Balances at December 31, 2001......................           22,266         179,584         (446,510)        (266,926)
Net loss...........................................               --              --         (222,002)        (222,002)
                                                         -----------     -----------       -----------       ----------

Balances at December 31, 2002......................           22,266         179,584         (668,512)        (488,928)
Net loss for the 11 months ended November 30, 2003
excluding plan of reorganization and fresh start
accounting adjustments.............................               --             --          (94,066)          (94,066)
                                                         -----------     -----------       -----------       ----------

Balances prior to application of fresh start
accounting.........................................           22,266         179,584         (762,578)        (582,994)
Application of fresh start accounting..............               --             --           582,994          582,994
Cancellation of Prececessor Company equity.........          (22,266)       (179,584)         179,584               --
                                                         -----------     -----------       -----------       ----------

Balance, at November 30, 2003 of Predecessor Company              --              --               --               --
Capitalization of Successor Company................            1,000          76,000               --           76,000
                                                         -----------     -----------       -----------       ----------

                  Successor Company
Balances at December 1, 2003.......................            1,000          76,000               --           76,000
Net loss for the 1 month ended December 31, 2003...               --              --           (2,498)          (2,498)
                                                         -----------     -----------       -----------       ----------

Balance at December 31, 2003.......................            1,000     $    76,000           (2,498)          73,502
                                                         ===========     ===========       ===========       ==========


         See accompanying notes to consolidated financial statements.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

            For the periods December 1, 2003 to December 31, 2003,
               January 1, 2003 to November 30, 2003, and fiscal
              years ended December 31, 2002 and December 31, 2001



                                                                      Successor
                                                                       Company                 Predecessor Company
                                                                      -----------   -----------------------------------------
                                                                                       (As
                                                                       1 Month       Restated)         Fiscal        Fiscal
                                                                        Ended      11 Months Ended   Year Ended    Year Ended
                                                                      December 31,   November 30,   December 31,  December 31,
                                                                         2003           2003            2002          2001
                                                                      -----------   -------------   -----------   -----------
                                                                                        (In thousands)

Cash flows from operating activities:
   Net (loss) income.........................................         $  (2,498)        488,928      (222,002)    (299,927)
   Adjustment to reconcile net (loss) income to net cash
     (used in) provided by operating activities:
     Cumulative effect of change in accounting principle.....                --             --         45,866           --
     Gain on debt extinguishments............................                --        (13,683)            --           --
     Gain on fresh start debt discharge......................                --       (622,357)            --           --
     Fresh start accounting adjustments......................                --         39,363             --           --
     Depreciation and amortization...........................               955         21,292         25,766       34,535
     Bad debt provision......................................               277          3,693          2,263        1,243
     Payment-in-kind interest................................                --          3,656         25,824       24,303
     Amortization of financing costs.........................               163          2,648          4,967        9,786
     Loss (gain) on disposal of property and equipment.......                --          9,569        (22,914)     189,287
     Impairment charges......................................                --          2,859         14,260           --
     Loss on discontinued operations.........................             1,072         32,933        116,762       19,242
     Income tax expense......................................                11            119            100          120
     Equity in losses from unconsolidated affiliates.........                --            667          4,856       14,338
     Decrease (increase) in net resident receivable..........               463         (2,890)        (4,261)        (893)
     Decrease in other current assets........................             1,941          4,269          6,057        7,176
     (Decrease) increase in accounts payable.................            (1,305)        (1,932)         3,467      (12,723)
     (Decrease) increase in accrued expenses and
     deferred rent...........................................            (4,188)         8,908         12,165        4,161
     (Decrease) increase in past due interest and late fees..                --         (1,621)        10,373       17,900
     (Decrease) increase in accrued development reserve
     costs...................................................                --             --             --       (1,147)
     Changes in other assets and liabilities, net............              (633)         1,496         (2,672)       2,284
                                                                      -----------   -------------   -----------   -----------

     Net cash (used in) provided by operating activities.....            (3,742)       (22,083)        20,877        9,685
                                                                      -----------   -------------   -----------   -----------

Cash flows (used in) from investing activities:
     Payments for property and equipment.....................              (411)        (6,832)        (8,544)     (23,932)
     Net proceeds from sale of property and equipment........            28,975         26,760         60,280       73,926
     Proceeds from sale/leaseback transactions...............                --         62,368         39,825       26,458
     Decrease in notes receivable, net of reserve............                --             --            500        4,463
     Changes in investments in and advances to
       unconsolidated affiliates.............................               205          1,121           (159)         188
     Purchase of joint venture partnership interests.........                --             --         (1,400)        (782)
                                                                      -----------   -------------   -----------   -----------

Net cash provided by investing activities....................            28,769         83,417         90,502       80,321
                                                                      -----------   -------------   -----------   -----------



                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

            For the periods December 1, 2003 to December 31, 2003,
               January 1, 2003 to November 30, 2003, and fiscal
              years ended December 31, 2002 and December 31, 2001



                                                                      Successor
                                                                       Company                 Predecessor Company
                                                                      ---------    -----------------------------------------
                                                                                       (As
                                                                       1 Month       Restated)         Fiscal        Fiscal
                                                                        Ended      11 Months Ended   Year Ended    Year Ended
                                                                      December 31,   November 30,   December 31,  December 31,
                                                                         2003           2003            2002          2001
                                                                      -----------   -------------   -----------   -----------
                                                                                        (In thousands)
Cash flows (used in) from financing activities:...............
   Repayments of short-term borrowings........................               --          (6,724)       (3,609)           767
   Repayments of debtor-in-possession credit facility.........               --         (14,870)           --             --
   Repayments of long-term obligations........................          (29,182)       (100,877)     (111,314)       (99,050)
   Proceeds from issuance of debt.............................               --          31,870            --          5,491
   Payments for financing costs...............................               --          (2,558)       (2,655)        (1,068)
   Issuance of preferred stock, common stock and other capital
   contributions..............................................               --              --            --            142
   Contributions by minority partners and minority
     stockholders.............................................               --              --            --             20
   Equity contribution........................................               --          76,000            --             --
                                                                      -----------   -------------   -----------   -----------

     Net cash used in financing activities....................          (29,182)        (17,159)     (117,578)       (93,698)
                                                                      -----------   -------------   -----------   -----------

     Net (decrease) increase in cash and cash equivalents.....           (4,155)         44,175        (6,199)        (3,692)

Cash and cash equivalents:
   Beginning of period........................................           57,972          13,797        19,996         23,688
                                                                      -----------   -------------   -----------   -----------

End of period.................................................        $  53,817          57,972        13,797         19,996
                                                                      ===========   =============   ===========   ===========

Supplemental disclosure of cash flow information:
   Cash paid for interest, net of amounts capitalized.........        $   2,788          35,739        55,574         89,887
   Cash paid (refunded) for reorganization items..............           10,846           7,298            --             --
   Cash paid during year for income taxes.....................               23              92          (333)           (50)
Noncash items:
   Synthetic lease assets consolidated........................               --              --            --        112,236
   Synthetic lease debt consolidation.........................               --              --            --        119,726
   Notes issued in exchange for joint venture interests.......               --              --         1,000         14,565
   Deconsolidated assets related to subsidiary stock transfer.               --              --       189,221             --
   Deconsolidated liabilities related to subsidiary stock
     transfer.................................................               --              --       174,534             --




         See accompanying notes to consolidated financial statements.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                          December 31, 2003 and 2002


(1)      Nature of Business and Reorganization and Emergence From Chapter 11

         Alterra Healthcare Corporation (when referring to both the Predecessor Company and the Successor Company the term "Company" is used), develops, owns, and operates assisted living residences. As of December 31, 2003, the Successor Company operated and managed 332 residences located throughout the United States with approximate capacity to accommodate 15,300 residents.

         On January 22, 2003, the Predecessor Company Alterra Healthcare Corporation (hereinafter referred to as the Predecessor Company) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Delaware in Wilmington (the Bankruptcy Court) (Case No. 03-10254). All other subsidiaries or affiliates of the Predecessor Company were excluded from the proceeding and continued to conduct business in the ordinary course. The Predecessor Company remained in possession of its assets and properties and continued to operate its business as a debtor-in-possession under the jurisdiction and the orders of the Bankruptcy Court.

         In conjunction with its Chapter 11 Filing, the Predecessor Company secured a $15.0 million debtor-in-possession (the DIP) credit facility from affiliates of certain principal holders of the Predecessor Company's payment-in-kind securities issued in the summer of 2000.

         On February 4, 2003, the Office of the U.S. Trustee for the District of Delaware appointed an official committee of unsecured creditors in the Bankruptcy Case (the Creditors Committee).

         On March 18, 2003, upon application of the American Stock Exchange
(AMEX), the Securities and Exchange Commission struck the Predecessor Company's common stock and other securities from listing and registration on the AMEX.

         On March 27, 2003, the Predecessor Company filed with the Bankruptcy Court a Plan of Reorganization (the Plan) and a Disclosure Statement Accompanying Plan of Reorganization (the Disclosure Statement). Immediately prior to the filing of its Plan and Disclosure Statement, the Company also filed a motion (the Bidding Procedures Motion) with the Bankruptcy Court seeking approval of bidding procedures with respect to the solicitation and selection of a transaction contemplating either (i) the sale of capital stock of the Company to be effective and funded upon the confirmation and effectiveness of the Plan (an Exit Equity Transaction) or (ii) the sale, as a going concern, of all or substantially all of the assets of the Company to be effective and funded upon the confirmation and effectiveness of the Plan (an Asset Sale Transaction, together with an Exit Equity Transaction, referred to herein as a Liquidity Transaction).


         On July 22, 2003, the Predecessor Company executed an Agreement and Plan of Merger (Merger Agreement) with FEBC-ALT Investors LLC, pursuant to which FEBC-ALT Investors LLC would acquire 100% of the common stock of the Company upon emergence from the Chapter 11 bankruptcy proceeding. Pursuant to the Merger Agreement, FEBC-ALT Investors LLC would pay the Company $76.0 million of merger consideration, which may be adjusted downward in certain circumstances. FEBC-ALT Investors LLC would be capitalized with $76.0 million including (i) a $15.0 million senior loan to FEBC-ALT Investors LLC from an affiliate of Fortress Investment Trust II LLC (Fortress), a private equity fund, and (ii) $61.0 million of aggregate equity contributions. Fortress would provide approximately 78% of the equity investment to FEBC-ALT Investors LLC and would be entitled to appoint a majority of the directors of the Successor Company Alterra Healthcare Corporation (hereafter referred to as the Successor Company). Emeritus Corporation and NW Select LLC would provide the remaining equity capital to FEBC-ALT Investors LLC and would each be entitled to appoint one director. The merger consideration would be used (i) to fund costs of the Company's bankruptcy and reorganization and to provide for the working capital and other cash needs of the Successor Company and (ii) to fund a distribution to the unsecured creditors. In connection with the execution of the Merger Agreement, Emeritus and Fortress delivered a Payment Guaranty to the Successor Company pursuant to which Emeritus and Fortress guaranteed up to $6.9 million and $69.1 million, respectively, of the merger consideration.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002


         On July 23, 2003, the Predecessor Company presented FEBC-ALT Investors LLC's Merger proposal as the winning bid at a Bankruptcy Court hearing in accordance with the court-approved bidding procedures. Following the hearing, the Bankruptcy Court entered an order authorizing the Predecessor Company to execute the Merger Agreement and approving the proposed Merger as the highest and best bid at the auction conducted by the Predecessor Company on July 17, 2003.


         The Predecessor Company filed an Amended Plan of Reorganization and an Amended Disclosure Statement with the Bankruptcy Court to incorporate the terms and conditions of the Merger. The Amended Disclosure Statement, voting procedures, solicitation package, and ballot forms were approved by the Bankruptcy Court on September 15, 2003. Ballots were mailed September 20, 2003, to those eligible to vote on the amended plan of reorganization. The deadline to return ballots was October 17, 2003, although the Predecessor Company requested permission from the Bankruptcy Court to accept ballots and changed ballots submitted subsequent to the original voting deadline.

         On November 26, 2003, the Bankruptcy Court entered an order confirming the Predecessor Company's Second Amended Plan of Reorganization. The Successor Company emerged on December 4, 2003 (the Effective Date).

         Pursuant to the Merger Agreement, the maximum distribution to holders of unsecured claims is approximately $23 million (which includes payments pursuant to settlement agreements with holders of deficiency claims), which will be adjusted pursuant to the Merger Agreement based on working capital and the cash requirements of the Plan through the Effective Date. Certain liabilities deemed subject to compromise may, pursuant to the Plan, be subsequently repaid by the Successor Company. The Successor Company is unable to estimate an amount, if any, at which those liabilities will be settled and thus those liabilities have been deemed fully compromised. Based on current indications and pursuant to the Plan, no distribution of value will be made to certain classes of unsecured debt or to any class of capital stock of the Predecessor Company. Accordingly, the following liabilities deemed subject to compromise were eliminated as of the Effective Date of the Successor Company's emergence (in thousands):


           Accounts payable................................................................    $      7,319
           General liability insurance reserve.............................................          13,860
           Accrued interest on convertible debt and notes payable..........................          24,202
           Guaranty liability..............................................................          58,500
           Notes payable...................................................................          16,008
           Short-term notes payable........................................................             420
           Payment-in-kind debentures......................................................         253,892
           Original debentures.............................................................         187,248
           Mortgage payable and accrued interest...........................................          54,682
           Redeemable preferred stock......................................................           6,226
                                                                                               --------------
                    Total liabilities subject to compromise................................    $    622,357
                                                                                               ==============


                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         The aggregate net costs resulting from reorganization of the business have been reported in the Consolidated Statements of Operations separately as reorganization items. For the eleven months ended November 30, 2003, the following reorganization items were incurred (in thousands):


           Legal and consulting fees.......................................................    $     13,899
           Lender settlements..............................................................           9,401
           Accrued employee retention plan costs...........................................           2,967
           Bankruptcy administration costs.................................................           2,430
                                                                                               --------------
           Total...........................................................................    $     28,697
                                                                                               ==============



(2)      Fresh Start Accounting

         On the Effective Date, the Successor Company adopted fresh start accounting pursuant to the guidance provided by the American Institute of Certified Public Accountant's Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (SOP 90-7). For financial reporting purposes, the Successor Company adopted the provisions of fresh start accounting effective December 1, 2003. In accordance with the principles of fresh start accounting, the Successor Company has adjusted its assets and liabilities to their "fair values" as of December 1, 2003. The Successor Company's reorganization value was determined to be equal to the cash amount paid for all of the outstanding common stock of the Successor Company plus the post emergence liabilities existing at the reorganization date. To the extent the fair value of its tangible and identifiable intangible assets net of liabilities exceeded the reorganization value, the excess was recorded as a reduction of the amounts allocated to property and equipment. The net effect of all fresh start accounting adjustments resulted in an expense of $39.4 million, which is reflected in the Predecessor Company's financial results for the 11 months ended November 30, 2003.

         The amounts recorded in the consolidated balance sheet of the Predecessor Company were materially changed with the implementation of fresh start accounting. Consequently, the consolidated balance sheet of the Successor Company is not comparable to that of the Predecessor Company, principally due to the adjustment of property and equipment, deferred financing costs, deferred gains, supply inventory, goodwill, long-term debt, discharge of liabilities subject to compromise, and the recapitalization of the Successor Company.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         The effects of the application of fresh start accounting on the Predecessor Company's pre-confirmation Condensed Consolidated Balance Sheet are as follows:

                        ALTERRA HEALTHCARE CORPORATION

               Reorganized Condensed Consolidated Balance Sheet
                            As of December 1, 2003

                                                     Predecessor                                                       Successor
                                                     Company                                           Fresh Start       Company
                                                     -----------                                       Adjustments      ---------
                                                     November 30,         Debt             New         (As Restated)   December 1,
                                                        2003           Discharge         Capital         (Note 20)        2003
                                                     -----------      ------------    -------------    ------------    -----------
                                                                                     (In thousands)

                                    ASSETS

Current assets:
   Cash and cash equivalents..........               $    11,925                          76,000(b)      (29,953)(b)      57,972
   Accounts receivable, net...........                     8,014                                              --           8,014
   Assets held for sale...............                    30,683                                          21,854(c)       52,537
   Prepaid expenses and supply inventory                  24,679                                          (9,233)(d)      15,446
   Other current assets...............                     8,919                                             (38)(e)       8,881
                                                     -----------      ------------    -------------    ------------    -----------

         Total current assets.........                    84,220            --            76,000         (17,370)        142,850
Property and equipment, net...........                   385,232                                             479(f)      385,711
Goodwill, net.........................                    32,257                                         (32,257)(g)          --
Other assets..........................                    36,020                                         (11,877)(h)      24,143
                                                     -----------      ------------    -------------    ------------    -----------

Total assets..........................               $   537,729            --            76,000         (61,025)        552,704
                                                     ===========      ============    =============    ============    ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current installments of long-term
     obligations......................               $   207,027                                        (138,076)(i)      68,951
   Current debt maturities on assets
     held for sale....................                    27,157                                          22,057(i)       49,214
   Short-term notes payable...........                     4,595                                          (4,595)(j)          --
   Accounts payable...................                     4,763                                             117(e)        4,880
   Accrued expenses...................                    86,593                                         (11,816)(k)      74,777
   Other liabilities..................                    12,381                                              --          12,381
                                                     -----------      ------------    -------------    ------------    -----------

         Total current liabilities....                   342,516            --                --        (132,313)        210,203
Long-term obligations, less current
     installments.....................                   152,950                                         111,306(i)      264,256
Other long-term liabilities...........                     2,900                                            (655)(e)       2,245
Liabilities subject to compromise.....                   622,357      (622,357)(a)                                            --
                                                     -----------      ------------    -------------    ------------    -----------

         Total liabilities............                 1,120,723      (622,357)               --         (21,662)        476,704
Stockholders' equity (deficit)........                  (582,994)      622,357            76,000(b)      (39,363)         76,000
                                                     -----------      ------------    -------------    ------------    -----------

         Total liabilities and
         stockholders' equity.........               $   537,729            --            76,000         (61,025)        552,704
                                                     ===========      ============    =============    ============    ===========


                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



Adjustments reflected in the Reorganized Condensed Consolidated Balance Sheet are as follows:


(a) Liabilities subject to compromise are eliminated in accordance with the confirmed Plan.


(b) Cash activity includes receipt of $76.0 million of merger proceeds from FEBC-ALT Investors LLC reduced by repayment of the $14.9 million DIP credit facility and lender settlements in accordance with the confirmed Plan.


(c) Assets held for sale are adjusted to reflect their estimated fair value and include reclassifications from property and equipment to include those assets pending disposition in accordance with the confirmed Plan.

(d) Supply inventory is adjusted to reflect the Successor Company's accounting policy.

(e) Other assets and liabilities and accounts payable have been adjusted to reflect their estimated fair value.

(f) Net property and equipment have been adjusted to reflect their estimated fair value, reduced by negative reorganization value, and include reclassifications of assets held for sale.

(g)      Goodwill has been eliminated pursuant to fresh start accounting.

(h) Deferred financing costs associated with liabilities subject to compromise and deferred loss on sale/leaseback were eliminated in accordance with the confirmed Plan.

(i) Current installments of long-term obligations, current debt maturities on assets held for sale, and long-term obligations have been adjusted to reflect their estimated fair value and have been reclassified to reflect appropriate classifications as of December 1, 2003. Additionally, in accordance with the confirmed Plan, the $14.9 million DIP credit facility was repaid and $10.1 million of notes payable were issued to replace the $9.4 million reserve for JV settlements discussed below in (k).

(j) Short-term notes payable were repaid with a portion of the merger proceeds in accordance with the confirmed Plan.

(k) Adjustments to accrued expenses include the repayment of lender settlements from the Merger proceeds and the replacement of the $9.4 million JV settlement reserve with $10.1 million of notes payable as discussed in (i) above in accordance with the confirmed Plan, offset by certain accruals required for bankruptcy administration costs.

(3)      Summary of Significant Accounting Policies

         (a)      Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Results of operations of the majority-owned subsidiaries are included from the date of acquisition. All significant inter-company balances and transactions with such subsidiaries have been eliminated in the consolidation. Investments in other affiliated companies in which the Company has a minority ownership position are accounted for on the equity method.

         (b)      Use of Estimates

         The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         (c)      Recent Accounting Pronouncements

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. Accordingly, the Company has applied the provisions of SFAS No. 146 prospectively to exit or disposal activities initiated after December 31, 2002.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and application has not had a material effect on the Company's financial statements.

         In December 2003, the FASB issued a revised Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities. FIN 46R requires companies to consider whether entities, in which they have financial interests, lack sufficient equity at risk to permit that entity to finance its activities without additional subordinated financial support and to consolidate those entities where the company would absorb the majority of any losses. The consolidation requirements are effective for interim and annual periods ending after March 15, 2004. The Predecessor Company early adopted this Interpretation effective for the quarter ended September 30, 2003, and based on an evaluation of the Predecessor Company's unconsolidated joint ventures, the residences operating under those joint ventures were consolidated effective September 30, 2003 (See note 7).

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 establishes standards for how an issuer classifies and measures three classes of freestanding financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not entered into or modified any financial instruments within the scope of SFAS 150 since May 31, 2003, nor does it currently hold any significant financial instruments within its scope; therefore, adoption of SFAS 150 did not have any effect on the consolidated financial statements.

         (d)      Cash Equivalents

         The Company considers all highly liquid investments with original maturities of less than ninety days to be cash equivalents for purposes of the consolidated financial statements.

         (e)      Fair Value of Financial Instruments and Concentration of
                  Credit Risk

         The Company determines fair value of financial assets based on quoted market values. The fair value of debt is estimated based on quoted market values, where available, or on current rates offered to the Company for debt of the same maturities.





         The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and short-term investments. The Company places its funds in high credit quality financial institutions and, at times, such funds may be in excess of the Federal Deposit Insurance Corporation limits.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         (f)      Supply Inventory

         The Successor Company adopted a policy to expense supply inventory in the period in which the purchases are made. The Predecessor Company capitalized supply inventory associated with newly opened residences. In accordance with the confirmed Plan, all supply inventory was eliminated through fresh start accounting. The Company believes expensing supplies will not materially affect results of operations in future periods.

         (g)      Long-lived Assets

         Property and equipment are stated at historical cost net of accumulated depreciation for the Predecessor Company and include fresh start adjustments for the Successor Company. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Buildings and improvements are depreciated over 40 years, and furniture, fixtures, and equipment are depreciated over three to seven years. Maintenance and repairs are expensed as incurred.

         Goodwill of the Predecessor Company represented the costs of acquired net assets in excess of their fair market values. The Predecessor Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

         Under the transitional provisions of SFAS No. 142, the Predecessor Company identified its reporting units and performed impairment tests on the net goodwill associated with each of these reporting units. The fair value of the owned reporting units was determined by estimating the terminal value of the future cash flows. The fair value of the leased reporting units was determined by estimating the present value of the cash flows for the life of the lease. Based on this impairment testing, the Predecessor Company recorded an impairment loss of $54.7 million in the first quarter of 2002, of which $8.8 million is associated and reported with those residences classified as discontinued operations. The impairment loss has been recorded as a cumulative effect of change in accounting principle and as loss on discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 2002. As of December 31, 2002, the Predecessor Company performed its annual impairment test required by the provisions of SFAS No. 142 and an additional impairment loss of $9.5 million was identified based on revised cash flow projections. The $9.5 million annual impairment loss has been recorded in other expenses in the accompanying consolidated statements of operations for the year ended December 31, 2002.

         In accordance with fresh start accounting principles, the Predecessor Company's goodwill was eliminated effective December 1, 2003.

         (h)      Assets Held For Sale

         Property and equipment held for sale are carried at the lower of cost or estimated fair value less costs to sell. Depreciation and amortization are suspended during the period the assets are classified as held for sale.




         (i)      Deferred Financing Costs

         Financing costs related to the issuance of debt are capitalized and included in other assets and are amortized to interest expense using the effective-interest method over the term of the related debt. As of December 1, 2003, approximately $8.8 million of net deferred financing costs associated with debt eliminated in accordance with the confirmed Plan have been eliminated through fresh start accounting. As of December 31, 2003, $5.8 million of net deferred financing is recorded on the accompanying balance sheet.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         (j)      Revenue

         Resident service fees including move-in fees are recognized when services are rendered and are reported at net realizable amounts. Management fees are recognized in the month in which services are performed based on the terms of the management agreements in place for managed residences owned by third parties and, for the Predecessor Company only, those operated under unconsolidated joint venture arrangements. Management fees are generally earned based on a percentage of the residence's revenues.

         Miscellaneous revenue includes fees from the beauty shop, pharmacy, incontinence care program, and vending machine revenue.

         (k)      Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When it has been determined that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established.

         (l)      Stock Options

         For financial reporting purposes, the Predecessor Company applied the intrinsic value method of APB Opinion No. 25 in accounting for stock options and, accordingly, compensation cost has been recognized only for stock options granted below fair market value. Had the Predecessor Company determined compensation cost based on the fair value method prescribed by SFAS No. 123 the Predecessor Company's net income would have decreased or net loss would have increased as follows (in thousands):

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

                          December 31, 2003 and 2002




                                                                                          Year Ended
                                                         11 months Ended     --------------------------------------
                                                        November 30, 2003    December 31, 2002    December 31, 2001
                                                        -----------------    -----------------    -----------------
Net income (loss) as reported.....................          $488,928             (222,002)            (299,927)
Compensation expense under the
   fair value based method........................               (37)                 (40)                 (40)
                                                        -----------------    -----------------    -----------------
Proforma net income (loss)........................          $488,891             (222,042)            (299,967)
                                                        =================    =================    =================


         There were no options granted in 2003 or 2002. The assumptions used to compute the pro forma amounts for options granted in 2001 included a dividend rate of 0.0%, a weighted average risk free rate of 5%, expected volatility of 50% and an expected remaining life of seven years. Using the Black-Scholes option pricing model the weighted average fair value of the options was $1.30 on the date of grant.





         (m)      Reclassifications

         Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the 2003 presentation.

(4)      Joint Venture Activity

         The Company completed the following joint venture settlements during 2001:

         o In October 2001 the Company closed on the buyout of joint venture partner interests in 15 residences with an aggregate capacity of 643 residents in connection with a modification and settlement agreement with one investor group. The Company issued $2.6 million of notes in consideration for the acquired interests and amended the terms of its joint venture arrangement with respect to the ten residences still operated in a joint venture with this investor group.

         o In December 2001 the Company terminated its joint venture with Pioneer Development Company by exchanging ownership interests in 12 joint venture (556 resident capacity) entities jointly owned with this group, resulting in the Company and Pioneer each acquiring sole ownership in six of these residences. The Company received $1.6 million in cash and a $500,000 note for a net payment related to its joint venture interests.

         o In December 2001 the Company terminated its joint venture with Manor Care, Inc. relating to 13 residences in connection with consummating a global settlement of various pending litigations and arbitration proceedings between the Company and Manor Care and its affiliates. In addition, the Company was released of its joint debt guarantee associated with a $57.7 million revolving line of credit. The Company issued $12.0 million in notes in exchange for the release of its debt guarantee, the termination of the joint venture interests, and the settlement of all pending litigation and arbitration proceedings with Manor Care.

         The Company entered into the following joint venture settlements during 2002:

         o In January 2002 the Predecessor Company closed on the buyout of joint venture partner interests in one residence with an aggregate capacity of 42 residents in connection with a modification and settlement agreement with one investor group. The Company paid $600,000 in consideration for these acquired interests.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         o In October 2002 the Predecessor Company closed on the buyout of joint venture partner interests in one residence with an aggregate capacity of 40 residents. In consideration for the acquired interests the Company paid $800,000 in cash and issued a $1.0 million note.

         o In December 2002 the Predecessor Company entered into an agreement with one joint venture partner pursuant to which the Company agreed to purchase all the remaining joint venture interests not held by the Company in eight residences and to acquire promissory notes previously issued by the Company aggregating approximately $3.6 million in exchange for the issuance of a five year promissory note for $7.2 million from the Successor Company. This settlement was effective with the Plan confirmation and the consummation of the merger.

         The Company entered into the following joint venture settlements during 2003:

         o In October 2003 the Predecessor Company entered into an agreement with the Company's remaining joint venture partner group pursuant to which the Company agreed to purchase all of the remaining joint venture interests not held by the Company in 32 residences and to secure the release of the Company with respect to all claims held by these joint venture partners. Pursuant to this settlement agreement approved by the Court, the limited partners are entitled to receive from the Successor Company an aggregate of $2.9 million of five-year promissory notes. This settlement was effective with the Plan confirmation and consummation of the merger.





(5)      Assets Held for Sale

         In 2001 the Predecessor Company adopted a plan to dispose of or terminate leases on 143 residences with an aggregate capacity of 6,499 residents and 33 parcels of land. Residences included in the disposition plan were identified based on an assessment of a variety of factors, including geographic location, residence size, operating performance, and creditor negotiations.

         The Predecessor Company has recorded an impairment loss on its properties held for sale whenever their carrying value cannot be fully recovered through the estimated cash flows including net sale proceeds. The amount of the impairment loss recognized is the difference between the residence's carrying value and the residence's estimated fair value less costs to sell. The Company's policy is to consider a residence to be held for sale when the Company has committed to a plan to sell such residence and active marketing activity has commenced or it is expected to commence in the near term. During the year ended December 31, 2001, the Predecessor Company recognized a net loss of $189.3 million to reflect those assets classified as held for sale at the lower of their carrying value or estimated fair value less costs to sell, and to write off the carrying value of assets related to terminated residence leases or asset dispositions. During the year ended December 31, 2002, the Predecessor Company recognized an impairment loss of $12.9 million and reclassified as held for sale 19 residences included as part of executed deed in lieu restructuring agreements and six leased residences with pending sales. The impairment loss and revenues and expenses of those residences classified as held for sale subsequent to January 1, 2002 have been recorded as discontinued operations in the consolidated statements of operations.

         An additional nine residences and five land parcels were designated as assets held for sale effective December 1, 2003. In the period from December 1, 2003 to December 31, 2003 9 residences were sold or disposed of and approximately $28.6 million in debt was repaid or was assumed by the buyer. As of December 31, 2003, 13 residences and five land parcels are held for sale. Assets held for sale principally comprises current assets and liabilities and net property and equipment. The corresponding mortgage liability is recorded in current debt maturities on assets held for sale. The Successor Company expects to sell these residences and land parcels within twelve months of the date they are designated as held for sale.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         The following table represents condensed operating information included in the loss on discontinued operations of the Consolidated Statements of Operations of the Company (in thousands):



                                                                   Successor
                                                                    Company                    Predecessor Company
                                                                   ---------       -------------------------------------------

                                                                    1 Month                           Fiscal        Fiscal
                                                                     Ended         11 Months Ended  Year Ended     Year Ended
                                                                   December 31,      November 30,   December 31,  December 31,
                                                                      2003              2003            2002          2001
                                                                   -----------      -------------   -----------   -----------

Operating loss................................................      $     (390)         (1,824)        (8,559)      (19,242)
Impairment charges............................................              --          (5,213)       (12,942)            --
Guaranty liability............................................              --              --        (58,500)            --
Gain (loss) on debt extinguishment............................            (580)             --          5,954             --
Loss on sale or disposal of residences........................            (102)        (25,896)        (9,826)            --
Cumulative effect of change in accounting principle...........              --              --         (8,829)            --
                                                                    -----------      -----------    ----------    ----------
   Loss on discontinued operations............................      $   (1,072)        (32,933)      (116,762)      (19,242)
                                                                    ===========      ===========    ==========    ==========


         There are a number of factors that may affect the timing of a sale and the sale price that will ultimately be achieved for these residences, including, among other things, the following: potential increased competition from any other assisted living residences in the area, the relative attractiveness of assisted living residences for investment purposes, interest rates, the actual operations of the residence, and the ability to retain existing residents and attract new residents. As a result, there is no assurance as to what price will ultimately be obtained upon a sale of these residences or the timing of such a sale. The estimated fair value of the assets held for sale is reflected in current assets and the outstanding debt related to the assets held for sale is reflected in current liabilities on the consolidated balance sheets.

(6)      Property and Equipment

         As of December 31, 2003 and 2002, property and equipment comprises the following (in thousands):


                                                                          Successor Company     Predecessor
                                                                                 2003           Company 2002
                                                                          -----------------     ------------
Land and improvements                                                     $     50,607             61,490
Buildings and leasehold improvements                                           319,230            444,880
Furniture, fixtures, and equipment                                              16,296             88,457
                                                                          -----------------     ------------

   Total property and equipment                                                386,133            594,827
Less accumulated depreciation and amortization                                    (955)          (102,702)
                                                                          -----------------     ------------

   Property and equipment, net                                            $    385,178            492,125
                                                                          =================     ============


         As of the Effective Date, the Successor Company adjusted its property and equipment to estimated fair value less negative reorganization value in conjunction with the implementation of fresh start accounting.

         At December 31, 2003 and 2002, property and equipment includes $78.4 million and $88.3 million, respectively, of buildings and improvements held under capital and financing leases. The related accumulated amortization totaled $148,000 and $8.7 million at December 31, 2003 and 2002, respectively.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



(7)      Unconsolidated Affiliates and Managed Residences

         The Predecessor Company managed certain residences operated by joint ventures in which it either had no ownership or a minority ownership position, typically less than 10%. As of December 31, 2002, the Predecessor Company owned minority equity interests in entities owning or leasing (and also managed) 18 residences. Substantially all the earnings of these unconsolidated residences are included in the consolidated statements of operations. Effective September 30, 2003, the Predecessor Company early adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 , and based on an evaluation of the Company's unconsolidated joint ventures, the residences operating under those joint ventures have been consolidated. Included in other current assets of the Successor Company's balance sheet are receivables of $0.4 million relating to managed residences as of December 31, 2003. Included in other current assets of the Predecessor Company's balance sheet are net investment in and advances to affiliates of $1.7 million as of December 31, 2002.

         The results of operations of these unconsolidated and managed residences operating under joint venture arrangements in 2003, 2002 and 2001 are as follows (in thousands):


                                                                   Successor
                                                                    Company                    Predecessor Company
                                                                   ---------       -------------------------------------------

                                                                    1 Month                           Fiscal        Fiscal
                                                                     Ended         11 Months Ended  Year Ended     Year Ended
                                                                   December 31,      November 30,   December 31,  December 31,
                                                                      2003              2003            2002          2001
                                                                   -----------      -------------   -----------   ------------

Resident service fees........................................      $       --           14,872         41,586       77,874
Residence operation expenses.................................              --           10,800         30,337       58,514
                                                                   -----------      -------------   -----------   ------------

     Residence profit........................................              --            4,072         11,249       19,360

Management fee expense.......................................              --              704          2,311        4,869
Financing expense............................................              --            3,603          8,338       30,758
                                                                   -----------      -------------   -----------   ------------

     (Loss) income before tax................................      $       --             (235)           600         (16,267)
                                                                   ===========      =============   ===========   ============


         Financing expense on these residences includes $3.8 million, $13.8 million and $21.3 million of lease and mortgage expense in 2003, 2002 and 2001, respectively, which represents lease income to the Predecessor Company from these residences through September 30, 2003.

         The Company also manages certain other residences, including residences managed as a result of the transfer of title to all the stock of its subsidiary to a third party. As of December 31, 2003, 2002 and 2001, the Company managed 13, 29, and 6 residences, respectively.

(8)      Restricted Cash and Investments

         Restricted cash and investments consist of debt service reserves with interest rates ranging from 1% to 3% and maturities ranging from one to twelve months.

(9)      Goodwill

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," having a required effective date for fiscal years beginning after December 15, 2001. Under SFAS No. 142, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. The Company adopted SFAS No. 142 effective January 1, 2002.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         In accordance with SFAS No. 142, the effect of this accounting change is applied prospectively. Amortization expense related to goodwill and other intangible assets was $6.2 million for the year ended December 31, 2001. Supplemental comparative disclosure as if the change had been retroactively applied to the prior period is as follows (in thousands):


                                                                   Successor
                                                                    Company                    Predecessor Company
                                                                   ---------       -------------------------------------------

                                                                    1 Month                           Fiscal        Fiscal
                                                                     Ended         11 Months Ended  Year Ended     Year Ended
                                                                   December 31,      November 30,   December 31,  December 31,
                                                                      2003              2003            2002          2001
                                                                   -----------      -------------   -----------   -----------
Reported income (loss) from continuing operations before
   cumulative effect of change in accounting principle.......      $   (1,426)       521,861        (59,374)       (280,685)
Add: Goodwill amortization...................................              --             --             --           6,188
                                                                   -----------      -------------   -----------   -----------

Adjusted net income (loss) from continuing operations before
   cumulative effect of change in accounting principle.......      $   (1,426)       521,861        (59,374)       (274,497)
                                                                   ===========      =============   ===========   ===========


(10)     Other Assets

         Other assets comprises the following at December 31 (in thousands):


                                                                              Successor Company   Predecessor Company
                                                                                    2003                 2002
                                                                              -----------------   -------------------
Deferred financing costs, net..........................................       $      5,815               18,710
Lease security deposits................................................              6,824                7,443
Deposits and other.....................................................              8,558                7,356
                                                                              -----------------   -------------------
Total other assets.....................................................       $     21,197               33,509
                                                                              =================   ===================

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



(11) Long-term Debt, Capital Leases, Redeemable Preferred Stock, and Financing Obligations

         Long-term debt, redeemable preferred stock, capital leases, and financing obligations comprises the following at December 31 (in thousands):



                                                                              Successor Company   Predecessor Company
                                                                                    2003                 2002
                                                                              -----------------   -------------------
5.25% convertible subordinated debentures due December 15, 2002,
   originally callable by the Company on or after December 31, 2000.....      $          --              112,043
7.00% convertible subordinated debentures due June 1, 2004, originally
   callable by the Company on or after June 15, 2000....................                 --               40,355
6.75% convertible subordinated debentures due June 30, 2006, originally
   callable by the Company on or after July 15, 2000....................                 --               34,850
9.75% Series A convertible debentures due May 31, 2007, originally
   callable by the Company on or after May 31, 2003.....................                 --               42,500
9.75% Series B convertible debentures due May 31, 2007, originally
   callable by the Company on or after May 31, 2003.....................                 --              155,167
9.75% Series C convertible debentures due May 31, 2007, originally
   callable by the Company on or after May 31, 2003.....................                 --               54,762
                                                                              -----------------   -------------------

     Total convertible debt                                                              --              439,677
Mortgages payable, due from 2004 through 2037; weighted average interest
   rate of 6.46%.......................................................             263,080              131,719

Capital and financing lease obligation payable through 2020; weighted
   average interest rate of 11.48%.....................................              76,967               76,967
Serial and term revenue bonds maturing serially from 2003 through 2013;
   interest rate of 7.34%..............................................               3,144                3,405
Notes payable to former joint venture partners through 2008; interest
   rates of 9.0%.......................................................              10,048               15,286
Capital leases, financing obligations and mortgage payable in default and
   subject to acceleration; interest rates from 4.35% to 8.0%..........                  --              306,253
                                                                              -----------------   -------------------

     Total long-term obligations                                                    353,239              973,307
Less current installments and debt maturities on assets held for sale               110,564              801,797
                                                                              -----------------   -------------------

     Total long-term obligations, less current installments                   $     242,675              171,510
                                                                              =================   ===================



    Certain of the Company's debt agreements require the Company to maintain financial ratios, including a debt service coverage ratio and occupancy ratio. As of December 1, 2003 the Company had obtained waivers for all past defaults. As of December 31, 2003, the Successor Company was not in default with any of its debt covenants.

         As of December 31, 2002, the Predecessor Company was in violation of various covenants with several of its credit facilities. As the Predecessor Company's principal credit, lease, and other financing facilities were cross-defaulted to a material default occurring under other credit, lease, or financing facilities, a payment default by the Predecessor Company under one such facility resulted in the Predecessor Company being in default under other such facilities. Obligations in the amount of $306.2 million were classified as current liabilities at December 31, 2002 because the applicable lenders had the right to accelerate their loans due to the existence of a default.

         The Mortgages payable are collateralized by security agreements on property and equipment guarantees by the Company. In addition, certain security agreements require the Company to maintain collateral and debt reserve funds. These funds are recorded as restricted cash and long-term investments. These mortgages are collateralized by property and equipment with net book values of $312.3 million as of December 31, 2003.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002




         The Company leases property and equipment with net book values of $78.4 million and $88.3 million at December 31, 2003 and 2002, respectively through various capital and financing leases. See note 18 for further information.

         Unsecured notes payable outstanding to former joint venture partners total $10.0 million at December 31, 2003 and $15.3 million at December 31, 2002. See note 4 for further information.

         Principal payments on long-term debt obligations for the next five years and thereafter, as of December 31, 2003 are as follows (in thousands):

              2004...........................................       $110,564
              2005...........................................        114,203
              2006...........................................          3,081
              2007...........................................          3,068
              2008...........................................          8,220
              Thereafter.....................................        114,103
                                                                   ----------
              Total long-term obligations....................       $353,239
                                                                   ==========

         In 2000, the Predecessor Company completed a financing transaction in which it issued $173.0 million of convertible debentures and convertible preferred shares to several investors, including affiliates of the Company. The securities issued were initially convertible at $4.00 per share, bear a 9.75% semi-annual payment-in-kind (PIK) coupon or dividend, and have a seven-year maturity. The Predecessor Company could call the securities at any time after three years if the trading price of the Company's Common Stock averaged at least $8.00 for the preceding 30 trading days. This initial closing contemplated that the Predecessor Company had the option to issue up to an additional $29.9 million of these debentures within 180 days following the May 31, 2000 closing. The Predecessor Company recorded a gain on the early extinguishment of debt of $8.5 million related to its retirement of $41.4 million of convertible debt in the initial closing. On August 10, 2000, the Predecessor Company exercised its option to issue the additional $29.9 million of securities, thereby increasing the overall financing transaction to a total of $203.0 million (the May 31, 2000 and August 10, 2000 closings are referred to together as the 2000 Equity-Linked Transaction). The securities issued in this transaction include the following:

         (a)      Series A Stock

         1,250,000 shares of the Series A Stock were sold for the stated value, $4.00 per share, representing aggregate proceeds of $5 million.

         (b)      Series A Debentures

         The $42.5 million original aggregate principal amount of 9.75% Series A convertible pay-in-kind debentures due May 31, 2007 bore PIK interest at 9.75% per annum payable semi-annually in the form of additional Series B debentures on January 1 and July 1 of each year.

         (c)      Series B Debentures

         The $112.6 million original aggregate principal amount of 9.75% Series B convertible pay-in-kind debentures due May 31, 2007 bore PIK interest at 9.75% per annum payable semi-annually in the form of additional Series B debentures on January 1 and July 1 of each year. At December 31, 2002, the $155.2 million of outstanding Series B Debentures included unpaid PIK dividends as of that date.

         (d)      Series C Debentures

         The $42.8 million original aggregate principal amount of 9.75% Series C convertible pay-in-kind debentures due May 31, 2007 bore PIK interest at 9.75% per annum payable semi-annually in the form of additional

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002




Series C debentures on January 1 and July 1 of each year. At December 31, 2002, the $54.8 million of outstanding Series C Debentures included unpaid PIK dividends as of that date.

         In accordance with the Company's confirmed plan, the Series A Stock, the Series A Debentures, the Series B Debentures, and the Series C Debentures were each eliminated effective December 1, 2003.

(12)     Short-term Notes Payable

         In 2001, the Predecessor Company obtained a $7.5 million Bridge Loan that had an initial six-month term, was secured by first mortgages on several residences, and originally bore interest at an escalating interest rate, commencing at 10% per annum. At the Predecessor Company's election, the Bridge Loan was extended by an additional six months whereupon the Bridge Loan became convertible into convertible subordinated debentures of the Company having rights and terms substantially similar to the Series B 9.75% pay-in-kind convertible debentures, but having a conversion price equal to $75 per share of Series B preferred stock (a Common Stock equivalent price of $0.75 per share). The bridge lenders were entitled to participate in any transaction involving the issuance by the Predecessor Company of equity or equity-linked securities during the term of the Bridge Loan. Effective March 1, 2002, the Predecessor Company entered into an amendment with the bridge lenders that fixed the interest rate on the Bridge Loan at 9.0% per annum and extended the maturity date for the Bridge Loan to January 5, 2003. As of December 31, 2002 the Bridge Loan had an outstanding balance of $4.2 million, included in short-term notes payable.

         In addition, as of December 31, 2002 short-term notes payable consisted of a $2.9 million outstanding line of credit bearing interest at 4.25%.

         In accordance with the Company's confirmed Plan, the Bridge Loan was repaid on December 4, 2003 and the line of credit was eliminated effective December 1, 2003.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



(13)     Accrued Expenses

         Accrued expenses comprise the following at December 31 (in thousands):


                                                                              Successor Company   Predecessor Company
                                                                                    2003                 2002
                                                                              -----------------   -------------------
Accrued salaries and wages..............................................      $     15,912               13,520
Accrued interest........................................................             1,517               30,440
General liability insurance reserve.....................................            17,252               20,098
Accrued property taxes..................................................             6,935                6,373
Accrued vacation........................................................             4,776                4,751
Accrued workers compensation expense....................................             7,053                  955
Reserve for loss on joint venture settlements...........................                --                9,407
Accrued professional fees related to bankruptcy administration..........            10,675                  766
Other...................................................................             4,022                5,841
                                                                              -----------------   -------------------
Total accrued expenses..................................................      $     68,142               92,151
                                                                              =================   ===================



         The Company is self-insured or retains a portion of the exposure for losses related to workers compensation, health care benefits, and general liability costs. The reserves as of December 31, 2003 and 2002 are based on claims filed and an actuarial estimate of expected losses.

(14)     Stockholders' Equity

         On December 10, 1998, the Predecessor Company entered into a Rights Agreement with American Stock Transfer & Trust Company, as Rights Agent, pursuant to which it declared and paid a dividend of one preferred share purchase right (a Right) for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, $0.01 par value per share (the Preferred Shares), of the Company at a price of $130.00 per one one-hundredth of a Preferred Share. Effective December 1, 2003 and in accordance with the confirmed Plan, all Preferred Stock has been eliminated.

(15)     Stock Options

         Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. Generally, stock options had 10-year terms, vested 25% per year, and would become fully exercisable after four years from the date of grant. At December 31, 2002, 1,371,460 shares were available for grant under the Stock Option Plan. There were no options granted or exercised during 2003. Effective December 1, 2003 and in accordance with the confirmed Plan, all Stock Options were cancelled.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



Stock option activity during the years ended December 31, 2002 was as follows:


                                                                                                       Weighted
                                                                                                        Average
                                                                              Number of Shares      Exercise Price
                                                                              -----------------     ---------------
Balance at December 31, 2000............................................           965,187           $     12.65
   Granted..............................................................         1,000,000                  1.31
   Exercised............................................................                --                    --
   Forfeited............................................................           267,170                 14.06
                                                                              -----------------     ---------------

Balance at December 31, 2001............................................         1,698,017                  5.75
   Granted..............................................................                --                    --
   Exercised............................................................                --                    --
   Forfeited............................................................           569,477                  1.31
                                                                              -----------------     ---------------

Balance at December 31, 2002............................................         1,128,540           $      7.04
                                                                              =================     ================



         Stock options outstanding at December 31, 2002 are as follows:


                                            Number           Average                         Number
Range of                                Outstanding at      Remaining       Weighted     Exercisable at    Weighted
Exercise                                 December 31,      Contractual       Average      December 31,      Average
Prices                                       2002              Life           Price           2002           Price
-----------------------------------     --------------     -----------      --------     --------------    --------
     $0.09    --   1.40                     501,229            6.0            $1.31         167,896         $1.30
      1.40    --   8.69                     354,313            4.2             5.80         324,249          5.81
      8.70    --  17.94                      55,807            4.4            15.66          55,807         15.66
     17.95    --  20.81                     190,895            6.0            18.80         189,517         18.81
     20.82    --  29.56                      26,296            5.3            29.34          26,296         29.34
                                        --------------     -----------      --------     --------------    --------
         Total                            1,128,540            5.2            $7.04         763,765         $9.57
                                        ==============     ===========      ========     ==============    ========


                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



(16)     Income Taxes

         The components of the provision for income taxes for the years ended December 31 are as follows (in thousands):



                                                                   Successor
                                                                    Company                    Predecessor Company
                                                                   ---------       -------------------------------------------

                                                                    1 Month                           Fiscal        Fiscal
                                                                     Ended         11 Months Ended  Year Ended     Year Ended
                                                                   December 31,      November 30,   December 31,  December 31,
                                                                      2003              2003            2002          2001
                                                                   -----------      -------------   -----------   -----------
Income tax expense (benefit):
   Current:.................................................
     Federal................................................         $     --             --              --            --
     State..................................................               11            119             100           120
                                                                   -----------      -------------   -----------   -----------

                           Total current                                   11            119             100           120
                                                                   -----------      -------------   -----------   -----------

   Deferred:
     Federal.................................................              --              --             --            --
     State...................................................              --              --             --            --
                                                                   -----------      -------------   -----------   -----------

                           Total deferred....................              --              --             --            --
                                                                   -----------      -------------   -----------   -----------

                           Total.............................        $     11             119            100           120
                                                                   -----------      -------------   -----------   -----------



Deferred tax assets and liabilities consist of the following at December 31 (in thousands):



                                                                             Successor Company   Predecessor Company
                                                                                    2003                 2002
                                                                             -----------------   -------------------
Deferred tax assets:
   Net operating loss carryforwards.....................................     $      44,063              163,566
   Development write-off................................................                --                2,250
   Building reserve.....................................................               195               27,352
   Accrued expenses.....................................................            13,794               12,593
   Investment in unconsolidated affiliates..............................                --                1,017
   Loss contingency.....................................................                --               22,815
   Other................................................................               101                  741
                                                                             -----------------   -------------------

     Total deferred tax assets..........................................            58,153              230,334
   Less valuation allowance.............................................           (32,703)            (218,899)
                                                                             -----------------   -------------------

     Deferred tax assets, net of valuation allowance....................     $      25,450               11,435
                                                                             =================   ===================

Deferred tax liabilities:
   Property and equipment...............................................     $      25,450                4,550
   Deferred gain on sale/leaseback......................................                --                5,170
   Other................................................................                --                1,715
                                                                             -----------------   -------------------
     Deferred tax liabilities...........................................     $      25,450               11,435
                                                                             =================   ===================



          In connection with fresh start accounting, the Successor Company's assets and liabilities were recorded at their respective fair market values. Deferred tax assets and liabilities were recognized for the tax effects of the

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



difference between the fair values and the tax bases of the Successor Company's assets and liabilities. In addition, deferred tax assets were recognized for the future use of net operating losses.

         The valuation allowance established to reduce deferred tax assets as of December 31, 2003 and 2002 was $32.7 million and $218.9 million, respectively. $31.7 million of the valuation allowance as of December 31, 2003 was established as a fresh start accounting adjustment. To the extent that management believes the pre-emergence net deferred tax asset will more likely than not be realized, a reduction in the valuation allowance established in fresh start accounting will be recorded. The reduction in this valuation allowance (if any) will increase additional paid in capital. At December 31, 2003, the Successor Company had not made such a determination. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

         The effective tax rate on income before income taxes varies from the statutory Federal income tax rate as follows:


                                                                     Successor
                                                                      Company                Predecessor Company
                                                                 -----------------      ------------------------------

                                                                                         11 Months
                                                                                           Ended          Fiscal Year
                                                                   1 Month Ended        November 30,    Ended December
                                                                 December 31, 2003          2003           31, 2001
                                                                 -----------------      ------------    --------------

Statutory rate..............................................             35.0%              35.0%            35.0%
State taxes, net............................................              4.0                4.0              4.0
Valuation allowance.........................................            (40.4)             (59.4)            (25.9)
PIK interest................................................              --                 --               (4.1)
Stock transfer..............................................              --                 23.6             (7.1)
Other.......................................................              1.0                (3.3)            (1.9)
                                                                 -----------------      ------------    --------------

Effective rate..............................................             (0.4)%              (0.1)%            0.0%
                                                                 =================      ============    ==============


         In connection with the reorganization, the Predecessor Company realized a gain from the extinguishment of certain indebtedness. This gain was not taxable since the gain resulted from the reorganization under the bankruptcy code. However, the Predecessor Company was required, as of December 1, 2003, to reduce certain of its tax attributes. Net operating loss carryforwards, capital loss carryforwards, and general business credit carryforwards were the tax attributes reduced. The Predecessor Company has provided a full valuation allowance against these assets.

         The reorganization of the Predecessor Company constituted an ownership change under section 382 of the Internal Revenue Code. The use of any of the Company's net operating losses generated prior to the ownership change that are not reduced pursuant to the provisions discussed above will be subject to an overall annual limitation of approximately $3.6 million. Further utilization of net operating losses can be achieved under section 382(h)(1)(A)(i) which provides that an old loss corporation in a net unrealized built-in gain position can increase the net operating loss limitation (under section 382) for recognized built-in gains. The Company has provided a valuation allowance for the entire amount of the net operating loss remaining after the reduction above as well as its other net deferred tax assets.





         The Successor Company has approximately $107.0 million of net operating losses subject to the 382 limitation and $6.0 million of regular net operating loss carryforwards at December 31, 2003. Any unused net operating loss carryforwards will expire commencing in years 2007 through 2023.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



(17)     Disclosures About Fair Value of Financial Instruments

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

         (a)      Cash and Cash Equivalents

         The carrying amount approximates fair value because of the short maturity of those instruments.

         (b)      Restricted Cash

         The carrying amount approximates fair value because of the short maturity of the underlying investments. Restricted cash is classified as such because it is restricted as collateral for lease arrangements and debt service reserves.

         (c) Short-term Notes Payable, Mortgages Payable, Convertible Subordinated Debentures Payable

         The carrying amount of short-term notes payable approximates fair value because of the short maturity of those instruments.

         The carrying amount of mortgages payable and financing obligations approximates fair value because the stated interest rates approximate fair value.

         The fair value of the Predecessor Company's convertible subordinated debentures is estimated based on quoted market prices. At December 31, 2002, the Company's convertible subordinated debentures had a book value of $187.3 million. As of December 31, 2003, all convertible subordinated debentures have been eliminated.

(18)     Commitments and Contingencies

         Pursuant to the Merger Agreement, the maximum distribution to holders of unsecured claims is approximately $23 million (which includes payments pursuant to settlement agreements with holders of deficiency claims), which will be adjusted pursuant to the Merger Agreement based on working capital and the cash requirements of the Plan through the Effective Date. Certain creditors of the Company have filed requests for payment with the Bankruptcy Court. Additionally, a number of administrative claims have been filed with the Bankruptcy Court. The Company is currently evaluating all administrative claims and will commence the claims objection process with respect to certain of these claims throughout 2004. Based on current indications and pursuant to the Plan, the accompanying consolidated financial statements assume no distribution of value will be made to certain classes of unsecured debt or to any class of capital stock of the Predecessor Company. Given the uncertainties inherent in the claims resolution process, there can be no assurance that these outstanding claims will be resolved as currently estimated.

         The Company has entered into sale/leaseback agreements with certain REITs as a source of financing the development, construction, and to a lesser extent, acquisitions of assisted living residences. Under such agreements, the Company typically sells to the REIT one or more residences at a negotiated value and simultaneous with such sale, the Company enters into a lease agreement for such residences. The initial terms of the leases vary from 10 to 15 years and include aggregate renewal options ranging from 15 to 30 years. The Company is responsible for all operating costs, including repairs, property taxes, and insurance. The annual minimum lease payments are based upon a percentage of the negotiated sales value of each residence. The residences sold in sale/leaseback transactions typically are sold for an amount equal to or less than their fair market value. The leases are accounted for as operating or capital leases with any applicable gain or loss realized in the initial sales transaction being deferred and amortized into income in proportion to rental expense over the initial term of the lease.




         During 2002, the Predecessor Company completed sale/leaseback transactions accounted for as a financing of 12 residences with REITs for an aggregate purchase price of $40.6 million. The proceeds of this refinancing were used principally to retire mortgage loan and accrued interest obligations.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         In February 2003, the Predecessor Company sold 25 residences, extinguished the related debt, and leased back the facilities under an operating lease. The Predecessor Company also refinanced $6.9 million of debt secured by six residences.

         As of December 31, 2003, the Company had six multi-residence portfolios leased from various REITs. These portfolios include an aggregate of 225 residences with an aggregate capacity of 9,609 beds. The Company has entered into restructuring agreements with respect to five of these leased portfolios, including amendments of certain lease covenants and terms and, in three lease facilities, the conversion of individual leases into single master leases. The cash rent due under one lease facility was modified through the application of various deposits held by the landlord to satisfy a portion of the cash rent obligation in the early years of the restructured master lease.

         The Company is required by certain REITs to obtain a letter of credit as collateral for leased residences. Outstanding letters of credit at December 31, 2003 and 2002 were $3.5 million.

         In addition to leased residences, the Company leases certain office space and equipment under noncancelable operating leases with remaining initial terms of between 2 and 18 years. Rental expense on all operating leases, including residences, for the one month period ended December 31, 2003, the 11 month period ended November 30, 2003, and the fiscal years ended December 31, 2002 and 2001 was $5.1 million, $57.8 million, $58.7 million and $69.4 million, respectively.

         Future minimum lease payments for the next five years and thereafter under noncancelable leases at December 31, 2003, are as follows (in thousands):


                                                                                                       Operating
                                                                                                      (restated)
                                                                                   Capital             (note 20)
                                                                             ------------------    -----------------
2004...................................................................      $      19,410               59,673
2005...................................................................              7,728               59,243
2006...................................................................              7,728               58,548
2007...................................................................              7,728               55,951
2008...................................................................              7,728               51,308
Thereafter.............................................................            142,076              508,828
                                                                             ------------------    -----------------

   Total minimum lease payment.........................................            192,398          $   793,551
                                                                                                   =================
Less amount representing interest......................................            115,431
                                                                             ------------------

   Long-term capital lease obligations.................................      $      76,967
                                                                             ==================


         The minimum lease payments presented are the base rents at the initial term of the lease. The base rents may increase after the initial year on certain leases by the increase in the consumer price index and for other leases, as a percentage of increased gross revenues of the leased residence, thus the amounts being paid may be greater than the minimum lease payments.

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002



         From time to time, the Company is involved in various legal proceedings relating to claims arising in the ordinary course of its business. Neither the Company nor its subsidiaries is a party to any legal proceeding, the outcome of which, individually or in the aggregate, is expected to have a material adverse affect on the Company's financial condition or results of operations.

(19)     Subsequent Events

         In January 2004, the Successor Company paid in full $17.1 million of debt outstanding as of December 31, 2003 relating to seven residences.

         In January 2004, the Successor Company's Board of Directors approved a plan to sell an additional 13 residences. These properties are included in property and equipment at December 31, 2003 and have a net book value of $11.3 million. The estimated fair value of these properties exceeds their carrying value.

         The Successor Company terminated five residence leases and sold one land parcel subsequent to December 31, 2003. Additionally, pursuant to a prior agreement with one of the Predecessor Company's lenders, two residences were foreclosed upon. There was no significant gain or loss associated with these transactions.

(20)     Restatement of the Consolidated Statement of Operations

         The consolidated statement of operations of the Predecessor Company for the period from January 1, 2003 to November 30, 2003 has been restated as follows (in thousands):


                                                                 As Previously       Restatement            As
                                                                   Reported           Adjustment         Restated
                                                                ---------------     -------------       ----------
Statement of operations:...................................
Fresh start accounting adjustments.........................      $    36,637          (76,000)           (39,363)
                                                                ===============     =============       ==========

Total other income.........................................      $   607,158          (76,000)           531,158
                                                                ===============     =============       ==========

Income from continuing operations..........................      $   597,861          (76,000)           521,861
                                                                ===============     =============       ==========

Net income.................................................      $   564,928          (76,000)           488,928
                                                                ===============     =============       ==========

         The restatement is necessary to correct an error in the computation of the fresh start accounting adjustments which counted the $76 million of cash capital contribution resulting from the merger agreement as a gain rather than as an equity adjustment. Certain amounts in note 2 have been restated for the impact of the restatement adjustment as of and for the period from January 1, 2003 to November 30, 2003. The result of this error restates the previously reported fresh start accounting adjustment of $36,637,000 income to a fresh start accounting adjustment of $39,363,000 expense. The restatement had no effect on cash flows from operating, investing, or financing activities. The adjustment had no effect on the consolidated balance sheets as of December 1, 2003 and December 31, 2003 or the results of operations for the one-month period ended December 31, 2003 of the Successor Company nor will it have any affect on future operating results of the Successor Company.

         Additionally, minimum lease payments on operating leases disclosed in note 18 were restated. Previously, contingent rents were included in error in the minimum lease payments and in some instances the full lease term was not included in the total minimum lease payments. The total minimum lease payments were previously reported as $563,365,000.

(21)     Events (Unaudited) Subsequent to the Date of the Independent Auditors
         Report


         In October 2004, the Successor Company sold 38 residences to a party affiliated with FEBC-ALT Investors LLC and Fortress for $167.7 million in a sale-leaseback transaction. A gain of approximately $22 million will be

                ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                          December 31, 2003 and 2002


deferred and amortized as an adjustment of lease expense over the terms of the leases. The proceeds of the transaction were used to repay $91.9 million of long-term obligations previously collateralized by these properties.

         The Successor Company has also entered into an agreement, pending approval by the lender of the proposed assumed long-term debt, to sell to a party affiliated with FEBC-ALT Investors LLC and Fortress, 9 residences for $70.8 million in a sale leaseback transaction. A gain of approximately $700,000 will be deferred and amortized as an adjustment of lease expense over the terms of the lease. The proceeds of the transaction are expected to include cash of $22.5 million and assumption of Successor Company's long-term debt of $49.8 million.


         On May 24, 2004, the committee of unsecured creditors (Committee) filed a complaint against the Successor Company seeking revocation of the Bankruptcy Court's confirmation order (the "Complaint"). The basis of the Complaint is an allegation that the Successor Company fraudulently misrepresented estimates of the amount (the "Distributable Amount") that would be available for distribution to the Successor Company's unsecured creditors under the Plan by certain of the unsecured creditors and confirmation of the Plan. In response, the Successor Company filed a Motion to Dismiss on a number of procedural and substantive grounds. Thereafter, the Committee filed an Amended Complaint adding among other matters, a request for a declaratory judgment that would resolve all issues relating to the calculation and payment of the Distributable Amount. The Successor Company thereafter filed a further Motion to Dismiss addressing the fraud allegations of the Amended Complaint.


         Management believes, after discussions with counsel and FEBC-ALT Investors LLC, there is no merit to the Committee's claims. FEBC-ALT Investors LLC's acquisition of Alterra was the result of an open auction approved by the Bankruptcy Court and the Committee. Calculation of the Distributable Amount, and distributions to be made to unsecured creditors under the Plan, if any, would be made strictly in accordance with a formula previously agreed to between the Successor Company and FEBC-ALT Investors LLC, which formula is set forth in the Merger Agreement, was incorporated in the Plan and was described in the Plan. The Plan was confirmed by the Bankruptcy Court and consented to by the Committee. By statute, a confirmation order can be vacated only for fraud, and there are no reported decisions in the Bankruptcy Court for the District of Delaware that have granted a motion to vacate a confirmation order. However, no assurance can be given as to the potential outcome of the litigation initiated by the Amended Complaint or what remedy would be imposed by the bankruptcy court in the event the confirmation order was vacated.


         As of November 1, 2004, settlement discussions are underway with the Committee to finalize the ultimate payment to the unsecured claimants. The Successor Company estimates the settlement will be approximately $2 to $3 million and will be paid out when all unsecured claims are determinable and liquidated. This settlement will be reported under fresh start accounting as an increase in current liabilities and an increase in property and equipment as of December 1, 2003 and December 31, 2003.

=============================================================================










                [LOGO OMITTED]       PROVIDENT
                                -------------------
                                SENIOR LIVING TRUST







                29,266,667 Common Shares of Beneficial Interest



                             --------------------

                                  PROSPECTUS



                                    , 2005


                             --------------------









==============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.   Other Expenses of Issuance and Distribution.

         The following sets forth the estimated expenses payable by the Registrant in connection with the issuance and distribution of the Registrant's securities being registered hereby:

Securities and Exchange Commission registration fee........     $   55,622.00
Printing and engraving expenses............................                 *
Legal fees and expenses....................................                 *
Accounting fees and expenses...............................                 *
Miscellaneous..............................................                 *
                                                                -------------
Total......................................................     $           *
                                                                =============

--------------------
* To be filed by amendment.

Item 32. Sales to Special Parties.

         See Item 33.

Item 33.  Recent Sales of Unregistered Securities.

         The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided by Section 4(2) for transactions not involving a public offering:


         o On October 4, 2004, we issued 1,824,377 common shares to an investor in a private unregistered offering in connection with the redemption by the investor of an identical number of Class A units of limited partnership interest of PSLT OP, L.P., our operating partnership (the "Operating Partnership") in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.


         o On August 3, 2004, we sold 20,668,428 common shares in a private unregistered offering to Friedman, Billings, Ramsey & Co., Inc. ("FBR") pursuant to an exemption from registration set forth in Section 4(2) of the Securities Act, which shares were subsequently resold to other investors in accordance with Rule 144A of, and other available exemptions set forth in, the Securities Act. The per share purchase price of the common shares sold to FBR was $13.95, net of FBR's discount, for an aggregate offering price of approximately $288.3 million. The per share offering price to investors was $15.00.

         o On August 3, 2004, we sold 6,173,862 common shares in a private placement directly to investors who returned subscription agreements and investor questionnaires sufficient for us reasonably to conclude that these investors were accredited investors, at a price of $15.00 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. FBR received a placement fee of $1.05 per share with respect to these shares, other than 72,000 shares sold to certain of our trustees and executive officers pursuant to a directed share program.


         o On August 3, 2004, we sold 1,824,377 Class A units of limited partnership interest in the Operating Partnership, in a private placement directly to an investor who returned a subscription agreement and investor questionnaire sufficient for us reasonably to conclude that this investor was an accredited investor, at a price of $15.00 per unit, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. FBR received a placement fee of $1.05 per unit with respect to these units.

         o On June 18, 2004, we sold 390,000 common shares in a private placement directly to Darryl W. Copeland, Jr., our chief executive officer, at a price of $0.001 per share, in reliance on the exemption from registration provided by
                  Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

         o On May 6, 2004, we sold 100,000 common shares in a private placement directly to Darryl W. Copeland, Jr., our chief executive officer, at a price of $0.001 per share, in reliance on the exemption from registration provided by
                  Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

         o On April 28, 2004, we sold 110,000 common shares in a private placement directly to Charles A. Post, our chief operating officer, at a price of $0.001 per share, in reliance on the exemption from registration provided by
                  Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.  Indemnification of Trustees and Officers.

         The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

         Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. The MGCL requires us, as a condition to advancing expenses in certain circumstances, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

         We maintain a trustees' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers our trustees and officers for certain actions or inactions that they may take or omit to take in their capacities as trustees and officers of the Company.


         We have also entered into indemnification agreements with our trustees and executive officers that obligate us to indemnify them to the maximum extent permitted under Maryland law. The agreements require us to indemnify the trustee or officer, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the indemnification agreement requires us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

         In addition, the indemnification agreement requires us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

         o a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification, and

         o an undertaking by or on behalf of the indemnitee to repay the amount if is ultimately determined that the standard of conduct was not met.

         The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change of control of us.


Item 35.  Treatment of Proceeds from Stock Being Registered.

         Not applicable.

Item 36.  Financial Statements and Exhibits.

         (a) The following financial statements are being filed as part of this Registration Statement:


                  Provident Senior Living Trust:
                  Pro Forma Consolidated Financial Statements:
                  Unaudited Pro Forma Consolidated Balance Sheet as of
                       September 30, 2004
                  Unaudited Pro Forma Consolidated Statement of Operations for
                       the period March 1, 2004 (inception) to September 30,
                       2004
                  Unaudited Pro Forma Consolidated Statement of Operations for
                       the period March 1, 2004 (inception) to August 31, 2004
                  Notes to Pro Forma Condensed Consolidated Financial
                       Statements (Unaudited)
                  Historical Consolidated Financial Statements:
                  Consolidated Balance Sheet as of September 30, 2004 Consolidated Statement of Operations for the period from March 1, 2004 (inception) to September
                       30, 2004

                  Statement of Shareholders' Equity for the period from March
                       1, 2004 (inception) to September 30, 2004
                  Consolidated Statement of Cash Flows for the period from
                       March 1, 2004 (inception) to September 30, 2004
                  Notes to Consolidated Financial Statements
                  Report of Independent Registered Public Accounting Firm Consolidated Balance Sheet as of August 31, 2004
                  Consolidated Statement of Operations for the period from
                       March 1, 2004 (inception) to August 31, 2004
                  Consolidated Statement of Shareholders' Equity for the
                       period from March 1, 2004 (inception) to August 31,
                       2004
                  Consolidated Statement of Cash flows for the period from
                       March 1, 2004 (inception) to August 31, 2004
                  Notes to Consolidated Financial Statements
                  Financial Information of Lease Guarantors:
                  Introduction to Financial Information of Brookdale Living
                       Communities, Inc. and Alterra Healthcare Corporation
                  Brookdale Living Communities, Inc.:
                  Consolidated Balance Sheet as of September 30, 2004 and
                       2003 (unaudited)
                  Consolidated Statements of Income for the nine months ended
                       September 30, 2004 and 2003 (unaudited)
                  Consolidated Statements of Cash Flows for the nine months
                       ended September 30, 2004 and 2003 (unaudited)
                  Report of Independent Registered Public Accounting Firm
                  Consolidated Balance Sheets as of December 31, 2003 and 2002 Consolidated Statements of Operations for the years ended
                       December 31, 2003, 2002 and 2001
                  Consolidated Statements of Stockholder's Equity
                  Consolidated Statements of Cash Flows for the years ended
                       December 31, 2003, 2002, and 2001
                  Notes to Consolidated Financial Statements
                  Schedule of Facilities at December 31, 2003 (unaudited) Alterra Healthcare Corporation:
                  Consolidated Balance Sheets as of September 30, 2004 (the
                       Successor Company) and 2003 (the Predecessor Company) (unaudited)
                  Consolidated Statements of Operations for the periods ended
                       September 30, 2004 and 2003 (unaudited)
                  Consolidated Statements of Cash Flows for the periods ended
                       September 30, 2004 and 2003 (unaudited)
                  Independent Auditors' Report
                  Consolidated Balance Sheets as of December 31, 2003 (the
                       Successor Company) and 2002 (the Predecessor Company)
                  Consolidated Statements of Operations for the periods
                       December 1, 2003 to December 31, 2003, January 1, 2003 to November 30, 2003, and fiscal years ended December 31, 2002 and 2001
                  Consolidated Statements of Changes in Stockholders' Equity
                       (Deficit) for the periods December 1, 2003 to December 31, 2003, January 1, 2003 to November 30, 2003, and
                       fiscal years ended December 31, 2002 and 2001
                  Consolidated Statements of Cash Flows for the periods
                       December 1, 2003 to December 31, 2003, January 1, 2003 to November 30, 2003, and fiscal years ended December 31, 2002 and 2001
                  Notes to the Consolidated Financial Statements


         (b) The following is a list of exhibits filed as part of this Registration Statement:


    Exhibit
     Number                                           Description
    --------    -----------------------------------------------------------------------------------------------------
        3.1*      Amended and Restated Declaration of Trust of Provident Senior Living Trust
        3.2*      Bylaws of Provident Senior Living Trust
         4.1      Specimen Common Share Certificate



                                     II-5


    Exhibit
     Number                                           Description
    --------    -----------------------------------------------------------------------------------------------------
         4.2      Registration Rights Agreement, dated as of August 3, 2004, by and between Provident Senior Living
                  Trust and Friedman, Billings, Ramsey & Co., Inc.
       5.1**      Opinion of Venable LLP as to the legality of the securities being registered
       8.1**      Opinion of Sidley Austin Brown & Wood LLP as to certain U.S. Federal income tax matters
        10.1      Long-Term Incentive Plan
        10.2      Form of LTIP Unit Agreement under the Provident Senior Living Trust Long Term Incentive Plan
       10.3*      Employment Agreement dated as of August 3, 2004 between Provident Senior Living Trust and Darryl
                  W. Copeland, Jr.
       10.4*      Employment Agreement dated as of August 3, 2004 between Provident Senior Living Trust and Charles
                  A. Post
       10.5*      Employment Agreement dated as of August 3, 2004 between Provident Senior Living Trust and William
                  P. Ciorletti
       10.6*      Employment Agreement dated as of September 7, 2004 between Provident Senior Living Trust and Saul
                  A. Behar
       10.7       Loan Agreement, dated as of October 20, 2004, by and between PSLT-ALS Properties I, LLC and
                  General Electric Capital Corporation
       10.8       Purchase/Placement Agreement, dated as of August 2, 2004, between Friedman, Billings, Ramsey & Co., Inc.,
                  Provident Senior Living Trust and PSLT OP, L.P.
       10.9**     Amended and Restated Agreement of Limited Partnership of PSLT OP, L.P., dated as of August 3, 2004
                  Stock Purchase Agreement, dated as of June 18, 2004, among Fortress Brookdale Acquisition LLC,
        10.10     Provident Senior Living Trust and BLC Senior Holdings, Inc.
                  Amendment No. 1 to Stock Purchase Agreement dated as of August 2, 2004 among Fortress Brookdale
        10.11     Acquisition LLC, Provident Senior Living Trust and BLC Holdings, Inc.
                  Amendment No. 2 to Stock Purchase Agreement dated as of October 17, 2004, among Fortress Brookdale
        10.12     Acquisition, LLC, Provident Senior Living Trust and BLC Holdings, Inc.
        10.13     Form of Property Lease Agreement with respect to the Brookdale Properties
        10.14     Agreement Regarding Leases, by and between Brookdale Provident Properties LLC and PSLT-BLC Properties
                  Holdings, LLC, dated as of October 19, 2004
        10.15     Guaranty of Agreement Regarding Leases, dated as of October 19, 2004, by Brookdale Living Communities, Inc.
                  in favor of PSLT-BLC Properties Holdings, LLC
        10.16     Form of Lease Guaranty with respect to the Brookdale Properties
        10.17     Tax Matters Agreement, dated as of June 18, 2004, by and among Fortress Brookdale Acquisition LLC,BLC Senior
                  Holdings, Inc. and Provident Senior Living Trust
        10.18     Amended and Restated Stock Purchase Agreement, dated as of October 19, 2004 between Alterra Healthcare
                  Corporation and Provident Senior Living Trust
        10.19     Form of Property Lease Agreement with respect to the Alterra Properties
        10.20     Agreement Regarding Leases, by and between ALS Properties Holdings Company, LLC and PSLT-ALS Properties
                  Holdings, LLC, dated as of October 20, 2004
        10.21     Form of Lease Guaranty with respect to the Alterra Properties
        10.22     Guaranty of Agreement Regarding Leases, dated as of October 20, 2004, by Alterra Healthcare Corporation in
                  favor of PSLT-ALS Properties Holdings, LLC
        10.23     Tax Matters Agreement, dated as of June 18, 2004, by and between Alterra Healthcare Corporation and Provident Senior Living Trust
        10.24     Form of Indemnification Agreement
         14.1     Code of Business Conduct and Ethics of Provident Senior Living Trust
         21.1     List of Subsidiaries
       23.1**     Consent of Venable LLP (included in Exhibit 5.1)
       23.2**     Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 8.1)
         23.3     Consent of KPMG LLP
         23.4     Consent of KPMG LLP
         23.5     Consent of Ernst & Young LLP
        24.1*     Powers of Attorney (included on the signature page)


---------------------

*    Previously filed.
**   To be filed by amendment.

Item 37. Undertakings.

         (a) The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) (a) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers, partners and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer, partner or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, State of New Jersey, on this 18th day of January, 2005.

                             PROVIDENT SENIOR LIVING TRUST


                             By:          /s/ Darryl W. Copeland, Jr.
                                 ---------------------------------------------
                                 Name:   Darryl W. Copeland, Jr.
                                 Title:  Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                      Title                                   Date
--------------------------------------  ------------------------------------------------     -------------------
      /s/ Darryl W. Copeland, Jr.        Chief Executive Officer, President and Chairman        January 18, 2005
                                                           of the Board
-------------------------------------
        Darryl W. Copeland, Jr.


                   *                      Chief Operating Officer, Director of Business
----------------------------------------           Development and Trustee
            Charles A. Post


                   *                        Senior Vice President and Chief Financial
----------------------------------------     Officer (Principal Financial Officer and
         William P. Ciorletti                      Principal Accounting Officer)


                   *                                         Trustee
----------------------------------------
             Mark A. Doyle


                   *                                         Trustee
----------------------------------------
           Randolph W. Jones


                   *                                         Trustee
----------------------------------------
         Frederic H. Lindeberg


*By:           /s/ Darryl W. Copeland, Jr.                                                      January 18, 2005
              ------------------------------------
                    Darryl W. Copeland, Jr.
                       Attorney-in-fact




                                                             Exhibit Index


       3.1*        Amended and Restated Declaration of Trust of Provident Senior Living Trust
       3.2*        Bylaws of Provident Senior Living Trust
       4.1         Specimen Common Share Certificate
       4.2         Registration Rights Agreement, dated as of August 3, 2004, by and between Provident Senior Living
                   Trust and Friedman, Billings, Ramsey & Co., Inc.
       5.1**       Opinion of Venable LLP as to the legality of the securities being registered
       8.1**       Opinion of Sidley Austin Brown & Wood LLP as to certain U.S. Federal income tax matters
      10.1         Long-Term Incentive Plan
      10.2         Form of LTIP Unit Agreement under the Provident Senior Living Trust Long Term Incentive Plan
      10.3*        Employment Agreement dated as of August 3, 2004 between Provident Senior Living Trust and Darryl
                   W. Copeland, Jr.
      10.4*        Employment Agreement dated as of August 3, 2004 between Provident Senior Living Trust and Charles
                   A. Post
      10.5*        Employment Agreement dated as of August 3, 2004 between Provident Senior Living Trust and William
                   P. Ciorletti
      10.6*        Employment Agreement dated as of September 7, 2004 between Provident Senior Living Trust and Saul
                   A. Behar
      10.7         Loan Agreement, dated as of October 20, 2004, by and between PSLT-ALS Properties I, LLC and
                   General Electric Capital Corporation
      10.8         Purchase/Placement Agreement, dated as of August 2, 2004, between Friedman, Billings, Ramsey &
                   Co., Inc., Provident Senior Living Trust and PSLT OP, L.P.
      10.9**       Amended and Restated Agreement of Limited Partnership of PSLT OP, L.P., dated as of August 3, 2004
      10.10        Stock Purchase Agreement, dated as of June 18, 2004, among Fortress Brookdale Acquisition LLC,
                   Provident Senior Living Trust and BLC Senior Holdings, Inc.
      10.11        Amendment No. 1 to Stock Purchase Agreement dated as of August 2, 2004 among Fortress Brookdale
                   Acquisition LLC, Provident Senior Living Trust and BLC Holdings, Inc.
      10.12        Amendment No. 2 to Stock Purchase Agreement dated as of October 17, 2004, among Fortress
                   Brookdale Acquisition, LLC, Provident Senior Living Trust and BLC Holdings, Inc.
      10.13        Form of Property Lease Agreement with respect to the Brookdale Properties
      10.14        Agreement Regarding Leases, by and between Brookdale Provident Properties LLC and PSLT-BLC
                   Properties Holdings, LLC, dated as of October 19, 2004
      10.15        Guaranty of Agreement Regarding Leases, dated as of October 19, 2004, by Brookdale Living
                   Communities, Inc. in favor of PSLT-BLC Properties Holdings, LLC
      10.16        Form of Lease Guaranty with respect to the Brookdale Properties
      10.17        Tax Matters Agreement, dated as of June 18, 2004, by and among Fortress Brookdale Acquisition
                   LLC, BLC Senior Holdings, Inc. and Provident Senior Living Trust.
      10.18        Amended and Restated Stock Purchase Agreement, dated as of October 19, 2004 between Alterra
                   Healthcare Corporation and Provident Senior Living Trust
      10.19        Form of Property Lease Agreement with respect to the Alterra Properties
      10.20        Agreement Regarding Leases, by and between ALS Properties
                   Holdings Company, LLC and PSLT-ALS Properties Holdings,
                   LLC, dated as of October 20, 2004
      10.21        Form of Lease Guaranty with respect to the Alterra Properties
      10.22        Guaranty of Agreement Regarding Leases, dated as of October
                   20, 2004, by Alterra Healthcare Corporation in favor of
                   PSLT-ALS Properties Holdings, LLC
      10.23        Tax Matters Agreement, dated as of June 18, 2004, by and between Alterra Healthcare Corporation and Provident Senior Living Trust.
      10.24        Form of Indemnification Agreement
      14.1         Code of Business Conduct and Ethics of Provident Senior Living Trust
      21.1         List of Subsidiaries
      23.1**       Consent of Venable LLP (included in Exhibit 5.1)
      23.2**       Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 8.1)
      23.3         Consent of KPMG LLP



                                     II-9



                                           Exhibit Index


      23.4         Consent of KPMG LLP
      23.5         Consent of Ernst & Young LLP
      24.1*        Powers of Attorney (included on the signature page)


-----------------------
*    Previously filed.
**   To be filed by amendment.





                                    II-10